Exhibit 10.1

Execution Version

THE CONTAINER STORE GROUP, INC., et al.

Transaction Support Agreement

December 21, 2024

This Transaction Support Agreement and the documents attached to this Transaction Support Agreement collectively describe a proposed RESTRUCTURING AND recapitalization OF THE container store group, Inc., A DELAWARE CORPORATION, and certain of ITS SUBSIDIARIES on the terms and conditions set forth on Exhibit B ATTACHED TO THIS AGREEMENT.

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER, AN ACCEPTANCE, or a solicitation WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 or Section 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS transaction support agreement IS A SETTLEMENT PROPOSAL TO CERTAIN holders of company claims/interests IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS transaction support agreement IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL CONSTITUTE OR BE CONSTRUED TO BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE occurrence OF THE TSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS Transaction Support Agreement DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS and conditions SET FORTH IN THIS TRANSACTION SUPPORT AGREEMENT, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

UNTIL THE TSA EFFECTIVE DATE, THIS Transaction SUPPORT AGREEMENT SHALL REMAIN CONFIDENTIAL AND SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY the COMPANY parties and the Consenting STAKEHOLDERS (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO INCLUDE THIS Transaction SUPPORT AGREEMENT IN ANY CLEANSING MATERIALS), AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN SUCH CONFIDENTIALITY AGREEMENTS.

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules to this agreement in accordance with Section 17.02 of this agreement, this “Agreement”) is made and entered into as of December 21, 2024 (the “Execution Date”), by and among the following parties, each in the respective capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (iii) of this preamble, a “Party” and, collectively, the “Parties”):1

i.	The Container Store Group, Inc., a Delaware corporation (“TCSG” or the “Company”), and each of the Company’s subsidiaries listed on Exhibit A to this Agreement that have executed and delivered, or, in the future, executes and delivers, counterpart signature pages to this Agreement (collectively with the Company, the “Company Parties”);

ii.	the undersigned holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold, outstanding Term Loan Claims in an aggregate amount exceeding two-thirds of the total amount of such claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Company Parties and counsel to the Consenting Term Lenders (collectively, the “Consenting Term Lenders”); and

iii.	the undersigned holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold Existing Equity Interests that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable) to counsel to the Company Parties and counsel to the Consenting Term Lenders (collectively, the “Consenting Stockholder Parties,” and, together with the Consenting Term Lenders, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure to be implemented pursuant to the Plan on the terms set forth in this Agreement and as specified in the transaction term sheet attached as Exhibit B hereto (the “Transaction Term Sheet”, and together with the DIP Term Loan Facility Term Sheet, Exit Term Loan Term Sheet, the DIP & Exit ABL Commitment Letter and Governance Term Sheet, including all exhibits, annexes, and schedules thereto, collectively the “Term Sheets”, and such transactions as described in this Agreement (including the Term Sheets) and the Definitive Documents, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, and including all exhibits, annexes, and schedules thereto, collectively, the “Transactions”);

WHEREAS, the Company Parties and the Consenting Stakeholders have agreed to the principal economic terms of the Transactions that shall be consummated in accordance with the terms and subject to the conditions set forth in the Transaction Term Sheet, and upon the execution of, Definitive Documents containing terms consistent with those set forth in the Transaction Term Sheet and such other terms as agreed to by the Parties;

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Transaction Term Sheet as applicable.

WHEREAS, the Parties have agreed to support the Transactions subject to and in accordance with the terms of this Agreement (including the Transaction Term Sheet) and desire to work together to complete the negotiation of the Definitive Documents and each of the actions necessary or desirable to effect the Transactions;

WHEREAS, the Parties have agreed to grant the Releases in accordance with this Agreement upon consummation of the Transactions;

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions, all in accordance with the terms and conditions set forth in this Agreement (including in the Transaction Term Sheet) and the Definitive Documents; and

WHEREAS, the DIP ABL Lender has agreed to provide the DIP ABL Facility pursuant to and substantially on the terms set forth in, the DIP & Exit ABL Commitment Letter, the proceeds of which shall be used to refinance the ABL Facility in full in cash.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound, agrees as follows:

AGREEMENT

Section 1.	Definitions and Interpretation.

1.01.        Definitions. The following terms shall have the following definitions:

“ABL Claims” means any Claim on account of ABL Loans arising under or pursuant to the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1 on April 8, 2013, that certain Amendment No. 2 on October 8, 2015, that certain Amendment No. 3, dated as of May 20, 2016, that certain Amendment No. 4, dated as of August 18, 2017, that certain Amendment No. 5, dated as of November 25, 2020, and that certain Amendment No. 6, dated as of May 22, 2023 (as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof).

“ABL Facility” means the senior secured asset based revolving credit facility provided by the ABL Lenders under the ABL Credit Agreement.

“ABL Lenders” means holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, the outstanding ABL Claims.

“ABL Loans” means the loans arising under or pursuant to the ABL Credit Agreement, plus, any accrued but unpaid fees and interest in respect thereof.

“Ad Hoc Group” means that certain ad hoc group of holders of Term Loan Claims represented and advised by the Ad Hoc Group Advisors.

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“Ad Hoc Group Advisors” means Paul Hastings LLP, AlixPartners, LLP, Greenhill & Co., LLC, and such other professional advisors as are or may be retained by the Ad Hoc Group with the consent of the Company Parties (not to be unreasonably withheld).

“Affiliates” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits, annexes, and schedules to this Agreement in accordance with Section 17.02 of this Agreement (including the Term Sheets).

“Agreement Effective Period” means, with respect to a Party, the period from the TSA Effective Date (or such later date such Party becomes a Party to this Agreement by executing a Joinder or Transfer Agreement) to the Termination Date applicable to that Party.

“Alternative Transaction” means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, share issuance, consent solicitation, financing (including any debtor-in-possession financing or exit financing), use of cash collateral, joint venture, partnership, liquidation or winding up, tender offer, exchange offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, or similar transaction involving any one or more Company Parties or any Affiliates of the Company Parties, or a Claim against or Interest or other interests in any one or more Company Parties or any Affiliates of the Company Parties, that is an alternative to one or more of the Transactions. For the avoidance of doubt, an Alternative Transaction Proposal shall not include (a) any transactions contemplated by the DIP Facilities, the DIP/Cash Collateral Orders, or the DIP Budget, (b) the Transactions pursuant to this Agreement, the Term Sheets, and the Plan, (c) ordinary course debt financing from vendors entered into for trade and sales of inventory purposes consistent with prepetition past practices or ordinary course asset sales, or (d) any transactions solely among any of the Company Parties.

“Alternative Transaction Proposal” means any material plan, inquiry, proposal, offer, bid, term sheet or agreement, whether written or oral, with respect to an Alternative Transaction.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, interest, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, judgment, cost, account, defense, offset, power, privilege, proceeding, franchise, remedy, and license of any kind or character whatsoever, whether known or unknown, seen or unforeseen, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the date hereof, as applicable, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. Law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. Law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction or similar Law, violation of local, state, or federal or non-U.S. Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. Law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any avoidance actions relating to or arising from any state or foreign Law pertaining to any avoidance action, including preferential transfer, actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) the right to object to or otherwise contest Claims or Interests; and (g) any “lender liability” or equitable subordination Claims or defenses.

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“Chapter 11 Cases” means the voluntary cases that are commenced under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to effectuate the Transactions pursuant to the Plan.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

“Commitment Premium” has the meaning set forth in the DIP Term Loan Facility Term Sheet.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means, collectively, any Claim against or Interest in a Company Party.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other agreement regarding the public disclosure of material non-public information, in connection with any proposed Transaction.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be consistent with this Agreement and the Definitive Documents and shall not have been stayed.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stockholder Party” has the meaning set forth in the preamble to this Agreement.

“Consenting Stockholder Party Matters” means any Definitive Document that materially and adversely affects the rights, entitlements, or releases proposed to be granted to the Consenting Stockholder Parties or the obligations of the Consenting Stockholder Parties in this Agreement, the Transaction Term Sheet, or the Plan.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means all of the definitive documents implementing the Transactions, including those set forth in Section 3.01 of this Agreement, and, in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments (as applicable), each of which shall be subject to the consent rights provided in Section 3.02 hereof.

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“DIP & Exit ABL Commitment Letter” means the debtor-in-possession revolving credit facility commitment letter and Exit ABL Credit Agreement commitment letter attached as Exhibit 5 to the Transaction Term Sheet (including all annexes, exhibits, schedules and other attachments thereto).

“DIP ABL Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Revolving Credit Agreement in respect of the DIP ABL Credit Facility, substantially in the form attached to the DIP & Exit ABL Commitment Letter, as amended, restated, amended and restated, modified or supplemented for time to time in accordance with the terms thereof.

“DIP ABL Facility” means the debtor-in-possession revolving credit facility provided by the DIP ABL Lenders.

“DIP ABL Lender” means Eclipse Business Capital LLC.

“DIP ABL Loan Agent” means Eclipse Business Capital LLC, as the administrative agent and collateral agent under the DIP ABL Credit Agreement.

“DIP ABL Loan Claims” means any Claim on account of loans and any other obligations arising under or pursuant to the DIP ABL Credit Agreement.

“DIP ABL Loans” means the loans under the DIP ABL Facility.

“DIP Backstop Allocation Schedule” means the DIP Allocation Schedule attached to the Transaction Term Sheet as Exhibit 3 thereto.

“DIP Backstop Parties” has the meaning set forth in the Transaction Term Sheet.

“DIP Budget” has the meaning set forth in the DIP Term Loan Facility Term Sheet.

“DIP Credit Agreements” means (i) the DIP ABL Credit Agreement and (ii) the DIP Term Loan Credit Agreement.

“DIP Facilities” means (i) the DIP Term Loan Facility and (ii) the DIP ABL Facility.

“DIP Facilities Documents” means the Fronting Letter, Master Consent to Assignment, and Syndication Procedures, DIP/Cash Collateral Motions, the DIP/Cash Collateral Orders, DIP Budget and the DIP Credit Agreements, together with all other related documents, instruments, and agreements delivered or entered into in respect of the DIP Facilities, including, without limitation, and payoff letter in respect of the ABL Facility, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

“DIP Term Loan Agent” means Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agent and Acquiom Agency Services LLC collateral agent under the DIP Term Loan Credit Agreement.

“DIP Term Loan Credit Agreement” means that certain Senior Secured Super-Priority Priming Term Loan Debtor-in-Possession Credit Agreement in respect of the DIP Term Loan Facility, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

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“DIP Term Loan Facility” means the senior secured debtor-in-possession credit facility provided by the DIP Term Lenders under the DIP Term Loan Credit Agreement.

“DIP Term Lenders” has the meaning set forth in the DIP Term Loan Facility Term Sheet.

“DIP Term Loans” has the meaning set forth in the DIP Term Loan Facility Term Sheet.

“DIP Term Loan Facility Term Sheet” means the debtor in possession financing term sheet attached as Exhibit 1 to the Transaction Term Sheet.

“DIP/Cash Collateral Motions” means the motions seeking approval of the Company Parties’ use of cash collateral and requesting approval to obtain debtor-in-possession financing on the terms set forth in the Transaction Term Sheet and the DIP Facilities Documents.

“DIP/Cash Collateral Orders” means the Interim DIP/Cash Collateral Order and the Final DIP/Cash Collateral Order.

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto.

“Disclosure Statement Motion” means the motion filed with the Bankruptcy Court seeking entry of the Disclosure Statement Order.

“Disclosure Statement Order” means the order (and all exhibits thereto) entered by the Bankruptcy Court approving the adequacy of information in the Disclosure Statement and approving the Solicitation Materials and the notice of and solicitation of votes on the Plan, which order may be entered on a conditional or final basis and may be the Confirmation Order.

“Entity” has the meaning the set forth in section 101(15) of the Bankruptcy Code.

“Equity Premium” has the meaning set forth in the Transaction Term Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Equity Interests” means any issued, unissued, authorized, or outstanding shares or common stock, preferred shares, or other instrument evidencing an ownership interest in TCSG, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that exist immediately before the Plan Effective Date.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1 as of April 8, 2013, relating to the Term Loans, and the ABL Facility, as amended, restated, modified, or supplemented from time to time.

“Existing Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of November 6, 2013, among the Company and the stockholders named therein.

“Exit ABL Loans” has the meaning set forth in the Exit Term Loan Term Sheet.

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“Exit ABL Credit Agreement” means the credit agreement between Reorganized TCSG or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit ABL Loans.

“Exit Facilities” means the facilities under which the Exit ABL Loans and Exit Term Loans shall be issued.

“Exit Facilities Agents” means, collectively, the administrative agent and collateral agent appointed under each of the Exit Facilities.

“Exit Facilities Documents” means the DIP & Exit ABL Commitment Letter, the Exit Term Loan Documents, and the Exit Intercreditor Agreement, together with all other related documents, instruments, and agreements in respect of the Exit Facilities, in each case, as amended, restated, modified, or supplemented from time to time.

“Exit Intercreditor Agreement” means the intercreditor agreement(s) to be effective as of the Plan Effective Date relating to the Exit Facilities.

“Exit Term Loan Credit Agreement” means the credit agreement between Reorganized TCSG or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit Term Loans.

“Exit Term Loan Documents” means the Exit Term Loan Credit Agreement and together with all other related documents, instruments, and agreements in respect of the Exit Term Loans, in each case, as amended, restated, modified, or supplemented from time to time.

“Exit Term Loan Term Sheet” means the exit term loan financing term sheet attached as Exhibit 2 to the Transaction Term Sheet.

“Exit Term Loans” has the meaning set forth in the Exit Term Loan Term Sheet.

“Fiduciary Out” has the meaning set forth in Section 8.02 of this Agreement.

“Final DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motions; (b) authorizing the Company Parties’ use of cash collateral; and (c) providing for adequate protection of secured creditors.

“Final Order” means, as applicable, an order or judgment of a court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Day Pleadings” means any first-day, pleadings, and related orders that the Company Parties determine are necessary or desirable to file upon the commencement of the Chapter 11 Cases with the Bankruptcy Court.

“Fronting Letter” has the meaning as assigned in the DIP Term Loan Facility Term Sheet.

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“Governance Term Sheet” means the Governance Term Sheet attached as Exhibit 4 to the Transaction Term Sheet.

“Governmental Body” means any U.S. or non-U.S. federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, or any other U.S. or non-U.S. court or arbitrator.

“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests in any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests in any Company Party or its Affiliates and subsidiaries (in each case whether or not arising under or in connection with any employment agreement).

“Interim DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motions; (b) authorizing the Company Parties’ use of cash collateral; and (c) providing for adequate protection of secured creditors.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement to the extent provided therein. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement to the extent provided therein.

“Joinder Party” means any party that executes a Joinder.

“Law” means any federal, state, local, or non-U.S. law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body of competent jurisdiction.

“Launch” has the meaning set forth in Section 4.01(e) of this Agreement.

“Management Conference Call” has the meaning set forth in Section 7.01(o) of this Agreement.

“Master Consent to Assignment” means the master consent to assignment entered into pursuant to section 11.06 of the DIP Term Loan Credit Agreement.

“Milestones” has the meaning set forth in Section 4 of this Agreement.

“Modification/Waiver” has the meaning set forth in Section 15.02.

“New Equity Interests” has the meaning ascribed to such term in the Transaction Term Sheet.

“New Money DIP Term Loans” means new money loans in an original aggregate principal amount of $40 million (plus all fees payable in kind) provided by the DIP Lenders under the DIP Term Loan Credit Agreement.

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“New Organizational Documents” means the new Organizational Documents of Reorganized TCSG and its direct or indirect subsidiaries, after giving effect to the Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document in each case, consistent with the terms and conditions set forth in this Agreement, including the Governance Term Sheet.

“NOL Order” has the meaning set forth in Section 7.01(j) of this Agreement.

“Organizational Documents” means, with respect to any Person other than a natural person, the organizational and governance documents for each such Person, including, without limitation, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, operating agreements, limited liability company agreements, shareholders’ agreements, members’ agreement (or equivalent governing documents).

“Outside Date” means March 1, 2025, or such later date as agreed in writing between the Required Consenting Term Lenders and Company Parties.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 9.01 of this Agreement (and any other applicable provision herein that pertains to such Transfers).

“Person” means an Entity, an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal Entity or association.

“Petition Date” means the first date any of the Debtors commence a Chapter 11 Case.

“Plan” means the joint prepackaged plan filed by the Debtors under chapter 11 of the Bankruptcy Code substantially in the form attached to this Agreement as Exhibit E that embodies the Transactions, is consistent in all material respects with the Transaction Term Sheet, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time, including the Plan Supplement.

“Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement, the Transaction Term Sheet, or the DIP & Exit ABL Commitment Letter, as applicable, and as may be amended, modified, or supplemented from time to time on or before the Plan Effective Date, including the following documents: (a) the New Organizational Documents, (b) the Exit Facilities Documents, (c) to the extent known and determined, a document disclosing the identity of the members of the Reorganized Board, (d) the Rejected Executory Contract/Unexpired Lease List (if any), (e) a schedule of retained Causes of Action, (f) the Restructuring Transaction Steps Memorandum (as defined in the Plan), (g) such other documents as may be specified in the Plan, and (h) any and all other documents necessary to effectuate the Transactions or that are contemplated by the Plan subject to this Agreement.

“Put Option Premium” has the meaning set forth in the Transaction Term Sheet.]

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“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against, or Interests in, issuers or borrowers (including debt securities or other debt).

“Releases” means the releases as set forth in and to be provided pursuant to the Plan as contemplated by the Transaction Term Sheet.

“Reorganized Board” means the board of directors of Reorganized TCSG appointed in accordance with the terms of the Governance Term Sheet and the New Organizational Documents.

“Reorganized Debtors” means any Debtor, or any successor thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date, including Reorganized TCSG.

“Reorganized TCSG” means TCSG, as reorganized pursuant to and under the Transactions or any successor thereto, or a newly-formed Entity formed to, among other things, directly or indirectly hold or acquire substantially all of the assets and/or equity interests of TCSG and, on the Plan Effective Date, issue the New Equity Interests (and in each case including any other newly-formed Entity formed to, among other things, effectuate the Transactions and issue the New Equity Interests).

“Required Consenting Stakeholders” means, as of any time, the Required Consenting Term Lenders and the Required Consenting Stockholder Parties at such time.

“Required Consenting Stockholder Parties” means, as of any time, 50.01% of the aggregate issued and outstanding Existing Equity Interests that are held by Consenting Stockholder Parties at such time.

“Required Consenting Term Lenders” means, as of any time, Consenting Term Lenders that are members of the Ad Hoc Group holding at least 66 and 2/3% of the Term Loan Claims that are held by Consenting Term Lenders that are members of the Ad Hoc Group at such time.

“Required DIP Term Lenders” has the meaning set forth in the DIP Term Loan Facility Term Sheet.

“Restructuring Transaction Steps Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Transactions, including a summary of any transaction steps necessary to complete the Plan.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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“Specified Default” has the meaning set forth in Section 5.01(e) of this Agreement.

“Stockholder Terminating Party” has the meaning set forth in Section 14.03.

“Syndication Procedures” has the meaning assigned in the Transaction Term Sheet.

“TCSG” has the meaning set forth in the preamble to this Agreement.

“Term Lenders” means holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, the outstanding Term Loan Claims.

“Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent under the Term Loan Credit Agreement and any replacement or successor agent thereto.

“Term Loan Agent Advisors” means Simpson Thacher & Bartlett LLP, and such other professional advisors as are retained by the Term Loan Agent with the consent of the Company Parties (not to be unreasonably withheld).

“Term Loan Claims” means any Claim on account of Term Loans arising under or pursuant to the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1 on April 8, 2013, that certain Amendment No. 2 on November 27, 2013, that certain Amendment No. 3 on May 20, 2016, that certain Amendment No. 4 on August 18, 2017, that certain Amendment No. 5 on September 14, 2018, that certain Amendment No. 6 on October 8, 2018, that certain Amendment No. 7 on November 25, 2020, that certain Amendment No. 8 on June 14, 2023, and that certain Amendment No. 9 on October 8, 2024 (as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof).

“Term Loans” means the senior secured first-lien term loans issued pursuant to the Term Loan Credit Agreement, plus, any accrued but unpaid fees and interest in respect thereof.

“Term Sheets” has the meaning set forth in the preamble to this Agreement.

“Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Sections 14.01, 14.02, 14.03, 14.04, or 14.05 of this Agreement.

“Termination Event” means any of the events and/or circumstances referred to in Section 14 of this Agreement.

“Termination Notice” has the meaning set forth in Section 14.01.

“Transaction Party Fees and Expenses” means all reasonable and documented fees and expenses of the Term Loan Agent and the Ad Hoc Group Advisors (each subject to any agreements with the Company Parties with respect thereto).

“Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

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“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that any pledge in favor of a bank or broker dealer at which a Consenting Stakeholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally, shall not be deemed a “Transfer” for any purposes hereunder; provided, further, that if a pledge or encumbrance exists, the pledgor shall maintain its voting rights for purposes of this Agreement.

“Transferee Qualified Marketmaker” has the meaning set forth in Section 9.05.

“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit D providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.

“TSA Effective Date” means the date on which the conditions precedent set forth in Section 2 of this Agreement have been satisfied or waived by the required Party or Parties in accordance with this Agreement.

1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neutral gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with its terms; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement (other than the Transaction Term Sheet), are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e)            unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

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(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            the use of “include” or “including” is without limitation, whether stated or not;

(j)            unless otherwise specified, references to “days” shall mean calendar days and, when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; provided that Rule 9006 of the Federal Rules of Bankruptcy Procedure shall apply from and after the Petition Date; and

(k)            the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 17.11 other than counsel to the Company Parties.

1.03.         Conflicts. To the extent there is a conflict between the body of this Agreement (without reference to the exhibits, annexes, and schedules hereto, including the Term Sheets), on the one hand, and the Term Sheets or any other exhibits, annexes, and schedules to this Agreement, on the other hand, the terms and provisions of the Term Sheets or any other exhibits, annexes, and schedules to this Agreement shall govern. To the extent there is a conflict between this Agreement (including the Term Sheets and any other exhibits, annexes, and schedules hereto) on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 2.	Effectiveness of this Agreement.

2.01.        This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the TSA Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)            each Consenting Stockholder Party holding Existing Equity Interests shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c)            holders of at least 66 2/3% of the aggregate outstanding Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(d)            the Company Parties shall have paid all Transaction Party Fees and Expenses for which an invoice has been received by the Company Parties on or before the date that is one (1) Business Day prior to the TSA Effective Date;

(e)            the DIP & Exit ABL Commitment Letter shall have been executed in substantially the form attached as Exhibit 5 to the Transaction Term Sheet; and

(f)            counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 17.11 hereof (by email or otherwise) that the other conditions to the TSA Effective Date set forth in this Section 2 have occurred.

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2.02.        This Agreement shall be effective from the TSA Effective Date until validly terminated pursuant to the terms of this Agreement. To the extent that a Consenting Stakeholder holds, as of the date hereof or thereafter, multiple Company Claims/Interests, such Consenting Stakeholder shall be deemed to have executed this Agreement in respect of all of its Company Claims/Interests and this Agreement shall apply severally to such Party with respect to each such claim or interest held by such Party.

Section 3.	Definitive Documents.

3.01.         The Definitive Documents governing the Transactions shall include all material customary documents necessary to implement the Transactions, including, but not limited to:

(a)            this Agreement and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Transactions;

(b)            the Plan and all documentation necessary to consummate the Plan, including the Plan Supplement, the Disclosure Statement, the Disclosure Statement Motion, the Disclosure Statement Order, the Solicitation Materials, and the Confirmation Order (including any exhibits or supplements filed with respect to each of the foregoing);

(c)            any documents filed in connection with any First Day Pleadings and all orders sought pursuant thereto, including any cash management orders and critical vendor orders;

(d)           the DIP Facilities Documents (including the DIP/Cash Collateral Motions and the DIP/Cash Collateral Orders);

(e)            the Exit Facilities Documents;

(f)            the New Organizational Documents;

(g)           the Restructuring Transaction Steps Memorandum (if applicable);

(h)           any other material exhibits, schedules, amendments, modifications, supplements, appendices, or other documents and/or agreements relating to any of the foregoing; and

(i)            all other customary documents delivered in connection with transactions of this type (including any and all material documents, Bankruptcy Court or other judicial or regulatory orders, amendments, supplements, pleadings (orders sought pursuant thereto), motions, filings, exhibits, schedules, appendices, or modifications to any of the foregoing and any related notes, certificates, agreements, and instruments (as applicable) necessary to implement the Transactions).

3.02.         The Definitive Documents not executed as of the Execution Date or in a form attached to this Agreement remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 15 of this Agreement. Further, any Definitive Document, whether or not executed as of the Execution Date or in a form attached to this Agreement, shall otherwise be (a) in form and substance acceptable to the Company Parties, (b) in form and substance acceptable to the Required Consenting Term Lenders and (c) in form and substance reasonably acceptable to the Required Consenting Stockholder Parties solely to the extent that such Definitive Document constitutes a Consenting Stockholder Party Matter.

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Section 4.	Milestones.

4.01.        On and after the TSA Effective Date, the Company Parties shall implement the Transactions in accordance with the following milestones (collectively, the “Milestones”), as may be extended and/or waived in writing (email from counsel being sufficient) by the Required Consenting Term Lenders:

(a)            no later than 1 Business Day following the TSA Effective Date, and in any event prior to the Petition Date, the Company Parties shall, in accordance with sections 1125 and 1126 of the Bankruptcy Code, commence solicitation of the votes necessary to approve the Plan and effectuate the Transactions, including by distributing the Plan, Disclosure Statement, and Solicitation Materials to holders of Company Claims/Interests (the “Launch”);

(b)            no later than 3 Business Days following the Launch, the Petition Date shall have occurred;

(c)            no later than 1 day following the Petition Date, the Company Parties shall have filed the First Day Pleadings, the DIP/Cash Collateral Motions, the Plan, Disclosure Statement, and Disclosure Statement Motion seeking conditional entry of the Disclosure Statement Order;

(d)            no later than 3 Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP/Cash Collateral Order;

(e)            as soon as reasonably practicable, but in no later than 34 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order;

(f)            as soon as reasonably practicable, but in no event later than 34 days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order (on a final basis) and the Confirmation Order (which may be combined with the Disclosure Statement Order); and

(g)            as soon as reasonably practicable, but in no event later than 14 days after the entry of the Confirmation Order, the Transactions shall have been consummated and the Plan Effective Date shall have occurred.

Section 5.	Commitments of the Consenting Stakeholders.

5.01.            Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, severally, and not jointly, to the extent permitted by Law and subject to the other terms hereof, to:

(a)            use commercially reasonable efforts to timely and in good faith negotiate, support, implement and perform its respective obligations under, deliver, and consummate the Transactions on the terms contemplated in this Agreement, the Term Sheets, and the Definitive Documents, and, without limitation of the foregoing, in each case to the extent applicable to such Consenting Stakeholder: (i) consenting to the DIP Facilities Documents, the Exit Facilities Documents and the Plan; and (ii) voting all Company Claims/Interests owned or held by such Consenting Stakeholder and using commercially reasonable efforts to exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions or reasonably requested by the Company Parties to implement the Transactions; provided, that no Consenting Term Lender shall be obligated to (x) waive (to the extent waivable by such Consenting Term Lender) any condition to the consummation of any part of the Transactions set forth in (or to be set forth in) any Definitive Document, or (y) approve any Definitive Document that is not in form and substance consistent with its consent rights as set forth herein;

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(b)            without limiting any rights under Section 14.01, use commercially reasonable efforts to support and not oppose or object to the Transactions, and use commercially reasonable efforts to take any reasonable action necessary or reasonably requested by the Company Parties in a timely manner to effectuate the Transactions in a manner consistent with this Agreement, including the timelines set forth herein; provided that the foregoing shall not require any Consenting Stakeholder to file any pleadings with respect thereto;

(c)            to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Transactions, negotiate in good faith with the Company Parties and the other Consenting Stakeholders appropriate additional or alternative provisions to address any such legal or structural impediment to the consummation of the Transactions;

(d)            provide any notices, orders, instructions, or directions to the applicable Agents that, in each case, are reasonably necessary or reasonably requested by the Company Parties to facilitate the consummation of the Transactions in accordance with the terms, conditions, and applicable timelines set forth in this Agreement and the Transaction Term Sheet and, if any applicable administrative agent, collateral agent, or other such agent or trustee (as applicable) takes any action materially inconsistent with such Consenting Term Lender’s obligations under this Agreement, such Consenting stakeholder shall use its commercially reasonable efforts to direct such administrative agent, collateral agent, or other such agent or trustee (as applicable) to cease and refrain from taking any such action;

(e)            forbear from the exercise of, and shall not direct the Term Loan Agent to exercise, any rights (including any right of set-off) or remedies under the Term Loan Credit Agreement or any ancillary document that arise as a result of the occurrence of any default or Event of Default from the Company Parties’ (i) entry into this Agreement, any Definitive Document or other document or agreement necessary to implement or consummate the Transactions; or (ii) commencement of the Chapter 11 Cases, filing the Plan and Disclosure Statement or otherwise taking such actions as are necessary to consummate any Milestone hereunder (any event specified in the foregoing clauses (i) or (ii), a “Specified Default”); provided, that (x) no Consenting Stakeholder shall be required pursuant to this Section 5.01(e) to provide any trustee and/or agent or other Person with any additional indemnities or similar undertakings in connection with taking any such action other than those contained in the Term Loan Credit Agreement or any DIP Facilities Documents, (y) no Consenting Stakeholder shall be required to take any actions contemplated by this Section 5 unless expressly contemplated by this Agreement, and (z) nothing in this Section 5.01(e) shall require the Consenting Term Lenders to waive any default or Event of Default, or any of the obligations arising under, or liens or other encumbrances created by, the Term Loan Credit Agreement or any DIP Facilities Documents; provided, further, for the avoidance of doubt, that unless the Transactions are consummated, it is understood and agreed that any forbearance granted pursuant to this Section 5.01(e) shall be effective during the Agreement Effective Period only and shall not be deemed to be a permanent forbearance from the exercise of remedies on account of any default or Event of Default arising under the Term Loan Credit Agreement; provided, further, that each Consenting Stakeholder specifically agrees that this Agreement constitutes a direction to the Term Loan Agent to refrain from exercising any remedy available or power conferred to any of the Agents against the Company Parties or any of their assets, in each case, solely as a result of the existence of any Specified Default; provided, further, for the avoidance of doubt, that nothing in this Section 5.01(e) shall restrict or limit the Consenting Stakeholders or any of the Agents from taking any action permitted or required to be taken hereunder for the purposes of consummating the Transactions, including pursuant to any Definitive Document;2

[2]	Note to Draft: Capitalized terms used in this Section 5.015.01(e) but not otherwise defined herein shall have such meanings as assigned in the Term Loan Credit Agreement.

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(f)            each Consenting Stakeholder hereby authorizes (and is hereby deemed to have authorized for all purposes under the Term Loan Credit Agreement, the Existing Intercreditor Agreement, and otherwise, without requirement for any further action or agreement) the Company Parties’ execution and entry into the DIP Facilities Documents, the Exit Facilities Documents, the Definitive Documents and any documents required thereby for the consummation of the Transactions, in case in accordance with the terms of this Agreement; and

(g)            use commercially reasonable efforts to cooperate with and assist the Company Parties, as may be reasonably requested by the Company Parties in obtaining additional support for the Transactions from the Company Parties’ other stakeholders.

5.02.         Negative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, in respect of each of its Company Claims/Interests, severally, and not jointly, that, to the extent permitted by Law and subject to the other terms hereof, it shall not:

(a)            object to, delay, impede, or take any other action that is intended to interfere with the acceptance, implementation, or consummation of the Transactions, including through instructions to the applicable Agents;

(b)            directly or indirectly solicit, initiate, encourage, endorse, propose, file, support, approve, vote for, or enter into in any Alternative Transaction;

(c)            file any motion, pleading, or other document with any court (including any modifications or amendments to any motion, pleading, or other document with any court) that, in whole or in part, is materially inconsistent with this Agreement or the Transactions;

(d)            initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transactions contemplated in this Agreement against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement or any Definitive Document;

(e)            object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located other than any action or inaction taken by any such Consenting Stakeholder in connection with its respective rights under the DIP Facilities Documents, the Term Loan Credit Agreement, and the Existing Intercreditor Agreement, in the case of each of the foregoing, subject to the affirmative commitments set forth in Section 5.01(e);

(f)            directly or indirectly, encourage or through any other Person to, directly or indirectly, subject to the terms hereof, (i) object to, delay, postpone, challenge, oppose, impede, or take any other action or any inaction to interfere with or delay the acceptance, implementation, or consummation of the Transactions contemplated in this Agreement (including the DIP Facilities and the Exit Facilities) on the terms set forth in this Agreement, the Term Sheets, the DIP Facilities Documents, the Exit Facilities Documents, the Plan, and any other applicable Definitive Document, including commencing or joining with any Person in commencing any litigation or involuntary case for relief under the Bankruptcy Code against any Company Party or any subsidiary thereof; (ii) solicit, negotiate, propose, file, support, enter into, consummate, file with the Bankruptcy Court, vote for, or otherwise knowingly take any other action in furtherance of any Alternative Transaction Proposal; (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company Parties or any direct or indirect subsidiaries of the Company Parties that do not file for chapter 11 relief under the Bankruptcy Code, except in a manner consistent with or pursuant to this Agreement, the Term Sheets, and the DIP Facilities Documents; or (iv) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions filed by the Debtors that are consistent with this Agreement; or

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(g)            with respect to the Consenting Term Lenders, not direct any administrative agent, collateral agent, or other such agent or trustee to take any action materially inconsistent with such Consenting Term Lender’s obligations under this Agreement.

5.03.        Commitments with Respect to Chapter 11 Cases. In addition to the affirmative and negative commitments set forth in Sections 5.01 and 5.02, during the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests, severally, and not jointly, that it shall:

(a)            subject to receipt by such Consenting Stakeholder of the Disclosure Statement and the Solicitation Materials, (i)  to the extent such Consenting Stakeholder is entitled to vote to accept or reject the Plan pursuant to its terms, (A) vote each of its Company Claims/Interests (if applicable) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials, and (B) not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such vote described in the foregoing Section 5.03(a)(i)(A), and (ii) regardless of whether such Consenting Stakeholder is entitled to vote to accept or reject the Plan, support the Releases and agree to provide or opt into, and to not opt out of or object to, the Releases set forth in the Plan consistent with the terms set forth in this Agreement (including the Term Sheets), and not change, withdraw, amend, or revoke (or cause or direct to be changed, withdrawn, amended, or revoked) any such Release; provided, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Stakeholder at any time following the expiration or termination of the Agreement Effective Period with respect to such Consenting Stakeholder (it being understood that any termination of the Agreement Effective Period with respect to a Consenting Stakeholder shall entitle such Consenting Stakeholder to change its vote in accordance with sections 1126 and 1127 or any other applicable provision of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso);

(b)           with respect to the Consenting Term Lenders, use commercially reasonable efforts to support and not object to, and to take all actions reasonably requested by the Company Parties related to, the DIP/Cash Collateral Motions and entry of the DIP/Cash Collateral Orders in accordance with this Agreement;

(c)            not take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Transactions;

(d)           support and not object to the Plan or entry of the Disclosure Statement Order, or the Confirmation Order (provided that such Plan, Disclosure Statement Order, and Confirmation Order are in form and substance consistent with Section 3.02);

(e)            use commercially reasonable efforts to take all actions reasonably requested by the Company Parties and necessary to support and facilitate confirmation and consummation of the Plan within the timeframes contemplated by this Agreement, including the DIP Facilities (and related Equity Premium, Put Option Premium, and Commitment Premium, the Exit Facilities and all related transactions;

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(f)            support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement; and

(g)            the DIP Backstop Parties shall fund, or cause their Affiliates to fund, through a fronting arrangement arranged by the Company Parties, the entire amount of the New Money DIP Term Loans in compliance with this Agreement (including, for the avoidance of doubt, the Transaction Term Sheet and DIP Term Loan Facility Term Sheet).

Section 6.	Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

6.01.            Additional Consenting Stakeholder Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, that it shall not pledge, encumber, assign, sell, or otherwise Transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Existing Equity Interests whether held directly or indirectly, other than any Transfer in accordance with Section 9 of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or, subject to the terms of any applicable Confidentiality Agreement, any other party in interest in the Chapter 11 Cases (including any official committee of unsecured creditors and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not prohibited under this Agreement or any Definitive Document in connection with the Transactions; (c) prevent any Consenting Stakeholder from (i) enforcing this Agreement or any Definitive Documents, (ii) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents, or (iii) exercising any rights or remedies under this Agreement or any Definitive Documents; or (d) limit the rights of a Consenting Stakeholder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases or any foreign proceeding, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Stakeholder’s obligations under this Agreement; (e) limit the ability of a Consenting Stakeholder to purchase, sell or enter into any transactions regarding the Company Claims/Interest, subject to the terms of this Agreement, including Section 9 of this Agreement; (f) except as and to the extent explicitly set forth herein with respect to a Specified Default, constitute a waiver or amendment of any term or provision of the Term Loan Credit Agreement or the DIP Credit Agreements; (g) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under the Term Loan Credit Agreement; (h) except as and to the extent explicitly set forth in this Agreement, require any Consenting Stakeholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Stakeholder; (i) prevent a Consenting Stakeholder from taking any action that is required in order to comply with applicable Law; provided that if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement or the Transactions in order to comply with applicable Law, such Consenting Stakeholder shall provide, to the extent possible without violating applicable Law, at least five (5) Business Days’ advance, written notice to the Parties; (j) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement or the Transactions; (k) except as and to the extent explicitly set forth in this Agreement, limit the ability of any Consenting Stakeholder to enforce the terms of the Existing Intercreditor Agreement (including exercising any rights or remedies available to the Consenting Stakeholder); (l) require any Consenting Stakeholder to fund or commit to fund any additional amounts (other than as agreed in connection with the DIP Facilities) without such Consenting Stakeholder’s written consent; or (m) require or obligate any Consenting Stakeholder to (i) waive (to the extent waivable by such Consenting Stakeholder) any condition to the consummation of any part of the Transactions set forth in (or to be set forth in) any Definitive Document, or (ii) approve any Definitive Document that is not in form and substance consistent with its consent rights set forth herein.

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6.02.            Additional Consenting Stockholder Party Commitments. To the extent that, under the Plan, such Consenting Stockholder Party is deemed to reject the Plan, such Consenting Stockholder Party agrees with its treatment under the Plan and shall not file an objection to the Plan or support, directly or indirectly, any holder of Existing Equity Interests who objects to the Plan.

Section 7.	Commitments of the Company Parties.

7.01.        Affirmative Commitments. Subject to Section 8.01 of this Agreement, during the Agreement Effective Period, each of the Company Parties agrees to:

(a)            use commercially reasonable efforts to (i) pursue, consummate, and implement the Transactions on the terms and in accordance with the Milestones set forth in this Agreement (including the Term Sheets), including by negotiating the Definitive Documents in good faith, and (ii) cooperate, if reasonably requested, with the Consenting Stakeholders to negotiate and obtain necessary approval of the Definitive Documents to consummate the Transactions;

(b)            use commercially reasonable efforts and timely take all reasonable actions, including actions reasonably requested by the other Parties, necessary to facilitate the solicitation, confirmation, approval, and consummation of the Transactions, as applicable, to the extent consistent with the terms and conditions in this Agreement (including the Transaction Term Sheet), including by promptly commencing solicitation of the Plan pursuant to the Disclosure Statement and related Solicitation Materials and commencing the Chapter 11 Cases, in accordance with the applicable Milestones;

(c)            use commercially reasonable efforts to obtain any and all required or advisable governmental, regulatory, and/or third-party approvals for the Transactions;

(d)            negotiate in good faith, execute, deliver, and perform its obligations under the Definitive Documents in accordance with the terms of this Agreement (including the Term Sheets) and any other required agreements to effectuate and consummate the Transactions and the transactions contemplated by the Definitive Documents;

(e)            use commercially reasonable efforts to actively and timely address, oppose, and/or object to the efforts of any person or Entity seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the filing of timely objections or written responses), in each case to the extent consistent with the terms and conditions in this Agreement;

(f)            use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;

(g)            if any Company Party receives an Alternative Transaction Proposal, (i) promptly notify the Ad Hoc Group Advisors (in each case, no later than one (1) Business Day after the receipt of such Alternative Transaction Proposal), with such notification to include a summary of the material terms thereof, which may be shared on a professional eyes only basis and promptly notify the Ad Hoc Group Advisors of any subsequent modifications to such Alternative Transaction Proposal (in each case, no later than one (1) Business Day after the receipt of notice of such modification), (ii) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Transaction Proposal; provided, that at all times prior to the date on which the Company Parties enter into a definitive agreement with respect to an Alternative Transaction, the Company Parties shall provide the Ad Hoc Group Advisors with all relevant information regarding (x) any negotiations and/or discussions relating to any such Alternative Transaction, and/or (y) any amendments, modifications, or other changes to, or any further material developments of, any such Alternative Transaction, in any such case as is necessary to keep such counsel contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes, and/or developments, and (iii) respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors with respect to the impact of such Alternative Transaction Proposal on the Transactions and any action taken or proposed to be taken by the Company Parties in response thereto, but not to include the identity of the Person(s) involved, in each case, subject to a Confidentiality Agreement permitting the disclosure of such information; provided, that the Company Parties shall use commercially reasonable efforts to execute such Confidentiality Agreement;

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(h)            provide responses in a reasonably timely manner, whether by directing the Company Parties’ advisors to respond or otherwise, to reasonable diligence requests from the Ad Hoc Group Advisors for purposes of the Consenting Stakeholders’ due diligence investigation in respect of the assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs of the Company Parties;

(i)            if applicable, promptly certify upon request of any Consenting Stakeholder that pursuant to 26 CFR § 1.1445-2, it is not a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986 (as amended) and any applicable regulations promulgated thereunder;

(j)            support the filing of a customary stock trading order (“NOL Order”) that establishes procedures with respect to, and potentially restricts, (i) the accumulation and disposition of stock by Persons who own (as determined for tax Law purposes), or would own, more than approximately 4.5% of the equity of the Company Parties during the pendency of the Chapter 11 Cases, and (ii) the claiming of a worthlessness deduction under section 165 of the Tax Code by 50% or greater shareholders with respect to the stock of the Company;

(k)            inform counsel to the Consenting Stakeholders in writing (email being sufficient) as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which it knows, or believes to be a material impediment to the implementation or consummation of the Transactions prior to the applicable Milestone; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect the Company Parties or any of its direct or indirect subsidiaries thereof; (iii) any material breach of any of the terms, conditions, representations, warranties or covenants set forth in this Agreement (including a breach by the Company Parties); or (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(l)            (i) complete the preparation, as soon as reasonably practicable after the Execution Date, of the Disclosure Statement and any Solicitation Materials in order to commence the solicitation of the Plan in accordance with the Milestones, (ii) provide drafts of the Disclosure Statement, the Plan, any Solicitation Materials, and each other Definitive Document to, and afford a reasonable opportunity for comment and review of such documents by, the Ad Hoc Group Advisors, which opportunity of comment and review shall be not less than two (2) Business Days in advance of any filing with the Bankruptcy Court; provided that if delivery of such document at least two (2) Business Days in advance of such filing is impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents, and (iii) consult with the Ad Hoc Group Advisors regarding the form and substance of the Disclosure Statement and Solicitation Materials, the Plan, and each other Definitive Document, sufficiently in advance of the filing with the Bankruptcy Court, and not file with the Bankruptcy Court the Disclosure Statement, Solicitation Materials, the Plan, and each other Definitive Document unless such document is in form and substance consistent with the consent rights set forth herein; provided that the obligations of the Company Parties under this Section 7.01(l) shall in no way alter or diminish any right expressly provided to any applicable Consenting Term Lender under this Agreement to review, comment on, and/or consent to the form and/or substance of any document in accordance with the terms hereof;

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(m)            maintain their good standing and legal existence under the laws of the state or other jurisdiction in which they are incorporated, formed or organized, except to the extent that any failure to maintain such Company Party’s good standing arises solely from the filing of the Chapter 11 Cases;

(n)            (i) conduct their businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law, (ii) maintain their physical assets, properties, and facilities in their working order condition and repair as of the TSA Effective Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (iii) maintain their respective books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, (iv) maintain all of their material insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, and (v) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, franchisees, vendors, customers, suppliers, and distributors) and employees in the ordinary course, in a manner that is consistent with past practices, in each case, except (1) as required by Law, (2) as required pursuant to the DIP/Cash Collateral Orders or as may be required to adhere to the terms of any applicable budget approved in connection with the DIP Facility (or as may otherwise be related thereto), (3) as otherwise agreed by the Required Consenting Term Lenders or (4) as otherwise expressly provided in this Agreement or for actions taken by any member of the Company Parties in connection with the Chapter 11 Cases in accordance with the terms of this Agreement and the applicable Definitive Documents; and

(o)            (i) use commercially reasonable efforts to keep the Consenting Term Lenders informed about the operations of the Company Parties, (ii) use commercially reasonable efforts to direct the current employees, officers, advisors, and other representatives of the Company Parties to provide, to the Ad Hoc Group Advisors, upon written request to the Company Parties’ advisors and subject to obtaining approval of the Company Parties (not to be unreasonably withheld or delayed), (1) reasonable access during normal business hours to the Company Parties’ books, records, and facilities, and (2) upon written request to the advisors of the Company Parties (which may be by email), reasonable access to the senior management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (iii) use commercially reasonable efforts to arrange for a teleconference (the “Management Conference Call”) to take place bi-weekly, which Management Conference Call shall (1) require participation by at least one senior member of the Company Parties’ management team and permit participation by the Company Parties’ counsel and advisors and such Consenting Term Lenders and their advisors as elect to participate therein, who shall be provided with an invitation to, and details of, such Management Conference Call as soon as reasonably practicable prior to the scheduled date therefor, and (2) be intended for purposes of discussing the Company Parties’ financials and such other information and matters reasonably related thereto or reasonably requested by the Required Consenting Term Lenders.

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7.02.        Company Party Commitments with Respect to Chapter 11.

(a)            Subject to Section 8.01 of this Agreement, and with respect to the Chapter 11 Cases, during the Agreement Effective Period, each of the Company Parties agrees to:

(i)            object to any motion filed with the Bankruptcy Court by any person seeking the entry of an order terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan;

(ii)           actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Plan or the Transactions (including, if applicable, the filing of timely filed objections or written responses);

(iii)          timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases; (D) approving an Alternative Transaction Proposal; (E) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement in any material respect, including by preventing the consummation of the Transactions; or (F) challenging (x) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Stakeholders, or (y) the validity, enforceability, or perfection of any lien or other encumbrance securing (or purporting to secure) any Company Claims/Interests of any of the Consenting Stakeholders; and

(iv)          support and take all actions as are necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Transactions and the Plan, and to cooperate with any such efforts undertaken by the Consenting Term Lenders or the other Consenting Stakeholders.

7.03.        Negative Commitments of the Company Parties. Subject to Section 8.01 of this Agreement, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction or the Plan or otherwise commence any proceeding opposing any of the terms of this Agreement or any of the other Definitive Documents, other than pursuant to the express terms and conditions of this Agreement;

(b)            take, or encourage any other person or Entity to take, any action, directly or indirectly, that would reasonably be expected to breach, frustrate, or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, implementation, or consummation of the Transactions or this Agreement;

(c)            take or fail to take any action if such action or failure to act is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of, this Agreement, the Transactions described in this Agreement, the Term Sheets, or the Definitive Documents;

(d)            except as contemplated by this Agreement, subject to Section 8.02 hereof, solicit, initiate, propose, support, encourage, consent to, vote or enter into any agreement regarding any Alternative Transaction Proposal;

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(e)            (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Stakeholders, or (2) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders; (ii) otherwise seek to restrict any contractual rights of any of the Consenting Stakeholders under the Term Loan Credit Agreement; (iii) otherwise commence any action against any of the Consenting Stakeholders; or (iv) support any Person in connection with any of the acts described in clause (i) or clause (ii) of this Section 7.03(e), in each case, subject to the DIP/Cash Collateral Orders;

(f)            assert, or support any assertion by any third party, that, in order to act on the provisions of Section 14 hereof, the Consenting Stakeholders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and the Company Parties’ hereby waive, to the greatest extent possible, the applicability of the automatic stay to the giving of any termination notice in accordance with Section 13(f) hereof); provided that nothing herein shall prejudice any Party’s right to argue that the giving of such termination notice or the exercise of any remedy was not proper under the Agreement;

(g)            except as contemplated by this Agreement (including the DIP Facilities), consummate any transaction pursuant to any contract with respect to debtor-in-possession financing, cash collateral usage, exit financing, and/or other financing arrangements without the advance written consent of the Required Consenting Stakeholders;

(h)            grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, employee, or officer of any Company Party, whether scheduled prior to, as of or after the TSA Effective Date, except for any increase that is done in the ordinary course of business consistent with past practices, in accordance with the Transactions contemplated by this Agreement, or otherwise with the consent of the Required Consenting Stakeholders;

(i)             incur or commit to incur any capital expenditures, other than capital expenditures that are included in any applicable budget approved pursuant to the Interim DIP/Cash Collateral Order or Final DIP/Cash Collateral Order, except as approved by the Required Consenting Term Lenders;

(j)             make or change any material tax election (including, with respect to any Company Party that is treated as a partnership or disregarded Entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes), file any material amended tax return, enter into any closing agreement with respect to taxes for an amount greater than $50,000, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment other than in the ordinary course of business, enter into any installment sale transaction, adopt or change any material accounting methods, practices, or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement (other than agreements entered in the ordinary course of business the primary purpose of which are not taxes), or settle any tax claim or assessment for an amount greater than $50,000;

(k)            take or permit any action that would result in a (i) disaffiliation of any Company Party from the Company Parties’ consolidated income tax group under section 1502 of the Tax Code, (ii) realization of any material taxable income outside of the ordinary course of business of the Company Parties’ business, or (iii) change of ownership of any Company Party under section 382 of the Tax Code, in each case, except as contemplated by the transactions described herein;

(l)             with respect to the Chapter 11 Cases, directly or indirectly execute, agree to execute, file, or agree to file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Plan; and

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(m)            file any motion, pleading, or other document with any court (including any modification or amendments to any motion, pleadings, or other document with any court) that, in whole or in part, is materially inconsistent with this Agreement in any material respect.

Section 8.	Additional Provisions Regarding Company Parties’ Commitments.

8.01.         Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Transactions to the extent such Person or Persons determine in good faith that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement.

8.02.         Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.01 and this Section 8.02, each Company Party and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate access to information in response to unsolicited Alternative Transaction Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into confidentiality agreements or nondisclosure agreements with any Entity (provided, that the Company Parties shall use commercially reasonable efforts to require that any such agreements permit the Company to share copies of Alternative Transaction Proposals, the status of any discussions, and the identity of any counterparty with the Consenting Term Lenders and their respective advisors); and (c) enter into, maintain or continue discussions with respect to, or otherwise cooperate with, any inquiries or any proposals regarding an unsolicited Alternative Transaction Proposal, in each case if such Person or Entity determines, in good faith upon advice of outside counsel that failure to take such action would be inconsistent with the fiduciary duties of such Person under applicable Law. If the board of directors of the Company Parties decides (i) that proceeding with the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal (a “Fiduciary Out”), the Company Parties shall notify the counsel to the Consenting Stakeholders in writing (email being sufficient) within one (1) day of such decision. Upon any determination by any Company Party to exercise a Fiduciary Out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein.

8.03.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.	Transfer of Claims and Interests.

9.01.         During the Agreement Effective Period, except pursuant to consummation of the Transactions, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (a) the transferee executes and delivers to counsel to the Company Parties and the counsel to the Ad Hoc Group, before the time of the proposed Transfer, a Transfer Agreement and, solely in the case of Interests (i) if such transfer would violate an NOL Order, the transferee provides the Company Parties and the Ad Hoc Group Advisors reasonable time to analyze the tax consequences to the Company Parties of such Transfer and (ii) the Company Parties consent to such Transfer (such consent not to be unreasonably withheld, conditioned or delayed); or (b) solely in the case of Claims, the transferee (i) is not a Consenting Stakeholder and the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time such Transfer is effective, a Joinder or (ii) is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Claims) to counsel to the Company Parties and the counsel to the Ad Hoc Group contemporaneously with the proposed Transfer.

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9.02.         Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such Transferred Company Claims/Interests, and the transferee shall be deemed a “Consenting Stakeholder” (as a “Consenting Term Lender” or a “Consenting Stockholder Party” as applicable) and a “Party” under this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.         This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Claims. Notwithstanding the foregoing, (a) such additional Claims shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Claims acquired) to counsel to the Company Parties and counsel to the Ad Hoc Group within three (3) Business Days of such acquisition.

9.04.         This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary in this Agreement, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.         Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01; and (c) the Transfer otherwise is a permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee. Notwithstanding anything herein to the contrary, this Section 9.05 shall not apply with respect to any Interests owned or held by any Consenting Stockholder Party. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Stakeholder and is unable to Transfer such Company Claims/Interests within the ten (10) Business Day-period referred to above, the Qualified Marketmaker shall execute and deliver a Joinder in respect of such Company Claims/Interests. Notwithstanding the immediately preceding sentence, a Qualified Marketmaker may Transfer any right, title, or interest in any Company Claims/Interests that it acquires from a Consenting Stakeholder to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute and deliver to each of counsel to the Company Parties and counsel to the Ad Hoc Group, a Joinder in respect of such Company Claims/Interests or be a Permitted Transferee, if such Transferee Qualified Marketmaker Transfers the right, title or interest in such Company Claims/Interests within ten (10) Business Days of its acquisition from the Qualified Marketmaker to a transferee that (A) is a Consenting Stakeholder or Permitted Transferee at the time of such Transfer or (B) becomes a Consenting Stakeholder or Permitted Transferee by the date of settlement of such Transfer by signing a Joinder. From the date of such Qualified Marketmaker’s acquisition or such Company Claims/Interests through the date such Company Claims/Interests are Transferred in accordance herewith, the Qualified Marketmaker shall vote such Company Claims/Interests as the Required Consenting Stakeholders shall direct.

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9.06.         Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Claims in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims.

9.07.         In connection with any Transfer permitted by this Section 9, each of the transferor and the transferee shall deliver to the Company Parties such information and documentation as reasonably requested by such Company Parties (including as requested by any transfer agent of such Company Parties) in order to validly effectuate such Transfer and/or substantiate compliance with any applicable law.

Section 10.	Representations and Warranties of Consenting Term Lenders.

Each of the Consenting Term Lenders represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of (i) the Execution Date and (ii) the Plan Effective Date (but, in respect of the foregoing (ii), subject to changes resulting from any Transfers made pursuant to Section 9 of this Agreement):

(a)            (i) it is the beneficial or record owner of the face amount of the Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will be the beneficial record owner of the face amount of the Company Claims/ Interests upon closing) or is the nominee, investment manager, advisor, or subadvisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Term Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement), (ii) having made reasonable inquiry and excluding Company Claims/Interests held by a Consenting Term Lender in such Consenting Term Lender’s capacity as a Qualified Marketmaker, it is not, to the best of its knowledge, the record owner of any Company Claims/Interests other than those reflected in such Consenting Term Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement), and (iii) all Affiliates of such Consenting Term Lender that are beneficial or record owners of Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will be the beneficial record owner of the face amount of the Company Claims/ Interests upon closing) have executed this Agreement;

(b)            it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power and authority upon closing);

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(c)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Term Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)            it has the full power to vote, approve changes to, and Transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power and authority upon closing); and

(e)            it is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) not a U.S. Person (as defined in Regulation S of the Securities Act), or (iii) an institutional accredited investor (as defined in the Rules); and any securities acquired by such Consenting Term Lender in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.	Representations and Warranties of Consenting Stockholder Parties.

Each of the Consenting Stockholder Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of (i) the Execution Date and (ii) the Plan Effective Date (but, in respect of the foregoing (ii), subject to changes resulting from any Transfers made pursuant to Section 9 of this Agreement):

(a)            (i) it is the beneficial or record owner of the Company Claims/Interests or is the nominee, investment manager, advisor, or subadvisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stockholder Party’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement) and (ii) having made reasonable inquiry, it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Stockholder Party’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated as a result of any Transfers pursuant to Section 9 of this Agreement);

(b)            it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power upon closing);

(c)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stockholder Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed, other than (i) any such restriction arising under this Agreement and (ii) any such restriction arising under applicable state or federal securities Laws;

(d)            it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it above as contemplated by this Agreement subject to applicable Law (or, with respect to Company Claims/Interests subject to an agreement to purchase which has not closed as of the date hereof, will have such power upon closing); and

(e)            solely with respect to holders of Company Claims/Interests constituting securities, it is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) not a U.S. person (as defined in Regulation S of the Securities Act), or (iii) an institutional accredited investor (as defined in the Rules); and any securities acquired by such Consenting Stockholder in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

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Section 12.	Representations and Warranties of Company Parties.

Each of the Company Parties represents, warrants, and covenants to each other Party that, as of the Execution Date and as of the Plan Effective Date:

(a)            to the best of the Company Parties’ knowledge, the execution and delivery by it of this Agreement does not result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Company Party’s undertaking to implement the Transactions through the Chapter 11 Cases) under any material contractual obligation to which it is a party; and

(b)            the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part.

Section 13.	Mutual Representations, Warranties, and Covenants.

Each of the Parties represents, warrants, and covenants to each other Party, severally, and not jointly, that, as of (i) the Execution Date and (ii) the Plan Effective Date (but, in respect of the foregoing (i), subject to changes resulting from any Transfers made pursuant to Section 9 of this Agreement):

(a)            it is validly existing and in good standing under the Laws of the state or jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any Person or Entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, (i) conflict in any material respect with any Law or regulation applicable to it or with any of its certificates of incorporation, bylaws, limited liability company agreements, or other Organizational Documents, or (ii) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)            it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction; and

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(f)            except as expressly provided by this Agreement, it is not party with the other Parties to this Agreement to any restructuring or similar agreements or arrangements regarding the indebtedness of any of the Company Parties that have not been disclosed to all Parties to this Agreement.

Section 14.	Termination Events.

14.01.      Required Consenting Term Lender Termination Events. This Agreement may be terminated by the Required Consenting Term Lenders, by the delivery to the other Parties or counsel to the other Parties of a written notice in accordance with Section 17.11 hereof upon the occurrence of any of the following events (a “Termination Notice”):

(a)            except as otherwise provided under this Section 14.01, any Company Party or Consenting Stockholder Party (i) breaches in any material respect any of the representations, warranties, or covenants of such Company Party or Consenting Stockholder Party, as applicable and such breach has not been cured (to the extent curable) before the earlier of (A) three (3) days after Required Consenting Term Lenders transmit a written notice in accordance with Section 17.11 hereof detailing any such breach and (B) one (1) calendar day prior to any proposed Plan Effective Date, as applicable; (ii) takes any action (or refrains from taking any action) materially inconsistent with this Agreement; or (iii) amends or modifies (or consents to any amendment or modification of any of) the Definitive Documents other than, in each case, in a non-material or ministerial respect, unless such amendment or modification is otherwise consented to in accordance with Section 3 hereof;

(b)            the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for five (5) days after Required Consenting Term Lenders transmit a written notice in accordance with Section 17.11 hereof detailing any such issuance; provided that this termination right may not be exercised if any Consenting Term Lender sought, requested, or affirmatively consented to such ruling or order in contravention of any obligation set out in this Agreement; provided, further, that, at the Company Parties’ sole cost and expense, the Required Consenting Term Lenders will work in good faith to assist the Company Parties in seeking to overturn or vacate such ruling or order;

(c)            the Company’s execution, delivery, amendment, modification, or filing of a pleading seeking approval of, or authority to amend or modify, any Definitive Document that, in any such case, is not consistent in all material respects with this Agreement or otherwise reasonably acceptable, as the case may be as set forth in Section 3.02, to the Required Consenting Term Lenders;

(d)            any Company Party’s (i) withdrawal of the Plan (if applicable), (ii) public announcement of its intention not to support the Transactions, or (iii) filing, public announcement, or execution of a definitive written agreement with respect to an Alternative Transaction Proposal;

(e)            the board of directors, board of managers, or such similar governing body of any Company Party determines, in good faith, after consulting with outside counsel, (i) that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal (including as contemplated by Section 8.01), or (iii) provides notice to counsel to the Ad Hoc Group that it is exercising its right pursuant to Section 8.01;

(f)            other than by a Consenting Term Lender, the commencement of an involuntary case against any Company Party or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief in respect of any Company Party, or any Company Party’s debts, or of a substantial part of any Company Party’s assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of forty-five (45) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

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(g)            any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect except as contemplated by this Agreement or with the prior written consent of the Required Consenting Term Lenders, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, or (iii) makes a general assignment or arrangement for the benefit of creditors except as contemplated by this Agreement;

(h)            any Definitive Document: (i) (A) contains terms, conditions, representations, warranties or covenants that are not materially consistent with the terms of this Agreement or the Term Sheets (it being understood that nothing in this Agreement shall be construed to require or allow the execution of any Definitive Document containing terms, conditions, representations, warranties, or covenants that are not consistent with the terms of this Agreement and the Term Sheets, including the consent rights set forth in Section 3.02), (B) is amended or modified in a manner that is inconsistent with or not permitted by this Agreement or the Term Sheets without the consent of each applicable Party in accordance with its approval rights under this Agreement, or (C) is withdrawn, in each case under the foregoing subclauses (A)-(C), without the consent of each applicable Party in accordance with its approval rights under this Agreement; (ii) if such Definitive Document has been or is executed prior to the Plan Effective Date, such Definitive Document is terminated in accordance with its terms; or (iii) if such Definitive Document is an order, such order is materially stayed, reversed, vacated, or adversely modified, without the prior written consent of each applicable Party in accordance with its approval rights under this Agreement, unless the Company Parties have sought a stay of such order within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within twenty-one (21) Business Days after the date of such issuance;

(i)             the entry of an order by the Bankruptcy Court, or the support or filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Lenders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(j)             termination of the DIP Facilities or acceleration of the obligations under the DIP Facilities;

(k)            the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Term Lender in violation of its obligations under this Agreement;

(l)             any Company Party files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion has not been withdrawn within two (2) Business Days of receipt by the Company Parties of written notice from any Required Consenting Term Lenders that such motion or pleading is inconsistent with this Agreement;

(m)           any Company Party loses the exclusive right to file a chapter 11 plan or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

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(n)            the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing or limiting, as applicable, any of the DIP Term Loans or the Term Loans, or any of the encumbrances that secure (or purport to secure) the DIP Term Loans or the Term Loans;

(o)            the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any asset of the Company Parties having an aggregate fair market value in excess of $500,000 without the prior written consent of the Required Consenting Term Lenders; provided, however, that any modification of the automatic stay expressly provided by the DIP/Cash Collateral Orders or any orders entered in connection with any First Day Pleadings, shall not constitute a Termination Event;

(p)            the happening or existence of any event that shall have made any of the conditions precedent to the consummation of the Transactions as set forth in this Agreement (if any), the Plan, or the section of the Transaction Term Sheet entitled “Conditions Precedent to the Plan Effective Date”, if applicable, incapable of being satisfied prior to the Outside Date, except where such condition precedent has been waived by the applicable Parties; provided that the right to terminate this Agreement under this Section 14.01(p) shall not be available to any Consenting Term Lenders if the happening or existence of such event is directly caused by, or results from, the breach by such Consenting Term Lenders of their covenants, agreements, or other obligations under this Agreement;

(q)            the Plan Effective Date has not occurred by the Outside Date (as such date may have been extended in accordance with the provisions of this Agreement);

(r)            the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) days after entry of such order; provided, that no Consenting Term Lender shall have the right to terminate this Agreement pursuant to this Section 14.01(r) if the Bankruptcy Court denies confirmation of the Plan subject only to the making of ministerial, administrative, or immaterial modifications to the Plan;

(s)            the Bankruptcy Court grants relief pursuant to a Final Order that is inconsistent with this Agreement or the Transaction Term Sheet in any material respect;

(t)            any Debtor consummates debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangement that is in an amount, on terms and conditions, or otherwise in form and substance, that is/are not acceptable to the Required Consenting Term Lenders;

(u)            prior to the closing of the DIP Term Loan Credit Agreement, the occurrence of a material Event of Default under the Term Loan Credit Agreement, other than a Specified Default, that has not been cured within any applicable grace periods or waived pursuant to the terms of the Term Loan Credit Agreement;

(v)            any Company Party terminates this Agreement pursuant to Section 14.02;

(w)            the Bankruptcy Court enters an order denying confirmation of the Plan or, without the consent of the Required Consenting Term Lenders, disallowing any material provision thereof and such order remains in effect for thirty (30) Business Days after entry of such order;

(x)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable; or

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(y)            the failure to fund the DIP ABL Facility or to convert the DIP ABL Facility into Exit ABL Loans.

14.02.       Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 17.11 hereof upon the occurrence of any of the following events:

(a)            the breach in any material respect by one or more of the Consenting Stakeholders of any of any of the representations, warranties, covenants or other obligations or agreements of the Consenting Stakeholders in any material respects such that the non-breaching Consenting Stakeholders own or control less than 66 and 2/3% in aggregate principal amount of all outstanding prepetition Term Loan Claims, that remains uncured (to the extent curable) for a period of five (5) Business Days after the terminating Company Party transmits a written notice to the Consenting Stakeholders in accordance with Section 17.11 of this Agreement detailing any such breach;

(b)            the board of directors, board of managers, or such similar governing body of any Company Party determines, in good faith, after consulting with outside counsel, and complying with Section 8, and notifies counsel to the Consenting Stakeholders that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law;

(c)            the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for forty-five (45) Business Days after the terminating Company Party transmits a written notice in accordance with Section 17.11 of this Agreement detailing any such issuance;

(d)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable; or

(e)            the failure of any of the DIP Backstop Parties to fund the New Money DIP Term Loans in accordance with this Agreement and the other Definitive Documents.

14.03.            Consenting Stockholder Party Termination Events. This Agreement may be terminated solely with respect to the Consenting Stockholder Parties only by the Required Consenting Stockholder Parties (in such capacity, a “Stockholder Terminating Party”), upon written notice to the other Parties in accordance with Section 17.11 hereof upon the occurrence of any of the following events:

(a)            any Company Party or Consenting Term Lender (i) breaches in any material respect any of the representations, warranties, or covenants of such Party, and such breach has not been cured (to the extent curable) before the earlier of (A) eight (8) days after such terminating Consenting Stockholder Party transmits a written notice in accordance with Section 17.11 hereof detailing any such breach and (B) one (1) calendar day prior to any proposed Plan Effective Date, as applicable; (ii) takes any action (or refrains from taking any action) inconsistent with this Agreement and that is materially adverse to the Consenting Stockholder Party Matters and the Consenting Stockholder Parties seeking termination pursuant to this provision; or (iii) amends or modifies (or consents to any amendment or modification of any of) the Definitive Documents other than, in each case, in a de minimis or ministerial respect, unless such amendment or modification is otherwise consented to in accordance with Section 3.02 hereof;

(b)            the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after any Consenting Stockholder Party transmits a written notice in accordance with Section 17.11 hereof detailing any such issuance; provided that this termination right may not apply to or be exercised by any Consenting Stockholder Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

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(c)            any Company Party’s (i) withdrawal of the Plan (if applicable), (ii) public announcement of its intention not to support the Transactions, (iii) filing, public announcement, or execution of a definitive written agreement with respect to an Alternative Transaction Proposal, or (iv) public announcement of its intent to pursue, an Alternative Transaction Proposal;

(d)            the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with outside counsel, (i) that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction Proposal (including as contemplated by Section 8.01); provided that this termination right may not be exercised by a Consenting Stockholder Party unless the events described herein remain uncured after fifteen (15) Business Days following the delivery of a Termination Notice by such Consenting Stockholder Party;

(e)            other than by the Stockholder Terminating Party, the commencement of an involuntary case against any Company Party or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief in respect of any Company Party, or any Company Party’s debts, or of a substantial part of any Company Party’s assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of forty-five (45) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

(f)            any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership, or similar Law now or hereafter in effect except as contemplated by this Agreement and with the prior written consent of the Stockholder Terminating Party, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, or (iii) makes a general assignment or arrangement for the benefit of creditors;

(g)            any Definitive Document, after execution or approval of any Governmental Body, as applicable: (i) (A) contains terms, conditions, representations, warranties or covenants that are not materially consistent with the terms of this Agreement or the Transaction Term Sheet (it being understood that nothing in this Agreement shall be construed to require or allow for the execution of any Definitive Document containing terms, conditions, representations, warranties, or covenants that are not materially consistent with the terms of this Agreement or the Transaction Term Sheet), (B) is amended or modified in a manner that is materially inconsistent with or not permitted by this Agreement or the Transaction Term Sheet without the consent of each applicable Party in accordance with its approval rights under this Agreement, or (C) is withdrawn, in each case, without the consent of each applicable Party in accordance with its approval rights under this Agreement; (ii) if such Definitive Document has been or is executed prior to the Plan Effective Date, such Definitive Document is terminated in accordance with its terms; or (iii) if such Definitive Document is an order, such order is materially stayed, reversed, vacated, or adversely modified, without the prior written consent of each applicable Party in accordance with its approval rights under this Agreement, unless the Company Parties have sought a stay of such order within fifteen (15) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within forty-five (45) Business Days after the date of such issuance;

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(h)            the entry of an order by the Bankruptcy Court, or the support or filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Consenting Stockholder Parties), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(i)            the happening or existence of any event that shall have made impossible any of the conditions precedent to the consummation of the Transactions as set forth in this Agreement (if any) or the Plan; provided, that the right to terminate this Agreement under this Section 14.03(i) shall not be available to any Consenting Stockholder Parties if the happening or existence of such event is directly caused by, or results from, the breach by such Consenting Stockholder Parties of their covenants, agreements, or other obligations under this Agreement;

(j)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(k)            the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after entry of such order; provided, that no Consenting Term Lender shall have the right to terminate this Agreement pursuant to this Section 14.03(k) if the Bankruptcy Court denies confirmation of the Plan subject only to the making of ministerial, administrative, or immaterial modifications to the Plan; the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Transaction Term Sheet in any material respect; or any Company Party terminates this Agreement pursuant to Section 14.02.

14.04.      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Term Lenders; (b) each Company Party; and (c) the Required Consenting Stockholder Parties.

14.05.      Automatic Termination.  This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately after the occurrence of the earlier of (x) the Outside Date or (y) Plan Effective Date, as applicable, other than with respect to (i) the Company Parties’ obligations (or the obligations of their successors in interest) to pay the Transaction Party Fees and Expenses incurred through and after the Plan Effective Date, which obligation will survive automatic termination, (ii) any indemnification obligations assumed pursuant to the Transaction Term Sheet or Definitive Documents, and (iii) the provisions of this Agreement set forth in Section 17.21.

14.06.      Effect of Termination. Upon the occurrence of a Termination Date, and other than as set forth in Section 14.05 upon an automatic termination of this Agreement, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve any Party from (i) liability for its willful or intentional breach or non-performance of its obligations under this Agreement prior to the Termination Date or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Plan Effective Date, cause exists pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure and, subject to the requirements of such rule, any and all consents, directions, votes, or ballots provided or tendered by the Parties subject to such termination with respect to the Transactions, in each case before the Termination Date, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions, this Agreement, or otherwise (without the need to seek an order of a court of competent jurisdiction or consent from the Company Parties or any other applicable Party allowing such change). If this Agreement is terminated in accordance with this Section 14, each Consenting Stakeholder shall have an opportunity to change or withdraw (or cause to change or withdraw) its vote to accept the Plan or its consent (regardless of whether any deadline for votes or consents, or for withdrawal thereof, set forth in the Disclosure Statement has passed) and no Company Party shall oppose any attempt by such Consenting Stakeholder to change or withdraw (or cause to change or withdraw) such vote or consent at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder or the ability of any Consenting Stakeholder to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or other Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 14.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement or directly or intentionally caused or otherwise supported any action resulting in material breach of this Agreement. Nothing in this Section 14.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 14.02(b). For the avoidance of doubt, nothing in this Section 14.06 shall alter the Company Parties’ obligations (or the obligations of their successors in interest) to pay the Transaction Party Fees and Expenses incurred through the Termination Date pursuant to Section 17.05.

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Section 15.	Amendments and Waivers.

15.01.      This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 15.

15.02.      Except as otherwise expressly provided, this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived (collectively, each a “Modification/Waiver”), in a writing signed by: (i) each Company Party, (ii)  the Required Consenting Term Lenders, (iii) if the Modification/Waiver involves a Consenting Stockholder Party Matter, the Required Consenting Stockholder Parties, (iv) in the case of any Modification/Waiver to Section 10 or Section 13 that expands the representations made by a Consenting Stakeholder thereunder, each such affected Consenting Stakeholder, and (v) in the case of a Joinder, the Joinder will be effective upon execution by the Joinder Party, and in the case of any Modification/Waiver thereof, the Company Parties and the respective Joinder Party with the consent of the Required Consenting Term Lenders, provided, however, that (y) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on (i) the treatment of Company Claims/Interests held by a Consenting Stakeholder relative to the Company Claims/Interests of such type held by the other Consenting Stakeholders, or (ii) the rights or obligations of a Consenting Stakeholder under this Agreement or the other Definitive Documents relative to such rights or obligations of the other Consenting Stakeholders, then, in each case, the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver, or supplement, and (z) any modification, amendment, or supplement to Section 14.05 or Section 15 or any modification or amendment to the definitions of “Company Parties,” “Required Consenting Stakeholders,” “Required Consenting Stockholder Parties,” and any other defined term whose definition affects the Entities covered by “Company Parties” or “Required Consenting Stakeholders,” shall require the written consent of all Parties.

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15.03.      In determining whether any consent or approval has been given by the Required Consenting Stakeholders, any Company Claims/Interests held by any then-existing Consenting Stakeholder that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination, and the Company Claims/Interests, as applicable, held by such Consenting Stakeholder shall be treated as if they were not outstanding.

15.04.      Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 15 shall be ineffective and void ab initio.

15.05.      The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 16.	Termination of Existing Stockholders Agreement.

16.01.      Effective as of the Plan Effective Date, the Existing Stockholders Agreement shall be deemed to be terminated, canceled, released, and extinguished in accordance with section 5.9 thereof; provided that the foregoing shall not apply to any indemnification obligations assumed pursuant to the Transaction Term Sheet or Definitive Documents.

Section 17.	Miscellaneous.

17.01.      Acknowledgement.

(a)            Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances of a chapter 11 plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such solicitation will be made only in compliance with all applicable provisions of the Bankruptcy Code, and/or other applicable Law.

(b)            Notwithstanding any other provision in this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities.  Any such offer will be made only in compliance with all applicable securities Laws, and/or other applicable Law.

17.02.      Exhibits Incorporated by Reference. Each of the term sheets, exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.

17.03.      Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions and intent of this Agreement.

17.04.      Complete Agreement.  Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect to the subject matter of this Agreement, other than any Confidentiality Agreement.

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17.05.      Fees and Expenses.

(a)            Whether or not the transactions contemplated by this Agreement are consummated, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Transaction Party Fees and Expenses as follows: (i) all Transaction Party Fees and Expenses to be paid on (and including) the TSA Effective Date for which summary invoices (which may be drafted to ensure the maintenance of all applicable legal privileges and which shall include estimated fees and expenses incurred after the TSA Effective Date and before the Petition Date) have been received by the Company Parties no later than three (3) days before the anticipated TSA Effective Date shall be paid in full in cash on the TSA Effective Date; (ii) after the Petition Date (to the extent permitted by order of the Bankruptcy Court) all accrued and unpaid Transaction Party Fees and Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within ten (10) days) following receipt of summary invoices (which may be drafted to ensure the maintenance of all applicable legal privileges) and shall otherwise be paid in accordance with subsection (iv); (iii) upon termination of this Agreement (other than a termination of this Agreement pursuant to Section 14.05 on account of the occurrence of the Plan Effective Date, which is addressed in clause (v) of this Section 17.050), all accrued and unpaid Transaction Party Fees and Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within ten (10) days) following receipt of summary invoices (which may be drafted to ensure the maintenance of all applicable legal privileges); and (iv) all Transaction Party Fees and Expenses to be paid on the Plan Effective Date shall be estimated before and as of the Plan Effective Date and such estimates shall be delivered to the Debtors at least two (2) days before the anticipated Plan Effective Date; provided, however, that (A) such estimates shall not be considered an admission or limitation with respect to such Transaction Party Fees and Expenses, (B) on the Plan Effective Date, or as soon as practicable thereafter, final invoices for all Transaction Party Fees and Expenses incurred before and as of the Plan Effective Date shall be submitted to the Company Parties, and (C) the Company Parties shall continue to pay, when due and payable in the ordinary course, pre- Plan Effective Date Transaction Party Fees and Expenses related to the Transactions, incurred before the Plan Effective Date, in accordance with any engagement and/or fee letters with the Company Parties. To the extent applicable, the Plan and any DIP/Cash Collateral Order shall contain appropriate provisions to give effect to the obligations under this Section 17.05.

(b)            The Company Parties hereby acknowledge and agree that the Consenting Stakeholders have expended, and will continue to expend, considerable time, effort, and expense in connection with this Agreement and the negotiation of the Transactions, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties, and that the Consenting Stakeholders have made a substantial contribution to the Company Parties and the Transactions. To the extent applicable, subject to the approval of the Bankruptcy Court, the Company Parties shall reimburse or pay (as the case may be) all reasonable and documented Transaction Party Fees and Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that the Transaction Party Fees and Expenses are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such Transaction Party Fees and Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, nothing in this Section 17.05 shall require the Debtors to assume this Agreement during the Chapter 11 Cases.

17.06.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE), IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (A) THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF; AND (B) IF THE CHAPTER 11 CASES ARE FILED, THE BANKRUPTCY CODE. Any suit, action, or proceeding brought in connection with this Agreement, whether in contract, tort or otherwise, shall be brought in the federal or state courts located in the City of New York, borough of Manhattan, New York, and the Parties hereby irrevocably consent to the exclusive jurisdiction of such courts, agree not to commence any suit, action, or proceeding relating thereto except in such courts, and waive, to the fullest extent permitted by Law, the right to move to dismiss or transfer any suit, action or proceedings brought in such court on the basis of any objections as to venue or inconvenient forum or on the basis of any objection to personal jurisdiction.  Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court, waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

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17.07.      Trial by Jury Waiver. Each of the Parties IRREVOCABLY waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of OR relating to THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

17.08.      Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

17.09.      Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

17.10.      Successors and Assigns; Third Parties.  This Agreement is intended to (and does) bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity except as expressly permitted in this Agreement.

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17.11.      Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

The Container Store Group, Inc.
500 Freeport Parkway
Coppell, Texas 75019
Attn: Jeff Miller; Tasha Grinnell
Email: jamiller@containerstore.com; tlgrinnell@containerstore.com with copies (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Attn: George Davis; Ted Dillman; Hugh Murtagh; TJ Li
Email: george.davis@lw.com; ted.dillman@lw.com;
hugh.murtagh@lw.com; tj.li@lw.com

(b)            if to a Consenting Term Lender, to the addresses set forth below each Consenting Term Lender’s signature to this Agreement or on the signature page to a Joinder in the case of any Consenting Term Lender that becomes a party hereto after the TSA Effective Date, as the case may be, with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, New York 10166-0193
Attn: Jayme T. Goldstein; Isaac Sasson; William Reily; Leonie Koch
Email: jaymegoldstein@paulhastings.com; isaacsasson@paulhastings.com;
williamreily@paulhastings.com; leoniekoch@paulhastings.com

(c)            Any notice given by delivery, mail, or courier shall be effective when received, and any notice delivered or given by electronic mail shall be effective when sent (so long as a message delivery failure or transmission error notification is not received by the sender).

17.12.      Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

17.13.      Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

17.14.      Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, Claims, and defenses and the Parties fully reserve any and all of their rights, remedies, claims, and defenses. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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17.15.      Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement (including Section 15 of this Agreement) by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

17.16.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

17.17.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

17.18.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity shall be cumulative and not alternative. The exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. No failure of any Party to exercise, and no delay in exercising, any such right, power, or remedy shall operate as a waiver of any such right, power, or remedy.

17.19.      Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds or beneficially owns (directly or through discretionary accounts that it manages, advises, or subsidiary-advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

17.20.      Relationship Among Parties.

(a)            It is understood and agreed that no Consenting Stakeholder owes a fiduciary duty or duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in Company Claims/Interests without the consent of the Company or any other Consenting Stakeholder, subject to the applicable securities laws and the terms of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Stakeholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Rule 13d of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Stakeholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Stakeholders are in any way acting in concert or as such a “group.”

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(b)            Each Consenting Stakeholder acknowledges to each other Consenting Stakeholder (including to any Person acting on behalf of such Consenting Stakeholder, including any financial or other advisor of any of the foregoing) that: (i) the Transactions described herein are arm’s-length commercial transactions among the parties hereto; (ii) it has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate; (iii) it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating, and understands and accepts, the terms, merits, risks, and conditions of the Transactions contemplated hereby, and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Consenting Stakeholder to evaluate the terms, merits, risks, and conditions of the Transactions contemplated hereby; and (iv) the Consenting Stakeholders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Consenting Stakeholders and their respective Affiliates, and the Consenting Stakeholders have no obligation to disclose any such interests to any other Consenting Stakeholders or their respective Affiliates. Each Consenting Stakeholder further acknowledges for the benefit of the other Consenting Stakeholders (including for the benefit of any Person acting on behalf of any other Consenting Stakeholder, including any financial, legal, or other advisor of any of the foregoing) that it has, independently and without reliance upon any statement, representation, or warranty made by any Party or Person (or any such other Party’s or Person’s financial, legal, or other advisors or representatives), other than those expressly contained in this Agreement, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Party or Person (or any such other Party’s or Person’s financial, legal, or other advisors or representatives). No securities of the Company Parties are being offered or sold hereby, and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company Parties.

17.21.      Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, Section 14.06, the agreements and obligations of the Parties in Section 17, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. For the avoidance of doubt, nothing in this Section 17.21 shall alter the Company Parties’ obligations (or the obligations of their successors in interest) to pay the Transaction Party Fees and Expenses incurred through the Termination Date.

17.22.      Email Consents. Where a written consent, acceptance, approval, notice, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, notice, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

17.23.      Publicity of Ad Hoc Group.

(a)            The Company Parties shall submit drafts to the Ad Hoc Group Advisors of any press releases or other public statement or public disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure; provided that if delivery of such document at least two (2) Business Days in advance of such disclosure is impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

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(b)            Except as required by Law, no Party or its advisors shall (x) other than as necessary during live court proceedings, in any Definitive Document attached to a filing as contemplated by this Agreement and in filings reasonably requiring the use of the name of a Consenting Term Lender, in each case in connection with the Chapter 11 Cases, use the name of any Consenting Term Lender in any public manner (including in any press release) with respect to this Agreement, the Transactions, or any of the Definitive Documents, or (y) disclose to any Person, other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any Consenting Term Lender without such Consenting Term Lender’s prior written consent or, to the extent a Consenting Term Lender is a Backstop Party, such Contenting Term Lender’s backstop allocation (it being understood and agreed that each Consenting Term Lender’s signature page to this Agreement and Exhibit 3 to the Transaction Term Sheet shall be redacted to remove the name of such Consenting Term Lender and the amount and/or percentage of Company Claims/Interests held by such Consenting Term Lender and/or its backstop allocation); provided, however, that (i) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Term Lender a reasonable opportunity to consent in advance of such disclosure and shall take all commercially reasonable measures to limit such disclosure to the extent practicable and permitted by applicable Law and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Term Lenders, collectively. Notwithstanding the provisions in this Section 17.23, any Party may disclose, to the extent expressly consented to in writing by a Consenting Term Lender such Consenting Term Lender’s identity, individual holdings, and backstop allocation.

17.24.      No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or Affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

17.25.      Reporting of Claims. The Parties agree and acknowledge that the Consenting Stakeholders’ rights are reserved with respect to the reported amount of the Company Claims/Interests in each Consenting Stakeholder’s signature block (including any reporting or lack of reporting with respect to principal, accrued and unpaid interest, fees and expenses) and any disclosure made on any signature block shall be without prejudice to any subsequent assertion by or on behalf of such Consenting Stakeholder of the full amount of its Company Claims/Interests.

17.26.      Computation of Time. Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

17.27.      Tax Matters. Each Party hereby acknowledges and agrees that the terms of the Transactions shall be structured to minimize the tax impact of the Transactions on the Company Parties and the Consenting Stakeholders while preserving or otherwise maximizing favorable tax attributes (including tax basis) of the Reorganized TCSG, as a result of the consummation of the Transactions to the extent practicable, in each case as determined by the Consenting Stakeholders.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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EXHIBIT A

Company Parties

1.	The Container Store Group, Inc.

2.	The Container Store, Inc.

3.	TCS Gift Card Services, LLC

4.	C Studio Manufacturing Inc.

5.	C Studio Manufacturing LLC

EXHIBIT B

Transaction Term Sheet

Execution Version

THE CONTAINER STORE GROUP, INC., et al.

Transaction Term Sheet

December 21, 2024

This Transaction TERM SHEET (including all exhibits, annexes, appendices, and/or schedules hereto, AS AMENDED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE TRANSACTION SUPPORT AGREEMENT, thIS “Transaction Term Sheet”) contemplates a proposed restructuring and recapitalization of the businessES owned by TCSG AND THE OTHER company parties (EACH AS DEFINED in the TRANSACTION SUPPORT AGREEMENT (AS DEFINED BELOW)), including restructuring the Company parties’ outstanding indebtedness and equity interests, to be implemented through voluntary pre-packaged chapter 11 cases in the UNITED STATES bankruptcy court FOR THE SOUTHERN DISTRICT OF TEXAS (the “Transactions”). Reference is made to THAT certain TRANSACTION support agreement (AS AMENDED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEReOF, the “TRANSACTION Support Agreement”) by and among the Company parties and the Other parties thereto, dated as of the date OF THIS Transaction TERM SHEET. The Transactions will be implemented in accordance with the Transaction Support Agreement and this Transaction Term Sheet.1

THIS Transaction TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER, AN ACCEPTANCE, OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY Parties or a solicitation of acceptances or rejections as to any chapter 11 plan. ANY SUCH OFFER OR SOLICITATION of any equity securities of the company parties SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING APPLICABLE SECURITIES LAWS.

ThIS Transaction Term Sheet is a settlement proposal To Certain LENDERS UNDER THE COMPANY parties’ Term Loan Credit Agreement AND ABL CREDIT AGREEMENT in furtherance of settlement discussions. Accordingly, thIS Transaction TERM SHEET is protectED BY Rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions.

THIS Transaction TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN this Transaction term sheet, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS (IN ACCORDANCE WITH THE DOCUMENTATION PRINCIPLES HEREIN) INCORPORATING THE TERMS and conditions SET FORTH IN THIS Transaction TERM SHEET AND THE TRANSACTION SUPPORT

[1]	Capitalized terms used but not otherwise defined in this Transaction Term Sheet shall have the meanings ascribed to such terms in the Transaction Support Agreement or the other term sheets or documents annexed hereto, as applicable.

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AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Overview
Implementation	This Transaction Term Sheet and the Transaction Support Agreement contemplate the restructuring of the existing capital structure of the Company Parties, to be consummated pursuant to the Plan to be confirmed by the Bankruptcy Court in the Chapter 11 Cases, which Plan shall be consistent in all respects with the Transaction Support Agreement and this Transaction Term Sheet.[2]
Overview of Transactions

No later than 1 Business Day following the TSA Effective Date, and prior to the Petition Date, the Company Parties shall commence solicitation of the votes of all holders of the Term Loan Claims (defined below) to approve the Plan and effectuate the Transactions by delivering the Plan, Disclosure Statement and Solicitation Materials to each holder of a Term Loan Claim.

The Chapter 11 Cases shall be funded by (i) the Company Parties’ existing cash on hand with the consent of the Consenting Term Lenders to the use of their cash collateral and (ii) the proceeds of the DIP Facilities (as defined below), in each case in accordance with the terms of the DIP/Cash Collateral Orders and other DIP Facilities Documents.

Pursuant to the Transactions:

1.     upon entry of the Interim DIP/Cash Collateral Order and the closing of that certain debtor-in-possession revolving credit facility on the terms and conditions set forth in the DIP & Exit ABL Commitment Letter attached as Exhibit 5 hereto (the “DIP ABL Facility”), the ABL Facility shall be repaid in full, in cash, from the proceeds of the DIP ABL Facility, and thereafter, on the Plan Effective Date, the commitments and outstanding obligations under the DIP ABL Facility shall be (a) exchanged for loans under that certain asset based revolving credit facility on the terms and conditions set forth in the DIP & Exit ABL Commitment Letter(the “Exit ABL Facility”) or (b) otherwise refinanced in full on terms acceptable to the Company Parties and the Required Consenting Term Lenders;

2.     as more fully set forth in the debtor-in-possession financing term sheet attached as Exhibit 1 hereto (together with all exhibits, annexes, and schedules thereto, the “DIP Term Loan Facility Term Sheet”), certain of the Consenting Term Lenders shall provide a term loan facility (the “DIP Term Loan Facility” and together with the DIP ABL Facility, the “DIP Facilities”) in the amount of $115 million comprised of $40 million in new money First-Out DIP Term Loans (as defined in the DIP Term Loan Facility Term Sheet) and $75 million of rolled up Term Loans as Second-Out DIP Term Loans (as defined in the DIP Term Loan Facility Term Sheet);

[2]	The “Debtors” in the Chapter 11 Cases are: The Container Store Group, Inc.; The Container Store, Inc.; C Studio Manufacturing Inc.; C Studio Manufacturing LLC; and TCS Gift Card Services, LLC.

3.     on the Plan Effective Date, the DIP Term Lenders shall exchange all DIP Term Loans under the DIP Term Loan Facility (i.e., $110 million of DIP Term Loans), plus accrued interest, premiums and fees, for Exit Term Loans, on the terms and subject to the conditions set forth in the Exit Term Loan Term Sheet annexed hereto as Exhibit 2 (together with all exhibits, annexes, and schedules thereto, the “Exit Term Loan Term Sheet”);

4.     In lieu of payment in full, in cash, on account of their DIP Term Loan Claims, Reorganized TCSG shall, issue to the holders of the DIP Term Loan Claims or their designees: (1) 100% of the Exit Term Loans on a pro rata basis and (2) 64% of the New Equity Interests, subject to dilution on account of the MIP (as defined below), on a pro rata basis according to their ratable share of First-Out DIP Term Loan Facility (the “Equity Premium”); and

5.     Reorganized TCSG shall issue 100% of the New Equity Interests, subject to dilution on account of the Equity Premium and MIP, to the holders of Term Loan Claims on a pro rata basis.

On or as promptly as reasonably practicable following the Plan Effective Date and the consummation of the Transactions, TCSG shall have completed or substantially completed the termination of registration from all securities under sections 13 and 15(d) of the Exchange Act and will continue as a private company.

DIP Matters

As more fully set forth in the DIP Term Loan Facility Term Sheet, certain of the Consenting Term Lenders will provide the DIP Term Loan Facility to the Company Parties, consisting of $115 million of DIP Term Loans, of which (i) $20 million of new money First-Out DIP Term Loans shall be available upon entry of the Interim DIP/Cash Collateral Order, (ii) $20 million of new money First-Out DIP Term Loans shall be available upon entry of the Final DIP/Cash Collateral Order and (iii) and $75 million of Term Loans shall, upon entry of the interim and final DIP/Cash Collateral Orders, be rolled up on a $1.875 of Term Loans for every $1.00 of First-Out DIP Term Loans (as defined in the DIP Term Loan Facility Term Sheet) funded.

Pursuant to syndication procedures acceptable to the Required Consenting Term Lenders (the “Syndication Procedures”), all holders of Term Loan Claims (and/or one or more Related Funds of such holders) who become Parties to the Transaction Support Agreement (in accordance with its terms) prior to the closing of the DIP Term Loan Facility syndication process will be eligible to subscribe for their pro rata share of the commitments to fund First-Out DIP Term Loans and roll up Second-Out DIP Term Loans under the DIP Term Loan Facility (in accordance with the terms of the DIP Facilities Documents) based on their respective pro rata holdings of their Term Loan Claims by committing to purchase from Jefferies LLC (the “Fronting Bank”) their pro rata portion of the First-Out DIP Term Loans. The right to participate in the DIP Term Loan Facility is hereinafter referred to as the “DIP Term Loan Funding Right”.

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The funding of the First-Out DIP Term Loans under the DIP Term Loan Facility shall be backstopped, severally and not jointly, by certain members of the Ad Hoc Group and/or their respective Related Funds[3] (each, a “DIP Backstop Party” and collectively, the “DIP Backstop Parties”). The DIP Backstop Parties shall subscribe for their respective pro rata shares of the DIP Backstop (as defined below) based on their respective pro rata holdings of Term Loans Claims held by all DIP Backstop Parties as of December 18, 2024.

To the extent that a holder of Term Loan Claims (a) does not execute the Transaction Support Agreement (in which case, such holder shall have no right to subscribe for any portion of the DIP Term Loan Facility) or (b) executes the Transaction Support Agreement but does not subscribe for its pro rata portion of the DIP Term Loan Facility in accordance with the Syndication Procedures, then (in either case) each DIP Backstop Party shall, severally and not jointly, increase its pro rata share, based on the DIP Allocation Schedule (annexed hereto as Exhibit 3), of the DIP Term Loan Facility for any portion of the DIP Term Loan Facility that is not subscribed for by the holder of such Term Loan Claims (the “DIP Backstop”).

In consideration for providing the DIP Backstop, the Debtors shall pay to the DIP Backstop Parties a non-refundable put option premium in respect of the DIP Backstop (the “Put Option Premium”) equal to 5.00% of the aggregate amount of the commitments to fund the First-Out DIP Term Loans under the DIP Term Loan Facility, which shall be fully earned upon entry of the Interim DIP/Cash Collateral Order and due and payable in kind at the initial funding of First-Out DIP Term Loans and to be included in the principal amount of the First-Out DIP Term Loans allocated to each DIP Backstop Party pursuant to the Syndication Procedures.

The Put Option Premium, Commitment Premium (as defined in the DIP Term Loan Facility Term Sheet) and Equity Premium shall be paid free and clear of, and without deduction or withholding for, any taxes. Each of the Company Parties, each DIP Backstop Party and each DIP Term Lender agrees to treat (and to cause its Affiliates to treat), for U.S. federal (and, to the extent permitted by applicable law, state and local) income tax purposes, each of the Put Option Premium and Commitment Premium as a premium for a put option, and the Equity Premium, as additional consideration for a DIP Term Lender’s Term Loan Claims against the Company Parties and as initially a return of principal on such Term Loan Claims, and none of the premiums as a payment for services, and the Company Parties and each DIP Backstop Party and each DIP Term Lender shall not take (and shall cause their respective Affiliates not to take) any position or action inconsistent with such treatment and/or characterization, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state or local Law).

[3]	“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, advised or managed by (a) such Person, (b) an Affiliate of such Person, or (c) the same investment manager, advisor or subadvisor that controls, advises or manages such Person or an Affiliate of such investment manager, advisor or subadvisor.

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Definitive Documents	All Definitive Documents shall be subject to the rights and obligations set forth in Section 3 of the Transaction Support Agreement, including the consent rights of the Company Parties, Required Consenting Term Lenders and Required Consenting Stockholder Parties under Section 3.02 thereof. Failure to reference such rights and obligations as it relates to any document referenced in this Transaction Term Sheet shall not impair such rights and obligations.
Treatment of Claims and Interests
General Administrative Claims[4]	Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a holder of an allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree(s) to less favorable treatment with respect to such allowed General Administrative Claim, each holder of an allowed General Administrative Claim shall receive, in full and final satisfaction of its General Administrative Claim, an amount in cash equal to the unpaid amount of such allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is allowed on or before the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is allowed after the Plan Effective Date, on the date such General Administrative Claim is allowed or as soon as reasonably practicable thereafter or, if not then due, when such allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that allowed General Administrative Claims that arise in the ordinary course of the Debtors’ businesses during the Chapter 11 Cases shall be paid in full in cash in the ordinary course of business in accordance with the terms and conditions of the Transaction Support Agreement, any controlling agreements, course of dealing, course of business, or industry practice, without further notice to or order of the Bankruptcy Court. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

4	“General Administrative Claims” shall have the customary meaning assigned in the Plan but shall include the DIP Term Loan Claims (as defined in the DIP Term Loan Facility Term Sheet) and all fees, expenses and premiums earned or payable under the DIP Facilities Documents, Exit Facilities and the Plan as a condition precedent to the Plan Effective Date; provided, however, that if the Transaction Support Agreement remains in effect, the DIP Term Loan Claims shall be treated in accordance with the DIP Term Loan Claims section of this Transaction Term Sheet.

4

Professional Fee Claims

No later than the anticipated Plan Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account (as defined below) with cash equal to the Professional Fee Escrow Amount (as defined below). The amount of Professional Fee Claims owing to the Retained Professionals (as defined below) shall be paid in full in cash to such Retained Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are allowed by entry of an order of the Bankruptcy Court; provided, that the Debtors’ and the Reorganized Debtors’ obligations to pay allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

“Professional Fee Claim” means a Claim by professionals retained by the Debtors or any official committee (the “Retained Professionals”) seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Plan Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

“Professional Fee Escrow Account” means a segregated interest-bearing account funded by the Debtors with cash no later than two (2) Business Days before the anticipated Plan Effective Date in an amount equal to the Professional Fee Escrow Amount.

“Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or shall incur in rendering services in connection with the Chapter 11 Cases before and as of the Plan Effective Date, which shall be estimated in accordance with the terms of the Plan.

DIP Term Loan Claims

Except to the extent that a holder of an allowed DIP Term Loan Claim and the Debtors has agreed in writing to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each DIP Term Loan Claim, each holder of a DIP Term Loan Claim shall receive, on the Plan Effective Date and on account of such DIP Term Loan Claim, its pro rata share of: (a) 64% of the New Equity Interests on account of the Equity Premium (subject to dilution on account of the MIP), and (b) the Exit Term Loans pursuant to the terms and conditions set forth in the Exit Term Loan Term Sheet.

All holders of DIP Term Loan Claims shall be deemed to have consented to their treatment under the Plan pursuant to the terms of the Transaction Support Agreement and the DIP Facilities Documents.

DIP ABL Loan Claims	On the Plan Effective Date, the DIP ABL Loan Claims and all the commitments and outstanding obligations under the DIP ABL Facility shall be exchanged for loans under the Exit ABL Facility on the terms set forth in the Exit ABL Commitment Letter, or otherwise refinanced in full on terms acceptable to the Company Parties and the Required Consenting Term Lenders.
Priority Tax Claims[5]	Except to the extent that a holder of an allowed Priority Tax Claim (i) and the Debtor(s) against which such allowed Priority Tax Claim is asserted agree to a less favorable treatment, or (ii) has already been paid during the Chapter 11 Cases on account of such Priority Tax Claim, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Priority Tax Claim, each holder of such allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

[5]	“Priority Tax Claims” means any Claim of a Governmental Body of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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Other Priority Claims[6]	Except to the extent that a holder of an allowed Other Priority Claim and the Debtor(s) against which such allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each allowed Other Priority Claim, each holder of an allowed Other Priority Claim due and payable on or before the Plan Effective Date shall receive (with the consent of the Required Consenting Term Lenders), as soon as reasonably practicable after the Plan Effective Date, on account of such Other Priority Claim: (1) cash in an amount equal to the amount of such allowed Other Priority Claim; (2) reinstatement or such other treatment rendering its allowed Other Priority Claim unimpaired in accordance with section 1124 of the Bankruptcy Code; or (3) cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such holder. To the extent any allowed Other Priority Claim is not due and owing on or before the Plan Effective Date, such Claim shall be paid in full in cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.
United States Trustee Statutory Fees	The Debtors or the Reorganized Debtors, as applicable, shall pay all United States Trustee Statutory Fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.
Transaction Party Fees and Expenses

The Transaction Party Fees and Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date (or, with respect to necessary post-Plan Effective Date activities, after the Plan Effective Date), shall be paid in full in cash on the Plan Effective Date as a condition to the occurrence of the Plan Effective Date in accordance with, and subject to, the terms of the Transaction Support Agreement (unless otherwise provided in the DIP/Cash Collateral Orders or any other order of the Bankruptcy Court), without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court or U.S. Trustee review or approval. All Transaction Party Fees and Expenses to be paid on the Plan Effective Date shall be estimated before and as of the Plan Effective Date and such estimates shall be delivered to the Debtors at least three (3)  days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Transaction Party Fees and Expenses. On the Plan Effective Date, or as soon as practicable thereafter, final invoices for all Transaction Party Fees and Expenses incurred before and as of the Plan Effective Date shall be submitted to the Debtors.

For the avoidance of doubt, in addition to the foregoing, the Company Parties shall have paid all Transaction Party Fees and Expenses for which an invoice has been received by the Company Parties on or before the date that is one (1) Business Day prior to the TSA Effective Date in accordance with Section 2.01(d) of the Transaction Support Agreement.

6	“Other Priority Claims” means any Claim (other than a General Administrative Claim or a Priority Tax Claim) entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

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Other Secured Claims[7]	Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each allowed Other Secured Claim, each holder of an allowed Other Secured Claim, at the option of the applicable Debtor (with the consent of the Required Consenting Term Lenders, not to be unreasonably withheld), shall, on the Plan Effective Date, (i) be paid in full in cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim unimpaired.
ABL Claims	Upon the closing of the DIP ABL Facility pursuant to the terms of the DIP ABL Facility Loan Documents, each holder of an ABL Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each ABL Claim, payment in full in cash from the proceeds of the DIP ABL Facility; provided that any obligations arising under the ABL Facility that by their terms survive repayment and termination of the ABL Facility shall be assumed by the Reorganized Debtors and such rights and claims shall be Unimpaired.
Term Loan Claims	Except to the extent that a holder of a Term Loan Claim has agreed in writing to less favorable treatment, on the Plan Effective Date, each holder of a Term Loan Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Term Loan Claim, its pro rata share of 100% of New Equity Interests, subject to dilution by the Equity Premium and MIP.
General Unsecured Claims	Subject to the Plan and except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each allowed General Unsecured Claim, each holder of an allowed General Unsecured Claim against a Debtor shall receive, on the Plan Effective Date, reinstatement or such other treatment, including (with the consent of the Required Consenting Term Lenders) cash payment, rendering its allowed General Unsecured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code. On and after the Plan Effective Date, the Reorganized Debtors shall pay each holder of an allowed General Unsecured Claim in the ordinary course of business; provided, however, that no holder of an allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

[7]	“Other Secured Claims” means any secured claim that is not a “DIP ABL Loan Claim”, “DIP Term Loan Claim”, “ABL Claim”, or “Term Loan Claim”.

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Subordinated Claims[8]	Holders of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims. Unless otherwise provided for under the Plan (with the consent of the Required Consenting Term Lenders), on the Plan Effective Date, Subordinated Claims shall be canceled, released, discharged, and extinguished.
Intercompany Claims[9]	No property shall be distributed to the holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, on the Plan Effective Date, at the option of the applicable Debtor, Intercompany Claims shall be either: (i) reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released. For the avoidance of doubt, all Intercompany Claims between any Debtor and a non-Debtor affiliate shall ride through and continue in full force and effect unless otherwise agreed by the applicable Debtor and non-Debtor affiliate (with the consent of the Required Consenting Term Lenders).
Intercompany Interests[10]	No property shall be distributed to the holders of allowed Intercompany Interests. Unless otherwise provided for under the Plan, on the Plan Effective Date, at the option of the applicable Debtor (with the consent of the Required Consenting Term Lenders), Intercompany Interests shall be either: (i) reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.
Existing Equity Interests	On the Plan Effective Date, all Existing Equity Interests in TCSG will be discharged, canceled, released, and extinguished and will be of no further force or effect.
Other Material Provisions
New Equity Interests	On the Plan Effective Date: • Reorganized TCSG shall adopt the New Organizational Documents; • all Existing Equity Interests shall be canceled and extinguished;

[8]	“Subordinated Claims” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution (except indemnification or reimbursement Claims assumed hereunder). For the avoidance of doubt, Subordinated Claim includes any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of their Affiliates.

[9]	“Intercompany Claims” means a prepetition Claim held by a Debtor or non-Debtor Affiliate against a Debtor.

[10]	“Intercompany Interests” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Existing Equity Interests, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

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•       100% of the equity interests in Reorganized TCSG (which may be a corporation or a limited liability company, as agreed to by the Company Parties and the Required Consenting Term Lenders) (the “New Equity Interests”) shall be distributed pro rata to the holders of Term Loan Claims, subject to dilution by the Equity Premium and MIP;

•       64% of the New Equity Interests, subject to dilution by the MIP, shall be issued to the holders of DIP Term Loan Claims on a pro rata basis based on such holders ratable share of the First-Out DIP Term Loans, on account of the Equity Premium; and

•       all New Equity Interests shall be subject to the terms and conditions of the relevant Definitive Documents, including the New Organizational Documents.

Governance	On the Plan Effective Date, the existing corporate governance documents will be amended, amended and restated, supplemented, modified or terminated, as necessary, and new corporate governance documents will be executed, delivered and/or filed, as applicable, to, among other things, set forth the rights and obligations of the parties in a manner consistent with this Transaction Term Sheet, the Transaction Support Agreement, and the governance term sheet annexed hereto as Exhibit 4 ( together with all exhibits, annexes, and schedules thereto, the “Governance Term Sheet”).
Management Incentive Plan	After the Plan Effective Date, the New Board will implement a management incentive plan of up to 10% of the fully-diluted New Equity Interests (the “MIP”). All grants under the MIP shall be determined at the sole discretion of the New Board, including with respect to the participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation to be provided thereunder.
Releases and Exculpation	The Plan shall include, to the fullest extent permitted by law, customary exculpations in and mutual releases between and among the (i) Company Parties (and, inter alia, their officers, directors, equity holders, employees, estate fiduciaries, and advisors to the same) and Reorganized Debtors, and (ii) the Consenting Term Lenders, Term Loan Agent, Term Loan Agent Advisors, Ad Hoc Group Advisors, DIP Term Lenders, DIP Term Loan Agent, DIP ABL Agent, DIP ABL Lenders, DIP Backstop Parties, Fronting Bank, Exit Term Lenders, Exit Facilities Agents, all other the Consenting Stakeholders to the extent not included in the foregoing inter alia, their Related Parties (as defined in the Plan) officers, directors, equity holders, employees of the foregoing Persons, any other parties to the Transaction Support Agreement, and each of the foregoing’s respective related parties (collectively, the “Releases”).
Executory Contracts and Unexpired Leases

The Plan will provide that the Debtors’ executory contracts (including the Transaction Support Agreement) and unexpired leases that are not rejected as of the Plan Effective Date (if any such contracts or leases are rejected either pursuant to the Plan or a separate motion) shall be deemed assumed and amended (as necessary to implement the terms of the Transactions) pursuant to section 365 of the Bankruptcy Code.

Any rejection damages Claims for executory contracts or unexpired leases that the Debtors elect, with the consent of the Required Consenting Term Lenders (not to be unreasonably withheld), to reject shall be paid in full on the Plan Effective Date; provided, that such Claim is not a Subordinated Claim, in which case such Claim shall be treated as a Subordinated Claim pursuant to the terms of the Plan.

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Indemnification of Pre-Transaction Equity Holders, Directors, Officers, Managers, et al.	All indemnification obligations in place as of the TSA Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former equity holders, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Parties and their subsidiaries, as applicable, shall be assumed and remain in full force and effect after the Plan Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable.
Director, Officer, Manager, and Employee Tail Coverage	As of the TSA Effective Date, the Company Parties shall have obtained liability insurance policies covering the directors, managers, and officers of each Company Party. On the Plan Effective Date, the Company Parties shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) and the Company Parties shall obtain any insurer consents required to assume such policies.
Exemption Under Section 1145 of the Bankruptcy Code	To the extent applicable and permitted under applicable law, the Plan and the Confirmation Order shall provide that the issuance and distribution of any securities thereunder, including the New Equity Interests, will be exempt from the registration requirements under applicable securities laws in accordance with section 1145 of the Bankruptcy Code or any other applicable securities laws exemption to the fullest extent possible.
Employment Obligations	On the Plan Effective Date, the Company Parties shall be deemed to have assumed all employment agreements, indemnification agreements, and other similar agreements entered into with any current or former employees, management, and directors in accordance with the terms and conditions of the Transaction Support Agreement.
Tax Structuring / Implementation	The Company Parties and the Required Consenting Term Lenders shall cooperate in good faith to structure the Transactions in a tax-efficient manner, and the tax structuring of the Transactions shall be subject to the consent of the Company Parties and the Required Consenting Term Lenders.
Transaction Fees and Expenses	The Company Parties shall pay the fees and expenses as set forth herein and in the Transaction Support Agreement.
Conditions Precedent to the Plan Effective Date	The following conditions precedent to the effectiveness of the Plan Effective Date shall be satisfied or waived by the Debtors with the consent of the Required Consenting Term Lenders, and the Plan Effective Date shall occur on the date upon which the last of such conditions is so satisfied and/or waived:

1.       the Transaction Support Agreement shall be in full force and effect, no termination event or event that would give   rise to a termination event under the Transaction Support Agreement upon the expiration of the applicable grace   period shall have occurred and remain occurring, and the Transaction Support Agreement shall not have been   validly terminated before the Plan Effective Date;

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2.     the DIP Facilities and all DIP Facilities Documents shall be in full force and effect, no event of default or event that could give rise to an event of default under the DIP Facilities Documents upon the expiration of the applicable grace period shall have occurred and remain occurring, and the DIP Facilities shall not have been validly terminated before the Plan Effective Date;

3.     any non-technical and/or immaterial amendments, modifications or supplements to the Plan shall be acceptable to the Debtors and the Required Consenting Term Lenders;

4.     all of the actions set forth in the Restructuring Transaction Steps Memorandum that are contemplated therein to be completed and implemented on or prior to the Plan Effective Date, shall have been completed and implemented in accordance with the terms thereof;

5.     the Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order and such order shall be a Final Order and shall remain in full force and effect;

6.     the final version of the Plan Supplement shall have been filed and all of the schedules, documents, and exhibits contained therein shall be consistent in all material respects with the Transaction Support Agreement, this Transaction Term Sheet, the Exit ABL Commitment Letter, and the Plan;

7.     the Bankruptcy Court shall have entered the Disclosure Statement Order and Confirmation Order (or the Combined Order), which shall be in form and substance acceptable to the Required Consenting Term Lenders and Company Parties and consistent in all material respects with this Transaction Term Sheet and the Transaction Support Agreement and shall not be subject to a stay, and the Plan shall not have been amended, altered, or modified from the Plan as confirmed by the Confirmation Order in any material respect, unless such material amendment, alteration, or modification has been made in accordance with the Plan;

8.     each document or agreement necessary to effectuate the Plan, including all Definitive Documents, shall have been executed and/or effectuated, shall be in form and substance acceptable to the Required Consenting Term Lenders and Company Parties, and shall be consistent with the Transaction Support Agreement or the Exit ABL Commitment Letter, as applicable, including the consent rights provided therein, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Plan Effective Date or otherwise waived in accordance with the terms of the applicable Definitive Documents;

9.     the Company Parties shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Transactions, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

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10.   all governmental and third-party approvals and consents that may be necessary in connection with the Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Transactions;

11.   no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Transactions;

12.   the Company Parties shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval, or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses;

13.   the Transaction Party Fees and Expenses shall have been paid in full in cash (subject to any order of the Bankruptcy Court);

14.   the restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan, the Transaction Support Agreement, and the Exit ABL Commitment Letter;

15.   such other conditions precedent to the Plan Effective Date that are customary and otherwise requested by the Required Consenting Term Lenders, and agreed to by the Company Parties; and

16.   there shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened, or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Transactions that, in the reasonable judgment of the Company Parties and the Required Consenting Term Lenders would prohibit, prevent, or restrict consummation of the Transactions in a materially adverse manner.

Following the satisfaction or waiver of the foregoing, and concurrently with or immediately following effectiveness of the Plan on the Plan Effective Date:

1.     the Existing Equity Interests shall have been canceled and the New Equity Interests shall have been issued by Reorganized TCSG and distributed in accordance with the terms of the Plan;

2.     the New Equity Interests to be issued and/or delivered on the Plan Effective Date (as set forth in the Plan) shall have been validly issued by Reorganized TCSG, shall be fully paid and non-assessable, and shall be free and clear of all taxes, liens and other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable securities Laws and (ii) the New Organizational Documents of Reorganized TCSG;

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3.     the DIP ABL Loan Claims and all the commitments and outstanding obligations under the DIP ABL Facility shall have been exchanged for loans under the Exit ABL Facility on the terms set forth in the Exit ABL Commitment Letter;

4.     all conditions precedent to the effectiveness of the Exit Facilities and all other financing agreements and arrangements contemplated hereunder, shall have been satisfied or duly waived by the party whose consent is required thereunder, as applicable, and, as applicable, funded and closed and be in full force and effect;

5.     the Releases set forth in the Plan shall be in full force and effect; and

6.     the Company Parties shall have paid in full to the relevant parties all payments and fees provided for in the Transaction Support Agreement, this Transaction Term Sheet, and applicable Definitive Documents that are payable on, before, or in connection with the occurrence of the Plan Effective Date.

Immediately following effectiveness of the Plan on the Plan Effective Date, the Company Parties shall complete the termination of registration from all securities under sections 13 and 15(d) of the Exchange Act such that the Reorganized Debtors shall be a private company as soon as reasonably practicable after the Plan Effective Date.

Waiver of Conditions Precedent	Any one or more of the conditions precedent may be waived in accordance with Section 15 of the Transaction Support Agreement.

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Exhibit 1

DIP Term Loan Facility Term Sheet

(See Attached)

Execution Version

THE CONTAINER STORE GROUP, INC., et al.

DIP Term Loan Facility Term Sheet

This term sheet (together with all exhibits, annexes, and schedules attached hereto, this “DIP Term Sheet”) sets forth certain material terms of the proposed DIP Term Loan Facility. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Support Agreement, dated as of December 21, 2024 (together with all exhibits, annexes, and schedules attached thereto, including the Term Sheets, in each case, as amended, supplemented or modified in accordance with its terms, the “Transaction Support Agreement”), to which this DIP Term Sheet is attached as an exhibit to the Transaction Term Sheet.

Except with respect to the DIP Backstop, this DIP Term Sheet does not constitute a commitment to lend or provide any financing nor does it address all terms that would be required in connection with the DIP Term Loan Facility or that will be set forth in the DIP Term Facilities Documents, which are subject to negotiation and further subject to execution of definitive documents, pleadings and proposed forms of orders, all of which shall be in form and substance acceptable to the Company Parties and the Required Consenting Term Lenders, each in their sole discretion.

Overview

The DIP Term Loan Facility shall consist of (i) an aggregate principal amount of $40 million in “new money” loans (the “First-Out DIP Term Loans”, and the lenders of such loans the “First-Out DIP Term Lenders”) and other financial accommodations and (ii) up to $75 million in “rolled up” Term Loans (the “Second-Out DIP Term Loans”, and the lenders of such loans the “Second-Out DIP Term Lenders”, and together with the First-Out DIP Term Loans, the “DIP Term Loans”, and the lenders of such loans, the “DIP Term Lenders”), in each case to The Container Store, Inc., as borrower (the “Borrower”).

$20 million of First-Out DIP Term Loans will be drawn upon the entry of the Interim DIP/Cash Collateral Order (as defined below), and $20 million of First-Out DIP Term Loans will be drawn upon the entry of the Final DIP/Cash Collateral Order. The Second-Out DIP Term Loans will be deemed borrowed as a “roll up” of Term Loan Claims in connection with each borrowing of First-Out DIP Term Loans, and shall be deemed borrowed in an amount equal to $1.875 of Second-Out DIP Term Loans for every $1.00 of First-Out DIP Term Loans funded, up to a maximum amount of $75 million; provided, however, that if any DIP Term Lender’s pro rata share of the Second-Out DIP Term Loans exceeds the total amount of Term Loan Claims held by such DIP Term Lender as of any funding date, such DIP Term Lender’s share of Second-Out DIP Term Loans shall be reduced in an amount, and to such an extent, to ensure that the maximum amount of Second-Out DIP Term Loans of such DIP Term Lender shall be no greater than such DIP Term Lenders’ Term Loan Claims, and the total amount of Second-Out DIP Term Loans shall be reduced accordingly.

Execution Version

The Company Parties shall seek, and the Consenting Term Lenders shall support, entry of the DIP/Cash Collateral Orders, which shall be consistent in all material respects with the Transaction Term Sheet and otherwise acceptable to the Company Parties and the Required Consenting Term Lenders.
DIP Borrower	The Container Store, Inc., a Texas corporation (“DIP Borrower”).
DIP Guarantors	The Container Store Group, Inc., a Delaware corporation (“DIP Holdings”) and each of the other Debtors (as defined in the Transaction Support Agreement) other than the DIP Borrower (the DIP Borrower, DIP Holdings and the other guarantors, collectively, the “Loan Parties”).
DIP Term Loan Agent	A financial institution to be selected by the Required Consenting Term Lenders, and reasonably acceptable to the DIP Borrower.
Prepayments	Permitted, in whole or in part, subject to limitations as to minimum amounts, without premium or penalty. Proceeds from any prepayment shall first be applied toward repayment of the First-Out DIP Term Loans on a pro rata basis and then to the repayment of the Second-Out DIP Term Loans on a pro rata basis.
Security Interest

Security: Each of the DIP/Cash Collateral Orders shall provide that all claims arising under or related to the DIP Term Loan Facility (the “DIP Term Loan Claims”), subject to the Carve Out (as defined below), shall be superpriority administrative claims (on a pari passu basis with superpriority administrative claims granted to the DIP ABL Lenders) and shall be secured by valid, binding, continuing, enforceable, non-avoidable, fully and automatically perfected liens on substantially all of the property and assets of the Loan Parties, including (i)  a security interest in and on any unencumbered assets, including following the entry of the Final DIP/Cash Collateral Order, all proceeds of or property recovered, whether by judgment, settlement or otherwise, from any and all claims and causes of action of any Debtor’s estate seeking avoidance under chapter 5 of the Bankruptcy Code, any applicable Uniform Voidable Transfer Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or any other similar state statute, common law or otherwise (“Avoidance Action Proceeds”); (ii) a priming security interest in and on all Term Priority Collateral, subject only to Permitted Prior Liens, and a security interests in the DIP Proceeds Account (as defined below); (iii) security interests in and on all ABL Priority Collateral, subject only to Permitted Prior Liens; and (iv) in the case of any other perfected non-avoidable security interests existing as of the Petition Date or that are perfected thereafter as permitted under Section 546(b) of the Bankruptcy Code, in each case, that are senior to the Term Loan Liens (collectively, the “Permitted Prior Liens”), security interests immediately junior in priority to such Permitted Prior Liens (the liens described in clauses (i)-(iv), the “DIP Term Loan Liens” and the collateral with respect to such liens, the “DIP Term Loan Collateral”), in each case, having the priorities set forth on Annex A.

Execution Version

Definitions: As used herein:

•    “DIP ABL Liens” means the liens in favor of the DIP ABL Loan Agent securing the DIP ABL Facility.

•    “DIP Agents” means the DIP Term Loan Agent and DIP ABL Loan Agent, and each individually, a “DIP Agent”.

•    “Prepetition ABL Payoff Date” means the date on which the ABL Lenders have received payment in full in cash of all ABL Claims from the proceeds of the DIP ABL Facility.

•    “Prepetition ABL AP Liens” means liens granted as adequate protection of the ABL Lenders.

•    “Prepetition ABL Liens” means the existing liens in favor of the agent under the ABL Facility securing the ABL Claims.

•    “Prepetition Collateral” means the property and assets subject to the Prepetition ABL Liens and/or the Term Loan Liens.

•    “Required DIP ABL Lenders” means the DIP ABL Lenders holding greater than 50% of the aggregate amount of DIP ABL Loans and unused commitments in respect of DIP ABL Loans.

•    “Required DIP Lenders” means collectively, the Required DIP Term Lenders (as defined below) and the Required DIP ABL Lenders.

•    “Term Loan Liens” means the liens in favor of the Term Loan Agent securing the Term Loan Claims.

Execution Version

•    “Term Loan Secured Parties” means the Term Loan Agent and the Term Loan Lenders.

•    “Term Priority Collateral” and “ABL Priority Collateral” each have the respective meanings set forth in the Existing Intercreditor Agreement.

Carve Out: The DIP Term Loan Claims, DIP Term Loan Liens, Term Loan Liens, Term Loan Claims, DIP ABL Loan Claims, DIP ABL Liens and adequate protection liens and claims shall be subject to the Carve Out, as shall be further set forth in DIP/Cash Collateral Orders and agreed to between the Company Parties and the Required Consenting Term Lenders.

Documentation	The DIP Term Loan Facility (including the terms and conditions applicable thereto) shall be documented pursuant to and evidenced by (a) the DIP Term Loan Credit Agreement, negotiated in good faith, in form and substance reasonably acceptable to the Borrower and the Required Consenting Term Lenders, which shall (i) reflect the terms set forth herein, (ii) reflect the terms of the Interim DIP/Cash Collateral Order or the Final DIP/Cash Collateral Order, as applicable, (iii) have usual and customary provisions for debtor-in-possession financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby, as determined by the Borrower and the Required Consenting Term Lenders, (iv) be based on the Term Loan Credit Agreement; and (v) be mutually agreed among the Borrower and the Required Consenting Term Lenders, (b) the Interim DIP/Cash Collateral Order, (c) the Final DIP/Cash Collateral Order, and (d) other legal documentation or instruments as are, in each case, usual and customary for debtor-in-possession financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as determined by the Borrower and the Required Consenting Term Lenders (this paragraph, the “Documentation Principles”); provided, that, notwithstanding anything herein to the contrary, the DIP Term Loan Liens on the DIP Term Loan Collateral shall be created and perfected by the Interim DIP/Cash Collateral Order and Final DIP/Cash Collateral Order, as applicable, and no mortgages or other perfection documentation or action (other than UCC-1 financing statements), including mortgages, control agreements, landlord waivers, foreign law perfection actions or third party consents or orders, or delivery of stock certificates or any other possessory collateral shall be required; provided, further, upon the reasonable request of the DIP Term Lenders, the Loan Parties shall make filings or take any other actions with respect to the perfection of liens.

Execution Version

Interim and Final DIP Orders

The order approving the DIP Term Loan Facility on an interim basis, which shall be in form and substance, and upon terms and conditions, acceptable in all respects to the Loan Parties and the Required Consenting Term Lenders (the “Interim DIP/Cash Collateral Order”), shall authorize and approve, among other matters, (i) the Loan Parties’ entry into the DIP Term Loan Credit Agreement and the other DIP Term Facilities Documents, (ii) the making of the DIP Term Loans, (iii) the granting of the superpriority claims and liens against the Loan Parties and their assets in accordance with the this Term Sheet with respect to the DIP Term Loan Collateral, (iv) the payment of the Put Option Premium (as defined below), Commitment Premium (as defined below) and Equity Premium, (v) the use of cash collateral, (vii) the granting of adequate protection as contemplated herein, and (viii) approve the DIP ABL Facility (collectively, the “DIP Matters”).

The order approving the DIP Term Loan Facility and the DIP ABL Facility on a final basis, which shall be in form and substance, and upon terms and conditions, acceptable in all respects to the Loan Parties and the Required DIP Term Lenders (the “Final DIP/Cash Collateral Order” and, together with the Interim DIP/Cash Collateral Order, the “DIP/Cash Collateral Orders”), shall authorize and approve on a final basis, among other matters, the DIP Matters.

Representations and Warranties	The DIP Term Facilities Documents shall contain usual and customary representations and warranties, subject to the Documentation Principles.
Conditions Precedent

Conditions Precedent to each DIP Term Loan Funding: Each DIP Term Loan Funding shall be subject to the satisfaction (or waiver by the Required DIP Term Lenders) of the following conditions:

•      on the date of the DIP Term Loan Funding and immediately after giving effect to the DIP Term Loan Funding, no default or event of default under the DIP Term Facilities Documents shall have occurred and be continuing (subject to any applicable cure periods);

•      each of the representations and warranties set forth in the DIP Term Facilities Documents shall be true and correct in all material respects on and as of the date of the DIP Term Loan Funding with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

Execution Version

•      the Interim DIP/Cash Collateral Order or the Final DIP/Cash Collateral Order, as applicable, shall have been entered by the Bankruptcy Court and be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required DIP Term Lenders;

•

        no later than three (3) business days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP/Cash Collateral Order, and the Interim DIP/Cash Collateral Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required DIP Term Lenders;

•      substantially concurrently with the initial DIP Term Loan Funding, the Prepetition ABL Payoff Date shall have occurred;

•      the Transaction Support Agreement shall be in full force and effect and no Termination Event shall have occurred and be continuing; and

•      the DIP Term Loan Agent shall have received a borrowing notice (which may be by email).

Conditions Precedent to DIP Closing: The closing of the DIP Term Loan Facility shall be subject to usual and customary conditions precedent for debtor-in-possession financings of this type, to be agreed by the Company Parties and the Required DIP Term Lenders and set forth in the DIP Term Loan Credit Agreement; provided, that, notwithstanding anything herein to the contrary, no legal opinions shall be required in connection with the DIP Term Loan Facility.

Use of Proceeds

The Debtors shall use the DIP Term Loans in accordance with the budget (subject to Permitted Variances (as defined below)) approved by the Required DIP Term Lenders (the “DIP Budget”).

Subject to the DIP Budget, the proceeds of the DIP Term Loan Facility may be used for general corporate purposes and payment of administrative expenses and operating expenses during the pendency of the Chapter 11 Cases.

As set forth in the Interim DIP/Cash Collateral Order and upon entry thereof, the Debtors shall be authorized and directed to deposit all proceeds of the DIP Term Loans into a segregated account (the “DIP Proceeds Account”) which DIP Proceeds Account shall not be subject to or be encumbered by any DIP ABL Liens.

Execution Version

Use of Cash Collateral	The Loan Parties shall be permitted to use Cash Collateral (as defined below) for the purposes and solely to the extent provided for in the Approved DIP Budget, the Interim DIP/Cash Collateral Order and the Final DIP/Cash Collateral Order.
Events of Default

The DIP Term Loan Credit Agreement shall contain usual and customary events of default for debtor-in-possession financings, including cross-defaults to certain material “Events of Default” under the DIP ABL Credit Agreement subject to the Documentation Principles, and as otherwise agreed by the Debtors and the Required DIP Term Lenders and set forth in the DIP Term Loan Credit Agreement.

Subject to the Documentation Principles, the DIP Term Loan Credit Agreement shall provide for customary and usual remedies for an event of default that remains continuing.

The DIP/Cash Collateral Orders shall contain provisions governing the exercise of remedies consistent with debtor-in-possession financing orders customarily entered by the Bankruptcy Court in cases of this type.

Interest Rate

•      First-Out DIP Term Loans: Term SOFR + 6.50% per annum, to be paid monthly in cash, subject to a 2.00% SOFR floor; provided, that interest payable on First-Out DIP Term Loans up to 5.50% per annum may be paid in kind, in the form of additional First-Out DIP Term Loans.

•      Second-Out DIP Term Loans: Term SOFR + 5.00% per annum, payable semi-annual, subject to a 2.00% SOFR floor; provided, that interest payable on Second-Out DIP Term Loans up to 4.00% per annum may be paid in kind.

Milestones	The Loan Parties shall comply with the Milestones set forth in Section 4 of the Transaction Support Agreement (as such Milestones may be extended in accordance with the terms therein), which Milestones shall be incorporated into the DIP Term Loan Credit Agreement.
Maturity

DIP Maturity: The DIP maturity shall be the earliest of

(i)         March 31, 2025;

(ii)       11:59 p.m. New York City Time on the date that is three (3) business days after the Petition Date if the Interim DIP/Cash Collateral Order, which shall be in form and substance acceptable to the Company Parties and the Required Consenting Term Lenders, each in their sole discretion, has not been entered by the Bankruptcy Court prior to such date and time;

Execution Version

(iii)       11:59 p.m. New York City Time on the date that is forty-five (45) days after the Petition Date if the Final DIP/Cash Collateral Order, which shall be in form and substance acceptable to the Company Parties and the Required Consenting Term Lenders, each in their sole discretion, has not been entered by the Bankruptcy Court prior to such date and time;

(iv)       the Plan Effective Date;

(v)        termination of the Transaction Support Agreement; and

(vi)       acceleration as a result of an Event of Default (as such term is defined in the DIP Term Loan Credit Agreement) that has occurred and is continuing,

(vii)     the date the Bankruptcy Court orders a conversion of the Chapter 11 Cases to a chapter 7 liquidation or the dismissal of the Chapter 11 Case of any Debtor, and

(viii)    the closing of any sale of assets pursuant to section 363 of the Bankruptcy Code, which when taken together with all other sales of assets since the Petition Date, constitutes a sale of all or substantially all of the assets of the Debtors.

Agreement to Roll	Notwithstanding anything to the contrary herein, at the election of the Company Parties (the “Roll Option”), each DIP Term Lender shall agree that, on the Plan Effective Date and so long as the Transaction Support Agreement remains in effect (and there shall not have occurred and be continuing any event, act, or omission that, upon the delivery of a notice would permit the Required Consenting Term Lenders to terminate the Transaction Support Agreement), the First-Out DIP Term Loans (including any unpaid and accrued interest) held by each DIP Term Lender shall convert into First-Out Exit Term Loans of such DIP Term Lender (or any of its designated related funds) and the Second-Out DIP Term Loans (including any unpaid and accrued interest to date) held by each DIP Term Lender shall convert into Second-Out Exit Term Loans of such DIP Term Lender (or any of its designated related funds), in each case, in accordance with the terms set forth in the Transaction Support Agreement and the Exit Term Loan Term Sheet (as may be amended).

Execution Version

Payments

•      Put Option Premium: In consideration for providing the DIP Backstop, the Debtors shall pay to the DIP Backstop Parties a non-refundable Put Option Premium (as defined in the Transaction Term Sheet) as consideration for providing the DIP Backstop equal to 5.00% of the aggregate amount of the commitments to fund the First-Out DIP Term Loans under the DIP Term Loan Facility (i.e., $40 million), which shall be fully earned upon entry of the Interim DIP/Cash Collateral Order and due and payable in kind at the initial funding of First-Out DIP Term Loans in the form of additional First-Out DIP Term Loans.

•      Commitment Premium: In consideration for providing commitments to fund the First-Out DIP Term Loans under the DIP Term Loan Facility, the Debtors shall pay to the First-Out DIP Term Lenders a non-refundable payment equal to 2.00% of the aggregate principal amount of the First-Out DIP Term Loans (i.e., $40 million) (the “Commitment Premium”), which shall be fully earned upon entry of the Interim DIP/Cash Collateral Order and due and payable in kind at the initial funding of First-Out DIP Term Loans in the form of additional First-Out DIP Term Loans to all holders of DIP Term Loan Claims as of the closing of the Syndication.

•      Equity Premium: In lieu of payment in full in cash of their DIP Term Loan Claims, each DIP Term Lender holding First-Out DIP Term Loans, shall receive its pro rata share (based on such holdings of First-Out DIP Term Loans) of 64% of the New Equity Interests, subject to dilution by the MIP. The Equity Premium shall be earned on the entry of the Final DIP/Cash Collateral Order and payable upon the Plan Effective Date, solely to the extent the Debtors exercise the Roll Option.

Approved DIP Budget

•      Initial DIP Budget: The “Initial DIP Budget” shall be attached to the Interim DIP/Cash Collateral Order and may be modified or extended from time to time by the Debtors with the prior written consent (email being sufficient) of the Required DIP Term Lenders. The Initial DIP Budget shall include projections for the initial 6-week period following the Petition Date (the “Initial Budget Period”).

Execution Version

• Budget Updates: Not later than 5:00 p.m. New York City time every fourth Thursday (commencing with the Thursday occurring four weeks after entry of the Interim DIP/Cash Collateral Order) (each such Thursday, the “Updated Budget Deadline”), the Loan Parties shall deliver to the Ad Hoc Group Advisors and the DIP Term Loan Agent a supplement to the Initial DIP Budget (each, an “Updated Budget”), covering the 6-week period commencing with the Saturday of the calendar week immediately preceding such Updated Budget Deadline, in each case, consistent with the form and detail set forth in the Initial DIP Budget and including forecasted unrestricted cash balance, as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a weekly basis; provided, however, that (i) the Updated Budget will be deemed approved unless the Required DIP Term Lenders provide written notice of their objection thereto (which notice of may be provided by any of the Ad Hoc Group Advisors via email) within three (3) Business Days of the delivery of such Updated Budget, and during such period, the Initial DIP Budget or most recent Approved DIP Budget, as applicable, shall remain in effect (the “Interim Approval Period”), (ii) following the Interim Approval Period, if no objection is received from the Required DIP Term Lenders pursuant to clause (i), the Updated Budget shall be deemed the “Approved DIP Budget” (it being understood that the Approved DIP Budget shall be the Initial DIP Budget until superseded by an approved Updated Budget), and (iii) the Required DIP Term Lenders shall not have any obligation to approve any Updated Budget.

Execution Version

Budget Testing

 Not later than 5:00 p.m. New York City time every Thursday (commencing with Thursday of the second week following the week in which the Petition Date occurs) (each such Thursday, the “Variance Report Deadline”), the Borrower shall deliver to the Ad Hoc Group Advisors and the DIP Term Lenders a variance report, each in form, detail and substance consistent with the Company’s prepetition reporting to the Ad Hoc Group Advisors (each, a “Variance Report”), setting forth the difference between, on a line-by-line and aggregate basis, (i) actual operating receipts and budgeted operating receipts as set forth in the Approved DIP Budget in effect for the relevant periods (the “Receipts Variance”), (ii) actual operating disbursements and budgeted operating disbursements as set forth in the Approved DIP Budget in effect for the relevant periods, excluding professional fees of the Debtors (the “Disbursements Variance”) and (iii) actual disbursements and accrued amounts in respect of professional fees of the Debtors and budgeted operating disbursements and amounts to be accrued in respect of professional fees of the Debtors as set forth in the Approved DIP Budget in effect for the relevant periods (the “Debtor Professional Variance”), in each case, for the Applicable Period (as defined below), in each case, together with a reasonably detailed explanation of such Receipts Variance and Disbursements Variance.

On the Thursday of the week following the week in which the Petition Date occurs, the Debtors shall deliver a report setting for the Debtor Professional Variance since the Petition Date, which shall be subject to the Permitted Variance below.

The Loan Parties shall not permit the Receipts Variance, the Disbursements Variance or the Debtor Professional Variance with respect to any Applicable Period to exceed the Permitted Variance (as defined below) (the “Permitted Variance Covenant”).

“Applicable Period” means the full two-week period ending on the Saturday of the week immediately preceding the applicable Variance Report Deadline.

Permitted Variances

Covenant compliance will be tested weekly on a cumulative two-week rolling basis with respect to the Applicable Period; provided, that the Debtor Professional shall also be tested on a one-week basis for the first week following the Petition Date.

Actual operating disbursements shall be tested against the applicable Approved DIP Budget.

The Debtors shall comply with the Approved DIP Budget, subject to the following permitted variances (as amended from time to time, the “Permitted Variances”):

•      Disbursements Variance less than 15% and Receipts Variance less than 15%, on an aggregate basis (and not on a line-item basis), including the interest and fees related to the ABL Claims and DIP Term Loans, and Debtor Professional Variance less than 15%.

The Permitted Variances are based on the current prepetition DIP Budget provided by the Company Parties. In connection with the consideration of the Initial DIP Budget, an Updated Budget, or otherwise, the Permitted Variances may be modified in form and substance acceptable to the Debtors and the Required DIP Term Lenders.

Execution Version

Use of Cash Collateral and Adequate Protection

Prior to the filing of the Chapter 11 Cases, the Company Parties and the Consenting Term Lenders (together with the DIP ABL Lender) shall negotiate terms for the consensual use of cash collateral (including for the ABL Lenders until the occurrence of the Prepetition ABL Payoff Date), which terms, for the avoidance of doubt, shall be memorialized in each of the DIP/Cash Collateral Orders and shall include customary and usual terms and conditions related to the adequate protection to be provided to such lenders (including pursuant to the terms set forth herein and in the Transaction Support Agreement). For the avoidance of doubt, all adequate protection shall be subject to the Carve Out.

The Term Loan Agent, on behalf of the Term Loan Secured Parties, shall be granted the following adequate protection solely to the extent of any diminution in value (for any reason contemplated by the Bankruptcy Code) of such lender’s interest in the Prepetition Collateral securing such holder’s Claims (a “Diminution in Value”):

•      replacement liens on any DIP Term Loan Collateral (including ABL Priority Collateral) (the “Term AP Liens”), having the priorities set forth on Annex A,

•      (B) a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code against each of the Company Parties, on a joint and several basis, which claim shall have priority over any and all other claims against the Company Parties and their estates, now existing or hereafter arising, including, without limitation, of the kinds specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 364, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code (other than the Carve Out) (the “Term AP Claims”), and

•      (C) the payment of the reasonable and documented out-of-pocket fees and expenses of the Term Loan Agent and the Consenting Term Lenders; provided, however, that the foregoing Consenting Term Lender fees shall be limited to the pre-petition and post-petition fees and expenses of the Ad Hoc Group Advisors.

Execution Version

Affirmative and Negative Covenants

The DIP Term Loan Facility Documents shall contain usual and customary affirmative and negative covenants for facilities of this type, including limitations on all non-ordinary course incurrence of indebtedness, liens, dispositions of assets, mergers, restricted payments, investments, fundamental changes, transactions with affiliates, burdensome agreements, prepayments of debt and use of proceeds of DIP Term Loan Facility and Cash Collateral, subject to the Documentation Principles; provided, that, without limitation, the DIP Term Loan Facility Documents shall require:

(i)            two (2) business days’ advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the Loan Parties in the Chapter 11 Cases to the Ad Hoc Group Advisors, unless not reasonably practicable under the circumstances (in which case, as soon as reasonably practicable prior to filing);

(ii)           compliance with the Milestones and the Permitted Variance Covenant;

(iii)          the Borrower and its subsidiaries shall maintain liquidity (to be defined in a manner to be agreed) at all times of at least $20 million (the “Liquidity Covenant”), to be determined as of the Friday of the immediately preceding testing period, and the Borrower shall certify as to compliance with such Liquidity Covenant on a weekly basis in connection with delivery of the Variance Report; and

(iv)          the Company Parties shall use commercially reasonable efforts to obtain private ratings from S&P and Moody’s for the DIP Term Loans within 90 days of the closing of the DIP Term Loan Facility; provided, that no particular ratings shall be required.

For the avoidance of doubt, the DIP Term Loan Facility Documents shall not include any financial maintenance covenants not otherwise set forth herein.

Execution Version

Stipulations, Waivers, Releases and Protections

Upon entry of the Interim DIP/Cash Collateral Order:

1.     Subject to a customary three (3) day remedies determination period and ability to use Cash Collateral during such period, the Loan Parties shall stipulate (a) to the validity, extent, security, enforceability, priority and perfection of the Term Loan Liens, (b) to the amount, validity and lack of defense, counterclaim or offset of any kind to the Secured Obligations (as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement (“Term Loan Secured Obligations”), and (c) that all cash of the Loan Parties constitutes “cash collateral” of the Term Loan Secured Parties for purposes of section 363 of the Bankruptcy Code (“Cash Collateral”). The DIP/Cash Collateral Orders shall provide that an Official Committee and any other party in interest must file a pleading with the Bankruptcy Court challenging (or seeking standing to challenge) the validity, extent, perfection and/or priority of any claims or security interest of the Term Loan Secured Parties prior to the date that is the earlier of (i) confirmation of any chapter 11 plan of reorganization in these bankruptcy cases, and (ii) (A) in the case of an Official Committee, 60 days from appointment of such Committee, and (B) in the case of any other party, seventy-five (75) calendar days after the entry of the Interim DIP/Cash Collateral Order (the “Challenge Period”). Failure of the Official Committee or any other party in interest to file such a pleading with the Bankruptcy Court shall forever bar such party from making such a challenge.

2.     The Loan Parties shall, subject to the Final DIP/Cash Collateral Order, waive any right to surcharge pursuant to section 506(c) of the Bankruptcy Code any of the DIP Term Loan Collateral with respect to the Term Loan Secured Parties and the Term Loan Liens.

3.     The Loan Parties shall, subject to the Final DIP/Cash Collateral Order, waive the equitable doctrine of “marshalling” against the DIP Term Loan Collateral with respect to the Term Loan Secured Parties and the Term Priority Collateral.

4.     The Term Loan Secured Parties shall, subject to the Final DIP/Cash Collateral Order, be entitled to the benefit of section 552(b) of the Bankruptcy Code, and the Loan Parties shall waive the “equities of the case exception” under section 552(b) of the Bankruptcy Code with respect to the Term Loan Secured Parties.

5.    The Loan Parties shall waive and forever release and discharge any and all claims and causes of action against each of the DIP Term Lenders and the other Term Loan Secured Parties (and their respective related parties and representatives) as of the date of the applicable DIP/Cash Collateral Order, subject to the investigation and challenge rights in the DIP/Cash Collateral Order.

Execution Version

6.     Except for an Official Committee investigation (but not to litigate, contest, initiate, assert, join, commence, support or prosecute any claim, cause of action or other challenge, including by way of discovery, with respect to the validity, extent, enforceability, security, perfection or priority of any of the DIP Term Loan Liens, Term Loan Liens, DIP Term Loan Claims, or Term Loan Secured Obligations) during the Challenge Period and subject to an investigation budget acceptable to the Required Consenting Term Lenders, no Cash Collateral, proceeds of the DIP Term Loan Facility, or any cash or other amounts may be used to (a) investigate, challenge, object to or contest the validity, extent, enforceability, security, perfection or priority of any of the DIP Term Loan Liens, Term Loan Liens, DIP Term Loan Claims, or Term Loan Secured Obligations (it being understood that the Company Parties have the right to respond to discovery in any Official Committee investigation), (b) investigate or initiate any claim or cause of action against any of the DIP Term Lenders or the Term Loan Secured Parties, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the DIP Term Lenders or the Term Loan Secured Parties (subject to a three (3) day period to contest defaults and ability to use Cash Collateral during the remedies period), or (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under the DIP Term Facilities Documents and the DIP/Cash Collateral Orders) that are senior to or pari passu with the DIP Term Loan Liens, the adequate protection liens or adequate protection claims granted hereunder, or the Term Loan Liens.

7.     The DIP Term Lenders shall have the unqualified right to credit bid all DIP Term Loan Claims and the Term Loan Secured Parties shall have the unqualified right to credit bid all Term Loan Claims, subject to the entry of the Final DIP/Cash Collateral Order.

8.     The DIP Term Lenders and the Term Loan Secured Parties shall be entitled to good faith protection under section 364(e) of the Bankruptcy Code.

Amendments

Usual and customary for facilities of this type requiring the consent of the Required DIP Term Lenders, except for amendments customarily requiring approval by adversely affected DIP Term Lenders under the DIP Term Loan Facility.

“Required DIP Term Lenders” shall mean DIP Term Lenders (other than the fronting lender) holding greater than 50% of the aggregate amount of DIP Term Loans and unused commitments in respect of First-Out DIP Term Loans.

Other Terms

Fronting/Syndication Costs: The Company Parties shall bear any fees, costs, and expenses related to any seasoning or syndication process, including, without limitation, costs associated with hiring a fronting bank, as set forth on the fronting letter (the “Fronting Letter”).

Execution Version

Carve Out: DIP Term Loan Claims, all claims arising under or related to the DIP ABL Facility, Term Loan Claims, DIP Term Loan Liens, DIP ABL Liens, Term Loan Liens, and adequate protection liens and claims to be subject to Carve Out, as set forth in the DIP/Cash Collateral Orders.

Conflict: In the event of a conflict between the terms in this section of this DIP Term Sheet, the DIP/Cash Collateral Orders, and any of the DIP Term Facilities Documents, such DIP/Cash Collateral Orders and DIP Term Facilities Documents shall control over this DIP Term Sheet.

Annex A

(in descending order of priority)

Priority	DIP Collateral that constitutes ABL Priority Collateral or that would otherwise constitute ABL Priority Collateral	DIP Collateral that constitutes Term Priority Collateral or that would otherwise constitute Term Priority Collateral	Unencumbered Property[1]	Claims
First	Carve Out and Permitted Prior Liens	Carve Out and Permitted Prior Liens	Carve Out	Carve Out
Second	Until the Prepetition ABL Payoff Date, Prepetition ABL AP Liens	DIP Term Loan Liens	DIP Term Loan Liens	DIP Superpriority Claims
Third	Until the Prepetition ABL Payoff Date, Prepetition ABL Liens	Term AP Liens	DIP ABL Liens	AP Claims
Fourth	DIP ABL Liens	Term Loan Liens	Term AP Liens and, until the Prepetition ABL Payoff Date, Prepetition ABL AP Liens	N/A
Fifth	DIP Term Loan Liens	Until the Prepetition ABL Payoff Date, Prepetition ABL AP Liens	N/A	N/A
Sixth	Term AP Liens	Until the Prepetition ABL Payoff Date, Prepetition ABL Liens	N/A	N/A
Seventh	Term Loan Liens	DIP ABL Liens	N/A	N/A

1 None of the the ABL DIP Liens or the ABL Adequate Protection Liens shall attach to the DIP Proceeds Account, which shall only secure the Term DIP Obligations.

Exhibit 2

Exit Term Loan Term Sheet

(See Attached)

THE CONTAINER STORE GROUP, INC., et al.

Exit Term Loan Term Sheet

This term sheet (together with all exhibits, annexes, and schedules attached hereto, this “Exit Term Loan Term Sheet”) sets forth certain material terms of the proposed Exit Facilities. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Support Agreement, dated as of December 21, 2024 (together with all exhibits, annexes, and schedules attached thereto, including the Term Sheets, in each case, as amended, supplemented or modified in accordance with its terms, the “Transaction Support Agreement”), to which this Exit Term Loan Term Sheet is attached as an exhibit to the Transaction Term Sheet.

Overview

On the Plan Effective Date, the Debtors will enter into the Exit Facilities Documents, which shall include the Exit Term Loan Credit Agreement and the Exit ABL Credit Agreement.

Exit Term Loans: The Exit Term Loan Credit Agreement shall provide for the issuance of first-out exit term loans (the “First-Out Exit Term Loans”) and second-out exit term loans (the “Second-Out Exit Term Loans”) in an amount equal to the principal of, and accrued but unpaid interest on, the DIP Term Loans based on amounts outstanding under the DIP Term Loan Facility on the Plan Effective Date (collectively, the “Exit Term Loans”, and the lenders of such loans, the “Exit Term Lenders”).

Exit ABL Loans: The Exit ABL Credit Agreement shall provide for a $140 million senior secured asset based revolving credit facility providing for revolving loans consistent with the Combined ABL Commitment Letter and otherwise reasonably acceptable to the Company Parties and Required Consenting Term Lenders (the “Exit ABL Loans”).

Exit Borrower	The Container Store, Inc., a Texas corporation (“Exit Borrower”).
Exit Guarantors	The Container Store Group, Inc., a Delaware corporation and each of the other Debtors other than the Exit Borrower (collectively, the “Exit Guarantors” and together with the Exit Borrower, the “Exit Loan Parties”).
Exit Term Loan Agent	A financial institution to be selected by the Required Consenting Term Lenders, and reasonably acceptable to the Exit Borrower.
Documentation	The Exit Term Loans (including the terms and conditions applicable thereto) shall be documented pursuant to and evidenced by (a) the Exit Term Loan Credit Agreement, negotiated in good faith, in form and substance reasonably acceptable to the Exit Borrower and the Required Consenting Term Lenders, which shall (i) reflect the terms set forth herein, (ii) have usual and customary provisions for financings of this kind and provisions that are necessary to effectuate the financing contemplated hereby, as determined by the Exit Borrower and the Required Consenting Term Lenders, (iii) be based on the Term Loan Credit Agreement and the Loan Documents (as defined in the Term Loan Credit Agreement), (iv) be mutually agreed among the Exit Borrower and the Required Consenting Term Lenders, and (b) other legal documentation or instruments as are, in each case, usual and customary for financings of this type and/or reasonably necessary to effectuate the financing contemplated hereby, as determined by the Exit Borrower and the Required Consenting Term Lenders (this paragraph, the “Documentation Principles”).

Exit Term Loans

•       Participation: Pursuant to the Plan, the First-Out DIP Term Loans and Second-Out DIP Term Loans will be exchanged for the First-Out Exit Term Loans and Second-Out Exit Term Loans, respectively, on a pro rata and dollar-for-dollar basis.

•       Security: Subject to the Documentation Principles, the Exit Term Loans shall be secured by perfected liens on substantially all of the assets of the Exit Loan Parties, subject to usual and customary exceptions to be agreed, which shall be first priority liens on all Term Priority Collateral and second priority liens on all ABL Priority Collateral (each to be defined in a manner substantially similar to the Existing Intercreditor Agreement).

•       Maturity: The First-Out Exit Term Loan shall mature on April 30, 2029 and the Second-Out Exit Term Loan shall mature on July 30, 2029.

•       Interest:

o      First-Out Exit Term Loans: Term SOFR + 6.50% per annum, to be paid monthly in cash, subject to a 2.00% SOFR floor; provided, that accrued interest payable on any First-Out Exit Term Loans up to 5.50% per annum may be paid in kind, in the form of additional First-Out Exit Term Loans; provided, further, that interest shall be paid in cash (and not in kind) after delivery of the financial statements for the first fiscal quarter in which LTM EBITDA reaches $45 million for 4 consecutive quarters (for the avoidance of doubt, after the delivery of such financial statements, the Exit Borrower shall pay all interest in respect of the First-Out Exit Term Loans in cash).

o      Second-Out Exit Term Loans: Term SOFR + 5.00% per annum, to be paid bi-annually in cash, subject to a 2.00% SOFR floor; provided, that accrued interest payable on any Second-Out Exit Term Loans up to 4.00% per annum may be paid in kind, provided, further, that with the consent of the Required Lenders all interest can paid in kind.

•       Amortization: None.

•      Call Protection:

o      First-Out Exit Term Loans: Upon any repayment of the First-Out Exit Term Loans, including any voluntary or mandatory prepayment (but excluding, with respect to mandatory payments, customary exceptions to be agreed), the Borrower shall pay the following amount:

▪        Through 18 months: Customary T + 50 “make-whole”

▪        18 months – 30 months: 2.00%

▪        30 months – 42 months: 3.00%

▪        After 42 months: None

o      Second-Out Exit Term Loans: Upon any voluntary repayment of the Second-Out Exit Term Loans, the Borrower shall pay the following amount:

▪        Through 18 months: Customary T + 50 “make-whole”

▪        18 months – 30 months: 1.00%

▪        After 30 months: None

The foregoing call protection with respect to First-Out Exit Term Loans and Second-Out Exit Term Loans shall be payable upon any acceleration or the commencement of any bankruptcy or insolvency event.

•       Minimum Liquidity: $10 million, tested monthly.

•      Other Terms: Subject to the Documentation Principles, the Exit Term Loan Documents shall contain customary affirmative, negative, and financial covenants for loans of this nature, including monthly financial reporting and monthly KPI reporting by business segment, in each case, acceptable to the Required Consenting Term Lenders and the Company Parties.

•       Ratings: The Company Parties shall use commercially reasonable efforts to obtain ratings from S&P and Moody’s for the Exit Term Loans within thirty days after the Plan Effective Date; provided that no particular ratings shall be required.

Conditions Precedent	Subject to the Documentation Principles, the Exit Facilities, including the issuance of the Exit Term Loans, shall be subject to usual and customary conditions precedent for exit financings of this type, to be agreed upon by the Company Parties and the Required Consenting Term Lenders, as applicable, and set forth in the respective Exit Facilities Documents, with (i) customary exceptions for the Chapter 11 Cases to any Material Adverse Effect (or similar) condition and (ii) post-closing periods for provision of any control agreements, insurance deliverables and collateral access agreements (and other collateral documentation requiring the consent of third-parties).

Amendments

The documentation governing the Exit Term Loans may be amended by Required Lenders (as defined below), subject to “sacred” rights acceptable to Required Consenting Term Lenders. There shall be no limitation with respect to voting applicable to affiliates of the Exit Borrower. The documentation governing the Exit Term Loans shall include customary intercreditor provisions giving effect to the senior nature of the First-Out Exit Term Loans, which shall be acceptable to the Required Consenting Term Lenders.

“Required Lenders” shall mean Exit Term Lenders holding (x) a majority of the First-Out Exit Term Loans and (y) a majority of the First-Out Exit Term Loans and the Second-Out Exit Term Loans, collectively.

Exhibit 3

DIP Allocation Schedule

(See Attached)

CONFIDENTIAL

Lender	DIP Backstop Allocation Percentage	DIP Backstop Allocation Amount

REDACTED
TOTAL	100.00%	$40,000,000.00

Exhibit 4

Governance Term Sheet

(See Attached)

EXECUTION VERSION

Summary of Terms of Governance Documents

Capitalized terms used in this Summary of Terms of Governance Documents (this “Governance Term Sheet”) and not otherwise defined herein shall have the meanings given to such terms in the Transaction Support Agreement, dated as of December 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “TSA”) to which this Governance Term Sheet is attached as Exhibit 4.

New TopCo:	New TopCo will be a newly formed Delaware limited liability company that will be treated as a partnership for U.S. federal income tax purposes. New TopCo and its subsidiaries shall be referred to herein, individually, as a Company” and, collectively, the “Companies”.

Parties to New LLC Agreement:	On the Plan Effective Date, New TopCo will enter into a limited liability company agreement (the “New LLC Agreement”) with each Person that receives New Common Units (as defined below) in connection with the Transactions.

Persons that own or hold New Common Units from time to time are referred to herein, each as a “Unitholder” and, collectively, the “Unitholders”.

New Common Units:	The New LLC Agreement shall provide for the following two classes of limited liability company interests: (i) Class A Voting Common Units (“Class A Common Units”), and (ii) Class B Limited-Voting Common Units (“Class B Common Units”). The Class A Common Units and the Class B Common Units are collectively referred to in this Governance Term Sheet as the “New Common Units”. Class A Common Units will be voting units and will be issued on the Plan Effective Date in accordance with the TSA. Class B Common Units will be limited-voting units and may be issued from time to time pursuant to awards granted to directors, managers, officers and employees of any of the Companies under a management incentive plan to be adopted by the New Board (as defined below), as determined by the New Board in its sole discretion.

None of the New Common Units will be listed for trading on a securities exchange, and none of the Companies will be required to file reports with the United States Securities and Exchange Commission unless it is required to do so pursuant to the Exchange Act.

The New Board shall decide whether the New Common Units will be certificated or uncertificated and the identity of the transfer agent, if any, for the New Common Units.

References herein to any class or series of New Common Units shall apply to limited liability company interests or other equity securities of New TopCo issued to Unitholders in respect of, in exchange for, or in substitution of, such class or series of New Common Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, unit dividend, split-up, sale of assets, distribution to unitholders or combination of such class or series of New Common Units or any other change in New TopCo’s capital structure.

Board of Managers:	The New Board shall consist of five (5) managers on the Plan Effective Date (each manager on the New Board, a “Manager” and, collectively, the “Managers”). The Managers are to be appointed or elected as follows:

	(i)	the following number of individuals designated by Unitholders that are Affiliates of Golub Capital LLC (collectively, “Golub Unitholders”): (x) two (2) individuals for so long as the Golub Unitholders own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date and (y) one (1) individual for so long as the Golub Unitholders own or hold a number of Class A Units that is equal to or greater than thirty percent (30.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date, but less than fifty percent (50.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date (such individuals, the “Golub Managers” and each, a “Golub Manager”);

(ii)	one (1) individual designated by Unitholders that are Affiliates of LCM Asset Management LLC (collectively, “LCM Unitholders”) for so long as the LCM Unitholders own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Common Units owned or held by the LCM Unitholders on the Plan Effective Date;

(iii)	one (1) individual who is not employed by (A) any of the Companies or (B) any of the Unitholders or any of their respective Affiliates as of the time that such person is designated to be a Manager or at any time three (3) months prior to such time (an “Independent Designee”) designated by vote of Specified Unitholders (as defined below) holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Specified Unitholders held for purposes of electing such individual (or by the Majority Specified Unitholders (as defined below) acting by written consent); and

(iv) the individual serving as the Chief Executive Officer of New TopCo (the “Chief Executive Officer” and as a Manager, the “CEO Manager”).

If at any time (A) a designation right of Unitholder(s) set forth in clause (i) or clause (ii) above or (B) any designation right that is transferred pursuant to the fourth paragraph of this “Board of Managers” section of this Governance Term Sheet (any such designation right described in clause (A) or clause (B), together with the designation right set forth in clause (iii) above, a “Designation Right”) terminates or is reduced, the Manager(s) serving on the New Board as a result of such terminated or reduced Designation Right shall be removed from the New Board at the request of the Majority Unitholders (as defined below), the vacancy created thereby shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent), and the reduction or termination of such Designation Right shall be permanent and shall not be reversed if the applicable Unitholder(s) shall thereafter own or hold Class A Common Units equal to or greater than the applicable specified threshold. The Designation Right set forth in clause (iii) above shall not be subject to termination or reduction.

The term “Majority Unitholders” means, as of any time of determination, Unitholders that collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units as of such time of determination. The term “Majority Specified Unitholders” means, as of any time of determination, Specified Unitholders as of such time of determination who collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units owned or held by all Specified Unitholders as of such time of determination. The term “Specified Unitholders” means Unitholders that, as of the time of determination, do not have a Designation Right pursuant to clause (i) or clause (ii) above.

Designation Rights of a Designating Group (as defined below) shall be transferable to any Person or group of Persons that are Affiliates of one another that (i) acquires at least fifty percent (50.0%) of the Designating Group’s Class A Common Units in such transfer and (ii) owns, individually or together with its Affiliates, immediately after giving effect to such transfer, at least ten percent (10.0%) of the issued and outstanding Class A Common Units as of such time. A Designating Group that is transferred a Designation Right pursuant to this paragraph shall continue to have such Designation Right for so long as such Designating Group owns or holds at least ten percent (10.0%) of the issued and outstanding Class A Common Units.

The term “Designating Group” means any of the following groups of Unitholders: (a) the Golub Unitholders, (b) the LCM Unitholders and (c) any group of Unitholders that acquires a Designation Right pursuant to the fourth paragraph of this “Board of Managers” section of this Governance Term Sheet; provided, that a group of Unitholders will cease to be a “Designating Group” once the Unitholders in such group do not have a Designation Right.

Each Major Unitholder (as defined below) (each, an “Observer Unitholder”) shall have the right to appoint one (1) observer to the New Board (a “Board Observer”); provided, that an Observer Unitholder shall not be entitled to have a Board Observer at any time when any of the Managers is an employee of such Observer Unitholder or any of its Affiliates (other than any of the Companies). Each Board Observer shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Board Observer in connection with attending any Meeting (as defined below).

The term “Major Unitholder” means each Unitholder that owns or holds (together with its Affiliates) at least five percent (5.0%) of the issued and outstanding Class A Common Units as of the Plan Effective Date (immediately after giving effect to the consummation of the Transactions, including all payments and distributions to be made on or as of the Plan Effective Date); provided, that a Unitholder will permanently cease to be a “Major Unitholder” once such Unitholder owns or holds (together with its Affiliates) less than five percent (5.0%) of the issued and outstanding Class A Common Units.

The chairperson of the New Board (the “Chairperson”) shall be one of the Golub Managers, as determined by the Golub Unitholders; provided, however, that if the Golub Unitholders are not permitted to designate two (2) Golub Managers pursuant to their Designation Right, then the Chairperson shall be a Manager elected by the New Board.

Managers not employed by any of the Companies, any of the Unitholders or any Affiliates of any of the Unitholders shall receive market-rate compensation from New TopCo, such market-rate compensation to be determined by the Majority Unitholders. Each Manager shall be reimbursed for reasonable and documented out-of-pocket costs and expenses incurred in the performance of his or her duties as a Manager.

The New Board may, by majority vote, establish one or more committees of the New Board to exercise the powers of the New Board, subject to the limitations set forth in the Delaware Limited Liability Company Act (the “DLLCA”). Each Manager that is elected pursuant to a Designation Right shall have the right to serve on any such committee of the New Board (other than any committee that is established to evaluate, consider, approve, negotiate or otherwise deal with a contract, transaction or other matter with respect to which such Manager, or the Unitholders that designated such Manager (which, in the case of an Independent Designee, shall only include Specified Unitholders that own or hold (together with their respective Affiliates), as of the time of determination, at least fifteen percent (15.0%) of the issued and outstanding Class A Common Units owned or held by all Specified Unitholders as of such time), has/have a conflict of interest) with at least the same proportional voting rights as such Manager has on the New Board. The provisions of this paragraph shall be deemed to be included in a Designation Right. For the avoidance of doubt, no committee shall be authorized to take any action that the New Board could not take itself.

None of (A) the Unitholders (except any Unitholder that is an employee of any of the Companies, any Unitholder that is a family member of an employee of any of the Companies, or any Unitholder that is controlled by an employee of any of the Companies or any such employee’s family members), (B) the Managers (except any Manager that is employed by any of the Companies (including the Chief Executive Officer) or is a family member of any employee of any of the Companies), or (C) the Affiliates of any Unitholders described in clause (A) or the Affiliates of any of the Managers described in clause (B) (except any such Affiliate that is an employee of any of the Companies, any such Affiliate that is a family member of any employee of any of the Companies, or any such Affiliate that is controlled by any employee of any of the Companies or any such employee’s family members) (the foregoing Persons, the “Identified Persons”) will be subject to any fiduciary or other duty, including any duty relating to the doctrine of corporate (or analogous) opportunity or any other similar doctrines and the New LLC Agreement will provide for a broad corporate (or analogous) opportunity waiver in favor of all Identified Persons. The New LLC Agreement shall provide that the fiduciary duties of the Identified Persons shall be eliminated or limited to the fullest extent permitted by the DLLCA.

Nothing contained in the New LLC Agreement shall limit or otherwise impact the ability of any Identified Person (i) to, directly or indirectly, sell or purchase the debt or equity securities of any Person (other than New TopCo) or (ii) from engaging or competing in any line of business.

Quorum and Voting:	A quorum for meetings of the New Board will require the attendance of a majority of the Managers then in office; provided, however, that for so long as the Golub Unitholders have the right to designate two (2) Golub Managers pursuant to their Designation Right, a quorum for any meeting of the New Board will require the attendance of at least one Golub Manager. Except with respect to the actions listed on Schedule A, the vote of a majority of the Managers present and entitled to vote at a meeting at which a quorum is present shall be the act of the New Board, unless the express provision of a statute requires a different vote, in which case such express provision shall govern and control. Any Manager or member of any committee of the New Board may participate in any meeting of the New Board or any committee of the New Board (each such meeting, a “Meeting”) through the use of any means of communication by which all persons participating can hear each other at the same time or by any other means permitted by the DLLCA. Any Manager or member of any committee of the New Board participating in any such Meeting by any such means of communication is deemed to be present in person at such Meeting.

Any action required or permitted to be taken at any meeting of the New Board may be taken without a meeting, without prior notice and without a vote if the lesser of the following consent thereto in writing: (a) four (4) members of the New Board and (b) all members then-serving on the New Board; provided, that Required Managers (as defined below) may act by written consent as set forth in the “Certain Transactions Requiring Approval of Majority Unitholders and Required Managers” section of this Governance Term Sheet.

Removal of Managers:	Except for any removal of a Manager on account of the termination or reduction of a Designation Right, the Unitholder(s) entitled to designate a Manager pursuant to a Designation Right (including the Majority Specified Unitholders in the case of the Independent Designee) shall have the exclusive right to require removal, whether with or without cause, of the Manager(s) that has/have been designated by such Unitholder(s). If for any reason the individual serving as the Chief Executive Officer shall cease to serve as the Chief Executive Officer, then (x) such individual shall be automatically removed as a Manager, and (y) the successor Chief Executive Officer shall be automatically appointed as a Manager when such person becomes the Chief Executive Officer. Any Manager that is not designated pursuant to a Designation Right and is not the Chief Executive Officer may be removed, with or without cause, by the Majority Unitholders.

Vacancies on the New Board:	Except for any vacancy on the New Board created as a result of the resignation or removal of a Manager on account of the termination or reduction of a Designation Right, any vacancy on the New Board resulting from the resignation or removal of a Manager that was designated pursuant to a Designation Right, or resulting from any such Manager becoming unable to serve on the New Board as a result of death, disability or otherwise, shall be filled by the Unitholder(s) then entitled to designate such Manager pursuant to such Designation Right (including the Majority Specified Unitholders in the case of the Independent Designee). Any vacancy on the New Board resulting from the resignation or removal of a Manager that is not designated pursuant to a Designation Right (other than the Chief Executive Officer), or resulting from any such Manager becoming unable to serve on the New Board as a result of death, disability or otherwise, shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent). Any vacancy on the New Board resulting from the resignation or removal of a Manager on account of the termination or reduction of a Designation Right, shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent).

Board Meetings:	Regular meetings of the New Board shall be held at such time or times as may be determined by the New Board. In addition, the Chairperson or any two (2) Managers may call a special meeting of the New Board. Any such regular or special meeting may be done in person or by remote communication.

Subsidiaries:	The composition of the board of directors, board of managers or other governing body of any direct or indirect wholly-owned subsidiary of New TopCo (including any committee thereof) (each, a “Subsidiary Governing Body”) shall be comprised of one or more executive employees of any of the Companies or other individuals selected or approved by the New Board that are not employees of any of the Unitholders or any of their respective Affiliates (other than the Companies), except for any direct or indirect wholly-owned subsidiary of New TopCo which is either (i) a limited liability company that is managed by its members, (ii) a limited partnership that is managed by its general partner, or (iii) required by Law or contract to have a different composition.

Special Meetings of Unitholders:	Special meetings of the Unitholders may be called by the New Board or at the written request of the Unitholders or group of Unitholders who collectively own or hold at least twenty percent (20.0%) of the issued and outstanding Class A Common Units.

Action by written consent of the Unitholders without a meeting shall be permitted. Action by written consent shall require the consent of the Unitholders that own or hold the same percentage of New Common Units that would be required to take the same action at a Unitholder meeting at which all then-issued and outstanding New Common Units entitled to vote thereon were present and voted.

Certain Transactions Requiring Approval of Majority Unitholders and Required Managers:	None of the Companies shall take any of the actions listed on Schedule A attached hereto without the approval of the New Board and the Majority Unitholders and the Required Managers.

The term “Required Managers” means the vote of 66 2/3% of the votes of all of the Managers present and entitled to vote at a meeting of the New Board at which a quorum is present; provided, that the votes of the CEO Manager shall be excluded for all purposes of this calculation. For the avoidance of doubt, if there is a meeting of the New Board and (i) five (5) Managers are present and entitled to vote at such meeting, then Required Managers shall require the vote of three (3) Managers (excluding the CEO Manager), and (ii) four (4) Managers (including the CEO Manager) are present and entitled to vote at such meeting, then Required Managers shall require the vote of two (2) Managers (excluding the CEO Manager). The Required Managers may also act by written consent if Managers holding not less than the total number of votes that would be necessary to authorize the action by Required Managers at a meeting of the New Board at which all Managers then in office were present and voted.

Amendments:	Any amendments to the New LLC Agreement will require the approval of the Majority Unitholders.

Notwithstanding the foregoing, no amendment or modification of any provision of the New LLC Agreement (including any amendments made pursuant to or in connection with a merger, consolidation or reorganization of New TopCo, except in connection with a Sale Transaction (as defined below)) relating to:

(i) “Transfers”, “Right of First Offer”, “Tag-Along Rights”, “Drag-Along Rights”, “Preemptive Rights”, “Information Rights” or “Limitations on Affiliate Transactions” shall, in any such case, be made without the affirmative vote or written consent of the Super-Majority Unitholders (as defined below);

(ii) any decrease or increase in the size of the New Board, the Designation Right of any Unitholder or group of Unitholders (including the right to transfer any Designation Right, to the extent applicable), the right of any Unitholder or group of Unitholders to remove any Manager that was designated pursuant to the Designation Right of such Unitholder or group of Unitholders, the right of any Manager that was elected pursuant to the Designation Right of any Unitholder or group of Unitholders to serve on any committee of the New Board, the right of any Unitholder or group of Unitholders to fill the vacancy on the New Board created by the resignation, removal or inability to serve on the New Board of any Manager that was designated pursuant to the Designation Right of such Unitholder or group of Unitholders, or the appointment or removal and replacement of the Chairperson, shall, in any such case, be made without the affirmative vote or written consent of (A) each Designating Group and (B) the Majority Specified Unitholders;

(iii) the elimination or limitation of fiduciary duties of the Identified Persons, including any duty relating to the doctrine of corporate (or analogous) opportunity or any other similar doctrines, shall be made without the affirmative vote or written consent of each Designating Group;

(iv) the right of any Observer Unitholder to appoint, remove and/or replace a Board Observer or any of the rights of such Board Observer shall be made without the affirmative vote or written consent of each Major Unitholder;

(v) the definition of “Super-Majority Unitholders” shall be made without the affirmative vote or written consent of the Super-Majority Unitholders;

(vi) the definitions of “Majority Specified Unitholders” or “Specified Unitholders” shall, in either such case, be made without the affirmative vote or written consent of the Majority Specified Unitholders;

(vii) the proviso in the first sentence of the “Quorum and Voting” section of this Governance Term Sheet or the definitions of “Golub Unitholders” or “Designating Group” shall, in any such case, be made without the affirmative vote or written consent of the Golub Unitholders;

(viii) the definitions of “LCM Unitholders” or “Designating Group” shall, in either such case, be made without the affirmative vote or written consent of the LCM Unitholders; and

(ix) the amendments section of the New LLC Agreement shall be made without the affirmative vote or written consent of the Unitholder(s) or requisite percentage or number of Unitholders that would be required to amend the underlying provision of such New LLC Agreement to which such amendment or modification relates.

In addition, no amendment or modification of any provision of the New LLC Agreement (including any amendments made pursuant to or in connection with a merger, consolidation or reorganization of New TopCo, except in connection with a Sale Transaction) that would materially and adversely affect the rights or materially increase the obligations of any Unitholder set forth in the New LLC Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Majority Unitholders (without regard to any effect resulting from (x) the individual circumstances of any such Unitholder, (y) the differences in the respective percentages of ownership of New Common Units of the Unitholders or (z) the different classes or series of New Common Units owned by the Unitholders) shall be made without the affirmative vote or written consent of such affected Unitholder; provided, however, that, for the avoidance of doubt, neither the creation of a new class or series of equity interests of New TopCo, nor the issuance of any additional New Common Units or other equity interests of New TopCo, shall be deemed to adversely affect the rights or obligations of any Unitholder.

The term “Super-Majority Unitholders” means, as of any time of determination, Unitholders that collectively own or hold at least 66.0% of the issued and outstanding Class A Common Units as of such time.

Transfers:	New Common Units will be transferable by the holders thereof (a) only in transactions exempt from the registration requirements of the Securities Act and (b) subject to the satisfaction of the following conditions precedent: (i) delivery to New TopCo of a written notice of such transfer not less than five (5) Business Days prior to such transfer, (ii) delivery to New TopCo of representation letters from the transferor and the transferee (including a representation from the transferee that the transferee is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited Investor”)), (iii) delivery to New TopCo of an opinion of counsel to the transferor to the effect that such transfer complies with applicable federal and state securities laws, and (iv) the transferee’s execution of a joinder to the New LLC Agreement (unless the transferee is already a party to the New LLC Agreement). Transfers that do not satisfy the foregoing conditions prior to the consummation thereof shall be void ab initio and will not be recognized by New TopCo. Any conditions set forth in clause (b) above may be waived by New TopCo.

Any transfer, or series of transfers, of New Common Units (w) that, if consummated, would (1) result in any violation of applicable Law, (2) result in New TopCo having, in the aggregate, 1,000 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of any class of New Common Units, or 400 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of any class of New Common Units that are not Accredited Investors, (3) require New TopCo to register any equity interests of New TopCo under the Exchange Act, (4) cause New Topco to register as an “investment company” under the Investment Company Act of 1940, as amended, or (5) cause the underlying assets of New Topco to be deemed “plan assets” as defined under certain labor regulations or constitute or result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, (x) to a Person that is not an Accredited Investor, (y) to a Competitor (as defined below), or (z) to any Person that is the target of any sanctions or is a controlled Affiliate of any such Person, in any such case, will be void ab initio and will not be recognized by New TopCo. Nothing contained in the New LLC Agreement shall prevent the Unitholders from transferring, hypothecating, pledging or otherwise disposing of New Common Units or their ownership rights in New Common Units for the purpose of effecting margin transactions or in connection with any financing activity or arrangement undertaken by the Unitholders or their Affiliates in the ordinary course of business.

A transfer of New Common Units in a Sale Transaction by a Selling Unitholder (as defined below) or a Dragged Unitholder (as defined below) shall not be subject to the requirements of this “Transfers” section, other than clause (a) above.

In addition to the foregoing, Class B Common Units will be subject to additional transfer restrictions and risks of forfeiture to be set forth in a management incentive plan to be adopted by the New Board and/or any agreement, contract or other instrument or document evidencing or governing an award issued under any such management incentive plan.

The term “Competitor” means, as of any time of determination, (A) any Person that is identified by name on the Restricted List (as defined below) as of such time of determination, which may include one or more Investment Funds (as defined below), (B) any Person that is engaged in competition with any of the Companies as of such time, as reasonably determined by the New Board, and (C) any Person that is an Affiliate of any Person referred to in clause (A) or clause (B) that is reasonably identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name; provided, that, solely with respect to clause (B), a Competitor shall not include (I) any Investment Fund or (II) any entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer), directly or indirectly, New Common Units or other securities or indebtedness of any of the Companies (it being understood that a Person described in clause (I) or clause (II) may be a Competitor under clause (A) or clause (B)).

The term “Restricted List” means a schedule or list of disqualified transferees as determined by the New Board, as such schedule or list may be amended, supplemented, updated or modified from time to time by the New Board.

The term “Investment Fund” means a bona fide investment fund or other investment vehicle, such as a hedge fund, private equity fund, an account, a share trust, an investment trust, an investment company, a pension fund, or an insurance company, in each case, the business, operations or assets of which are held for investment purposes and the investments in which are professionally managed.

Right of First Offer:	If any Unitholder (the “Transferring Unitholder”) desires to transfer all or any portion of its New Common Units to any Person (or group of Persons) in any transaction (or series of related transactions) (excluding (a) any transfer of New Common Units by a Transferring Unitholder to one or more of its Affiliates and certain other permitted transferees and (b) any transfer of New Common Units by a Transferring Unitholder that does not exceed, taken together with all other New Common Units transferred by such Transferring Unitholder and all of its Affiliates at any time during the twelve (12) month period ending on the date of such transfer (excluding transfers made pursuant to the “Tag-Along Rights” or “Drag-Along Rights” sections of this Governance Term Sheet and transfers otherwise made in compliance with this “Right of First Offer” section (without giving effect to this clause (b)), one percent (1.0%) of the issued and outstanding Class A Common Units as of the date of such transfer) (a “ROFO Transaction”), the Transferring Unitholder must give notice (a “ROFO Notice”) to each Major Unitholder (each, a “ROFO Unitholder”), setting forth the material terms and conditions of such ROFO Transaction (the “Proposed Terms”), including the number of New Common Units proposed to be transferred (the “Offered Units”) and the purchase price (which purchase price must be exclusively in cash). Each ROFO Unitholder shall have ten (10) business days following receipt of the ROFO Notice to elect to purchase, on the Proposed Terms, up to its full pro rata share of the Offered Units. If any of the ROFO Unitholders do not elect to purchase their respective full pro rata portions of the Offered Units, then the ROFO Unitholders that have elected to purchase their full pro rata portions of the Offered Units shall be offered the right to purchase such unpurchased Offered Units (and such procedure of offering and purchasing Offered Units shall be repeated until either (x) there are no unpurchased Offered Units or (y) no ROFO Unitholders elect to purchase any such unpurchased Offered Units). If the ROFO Unitholders do not elect to purchase all of the Offered Units, then the Transferred Unitholder shall not be obligated to sell any of the Offered Units to the ROFO Unitholders and the Transferring Unitholder shall have the right, for a period of ninety (90) days, to sell all (but not less than all) of the Offered Units not sold to the ROFO Unitholders to a third party at a purchase price in cash that is no lower than the purchase price specified in the ROFO Notice and upon other terms that are, in the aggregate, no more favorable to the third party than the other Proposed Terms specified in the ROFO Notice.

Preemptive Rights:	New TopCo shall not, and New TopCo shall not cause or permit any of its subsidiaries to, sell or issue additional equity interests (including, for the avoidance of doubt, any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, New Common Units, limited liability company interests or shares of capital stock) (collectively, “Additional Securities”) to any Person (including any then-current Unitholder), other than in a pro rata distribution to all Unitholders that own or hold New Common Units of a particular class or series and certain other customary exceptions, unless New TopCo or its applicable subsidiary offers to permit each Significant Unitholder (as defined below) that is an Accredited Investor (any such Significant Unitholder, a “Preemptive Unitholder”) to purchase its pro rata portion (calculated on the basis of the Class A Common Units owned or held by such Preemptive Unitholder relative to the Class A Common Units owned or held by all Preemptive Unitholders) of such Additional Securities on the same terms and conditions as each other Preemptive Unitholder. If any of the Preemptive Unitholders do not elect to purchase their respective full pro rata portions of the Additional Securities, then the Preemptive Unitholders that have elected to purchase their full pro rata portions of the Additional Securities shall be offered the right to purchase any such unpurchased Additional Securities (and such procedure of offering and purchasing Additional Securities shall be repeated until either (x) there are no unpurchased Additional Securities or (y) no Preemptive Unitholders elect to purchase any such unpurchased Additional Securities).

The term “Significant Unitholders” means, as of any time of determination, any Unitholder that owns or holds (together with its Affiliates) at least five percent (5.0%) of the issued and outstanding Class A Common Units as of such time.

Tag-Along Rights:	If one or more Unitholders (the “Initiating Unitholders”) desires to transfer Class A Common Units representing forty percent (40.0%) or more of the issued and outstanding Class A Common Units to any Person (or group of Persons) (the “Transferee”) in any transaction (or series of related transactions) (excluding any transfer of Class A Common Units by an Initiating Unitholder to one or more of its Affiliates and certain other permitted transferees) (a “Tag-Along Transaction”), the Initiating Unitholders must give notice to each other holder of Class A Common Units (the “Tag-Along Sellers”) at least ten (10) business days prior to the consummation of such Tag-Along Transaction, setting forth the material terms and conditions of such Tag-Along Transaction, and arrange for each Tag-Along Seller to have the opportunity to include in such Tag-Along Transaction at least a corresponding percentage of Class A Common Units owned or held by such Tag-Along Seller. The tag-along right may be exercised by any Tag-Along Seller delivering a written notice to the Initiating Unitholders (or a designated representative of the Initiating Unitholders) within five (5) business days following receipt of written notice of the proposed Tag-Along Transaction by the Initiating Unitholders.

Tag-Along Sellers shall receive the same form and amount of consideration per Class A Common Unit that is being paid to the Initiating Unitholders in connection with the Tag-Along Transaction, except that if the Initiating Unitholders are given an option as to the form of consideration to be received in exchange for their Class A Common Units, each of the Tag-Along Sellers shall only need to be given the same option with respect to their Class A Common Units.

Notwithstanding anything to the contrary contained in this Governance Term Sheet, holders of Class B Common Units shall not be entitled to tag-along rights in respect of Class B Common Units held by any such holder.

Drag-Along Rights:	If one or more Unitholders that own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units (the “Selling Unitholders”) decide to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction to or with any Person other than the Selling Unitholders or any Affiliates thereof, then New TopCo or the Selling Unitholders will have the right to require all other Unitholders (the “Dragged Unitholders”) to, among other things, (i) sell a percentage of their New Common Units corresponding to the aggregate percentage of the New Common Units owned or held by the Selling Unitholders that are proposed to be included in such Sale Transaction; (ii) vote such Dragged Unitholders’ New Common Units, whether by proxy, voting agreement or otherwise, in favor of the Sale Transaction and not raise any objection thereto; (iii) enter into agreements with the purchaser in the Sale Transaction on terms and conditions substantially identical to those applicable to the Selling Unitholders; (iv) obtain any required consents; (v) waive and refrain from exercising any appraisal, dissenters or similar rights; (vi) not assert any claim against any of the Companies, any Manager, any member of any committee of the New Board, any member of any Subsidiary Governing Body or any other Unitholder or any Affiliates of any of the foregoing in connection with the Sale Transaction; and (vii) take any and all reasonably necessary action in furtherance of the consummation of the Sale Transaction.

Each Unitholder shall receive, in respect of each New Common Unit to be sold by such Unitholder in the Sale Transaction, the same form and amount of consideration paid in such Sale Transaction that is being paid to each other Unitholder in respect of New Common Units of the same class or series, except that if any Unitholder is given an option as to the form of consideration to be received in exchange for each New Common Unit of any class or series held by such Unitholder, each other Unitholder holding New Common Units of the same class or series need only be given the same option.

Any Class B Common Units transferred in a Sale Transaction by a Selling Unitholder or a Dragged Unitholder shall immediately and automatically convert into Class A Common Units upon the consummation of such Sale Transaction.

“Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Companies (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of at least a majority of the aggregate voting power of the voting securities of any direct and/or indirect subsidiary or subsidiaries of New TopCo if substantially all of the consolidated assets of the Companies are held by such subsidiary or subsidiaries) or (ii) at least a majority of the issued and outstanding Class A Common Units (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership), to (in either case of clause (i) or clause (ii)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

Confidentiality:	Subject to certain permitted disclosures (including (i) disclosures to a Unitholder’s advisors and representatives and (ii) disclosures to a prospective transferee of Class A Common Units who executes and delivers to New TopCo a confidentiality agreement substantially in the form of confidentiality agreement attached as an exhibit to the New LLC Agreement), each Unitholder will be required to hold in strict confidence any confidential, business, financial or proprietary information such Unitholder receives regarding any of the Companies, or any confidential, business, financial or proprietary information of any other Unitholder in respect of any of the Companies (“Confidential Information”), whether such Confidential Information is received from any of the Companies, any Manager, any Board Observer, another Unitholder, any Affiliate of New TopCo or another Unitholder, or any agents or advisors of any thereof. Such confidentiality obligations shall commence on the Plan Effective Date and end on the second anniversary of the date such Unitholder no longer owns any New Common Units.

In the event that any Unitholder proposes to sell or otherwise transfer any New Common Units to a third party in compliance with the transfer restrictions described in this Governance Term Sheet, such Unitholder may make available to the potential transferee Confidential Information relating to the Companies (including Confidential Information obtained by such Unitholder from any Manager or Board Observer), subject to the prior execution by such potential transferee of a confidentiality agreement substantially in the form of confidentiality agreement attached as an exhibit to the New LLC Agreement.

Information Rights:	Prior to New TopCo becoming obligated to file reports under the Exchange Act, subject to the confidentiality provisions referred to above, each Unitholder that holds Class A Common Units shall be entitled to receive (a) annual audited consolidated financial statements of New TopCo, and (b) quarterly unaudited consolidated financial statements of New TopCo for each of New TopCo’s first three fiscal quarters during each fiscal year, in any such case within the time frames required for the delivery of such financial statements under the Companies’ credit documents as of the Plan Effective Date. If New Topco does not produce consolidated financial statements at the New Topco level, but does produce consolidated financial statements at the level of one of its subsidiaries, then, in lieu of making available such consolidated financial statements of New Topco, New Topco shall make available to each Unitholder that holds Class A Common Units the consolidated financial statements of its applicable subsidiary.

At the option of New TopCo, New TopCo may make available the information described above on a password-protected website that is only available to Unitholders that hold Class A Common Units. As a condition to gaining access to the information posted on such website, a Unitholder may be required to “click through” or take other affirmative action pursuant to which such Unitholder shall (i) confirm and ratify that it is a party to, and bound by all of the terms and provisions of, the New LLC Agreement, (ii) acknowledge its confidentiality obligations in respect of such information and (iii) certify its status as a Unitholder that holds Class A Common Units.

Limitations on Affiliate Transactions:	Any transaction or series of related transactions between any of the Companies, on the one hand, and any Person who, together with its Affiliates, owns or holds five percent (5.0%) or more of the issued and outstanding Class A Common Units or is an Affiliate of any such Person (other than any of the Companies), on the other hand (an “Affiliate Transaction”), involving aggregate payments or other consideration in excess of an agreed amount per annum shall require the approval of a majority of the Managers that are disinterested with respect to such Affiliate Transaction.

Registration Rights:	If New TopCo (or any successor or subsidiary of New TopCo) consummates an underwritten public offering pursuant to an effective registration statement covering the common equity of New TopCo (or any successor or subsidiary of New TopCo) (“Company Securities”) that results in such Company Securities being listed on a national securities exchange or quoted on the Nasdaq Stock Market (an “IPO”), then the Significant Unitholders shall be entitled to the following registration rights:

Demand Rights: Any Significant Unitholder or group of Significant Unitholders (acting together) that own or hold at least ten percent (10.0%) of all of the Company Securities that are issued and outstanding as of such time may request that New TopCo effect the registration under the Securities Act of a specified number of registrable securities held by such Significant Unitholder(s). Subject to certain exceptions, New TopCo will not be required to effect the demand right more than three times.

Piggyback Registration: Any Significant Unitholder shall be entitled to reasonable and customary piggyback registration rights.

Termination of Rights:	The rights of the Unitholders under the New LLC Agreement (other than “Registration Rights” set forth above) shall terminate upon the consummation of an IPO.

Governing Law and Forum:	Delaware.

EXECUTION VERSION

Schedule A

Actions Requiring Majority Unitholder and Required Managers Approval

1.	Distributions or dividends made by any of the Companies to Unitholders that own or hold Class A Common Units that are not made to such Unitholders (a) on a pro rata basis (based on the number of Class A Common Units owned or held by such Unitholders immediately prior to such distribution or dividend), or (b) in the same form.

2.	Repurchases or redemptions of Class A Common Units made by any of the Companies that are not made (a) on a pro rata basis (based on the number of Class A Common Units owned or held by all Unitholders immediately prior to such repurchases or redemptions), or (b) in the same form of consideration.

3.	Transfer New TopCo to or domesticate or continue New TopCo in any jurisdiction other than the State of Delaware.

4.	Consummate any initial public offering of securities.

5.	List any securities on any securities exchange, or register any securities with the United States Securities and Exchange Commission.

6.	Convert any Company to a corporation, a statutory trust, a business trust, an association, a real estate investment trust, a common-law trust or any other incorporated or unincorporated business or entity or make any change in any Company’s entity classification for U.S. federal income tax purposes.

7.	Any of the following: (a) merging with, or consolidating into, another entity, regardless of whether the applicable Company is the survivor, (b) selling, leasing or exchanging all or substantially all of a Company’s property and assets, including its goodwill, or (c) consummating any Sale Transaction, in any such case, other than (i) any such transaction that is consummated as an internal restructuring transaction (including the dissolution or merger of any immaterial or dormant Company) or that is consummated as part of a financing transaction, in any such case that is not material to the businesses or operations of the Companies, taken as a whole, and (ii) as set forth in the provision entitled “Drag-Along Rights”.

Exhibit 5

DIP & Exit ABL Commitment Letter

Execution Version

December 21, 2024

The Container Store Group, Inc.

The Container Store, Inc.

500 Freeport Parkway

Coppell, Texas 75019

Attn:       Mr. Jeff Miller

Chief Financial Officer

CONFIDENTIAL

$140 Million Senior Secured (a) Debtor-in-Possession Revolving

Credit Facility and (b) Exit Revolving Credit Facility Commitment Letter

Ladies and Gentlemen:

The Container Store Group, Inc., a Delaware corporation (“Holdings”), together with its subsidiaries, The Container Store, Inc., a Texas corporation (“TCS” or the “Borrower”), TCS Gift Card Services, LLC, a Virginia limited liability company (“TCS Gift”), C Studio Manufacturing Inc, a Delaware corporation (“C Studio”), and C Studio Manufacturing LLC, a Delaware limited liability company (“C Studio M”; and together with Holdings, TCS, TCS Gift and C Studio, “you”), is considering filing voluntary petitions (the proceedings resulting therefrom, the “Chapter 11 Cases”) for relief under Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement a restructuring of the Debtors (collectively, the “Transactions”).

The Borrower has requested certain financing from Eclipse Business Capital LLC and its affiliates (collectively, “EBC”), and has asked EBC to provide, subject solely to the conditions expressly set forth herein, (a) a $140 million senior secured debtor-in-possession revolving credit facility (the “DIP Revolving Facility” and the commitments thereunder, the “DIP Revolving Facility Commitment”, respectively), which DIP Revolving Facility shall be structured in substantially the form of Senior Secured Debtor-In-Possession Revolving Credit Agreement attached hereto as Exhibit A (the “EBC DIP Credit Agreement”), and (b) a senior secured revolving exit credit facility as structured in the form and manner set forth in Exhibit B attached hereto (the “Exit Revolving Facility Commitment”; together with the DIP Revolving Facility Commitment, collectively, the “Commitments”).

A.            DIP Revolving Facility Commitment

The proceeds of the DIP Revolving Facility will be used to (a) refinance certain existing debt of Borrower and its subsidiaries (including the “Pre-Petition ABL Credit Facility”, as defined in the EBC DIP Credit Agreement), (b) pay fees and expenses related to the DIP Revolving Facility and the Transactions, (c) satisfy ongoing capital expenditures of the Borrower and certain of its subsidiaries, and (d) provide for the ongoing working capital needs of Borrower and certain of its subsidiaries, in each case as a debtor-in-possession asset-based senior secured loan financing during the Chapter 11 Cases.

All terms and conditions of the DIP Revolving Facility, including without limitation with respect to maturity, pricing, fees, collateral, representations and warranties, affirmative and negative covenants (including collateral reporting) and events of default shall be as set forth in the EBC DIP Credit Agreement and the other “Loan Documents” (as defined in the EBC DIP Credit Agreement; such documents, the “DIP Loan Documents”); provided, that the DIP Revolving Facility Commitment and the DIP Revolving Facility are subject solely to (a) the execution by Holdings and Borrower of that certain Transaction Support Agreement, dated as of December 21, 2024, by and among you and the Consenting Stakeholders (as defined therein) (the “Transaction Support Agreement”), (b) the Bankruptcy Court approving a debtor-in-possession term loan facility on terms and conditions substantially consistent with that certain DIP Term Loan Facility Term Sheet, attached as Exhibit 1 to Exhibit B to the Transaction Support Agreement (the “DIP Term Facility Term Sheet”) in the Interim DIP Order (as defined in the EBC DIP Credit Agreement), including, without limitation, that such approved debtor-in-possession term loan facility provides for up to $40.0 million in new money term loans being made available to the Borrower, in each case subject to the terms and conditions of the DIP Term Facility Term Sheet (such debtor-in-possession term loan facility, a “Conforming DIP Term Loan Facility”), (c) the negotiation, execution and delivery of the DIP Loan Documents consistent herewith and otherwise reasonably satisfactory to EBC and you, and (d) the satisfaction (or waiver) of conditions set forth in Article IV of the EBC DIP Credit Agreement.

EBC hereby commits to provide 100% of the DIP Revolving Facility, subject only to the satisfaction (or waiver) of the conditions set forth in Article IV of the EBC DIP Credit Agreement.

B.            Exit Revolving Facility Commitment

Based on the information you have provided to us and our discussions to date, EBC is pleased to advise you of its commitment to provide a senior secured, asset-based revolving credit exit facility (the “Exit Revolving Facility”) on substantially the terms described in, and subject solely to the satisfaction (or waiver) of the conditions precedent set forth under the heading “Conditions Precedent” in the Exit Facility Term Sheet attached hereto and incorporated herein as Exhibit B (the “Exit Facility Term Sheet”; and the credit agreement evidencing the Exit Revolving Facility, the “Exit Facility Credit Agreement”) in an aggregate principal amount of $140 million.

The proceeds of the Exit Revolving Facility will be used to (a) refinance certain existing debt of the Debtors (including those obligations arising under the EBC DIP Credit Agreement) upon Debtors’ emergence from the Chapter 11 Cases, (b) pay fees and expenses related to the Exit Revolving Facility and the Transactions, (c) satisfy ongoing capital expenditures, and (d) provide for the ongoing working capital needs of the Debtors post-emergence, in each case as an exit financing from the Chapter 11 Cases in the Bankruptcy Court in accordance with a plan of reorganization substantially consistent with the Plan (as defined in the Transaction Support Agreement) (including any Plan Supplements (as defined in the Transaction Support Agreement) that are not materially adverse to EBC), or otherwise in form and substance reasonably satisfactory to EBC (the “Plan of Reorganization”).

EBC hereby commits to provide 100% of the Exit Revolving Facility, subject only to the satisfaction (or waiver) of the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions Precedent”. EBC hereby agrees that there are no conditions (implied or otherwise) to our commitments in respect of the closing of the Exit Revolving Facility on the Exit Closing Date other than the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions Precedent” and such other or additional conditions precedent as may be customary for similar such transactions and are reasonably agreed to each party hereto. Upon satisfaction (or waiver by all of the lenders under the Exit Revolving Facility) of the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions Precedent” (and such other or additional conditions precedent as may be customary for similar such transactions and are reasonably agreed to by each party hereto), each party hereto will execute and deliver the definitive documentation for the Exit Revolving Facility to which it is a party, and the closing of the Exit Revolving Facility on the Exit Closing Date (as defined in the Exit Facility Term Sheet) shall occur.

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C.            Miscellaneous

Holdings and Borrower each represents that (a) all written information (other than projections, forecasts, financial estimates and/or projected information (the “Projections”) and/or information of a general economic or industry nature (the “Information”) that has been or will be made available to EBC by you or any of your representatives in connection with the Transactions and the Commitments, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

Holdings and Borrower each agree (a) to indemnify and hold harmless EBC and its controlled affiliates and their respective directors, officers, employees, advisors, attorneys, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with this Commitment Letter, the DIP Revolving Facility, the Exit Revolving Facility, the use of the proceeds thereof, or the Transactions or any litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), which indemnity shall be effective whether or not any Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person promptly upon written demand for any reasonable and documented out-of-pocket legal or other documented out-of-pocket expenses (limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single firm of outside counsel to the Indemnified Persons and, if necessary, one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons); provided, that the foregoing indemnity will not, as to any Indemnified Person, apply (i) to losses, claims, damages, liabilities or related expenses to the extent such loss, claim, damage, liability or related expense is found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct, bad faith or gross negligence of such Indemnified Person or its controlled affiliates, directors, officers, employees, attorneys, advisors, agents or other representatives (collectively, the “Related Parties”), (ii) to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise or result from a material breach of the obligations of such Indemnified Person or its Related Parties under this Commitment Letter or (iii) to the extent arising from any dispute solely among Indemnified Persons (other than a Proceeding against any Indemnified Person in its capacity as an agent or arranger or similar role under the DIP Revolving Facility or the Exit Revolving Facility unless such loss, claim, damage, liability or related expense arise from the willful misconduct, bad faith, or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final, nonappealable judgment)) not arising out of any act or omission on the part of you or your affiliates; and (b) regardless of whether the Exit Facility Closing Date occurs, to reimburse EBC and its affiliates for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, financial advisor’s fees, consultant’s fees, travel expenses, and the fees, charges and, subject to the limitations described below, disbursements of counsel) incurred in connection with the DIP Revolving Facility and Exit Revolving Facility and any related documentation (including this Commitment Letter, and the definitive financing documentation in connection with the DIP Revolving Facility and Exit Revolving Facility) or the administration, amendment, modification or waiver thereof (limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single firm of outside counsel to EBC and its affiliates, taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and solely in the event of a conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected persons). No Indemnified Person or any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through electronic, telecommunications or other information transmission systems, including an electronic platform or otherwise via the internet, except to the extent of direct, as opposed to indirect, consequential or punitive damages arising from the gross negligence or willful misconduct of the relevant party. None of the Indemnified Persons or you or any of your or their respective Related Parties of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the DIP Revolving Facility, Exit Revolving Facility, or the transactions contemplated hereby and thereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth herein.

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You shall not, without the prior written consent of each applicable Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to EBC and the other Indemnified Persons.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate the DIP Loan Documents and the definitive documentation for the Exit Revolving Facility in good faith).

This Commitment Letter shall not be assignable by you without the prior written consent of EBC or by EBC without your prior written consent (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.

The contents of this Commitment Letter are confidential. Holdings and Borrower each agrees that it will not show, circulate, or otherwise disclose this letter or its contents to any other person, except (i) its affiliates, and its and their officers, directors, employees, attorneys, agents, representatives, equity-holders, accountants and advisors, on a confidential basis, (ii) as required in a legal, judicial or administrative proceeding or other compulsory process or as requested by any governmental authority or as otherwise required by applicable law, and (iii) in any suit or legal action or proceeding relating to Holdings’ or Borrower’s exercise of any rights or remedies hereunder. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to provide unredacted copies of the Commitment Letter (and the attachments hereto) to (i) the Consenting Stakeholders under the Transaction Support Agreement, (ii) the term loan lenders under the Conforming DIP Term Loan Facility, (iii) the Bankruptcy Court and the Office of the United States Trustee and any official committee appointed in the Chapter 11 Cases and (iv) any other party ordered by the Bankruptcy Court, or otherwise as needed in connection with any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations, in each case of this clause (iv) in connection with any motion seeking approval of the DIP Revolving Facility, the Exit Revolving Facility and solely for the use of the Bankruptcy Court or such other party in connection with such motion.

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EBC shall treat confidentially (i) all information received by it in connection with this Commitment Letter and the transactions contemplated hereby and (ii) the terms and substance of this Commitment Letter; provided, however, that nothing herein shall prevent EBC from disclosing any such information (a) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations, (b) upon the request or demand of any regulatory authority having jurisdiction over EBC, (c) to the officers, directors, employees, attorneys, agents, representatives, equity-holders, accountants and advisors, on a confidential basis, (d) to the extent any such information becomes publicly available other than by reason of disclosure by EBC or officers, directors, employees, attorneys, agents, representatives, equity-holders, accountants and advisors in breach of this Commitment Letter, and (e) for purposes of establishing a “due diligence” defense. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

The laws of the State of New York (but without giving effect to any choice or conflicts of law provisions or rules (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of New York) shall govern all matters arising out of, in connection with or relating to this letter. The parties hereto consent and agree that the Bankruptcy Court, or if such court shall no longer have jurisdiction over the Chapter 11 Cases, then the state or federal courts located in New York County, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this letter or any transaction contemplated herein. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS LETTER AND ANY TRANSACTIONS CONTEMPLATED HEREIN. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

The provisions of this letter regarding fees and expenses, indemnities, confidentiality and those set forth in the prior two paragraphs (in each case, except as expressly contemplated in such provisions) shall survive the termination or expiration of this letter and shall remain in full force and effect regardless of whether the transaction contemplated herein closes; provided, that if (a) the DIP Revolving Facility closes, the provisions herein with respect to fees and expenses, indemnities and confidentiality in respect of the DIP Revolving Facility shall be superseded and deemed replaced by the terms of the DIP Loan Documents, and (b) if the Exit Revolving Facility closes, the provisions herein with respect to fees and expenses, indemnities and confidentiality in respect of the Exit Revolving Facility shall be superseded and deemed replaced by the terms of the Exit Loan Documents.

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This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) will be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

This Commitment Letter shall automatically (and without further notice or action) expire and terminate on the earliest to occur of the following: (i) with respect to the DIP Revolving Facility Commitment, the execution and delivery of the DIP Loan Documents and the initial funding of the DIP Revolving Facility; (ii) with respect to the Exit Revolving Facility Commitment, the execution and delivery of the definitive documentation for the Exit Revolving Facility and the initial funding of the Exit Revolving Facility; (iii) entry of an order by the Bankruptcy Court converting the Chapter 11 Cases to proceedings under chapter 7 of the United States Bankruptcy Code or dismissing the Chapter 11 Cases; (iv) with respect to the DIP Revolving Facility, the date that is three (3) business days after the Petition Date (as defined in the EBC DIP Credit Agreement) (or, if such third day is not a business day, the first succeeding business day thereafter) unless the Bankruptcy Court shall have entered the Interim DIP Order (as defined in the EBC DIP Credit Agreement and as may be modified by the Bankruptcy Court or the parties hereto prior to its entry, provided such modifications are reasonably acceptable to EBC in form and substance) on or before such date; or (v) with respect to the Exit Revolving Facility, if the effective date of the Plan of Reorganization has not occurred by the Plan Outside Date Milestone (as defined in the Transaction Support Agreement as in effect on the date hereof, and as such date may be extended in accordance with the Transaction Support Agreement).

[Signatures Appear Following Pages]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ECLIPSE BUSINESS CAPITAL LLC

By:	/s/ Thomas Stone
	Name:	Thomas Stone
	Title:	Authorized Signatory

[Signatures Continued Next Page]

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Accepted and agreed to:

THE CONTAINER STORE GROUP, INC.,

a Delaware corporation,

By:	/s/ Jeffrey A. Miller
	Name:	Jeffrey A. Miller
	Title:	Chief Financial Officer
	Date:	December 21, 2024

THE CONTAINER STORE, INC.,

a Texas corporation,

By:	/s/ Jeffrey A. Miller
	Name:	Jeffrey A. Miller
	Title:	Chief Financial Officer
	Date:	December 21, 2024

8

EXHIBIT A

Form of Senior Secured Debtor-In-Possession Revolving Credit Agreement

(see attached)

9

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
ASSET-BASED REVOLVING CREDIT AGREEMENT

$140,000,000

Dated as of December [24], 2024

among

THE CONTAINER STORE, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO

ECLIPSE BUSINESS CAPITAL LLC,
as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

ECLIPSE BUSINESS CAPITAL LLC,
as Lead Arranger

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		75

5.01	Existence, Qualification and Power	75
5.02	Authorization; No Contravention	76
5.03	Governmental Authorization; Other Consents	76
5.04	Binding Effect	76
5.05	Financial Statements; No Material Adverse Effect	76
5.06	Litigation	76
5.07	[Reserved]	77
5.08	Ownership of Property; Liens; Investments	77
5.09	Environmental Matters	77
5.10	Insurance	78
5.11	Taxes	78
5.12	ERISA Compliance	78
5.13	Subsidiaries; Equity Interests; Loan Parties	79
5.14	Margin Regulations; Investment Company Act	79
5.15	Disclosure	80
5.16	Compliance with Laws	80
5.17	Intellectual Property; Licenses, Etc.	80
5.18	[Reserved]	80
5.19	Casualty, Etc.	80
5.20	Labor Matters	81
5.21	Collateral Documents	81
5.22	USA PATRIOT Act	81
5.23	Anti-Corruption Laws and Sanctions	81
5.24	Affected Financial Institutions	81
5.25	Plan Assets	81

ARTICLE VI AFFIRMATIVE COVENANTS		82

6.01	Financial Statements and Other Information	82
6.02	Certificates; Other Information	83
6.03	Notices	86
6.04	Payment of Obligations	86
6.05	Preservation of Existence, Etc.	87
6.06	Maintenance of Properties	87
6.07	Maintenance of Insurance	87
6.08	Compliance with Laws	88
6.09	Books and Records	88
6.10	Inspection Rights	88
6.11	Use of Proceeds	89
6.12	[Reserved]	89
6.13	[Reserved]	89
6.14	Physical Inventories	89
6.15	Further Assurances	89
6.16	Lenders Meetings	90
6.17	[Reserved]	90
6.18	Designation of Subsidiaries	90
6.19	[Reserved]	90
6.20	Certain Other Bankruptcy Matters	90

ARTICLE VII NEGATIVE COVENANTS		91

7.01	Liens	91
7.02	Indebtedness	93
7.03	Investments	94
7.04	Fundamental Changes	96
7.05	Dispositions	97
7.06	Restricted Payments	98
7.07	Change in Nature of Business	100
7.08	Transactions with Affiliates	100
7.09	Burdensome Agreements	101
7.10	Amendments of Material Indebtedness	101
7.11	Accounting Changes	101
7.12	Prepayments, Etc. of Indebtedness	102
7.13	Holding Company	102
7.14	[Reserved]	102
7.15	Minimum Availability	102
7.16	Sale and Leaseback Transactions	102
7.17	Additional Bankruptcy Matters	102

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		103

8.01	Events of Default	103
8.02	Remedies upon Event of Default	107
8.03	Application of Funds	108

ARTICLE IX ADMINISTRATIVE AGENT		109

9.01	Appointment and Authority	109
9.02	Rights as a Lender	109
9.03	Exculpatory Provisions	110
9.04	Reliance by Agents	110
9.05	Delegation of Duties	111
9.06	Resignation of Agents	111
9.07	Non-Reliance on Agents and Other Lenders	112
9.08	No Other Duties, Etc.	112
9.09	Administrative Agent May File Proofs of Claim	112
9.10	Collateral and Guaranty Matters	113
9.11	Notice of Transfer	113
9.12	Reports and Financial Statements	113
9.13	Agency for Perfection	114
9.14	Indemnification of Agents	114
9.15	Withholding Tax	114
9.16	Relation Among Lenders	114
9.17	Certain ERISA Matters	115
9.18	Erroneous Payments	116
9.19	Intercreditor Agreement	117

ARTICLE X CONTINUING GUARANTY		117

10.01	Guaranty	117
10.02	Rights of Lenders	118
10.03	Certain Waivers	118
10.04	Obligations Independent	118
10.05	Subrogation	118
10.06	Termination; Reinstatement	118
10.07	Subordination	119
10.08	Stay of Acceleration	119
10.09	Condition of Borrower	119

ARTICLE XI MISCELLANEOUS		119

11.01	Amendments, Etc.	119
11.02	Notices; Effectiveness; Electronic Communications	121
11.03	No Waiver; Cumulative Remedies	124
11.04	Expenses; Indemnity; Damage Waiver	124
11.05	Payments Set Aside	125
11.06	Successors and Assigns	126
11.07	Treatment of Certain Information; Confidentiality	129
11.08	Right of Setoff	130
11.09	Interest Rate Limitation	131
11.10	Counterparts; Integration; Effectiveness	131
11.11	Survival of Representations and Warranties	132
11.12	Severability	132
11.13	Replacement of Lenders	132
11.14	Governing Law; Jurisdiction; Etc.	133
11.15	WAIVER OF JURY TRIAL	134
11.16	No Advisory or Fiduciary Responsibility	134
11.17	USA PATRIOT Act Notice	134
11.18	No Strict Construction	135
11.19	Attachments	135
11.20	Intercreditor Agreement	135
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	135
11.22	Acknowledgement Regarding Any Supported QFCs	136

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.01	Organization Information
5.08(c)	Owned Real Estate
5.08(d)(i)	Leased Real Estate (Lessee)
5.08(d)(ii)	Leased Real Estate (Lessor)
5.08(e)	Existing Investments
5.10	Insurance
5.13	Subsidiaries and Other Equity Investments
5.17	Intellectual Property Rights
6.02(c)	Borrowing Base Calculation and Collateral Reporting
6.12	Guarantors
6.13	Credit Card Arrangements
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Notice of Borrowing
A-2	[Reserved]
B	[Reserved]
C	[Reserved]
D	Compliance Certificate
E	Form of Note
F	Assignment and Assumption
H-1	[Reserved]
H-2	[Reserved]
I	[Reserved]
J	[Reserved]
K	[Reserved]
L	[Reserved]
M-1	U.S. Tax Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-2	U.S. Tax Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
M-3	U.S. Tax Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
M-4	U.S. Tax Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes

v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
ASSET-BASED REVOVING CREDIT AGREEMENT

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION ASSET-BASED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of December [24], 2024, among THE CONTAINER STORE, INC., a Texas corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Guarantors party hereto as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code, each lender from time-to-time party hereto (collectively, the “Lenders” and individually, a “Lender”), ECLIPSE BUSINESS CAPITAL LLC (“Eclipse”), as Administrative Agent, Collateral Agent and Lead Arranger.

PRELIMINARY STATEMENTS:

WHEREAS, on December [24], 2024 (the “Petition Date”), the Borrower and certain affiliates and direct and indirect Subsidiaries of the Borrower (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”), and each Chapter 11 Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, The Container Store Group, Inc., a Delaware corporation and Chapter 11 Debtor (“Holdings”) and the Borrower have asked the Lenders to provide the Borrower with a senior secured super-priority priming asset-based revolving debtor-in-possession credit facility in an aggregate amount not to exceed $140,000,000 (subject to the then applicable Borrowing Base) pursuant to the terms, and subject to the conditions set forth, in this Agreement and the Financing Orders (the “ABL DIP Facility”), the proceeds of which shall be used (i) for operating, working capital and other general corporate purposes of the Borrower and the Guarantors, including, together with a portion of the loans made under the DIP Term Facility, to refinance in full on the Closing Date the indebtedness outstanding under the Prepetition ABL Credit Facility (and to cash collateralize letters of credit outstanding thereunder), and (ii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Chapter 11 Cases;

WHEREAS, the Lenders are willing to make Committed Loans to the Borrower, subject to the terms and conditions set forth in this Agreement and the Financing Orders;

WHEREAS, the Obligations of the Borrower are guaranteed by the Guarantors and subject to the Carve Out, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Loan Documents and the Financing Orders; and

WHEREAS, the relative priority of the Liens under the ABL DIP Facility, the DIP Term Facility and the Prepetition Term Loan Facility with respect to the Collateral granted to secure the Obligations and the “Obligations” as defined in each of the DIP Term Facility and the Prepetition Term Loan Facility shall be as set forth in the Interim Financing Order and the Final Financing Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Account Debtor, Chattel Paper, Deposit Accounts, Equipment, Fixtures, Instruments, Inventory and Proceeds. In addition, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL DIP Facility” has the meaning specified in the recitals hereto.

“ABL DIP Superpriority Claim” shall have the meaning set forth in the Financing Orders.

“ABL Priority DIP Collateral” shall have the meaning specified therefor in the Financing Orders.

“ABLSoft” means the electronic and/or internet-based system approved by the Administrative Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Administrative Agent, whether such system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person.

“Acceptable Plan of Reorganization” shall mean a plan of reorganization for each of the Chapter 11 Cases that (i) provides for the termination of the unused commitments under the ABL DIP Facility and the exchange of the Committed Loans and other Obligations hereunder for loans under the Exit ABL Facility (as defined below) and full discharge of the Borrower’s and Guarantors’ Obligations hereunder at emergence, (ii) to the maximum extent permitted by applicable law, contains releases for the Agents and the Lenders in form and substance reasonably satisfactory to the Agents and the Lenders, (iii) is consistent with the Transaction Support Agreement, and (iv) provides for entry into the “Exit ABL Facility” (as defined in the Transaction Support Agreement) with Eclipse as lender and agent (such facility the “Exit ABL Facility”). For the avoidance of doubt, the Plan (as defined in the Transaction Support Agreement as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof) shall be deemed an Acceptable Plan of Reorganization.

“Accounts” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Administrative Agent” means Eclipse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent as provided in Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means, at any time, the sum of the Commitments of all the Lenders at such time. As of the Closing Date, the Aggregate Commitments are $140.0 million.

“Agreement” has the meaning specified in the introductory paragraph hereto, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Document” has the meaning specified in Section 11.10(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, with respect to any Term Benchmark Loan, 4.25% and, with respect to any Base Rate Loan, 3.25%.

“Applicable Percentage” means, with respect to any Lender, at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. Notwithstanding the foregoing, in the case of Section 2.03(e) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.03(e) with respect to any non-Defaulting Lender shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such non-Defaulting Lender’s Commitment.

“Appraised Value Percentage” means the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ Inventory as determined by (i) the Prepetition Appraisal or, if later, the most current third-party appraisal report, performed in a manner substantially consistent with the Prepetition Appraisal by an appraisal firm retained by the Administrative Agent for such appraisal project with respect to the Eligible Inventory and Eligible In-Transit Inventory.

“Approved Bankruptcy Court Order” shall mean (a) the Financing Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement in a manner satisfactory to the Administrative Agent in its reasonable discretion (to the extent any such modification is adverse to the Lenders or Administrative Agent), (b) any other order entered by the Bankruptcy Court (in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion) regarding, relating to or impacting (i) any rights or remedies of any Credit Party, (ii) the Loan Documents or the DIP Term Loan Documents (including the Borrower’s and the Guarantors’ obligations thereunder), (iii) the Collateral, any Liens thereon or any ABL DIP Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or ABL DIP Superpriority Claims), (iv) the use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any of the Prepetition Facilities or (vii) any plan of reorganization (it being understood that any Acceptable Plan of Reorganization is in form and substance satisfactory to the Administrative Agent in its reasonable discretion) and (c) any other order entered by the Bankruptcy Court that has not been vacated, reversed or stayed.

“Approved Budget” shall mean the “Initial Budget” as defined in the Interim Financing Order, as such budget is modified pursuant to the terms of the Financing Orders and in form and substance reasonably acceptable to the Administrative Agent.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Eclipse Business Capital LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease Obligation and (c) all Synthetic Debt of such Person.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, an amount, if any, established in the Administrative Agent’s reasonable discretion, equal to the sum of (a) the amount of all sales taxes that have been collected by the Borrower and Subsidiary Guarantors and not remitted to any state taxing authority when due, (b) an amount equal to two (2) months’ gross rent for each leased Store or distribution center of the Borrower and the Subsidiary Guarantors located in a Landlord Lien State (consistent with the Administrative Agent’s usual practices), (c) 50% of Customer Credit Liabilities, (d) an amount based on rent which is past due for more than ten days for any of the Borrower’s or Subsidiary Guarantors’ leased locations, with the exception of past due rent that is the subject of a Permitted Protest as determined by the Administrative Agent in its reasonable discretion, (e) [reserved], (f) such other reserves established in the Administrative Agent’s reasonable discretion which are reasonably required pursuant to this Agreement, including, without limitation, reserves implemented in connection with Permitted Liens, Permitted Encumbrances, and Permitted Indebtedness, but in the case of each of the foregoing, only to the extent such Liens, encumbrances and Indebtedness relate or in any way affect the Borrowing Base, (g) reserves implemented in order to protect the Credit Parties from any Liens, encumbrances or claims that could, in the reasonable judgment of the Administrative Agent, take priority over the Liens of the Collateral Agent in the Collateral, (h) Dilution Reserves, (i) reserves for Shrink related to Eligible Inventory and freight and duties related to Eligible In-Transit Inventory, and (j) reserves reasonably calculated to cover the Lenders’ exposure for funding the Carve Out, which for the avoidance of doubt, shall be reduced by any amounts then held in the Carve Out Reserve Account (in each case as determined in good faith by the Administrative Agent, including, but not limited to, in accordance with the Approved Budget).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (or similar concept) pursuant to clause (e) of Section 3.02.

“Avoidance Actions” has the meaning set forth in the Financing Orders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” has the meaning specified in the introductory paragraphs hereto.

“Bankruptcy Court” has the meaning specified in the introductory paragraphs hereto.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Floor plus one percent (1.00%), (b) the Federal Funds Rate in effect on such day plus one-half of one percent (½%), (c) the Term SOFR Rate in effect on such day, plus one percent (1.00%), provided, that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, by Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select in its reasonable discretion). If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.02(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 3.00%, such rate shall be deemed to be 3.00% for purposes of this Agreement.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR; or

(b)           the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” (or similar concept), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means a borrowing of a Committed Loan or a Swing Line Loan, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)            the Eligible Accounts Component; plus

(b)            the Credit Card Receivables Component; plus

(c)            the Inventory Component; minus

(d)            the then amount of all Availability Reserves.

“Borrowing Base Calculation” means a calculation of the Borrowing Base, in form and substance reasonably satisfactory to the Administrative Agent, utilizing information certified by the Borrowers and provided to the Administrative Agent in electronic format in the Borrowing Base portal tab in ABLSoft.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Closing Date.

“Carve Out Reserve Account” has the meaning given to the term “Carve-Out Reserve Account” in the Financing Orders.

“Carve Out” shall mean the “Carve Out” as defined in the Financing Orders.

“Cash Collateralize” means providing Letter of Credit Collateralization.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower, or any of their respective Restricted Subsidiaries:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender that offers such deposits, certificates of deposit or bankers’ acceptances in the ordinary course of such Lender’s business or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)            Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower, or any of their respective Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)            in the case of any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (d) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Order” means, as applicable, the interim and final order of the Bankruptcy Court in substantially the form reviewed by the Administrative Agent prior to the Closing Date, together with all extensions, modifications and amendments, in each case, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, (a) authorizes and approves the Chapter 11 Debtors’ use of its existing cash management systems, (b) authorizes the Chapter 11 Debtors to use existing bank accounts, (c) authorizes the payment of fees, expenses and other charges, whether arising pre-petition or post-petition, in the ordinary course, and (d) waives the requirements of Section 345(b) of the Bankruptcy Code.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.03(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning specified in the introductory paragraphs hereto.

“Chapter 11 Debtors” has the meaning specified in the introductory paragraphs hereto.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Committed Loans or Swing Line Loans, when used in reference to any Commitment, refers to whether such Commitment is a Commitment or a Swing Line Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a single class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “DIP Collateral” (or equivalent term) as defined in the Interim Financing Order (and, when entered, the Final Financing Order).

“Collateral Agent” means Eclipse in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent as provided in Section 9.06.

“Collateral Documents” means, collectively, the Financing Orders and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Credit Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or a Subsidiary Guarantor in the ordinary course of business of such Borrower or Subsidiary Guarantor.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) [reserved], in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement including, without limitation, pursuant to Section 2.03.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means the $140 Million Senior Secured (a) Debtor-in-Possession Revolving Credit Facility and (b) Exit Revolving Credit Facility Commitment Letter, dated December [20], 2024, by and among the Borrower, Holdings and Eclipse Business Capital LLC, including all exhibits, annexes, schedules and other attachments thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Committed Loan” has the meaning specified in Section 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost” means the calculated cost of purchases, based upon the Borrower’s and Subsidiary Guarantors’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower and the Subsidiary Guarantors, the Borrower’s and Subsidiary Guarantors’ purchase journals or the Borrower’s and Subsidiary Guarantors’ stock ledger. “Cost” includes inventory capitalization costs and other non-purchase price charges (such as duty, brokerage, freight and expenses related to design, raw material procurement and quality control) used in the Borrower’s or the Subsidiary Guarantors’ calculation of cost of goods sold.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.22.

“Credit Card Advance Rate” means 100%.

“Credit Card Receivables Component” means the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means, individually, and “Credit Parties” means collectively, the following: (a) the Lenders and their Affiliates, (b) the Agents, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, (c) each L/C Issuer, (d) the Arranger, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (g) the successors and assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Agents, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented in reasonable detail fees, charges and disbursements of (A) internal and external counsel for the Agents and the Arranger, provided that the Agents and the Arranger shall be entitled to be reimbursed for no more than one external counsel and, if reasonably necessary, for one local counsel in each relevant jurisdiction material to the interest of the Lenders, in each case, selected by the Agent, absent a conflict of interest between any of such Persons where the affected Persons inform the Borrower of such conflict, in which case the affected Persons may engage and be reimbursed for one additional counsel, (B) outside consultants for the Agents, (C) appraisers, (D) collateral field examinations and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations and (ii) in connection with (A) [reserved], (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, (b) with respect to each L/C Issuer, and its Affiliates, all reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all reasonable and documented in reasonable detail out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the Arranger, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one internal and one external counsel representing all such Credit Parties (absent a conflict of interest between the Credit Parties, where the affected Credit Parties inform the Borrower of such conflict, in which case the Credit Parties may engage and be reimbursed for one additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by the Borrower and Subsidiary Guarantors entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by the Borrower and the Subsidiary Guarantors.

“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Borrower, the Subsidiary Guarantors, a customs broker or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“DDA” means each checking or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Term Benchmark Loans plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within one (1) Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within one (1) Business Day after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) (i) been placed into receivership, conservatorship or bankruptcy or (ii) become the subject of a Bail-In Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to a Loan Party’s Accounts during such period by (b) such Loan Party’s billings with respect to Accounts during such period.

“Dilution Reserve” shall have the meaning set forth in the definition of “Eligible Accounts Advance Rate”.

“DIP Facilities” shall mean, collectively, the ABL DIP Facility and the DIP Term Facility.

“DIP Term Facility” shall mean the term loan credit facility evidenced by the DIP Term Loan Documents, including commitments and loans thereunder.

“DIP Term Loans” shall mean the loans now or hereafter made by or on behalf of any lender under the DIP Term Loan Agreement or by the DIP Term Loan Agent pursuant to the DIP Term Facility as set forth therein in the DIP Term Loan Agreement.

“DIP Term Loan Agent” shall mean, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents and Acquiom Agency Services LLC, as collateral agent under the DIP Term Loan Agreement.

“DIP Term Loan Agreement” shall mean that certain Senior Secured Super-Priority Priming Debtor-In-Possession Term Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the other guarantors from time to time party thereto, the lenders party from time to time party thereto, and the DIP Term Loan Agent, as amended, restated, supplemented or otherwise modified from time to time.

“DIP Term Loan Documents” shall mean the DIP Term Loan Agreement, any note issued thereunder and the other “Loan Documents” under and as defined in the DIP Term Loan Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“DIP Term Loan Obligations” shall mean the “Obligations” as defined in the DIP Term Loan Agreement.

“Discharge of Term Obligations” shall have the meaning specified therefor in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including, without limitation, any sale and leaseback transaction and any issuance of Equity Interests or Disqualified Equity Interests of any other Person held by a specified Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, resulting in consideration to such Person (including assumption of liabilities) for any such transaction or series of related transactions in excess of $1.0 million.

“Disqualified Equity Interests” means any Equity Interests of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the six month anniversary of the Scheduled Maturity Date, (b) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case prior to the six month anniversary of the Scheduled Maturity Date or (c) is convertible into or exchangeable for debt securities or for any Equity Interest referred to in clause (a) above, in each case at any time prior to the six month anniversary of the Scheduled Maturity Date.

“Dividing Person” has the meaning specified in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar”, “dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer-generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250.0 million; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and each L/C Issuer, and (ii) unless an Event of Default under Section 8.01(a) or 8.01(g) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries; and provided further that any proposed assignee that would be a Fee Recipient will not be an Eligible Assignee unless such Person is a Permitted Investor.

“Eligible Accounts” means, at any time of determination and subject to the criteria below, an Account of the Borrower or any Subsidiary Guarantor, that was generated and billed by the Borrower or such Subsidiary Guarantor in the ordinary course of business, and which the Administrative Agent, in its reasonable discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all customer deposits, unapplied cash collections and other Proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise Taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, the following Accounts shall not be Eligible Accounts:

(a)            the Account Debtor is a Loan Party or an Affiliate of any Loan Party;

(b)            it remains unpaid longer than the earlier to occur of (A) 120 days after the original invoice date or (B) 60 days after the original invoice due date;

(c)            the Account Debtor or its Affiliates are past any of the applicable dates referenced in clause (b) above on other Accounts owing to the Borrower or such Subsidiary Guarantor comprising more than fifty percent (50%) of all of the Accounts owing to the Borrower or such Subsidiary Guarantor by such Account Debtor or its Affiliates;

(d)            all Accounts owing by the Account Debtor or its Affiliates represent more than thirty percent (30%) of all other Accounts; provided, that Accounts which are deemed to be ineligible solely by reason of this clause (d) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed thirty percent (30%) of all other Accounts;

(e)            [reserved];

(f)            the Account is subject to any contra relationship, counterclaim, dispute deposit, or set-off; provided, that Accounts which are deemed to be ineligible by reason of this clause (f) shall be considered ineligible only to the extent of such applicable contra relationship, counterclaim, dispute or set-off;

(g)            the Account Debtor’s chief executive office or principal place of business is located outside of the United States, unless the Account is (i) supported by an irrevocable letter of credit or credit insurance satisfactory to Agent in its reasonable discretion, (ii) generated by an Account Debtor with its principal place of business in Canada (provided that the Collateral Agent has a first priority perfected security interest in such Account in the appropriate Canadian province), or (iii) approved by Administrative Agent on a case by case basis;

(h)            it is payable in a currency other than Dollars or Canadian Dollars;

(i)             it (i) arises from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or (ii) consists of progress billings or other advance billings that are due prior to the completion of performance by Borrower or the applicable Subsidiary Guarantor of the subject contract for goods or services;

(j)             the Account Debtor is the United States of America or any state or political subdivision (or any department, agency or instrumentality thereof), unless the Borrower or the applicable Subsidiary Guarantor has complied with the Assignment of Claims Act or other applicable similar state or local law in a manner reasonably satisfactory to the Administrative Agent;

(k)            it is (a) not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest, or (b) subject to any other Lien, or the goods giving rise to such Account were, at the time of sale, subject to any Lien, in each case, other than a Permitted Lien;

(l)             it is evidenced by Chattel Paper, Promissory Note or an Instrument of any kind or has been reduced to judgment;

(m)           there are facts or circumstances existing, or which could reasonably be anticipated to occur, which could reasonably be expected to result in a material adverse change in the Account Debtor’s financial condition or materially impair or delay the collectability of all or any portion of such Account;

(n)           the Administrative Agent has not been furnished with all documents and other information pertaining to such Account which the Administrative Agent has reasonably requested, or which any Borrower is obligated to deliver to the Administrative Agent, pursuant to this Agreement;

(o)            the Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (b) above;

(p)            the Borrower has posted a surety or other bond in respect of the contract or transaction under which such Account arose;

(q)            the Account Debtor is subject to any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or is subject to any Sanctions or any specially designated nationals list maintained by OFAC or any Governmental Authority;

(r)             the sale giving rise to such Account is on cash in advance or cash on delivery terms;

(s)            any Accounts of Account Debtors against whom the materialmen, laborers or suppliers of any of the Loan Parties have Liens; provided, that Accounts which are deemed to be ineligible by reason of this clause (r) shall be considered ineligible only to the extent of such Liens;

(t)            Accounts that have not been earned by performance or do not represent bona fide amounts due to the Borrower from an Account Debtor;

(u)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by a customer statement or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor or (iii) relates to payments of interest;

(v)            Accounts with respect to which (A) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (B) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(w)           the Account Debtor on such Accounts is located in any jurisdiction which adopts a statute or other requirement that any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s Tax law must file a “Business Activity Report” (or other applicable report) or make any required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws; provided, that such Accounts shall nonetheless be Eligible Accounts if such the Borrower has filed a “Business Activity Report” (or other applicable report or required filing);

(x)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(y)            which is owed by an Account Debtor (a) is a Sanctioned Person or (b) that has sold all or substantially all of its assets; or

(z)            which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower or a Subsidiary Guarantor has or has had an ownership interest in such goods, or which indicates any party other than the Borrower or a Subsidiary Guarantor as payee or remittance party.

“Eligible Accounts Advance Rate” means 85%; provided, that if Dilution exceeds five percent (5%), the Administrative Agent may, at its option in its reasonable discretion, (A) reduce such advance rates by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess (the “Dilution Reserve”).

“Eligible Accounts Component” means the amount of Eligible Accounts multiplied by the Eligible Accounts Advance Rate.

“Eligible Credit Card Receivables” means Accounts due to the Borrower and the Subsidiary Guarantors on a non-recourse basis from Visa, Mastercard, American Express Company, Discover, and other credit card issuer and processors acceptable to the Administrative Agent in its reasonable discretion, as arise in the ordinary course of business (net of fees payable to the applicable credit card issuer), which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)            Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale;

(b)            Accounts due from major credit card processors with respect to which the Borrower or a Subsidiary Guarantor does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties and Liens to secure the Term Facility);

(c)            Accounts due from major credit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d)            Accounts due from major credit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)            Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrower or a Subsidiary Guarantor to repurchase the Accounts from such credit card processor;

(f)            Accounts due from any Person on account of any private label credit card receivables other than such Accounts under programs between a Loan Party and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g)            Accounts due from major credit card processors which the Administrative Agent determines in its reasonable discretion to be uncertain of collection, or

(h)            Accounts not subject to Credit Card Notification, except Accounts with credit card processors set forth on Schedule 6.13 for a period of 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion).

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, Inventory:

(a)            Which is in transit from one U.S. location of the Borrower or a Subsidiary Guarantor to another U.S. location of the Borrower or a Subsidiary Guarantor and which otherwise would constitute Eligible Inventory; or

(b)            (i)           Which has been shipped by a Foreign Subsidiary or other Person from a foreign location for receipt by the Borrower or a Subsidiary Guarantor within forty-five (45) days of the date of shipment, which has left such foreign location in a water borne vessel or is in transit from such vessel on ground in the U.S. but has not yet been delivered to such Borrower or Subsidiary Guarantor;

(ii)            For which the purchase order is in the name of the Borrower or a Subsidiary Guarantor and title has passed to such Borrower or Subsidiary Guarantor;

(iii)            For which Collateral Agent has a first priority perfected security interest in such Inventory and all documents of title with respect to such Inventory by either of the following: (x) the Administrative Agent shall have in its possession true and correct originals of all applicable negotiable bills of lading covering such Inventory or (y) (i) the Administrative Agent shall be named as the consignee on non-negotiable bills of lading covering such Inventory and (ii) the Agent shall have received a duly executed bailee agreement from each applicable broker, freight forwarder, bailee or carrier for such Inventory, in form and substance satisfactory to the Administrative Agent; provided, however, that in the event of any change in law or judicial interpretation thereof the Collateral Agent reasonably believes that any additional actions are required by the Borrower or Subsidiary Guarantor in order to ensure that the Collateral Agent has a first priority, perfected security interest in such Inventory, the Borrower or such Subsidiary Guarantor shall be required to take such actions in order for such Inventory to satisfy this clause (b)(iii);

(iv)          Which, at such time, (A) a UCC financing statement naming the Collateral Agent as secured party is on file in the appropriate UCC filing office and (B) is not subject to any Liens in favor of Persons other than the Collateral Agent (other than any Permitted Liens);

(v)           Which is insured in accordance with the terms of this Agreement; and

(vi)          Which otherwise would constitute Eligible Inventory;

provided, that at any time, Eligible In-Transit Inventory (other than Eligible In-Transit Inventory which is in transit from one location of the Borrower or a Subsidiary Guarantor to another location of the Borrower or a Subsidiary Guarantor) shall not exceed 15% (or during the period from October 1 through December 31 of any Fiscal Year, 30%) of Eligible Inventory at such time.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (a) Eligible In-Transit Inventory and (b) items of Inventory of the Borrower or a Subsidiary Guarantor that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrower and the Subsidiary Guarantors in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)            Inventory that is not solely owned by the Borrower or a Subsidiary Guarantor;

(b)            Inventory that is leased by or is on consignment to the Borrower or a Subsidiary Guarantor or as to which the Borrower or a Subsidiary Guarantor does not have good and valid title thereto;

(c)            Inventory (other than Eligible In Transit Inventory or Inventory which is the subject of an Eligible Letter of Credit) that is not located in the United States of America (excluding Puerto Rico and other territories or possessions of the United States).

(d)            Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrower’s or a Subsidiary Guarantor’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are vendor serviced merchandise not reflected in the stock ledger, (vi) are bill and hold goods, (vii) are “zero-quantity” or “zero-cost” items, or (viii) constitute foreign exchange rate (FX) losses reclassified to Inventory;

(e)             Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties (subject to the priorities set forth in the Financing Orders;

(f)             Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)            Inventory that is not insured in compliance with the provisions of Section 6.07 hereof;

(h)            Inventory that has been sold but not yet delivered or as to which the Borrower or a Subsidiary Guarantor has accepted a deposit;

(i)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, which would materially interfere with the use of such license, patent, trademark, trade name or copyright by the Borrower or any of its Subsidiaries; or

(j)             Inventory acquired in an acquisition permitted under Section 7.03, unless and until the Collateral Agent has completed or received (i) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent, establishes an inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory, (c) which Commercial Letter of Credit has an expiry within forty-five (45) days of the date of determination, and (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting the Borrower, a Subsidiary Guarantor, or the Collateral Agent as consignee of such Inventory.

“Enhanced Collateral Trigger Event” means that Excess Availability is less than 17.5% of the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments. For purposes of this Agreement, the occurrence of an Enhanced Collateral Trigger Event shall be deemed continuing until Excess Availability has equaled or exceeded 17.5% of the lesser of (i) Borrowing Base and (ii) the Aggregate Commitments for 30 consecutive days, in which case an Enhanced Collateral Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, common law, judgments, orders, decrees, permits, concessions, grants, franchises or licenses, relating to pollution or the protection of the environment or the Release or threat of Release of any hazardous substances, materials or wastes (including Hazardous Materials) into the environment or human health (to the extent related to exposure to Hazardous Materials), or generation, storage, treatment, transport or handling of any Hazardous Materials.

“Environmental Liability” means any liability, whether pending or threatened (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means Holdings, the Sponsor and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity under common control with Holdings and the Borrower and which Holdings or the Borrower would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by Holdings or the Borrower of notice from any Multiemployer Plan that it is insolvent (within the meanings of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (g) the appointment of a trustee to administer under Section 4042 of ERISA any Pension Plan or Multiemployer Plan; or (h) with respect to any Pension Plan the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g)(5) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01. An “Event of Default” shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.01.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)            The lesser of:

(i)            the Borrowing Base; or

(ii)           the Aggregate Commitments; minus

(b)           The aggregate of the outstanding Credit Extensions.

“Excess Swing Line Loans” has the meaning specified in Section 2.14(a).

“Excluded Account” means any (a) deposit account which is used solely for purposes of funding payroll, payroll taxes, employee benefit payments, (b) deposit accounts which are zero balance accounts, (c) other controlled disbursement accounts, (d) trust accounts, (e) petty cash accounts, (f) deposit accounts to the extent holding funds from unredeemed gift cards and (g) other deposit accounts with a demand deposit balance not exceeding $10,000 individually and $100,000 in the aggregate at any time.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Loan Party’s obligations under the last paragraph of Section 10.01 become effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Agents, any Lender, each L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any U.S. federal withholding tax to the extent imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01; (c) taxes attributable to a recipient’s failure to comply with Section 3.01(g), 3.01(h) or 3.01(i) and (d) any tax imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 6, 2012 among the Borrower, the guarantors party thereto, the Administrative Agent, the lenders party thereto and the other agents party thereto, as amended.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.03.

“Facility” means the Commitments, Loans and other Credit Extensions under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated as of the date hereof, among the Borrower and Eclipse, as such letter agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Fee Recipient” means any Person (other than the Administrative Agent in its capacity as such) that will be entitled to receive any payment of fees (however denominated), including, without limitation, any Commitment Fee or any Letter of Credit Fee.

“Financing Orders” shall mean, collectively, the Interim Financing Order and the Final Financing Order.

“Final Financing Order” shall have the meaning assigned to such term in Section 4.02(e).

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens and the Financing Orders).

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to March 31 in each calendar year (except for 53-week years).

“Floor” means 2.00%.

“Foreign Lender” means any Lender or L/C Issuer that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clause (b) of the definition of “Excluded Taxes”, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Foreign Lenders under the preceding sentence.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Borrower or any Subsidiary with respect to employees employed by Holdings, the Borrower or any Subsidiary outside the United States that is not subject to the laws of the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to, with respect to clause (a) above, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or, with respect to clause (b) above, the fair market value of the property subject to (or contemplated to be subject to) such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Domestic Subsidiary of the Borrower (in each case pursuant to the terms and conditions hereof and of the Financing Orders).

“Guaranty” means the guaranty contained in Article X hereof made by the Guarantors in favor of the Credit Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or defined as hazardous or toxic (or words of similar import) pursuant to any Environmental Law.

“Holdings” has the meaning specified in the Preliminary Statements.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under Swap Contracts;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are being disputed in good faith by appropriate proceedings or which are not past due for more than 120 days after the date on which such trade account was created, any bona fide earn-out obligation or purchase price adjustment until such obligation is not paid after becoming due and payable and accounts for payroll and other liabilities in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of outstanding Indebtedness as of any date shall be the principal amount or accreted value thereof at such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans, indicia of origin, and other source and/or business identifiers, and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; unpatented inventions (whether or not patentable); patents and patent applications; license agreements related to any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 6, 2012, by and among JPMorgan Chase Bank, N.A., as ABL Agent, and JPMorgan Chase Bank, N.A., as Term Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and as further amended by the Financing Orders, including to add the Agents and the DIP Term Loan Agents thereto.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swing Line Loan), the first Business Day after the end of each calendar month, upon any prepayment and the Maturity Date, (b) [reserved], and (c) with respect to any Term Benchmark Loan, the first day of each calendar month, upon any prepayment and the Maturity Date.

“Interim Financing Order” shall have the meaning assigned to such term in Section 4.01(i).

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Component” means (a) Eligible Inventory, net of Inventory Reserves, valued at cost, multiplied by (b) the Appraised Value Percentage, multiplied by 100%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion which negatively affect the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on:

(a)            Obsolescence;

(b)            Seasonality;

(c)            [reserved];

(d)            [reserved];

(e)            Change in Inventory character;

(f)            Change in Inventory composition;

(g)            Change in Inventory mix;

(h)            Markdowns (both permanent and point of sale);

(i)            Retail markdowns and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)            Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or of the assets of another Person that constitute a discrete business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary Guarantor) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent has priority over the lien of the Collateral Agent in any of the Collateral (including, without limitation, Virginia, Pennsylvania, and Washington).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law), treaties, rules, guidelines, regulations, judgments, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo Bank, National Association, BMO, Capital One, Truist Bank, or any other Person that, at the request of Borrower and with the consent of the Administrative Agent, agrees, in such Person’s sole discretion to become an L/C Issuer for the purpose of issuing Letters of Credit pursuant to Section 2.03.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Disbursements. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”; as the context requires, the term “Lender” includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Collateralization” means any of the following, at the option of the Borrower:

(a)            providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent (including that the Administrative Agent has a first priority perfected Lien in such cash collateral) to be held by the Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage;

(b)            delivering to the Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, terminating all of such beneficiaries’ rights under the Letters of Credit;

(c)            providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to the Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage; or

(d)            the Borrower making other arrangements with respect to the Letters of Credit of the applicable L/C Issuer satisfactory to such L/C Issuer in its sole discretion.

“Letter of Credit Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five days prior to the Scheduled Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Letter of Credit Fee” has the meaning specified in Section 2.09(c).

“Letter of Credit Sublimit” means an amount equal to $15.0 million. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Borrower’s option, less than) the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, preference, or priority in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Estate, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or any Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means, collectively, (a) this Agreement, (b) [reserved], (c) the Collateral Documents (including the Financing Orders), (d) the Fee Letter, (e) [reserved] and (f) any agreement entered into after the Closing Date between or among the Borrower, the Administrative Agent and/or any other Credit Party or any of their Affiliates in connection with this Agreement or any transactions contemplated hereby which, in the case of this clause (f), is specified by its terms as a “Loan Document” hereunder.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreement” means the Amended and Restated Management Services Agreement dated as of September 1, 2011 between Leonard Green & Partners, L.P. (or any Affiliate of Leonard Green & Partners, L.P. to which such agreement has been assigned) and the Borrower as in effect as of the Closing Date or as amended in any manner not materially adverse to the Lenders.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof on the Closing Date.

“Material Adverse Effect” means (a) any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Holdings and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any of Holdings, the Borrower or any Material Subsidiary to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any of Holdings, the Borrower or any Material Subsidiary of any Loan Document to which it is a party (in each case, other than (i) the commencement of a proceeding under the Bankruptcy Code and the filing of the Chapter 11 Cases, (ii) the events and conditions related to or that led to the commencement of the Chapter 11 Cases, (iii) events that customarily and reasonably result from the commencement of the Chapter 11 Cases (in each case, other than matters affecting the Loan Parties that are not subject to the automatic stay) and any action required to be taken under the Loan Documents or under an order of the Bankruptcy Court, and (iv) the consummation of the transactions contemplated or actions required to be taken pursuant to the Approved Bankruptcy Court Orders or the Approved Plan of Reorganization).

“Material Indebtedness” means Indebtedness (other than the Obligations) of any of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount exceeding $10.0 million for all such Persons. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Material Intellectual Property” means any Intellectual Property that, individually or in the aggregate, is material to the operation of the business of the Borrower and its Restricted Subsidiaries.

“Material Subsidiary” means, at any date of determination, any Restricted Subsidiary or group of Restricted Subsidiaries (a) whose total assets at the last day of the most recently ended Measurement Period were equal to or greater than 5% of the Consolidated total assets of Holdings and its Consolidated Subsidiaries at such date, or (b) whose gross revenues for such Measurement Period were equal to or greater than 5% of the Consolidated gross revenues of Holdings and its Consolidated Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” has the meaning specified in Section 2.07(a).

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Holdings and its Restricted Subsidiaries for which financial statements pursuant to Section 6.01(a) or (b) have been, or were required to have been, delivered for the applicable fiscal period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) that is secured by a Lien having priority over the Lien of the Collateral Agent (if any) on the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents, but including, the payment of the proceeds from any Term Priority Collateral in reduction of the Indebtedness under the Term Facility) and (ii) the reasonable out-of-pocket expenses incurred by Borrower or such Restricted Subsidiary in connection with such transaction.

“Notes” means the promissory notes of the Borrower substantially in the form of Exhibit E, each payable to a Lender, evidencing the Loans made by the Lenders, as each may be amended, supplemented or modified from time to time.

“Notice of Borrowing” means a notice of a Borrowing, which, if in writing, shall be substantially in the form of Exhibit A-1.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of the Chapter 11 Cases or any other proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Official Committee” means any official committee of unsecured creditors appointed in any of the Chapter 11 Cases.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agents, any Lender, each L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment” has the meaning specified in Section 9.18(a).

“Payment Notice” has the meaning specified in Section 9.18(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan,” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any ERISA Affiliate or to which Holdings, the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years on behalf of participants who are or were employed by any of them.

“Permitted Holdco Debt” means Indebtedness of Holdings that (a) is not subject to any Guarantee by the Borrower or any other Restricted Subsidiary, (b) will not mature prior to the date that is 180 days after the Scheduled Maturity Date, (c) has no scheduled amortization or mandatory redemption of principal (excluding customary offers to purchase under certain circumstances, such as a “change in control”) prior to the date that is 180 days after the Scheduled Maturity Date, (d) does not require or permit payments in cash of interest or other amounts in the nature of interest prior to the date that is 180 days after the Scheduled Maturity Date, (e) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, (f) is unsecured, (g) is not convertible into or exchangeable for any Indebtedness or Equity Interests other than Equity Interests in Holdings (other than Disqualified Equity Interests) on market terms, (h) has covenants, defaults and remedies provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior credit facilities, and (i) the net proceeds from which are contributed by Holdings to the Borrower or any of the Restricted Subsidiaries for its general corporate purposes (including, without limitation, for the payment of the purchase price for acquisitions permitted under Section 7.03(h)).

“Permitted Indebtedness” has the meaning specified in Section 7.02.

“Permitted Investor” means any Fee Recipient that, with respect to all payments of fees (however denominated) to be paid under this Agreement or any other Loan Document, is entitled to a complete exemption from United States Federal withholding tax at the time such Person becomes a party to this Agreement (and absent a subsequent change in law, at all times thereafter); provided that any Person claiming an exemption with respect to fees pursuant to Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (directly or indirectly through Internal Revenue Service Form W-8IMY) will not be a Permitted Investor unless such exemption is based on the “business profits” or “other income” articles of a tax treaty to which the United States is a party; and provided further that a Person shall not be a Permitted Investor unless it provides the Borrower and the Administrative Agent with one or more executed original copies (as requested by the Borrower or the Administrative Agent) of Internal Revenue Service Form W-9 (or its successor form) or the applicable Internal Revenue Service Form W-8 (or its successor form) no later than the date such Person becomes a party.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which:

(a)            Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)            Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)            Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)            Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, or (iii) be made on more than two occasions in any 180 day period;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to L/C Obligations, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06, hereof).

“Permitted Prior Liens” has the meaning set forth in the Financing Orders.

“Permitted Protest” means the protest by the Borrower or any Restricted Subsidiary of any Lien (other than any such Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on the books and records of the applicable Person in such amount (if any) to the extent required under GAAP, (b) any such protest is prosecuted diligently by the Borrower or such Restricted Subsidiary, as the case may be, in good faith, by appropriate proceedings, and (c) such protest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person) by such Person or its successor; provided, that (a) the principal or committed amount (or accreted value, if applicable) thereof does not exceed the sum of (i) the outstanding principal or committed amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (ii) prepayment premiums and other reasonable amounts paid, and fees (including original issue discount and upfront fees) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with regard to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 7.02(e) or Section 7.02(g), such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal or extension (i) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) does not require payments of cash interest prior to the date that is six months following the maturity date of the Indebtedness being refinanced in amounts greater than was required by the Indebtedness being refinanced, and (iii) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Borrower), and (d) no property of any Loan Party or Restricted Subsidiary shall constitute collateral security for the Indebtedness so modified, refinanced, refunded, renewed, or extended other than any Permitted Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means any debt instrument constituting Collateral under any of the Collateral Documents.

“Pledged Equity” means any certificated equity security constituting Collateral under any of the Collateral Documents.

“Prepetition ABL Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent under the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of April 6, 2012, by and among the Borrower and the Guarantors party thereto, the lenders party thereto, the Prepetition ABL Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Prepetition ABL Credit Facility” shall mean a senior secured asset-based revolving credit facility made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Debt” means the “Prepetition ABL Secured Obligations” as defined in the Interim Financing Order or, after entry thereof, the Final Financing Order.

“Prepetition Appraisal” means the inventory appraisal dated August 27, 2024 by Gordon Brothers Asset Advisors, LLC, provided by Borrower to the Administrative Agent prior to the Closing Date.

“Prepetition Debt” shall mean collectively, the Prepetition ABL Debt and the Prepetition Term Debt.

“Prepetition Facilities” shall mean, collectively, the Prepetition ABL Credit Facility and the Prepetition Term Loan Facility.

“Prepetition Term Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent for the Prepetition Term Lenders.

“Prepetition Term Debt” means the “Obligations” as defined in the Prepetition Term Loan Credit Agreement.

“Prepetition Term Lenders” shall mean the lenders party to the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Credit Agreement” shall mean that certain Senior Secured Term Loan Agreement, dated as of April 6, 2012, by and among the Borrower and Guarantors party thereto, the Prepetition Term Lenders, the Prepetition Term Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Prepetition Term Loan Documents” shall mean the Prepetition Term Loan Credit Agreement, any note issued thereunder and the other “Loan Documents” under and as defined in the Prepetition Term Loan Credit Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Facility” shall mean a senior secured term loan credit facility made available to the Borrower pursuant to the Prepetition Term Loan Credit Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Public Offering” means a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party.

“Reference Time” with respect to any setting of the then-current Benchmark means, (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) [reserved] or (c) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and its Subsidiaries as prescribed by the Securities Laws.

“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Material into or through the environment.

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived by regulation.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Loans, a Notice of Borrowing, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Notice of Borrowing.

“Required Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 50% of the Aggregate Commitments or, (ii) if the Aggregate Commitments of the Lenders to make Loans and the obligation of the Administrative Agent to cause the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, any executive or senior vice president, vice president of finance and treasury, treasurer, assistant treasurer or controller of a Loan Party or any of the other officers designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any of its Restricted Subsidiaries with respect to any Equity Interest of Holdings or any of its Restricted Subsidiaries, or any payment by the Borrower or any of its Restricted Subsidiaries (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or any of its Restricted Subsidiaries’ direct or indirect stockholders, partners or members (or the equivalent of any thereof). For the avoidance of doubt, payments made pursuant to the Management Agreement shall not be considered Restricted Payments.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary. In all events, the Borrower shall be deemed a Restricted Subsidiary of Holdings. A Restricted Subsidiary of Holdings that is also a Subsidiary of the Borrower shall also be deemed to be a Restricted Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Maturity Date” has the meaning specified in Section 2.07(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is second in priority only to the Liens created under the Term Loan Documents (subject to Permitted Liens and the Financing Orders).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (in each case, as amended), and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Settlement Date” has the meaning specified in Section 2.14(a).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sponsor” means Leonard Green & Partners, L.P., a Delaware limited partnership.

“Standard Letter of Credit Practice” means, for any L/C Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which such L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Indebtedness” means all Indebtedness of a Loan Party that is subordinate in right of payment to any or all of the Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent and which provide, without limitation, (a) for a maturity after the Scheduled Maturity Date, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Scheduled Maturity Date, and (d) that interest shall accrue and be payable in cash at a market rate of interest, subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Event of Default. In no event shall Disqualified Equity Interests be deemed Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means collectively, all Restricted Subsidiaries of the Borrower other than (i) any CFC, (ii) any Subsidiary owned directly or indirectly by a CFC or (iii) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of the assets of such Domestic Subsidiary consist of Equity Interests in one or more Foreign Subsidiaries.

“Supermajority Lenders” means, as of any date of determination, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) Lenders holding more than 75% of the Aggregate Commitments or, (ii) if the Commitments of the Lenders to make Loans and the obligation of the Administrative Agent to cause the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 75% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Credit Facility” means the Master Credit Agreement, dated March 18, 2019, between Elfa International AB and Nordea Bank Abp, filial i Sverige, including any related notes, guarantees and collateral documents executed in connection therewith, and in each case as amended, restated, modified, refinanced, renewed, refunded, restructured or replaced in any manner.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Eclipse in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15.0 million and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and the Restricted Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Loan Documents” means, individually and collectively, the DIP Term Loan Documents and the Prepetition Term Loan Documents.

“Term Priority Collateral” shall have the meaning specified therefor in the Intercreditor Agreement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for a tenor of one-month, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of each calendar month, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor of one month, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Outstandings” means, on any date, the aggregate Outstanding Amount of all Loans and all L/C Obligations, after giving effect to any borrowings or repayments of Loans occurring on such date.

“Transaction” means, collectively, (a) the execution of the DIP Term Facility and the borrowing of term loans thereunder by the Borrower, (b) the entering into the ABL DIP Facility under this Agreement and the Loan Documents by the Borrower and the other Loan Parties, (c) the repayment and termination of the Prepetition ABL Credit Facility, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Expenses” means fees and expenses incurred in connection with the closing of this Agreement and the Term Facility.

“Transaction Support Agreement” means that certain Transaction Support Agreement (including all exhibits, schedules and attachments thereto), dated as of December [20], 2024 (as may be amended, supplemented, amended and restated or otherwise modified from time to time in a manner reasonable acceptable to the Administrative Agent accordance with the terms thereof), by and among the Chapter 11 Debtors and the Consenting Stakeholders (as defined therein).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, priority or availability of such remedy.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by the applicable L/C Issuer for use.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03.

“Unrestricted Subsidiary” means (a) each Subsidiary of Holdings listed on Schedule 5.13 and designated as an “Unrestricted Subsidiary,” (b) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.18 subsequent to the date hereof, and (c) any Subsidiary of an Unrestricted Subsidiary; provided, that no Subsidiary of Holdings may be designated as Unrestricted Subsidiary after the Closing Date.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(iii).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any Law, agreement, instrument or other document (including any Organization Document) shall be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. “Knowledge” shall mean the actual knowledge of a Responsible Officer of the Borrower after reasonable investigation.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Committed Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Committed Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Borrowing”).

1.04            Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

1.05            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Chicago time (daylight or standard, as applicable).

1.07            Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.08            Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” (or other similar terms) for all purposes of any Subordinated Indebtedness.

1.09            [Reserved].

1.10            [Reserved].

1.11            Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.02(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12            Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.13            Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01            Committed Loans; Reserves.

(a)            Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, subject in each case to the following limitations:

(i)            after giving effect to any Borrowing, the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base;

(ii)            after giving effect to any Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; and

(iii)            the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Term Benchmark Loans, as further provided herein.

2.02            Borrowings of Committed Loans.

(a)            Committed Loans and Swing Line Loans shall be Term Benchmark Loans, except as set forth in Section 3.02.

(b)            Each Borrowing of Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. on the requested date of any Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing, either in writing or by an Approved Electronic Communication, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Notice of Borrowing (whether telephonic, written or by Approved Electronic Communication) shall specify (A) the requested date of the Borrowing (which shall be a Business Day), and (B) the principal amount of Committed Loans to be borrowed.

(c)            [Reserved].

(d)            Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. In the case of a Borrowing of Committed Loans, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Eclipse with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are Letter of Credit Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Letter of Credit Disbursements, and second, shall be made available to the Borrower as provided above.

(e)            Each Borrowing of Committed Loans shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage with respect to the applicable Class. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f)            The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge, Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall deliver to the Borrower a statement of any such advance or charge promptly after the making thereof (or in the case of Credit Party Expenses, at the time that the five (5) Business Days’ notice is furnished) in reasonable detail sufficient to allow the Borrower to verify such interest, fee, service charge, Credit Party Expenses, or other payment. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.05. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(f) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(g)            [Reserved].

(h)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any interest period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(i)            [Reserved].

(j)            The Administrative Agent, the Lenders and the Swing Line Lender shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and shall constitute a Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits. The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

(k)            For the avoidance of doubt, as of the Closing Date, the Types of Borrowings available to the Borrower shall be comprised of either Base Rate Loans or Term Benchmark Loans.

2.03            Letters of Credit.

(a)            General. Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Maturity Date, the Administrative Agent agrees to arrange for one or more L/C Issuers to issue standby Letters of Credit for any lawful purpose of any Loan Party. Pursuant to the foregoing, and subject to the terms and conditions contained herein, the Administrative Agent shall make standby Letters of Credit available to the Loan Parties by causing one or more L/C Issuers to issue such standby Letters of Credit. By submitting a request to the Administrative Agent for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that the Administrative Agent cause the issuance of the requested Letter of Credit by the applicable L/C Issuer. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer of the Borrower, (ii) delivered to the Administrative Agent via Approved Electronic Communications and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the Administrative Agent’s and, as applicable, the applicable L/C Issuer’s, authentication procedures with results satisfactory to such Persons. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or such L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such L/C Issuer generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive.

(b)            The Administrative Agent shall have no obligation to cause the issuance, amendment, renewal or extension of a Letter of Credit if any of the following would result after giving effect to the requested issuance, amendment, renewal or extension:

(i)            the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit;

(ii)           the Total Revolving Credit Exposure would exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments;

(iii)          the Outstanding Amount of L/C Obligations would exceed the result of (x) the Borrowing Base at such time less (y) the outstanding principal balance of the Committed Loans (inclusive of Swing Line Loans) at such time; or

(iv)          the Letter of Credit would expire after the Letter of Credit Expiration Date.

(c)            [Reserved].

(d)            Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable L/C Issuer and the Administrative Agent, including the requirement that the amounts payable thereunder must be payable in Dollars. If an L/C Issuer or the Administrative Agent makes a payment under, or pursuant to, a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made. In the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02) and, initially, shall bear interest at the rate then applicable to Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the applicable L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.03(d) the Administrative Agent shall distribute such payment to such L/C Issuer or, to the extent that Lenders have made payments pursuant to Section 2.03(e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear.

(e)            Promptly following receipt of a notice of a Letter of Credit Disbursement in respect of a Letter of Credit pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Committed Loan and the Administrative Agent shall promptly pay to the Administrative Agent the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of any such Letter of Credit) and without any further action on the part of the Administrative Agent or the Lenders, the Administrative Agent shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each such Letter of Credit caused by the Administrative Agent to be issued, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by an L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit made by an L/C Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement in respect of a Letter of Credit pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.02. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement in respect of a Letter of Credit as provided in this Section 2.03 (an “Unreimbursed Amount”), such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the L/C Issuers) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            [Reserved].

(g)            The liability of the Administrative Agent under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower or other applicable Loan Party that are caused directly by such Person’s bad faith, gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. The Borrower’s or other applicable Loan Party’s aggregate remedies against the Administrative Agent for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Administrative Agent in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower or other applicable Loan Party shall use commercially reasonable efforts to avoid and mitigate the amount of any damages claimed against the Administrative Agent, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower or other applicable Loan Party under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower or other applicable Loan Party as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had the Borrower or other applicable Loan Party used commercially reasonable efforts to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Administrative Agent and the applicable L/C Issuer to effect a cure.

(h)            The Borrower is responsible for the final text of the Letter of Credit as issued by any L/C Issuer, irrespective of any assistance the Administrative Agent or such L/C Issuer may provide such as drafting or recommending text or by such L/C Issuer’s use or refusal to use text submitted by the Borrower. The Borrower understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable L/C Issuer, and the Borrower hereby consents to such revisions and changes not materially different from the application executed in connection therewith. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s or other applicable Loan Party’s purposes. If the Borrower requests the Administrative Agent to cause the issuance of a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the Administrative Agent; (ii) the Borrower shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the Administrative Agent and/or the applicable L/C Issuer and the Borrower. The Borrower will examine the copy of the Letter of Credit and any other documents sent by the Administrative Agent on behalf of the applicable L/C Issuer in connection therewith and shall promptly notify the Administrative Agent (not later than three (3) Business Days following the Borrower’s receipt of documents from the Administrative Agent) of any non-compliance with the Borrower’s instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrower understands and agrees that neither the Administrative Agent nor any L/C Issuer is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrower does not at any time want the then current expiration date of such Letter of Credit to be extended, the Borrower will so notify such L/C Issuer (with a copy to the Administrative Agent) at least thirty (30) calendar days before such L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)            The Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)            any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)            payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)            the Administrative Agent, any L/C Issuer or any of its respective branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)            any L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)            the existence of any claim, set-off, defense or other right that any Loan Party or its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the Administrative Agent, any L/C Issuer or any other Person;

(vi)            any L/C Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such L/C Issuer’s counters or are different from the electronic presentation;

(vii)            any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Loan Party or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any L/C Issuer, the Administrative Agent, the beneficiary or any other Person; or

(viii)            the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.03(i)(vii), the foregoing shall not release the Administrative Agent or any L/C Issuer from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Administrative Agent or such L/C Issuer, as applicable, following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the Administrative Agent and such L/C Issuer arising under, or in connection with, this Section 2.05 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, the Administrative Agent shall not be responsible to the Borrower for, and the Administrative Agent’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse the Administrative Agent for each drawing under each Letter of Credit shall not be impaired by:

(i)            honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)            honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)            acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)            the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than an L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)             acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that an L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)            any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii)           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)         assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)            payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)            acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the applicable L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)            honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by an L/C Issuer if subsequently such L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)          honor of a presentation that is subsequently determined by an L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)            The Borrower shall pay immediately upon demand to the Administrative Agent for the account of the applicable L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Register pursuant to the terms of this Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(k)) any and all customary commissions, fees and charges then in effect imposed by, and any and all documented expenses incurred by the Administrative Agent relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)            [Reserved].

(m)            Each Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Cash Collateralization shall be provided therefor on or before the Letter of Credit Expiration Date.

(n)           If (i) any Event of Default occurs and is continuing or (ii) Excess Availability is less than zero, then on the Business Day following the date on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Cash Collateralization pursuant to this Section 2.03(n), the Borrower shall provide Cash Collateralization with respect to the then existing L/C Obligations; provided that, in each case, upon the occurrence of any Event of Default described in Section 8.01(g) or 8.01(h), the obligation to provide Cash Collateralization will become effective immediately, and any deposit of cash collateral required pursuant to the terms set forth in the Cash Collateralization definition will become immediately due and payable, without demand or other notice of any kind. If the Borrower fail to provide Cash Collateralization as required by this Section 2.05(n), the Lenders may (and, upon direction of the Administrative Agent, shall) advance, as Committed Loans the amount of the cash collateral required pursuant to the terms of the Cash Collateralization definition so that the then existing L/C Obligations is cash collateralized in accordance with the terms of the Cash Collateralization definition (whether or not the Revolving Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(o)           Unless otherwise expressly agreed by the Administrative Agent, the applicable L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to any commercial Letter of Credit (if applicable).

(p)           The Administrative Agent and the L/C Issuers shall each be deemed to have acted with due diligence and reasonable care if such Person’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)           In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

(r)            The provisions of this Section 2.03 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)            For avoidance of doubt, the Borrower hereby acknowledges and agrees that none of the Existing Letters of Credit shall constitute Letters of Credit under this Agreement, nor constitute a part of the Obligations.

2.04         Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swing Line Lender (I) to the extent the Outstanding Amount of the Swing Line Loans shall not exceed $10,000,000, agrees to and (II) to the extent the Outstanding Amount of the Swing Line Loans shall exceed $10,000,000, may elect, but shall have no obligation, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone, in writing or by Approved Electronic Communication) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone, in writing or by Approved Electronic Communication) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone, in writing or by Approved Electronic Communication) from the Administrative Agent at the request of the Required Lenders prior to 11:00 a.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Notice of Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)            Refinancing of Swing Line Loans.

(i)              The Swing Line Lender at any time in its sole and absolute discretion may request (but, in any event shall weekly, as provided in Section 2.14(a)), on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage for the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)             If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)              At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)             If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent (which notice, if furnished in connection with a refinancing of the Obligations, may be conditional upon the consummation of such refinancing), at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three Business Days prior to any date of prepayment of Term Benchmark Loans, (B) on the date of prepayment of Base Rate Loans and (C) [reserved]; (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of $2.0 million or a whole multiple of $1.0 million in excess thereof, in each case, if less, the entire principal amount thereof then outstanding and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrower may, upon irrevocable notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect, the Borrower shall immediately prepay Loans, Swing Line Loans and Letter of Credit Disbursements and/or Cash Collateralize the L/C Obligations (other than Letter of Credit Disbursements) in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the lesser of the Aggregate Commitments or the Borrowing Base, each as then in effect.

(d)           Any Net Cash Proceeds from any Disposition by the Borrower or any of its Restricted Subsidiaries (other than, (i) with respect only to the Term Priority Collateral, such portion of the Net Cash Proceeds that are then required to be paid to the lenders under the DIP Term Facility and (ii) any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (g), (i) or (j)) shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in Section 2.05(e). The application of such Net Cash Proceeds to the Loans shall not reduce the Commitments. If all Obligations then due are paid, any excess Net Cash Proceeds shall be remitted to the operating account of the Borrower.

(e)           Prepayments made pursuant to Section 2.05, first, shall be applied ratably to the Letter of Credit Disbursements and the Swing Line Loans, second, shall be applied ratably to the outstanding Loans, and third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the repayment in full of all Letter of Credit Disbursements, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Lenders, as applicable.

2.06         Termination of Commitments.

(a)            The Borrower may terminate the Aggregate Commitments in whole (but not in part); provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination, (ii) any such notice shall be irrevocable (except if such termination notice is being furnished in connection with a refinancing of the Obligations, such notice may be conditional upon the consummation of such refinancing, and (iii) the Borrower shall not terminate the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b)           [Reserved].

(c)           The Administrative Agent will promptly notify the Lenders of any termination of the Aggregate Commitments under this Section 2.06. All fees accrued until the effective date of any such termination shall be paid on the effective date of such termination.

2.07         Term of Agreement; Repayment of Loans.

(a)            This Agreement and the other Loan Documents shall become effective as of the Closing Date and shall continue in full force and effect for a term ending on the earliest of (a) the date twenty-four (24) months from the Closing Date (the “Scheduled Maturity Date”) (b) 45 days after the Petition Date (or such later date as the Administrative Agent may approve in writing in its sole discretion) if the Final Financing Order has not been entered prior to the expiration of such period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the consummation of a sale of all or substantially all of the assets of the Chapter 11 Debtors under section 363 of the Bankruptcy Code, and (e) the acceleration of the Loans and the termination of the Commitments in accordance with this Agreement (the earliest of such dates, the “Maturity Date”). In addition, the Borrower may terminate this Agreement in accordance with Section 2.06 above. Upon the Maturity Date or any other effective date of termination of the Loan Documents, the Borrower shall pay to the Administrative Agent all outstanding and unpaid Obligations (except for contingent indemnification obligations for which no claim has been asserted) including by exchange of the Obligations into loans under the Exit ABL Facility in accordance with an Acceptable Plan of Reorganization, and shall Cash Collateralize outstanding L/C Obligations (other than Letter of Credit Disbursements).

(b)           The Borrower shall repay each Swing Line Loan on the Maturity Date and in accordance with Section 2.04(c).

(c)            Notwithstanding anything to the contrary herein, pursuant to the Commitment Letter, subject to the solely to the satisfaction (or waiver) of the conditions precedent set forth therein, the Loans, including all accrued and unpaid interest thereon and all other Obligations hereunder shall be converted into loans under the Exit Revolving Facility (as defined in the Commitment Letter), and the Aggregate Commitments hereunder shall terminate and be replaced by commitments under the Exit Revolving Facility, in each case, upon the effectiveness of the Plan of Reorganization (as defined in the Commitment Letter).

2.08         Interest.

(a)            Subject to the provisions of Section 2.08(b) below, (i) each Loan which is a Term Benchmark Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Term SOFR Rate plus the Applicable Margin; (ii) each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iv) [reserved].

(b)           After the occurrence and during the continuance of an Event of Default, all Loans and other monetary Obligations may, at the option of the Administrative Agent or the discretion of the Required Lenders, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees. In addition to certain fees described in Section 2.03:

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to a 0.50% per annum (the “Commitment Fee Rate”), times the actual daily amount by which the then Aggregate Commitments exceed the sum of (i) the principal amount of Loans (including Swing Line Loans), then outstanding, and (ii) the then L/C Credit Extensions. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)           Letter of Credit Fee. The Borrower agrees to pay Agent, for the ratable benefit of the Lenders, a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.03) that shall accrue at a per annum rate equal to 4.25%, times the average amount of the Letter of Credit Usage during the immediately preceding calendar month (or portion thereof).

(c)           Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in any Fee Letter. Such fees shall be payable in Dollars, fully earned when paid and shall not be refundable for any reason whatsoever.

(d)           Defaulting Lender Fees. Subject to Section 2.03, the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender's ratable share of the fees described in Section 2.03 and Section 2.09(a) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

2.10         Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest hereunder shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Each determination by the Administrative Agent of the applicable Base Rate or the Term SOFR Rate shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans (in addition to such Lender’s accounts or records). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m.  on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m.  shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)              if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)             the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Settlement Amongst Lenders.

(a)           The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, except that settlements of Swing Line Loans during the months of November and December of each year shall be required to be made by the Swing Line Lender only with respect to those Swing Line Loans in excess of $2.0 million in the aggregate only (the “Excess Swing Line Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans other than Excess Swing Line Loans) and repayments of Loans (including Swing Line Loans other than Excess Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments fees received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender with respect to Committed Loans to the Borrower shall be equal to such Lender’s Applicable Percentage of Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(c)           The Administrative Agent shall deliver to the applicable Lenders promptly after the Administrative Agent’s receipt thereof, all payments of interest, fees and Credit Party Expenses to which each such Lender is entitled.

(d)           If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a L/C Extension while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 8.03.

2.15         [Reserved].

2.16         [Reserved].

2.17         [Reserved].

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Tax unless required by applicable Law, provided that if any Loan Party, the Administrative Agent or any other withholding agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender (with the term “Lender” in this Section 3.01 being deemed to include an L/C Issuer), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. For purposes of this Section 3.01, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Loan Party on behalf of such Lender shall be treated as a payment from the Loan Party to such Lender.

(b)           Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Fee Recipients. Each Fee Recipient hereby represents that it is a Permitted Investor and agrees to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower and the Administrative Agent if such Person becomes legally ineligible to provide such form.

(g)           Status of Foreign Lenders. To the extent it is legally entitled to do so, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Loan Parties (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 3.01(g)(iv), Section 3.01(h) and Section 3.01(i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(g), Section 3.01(h) or Section 3.01(i)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent that it is legally unable to do so.

Without limiting the generality of the foregoing, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)              duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)             duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable),

(iv)            to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-3 or Exhibit M-4, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 on behalf of each such direct and indirect partner, or

(v)             two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(h)           Status of Non-Foreign Lenders. Any Lender that is not a Foreign Lender shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Parties or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(i)            FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Administrative Agent as may be necessary for the Loan Parties and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)            Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the applicable Loan Party or with respect to which the applicable Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (j) the payment of which would place the Administrative Agent or the Lender in a less favorable net after-Tax position than the Administrative Agent or the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02         Alternate Rate of Interest; Illegality.

(a)           Subject to clauses (b), (c), (d), (e), and (f) of this Section 3.02, if:

(i)              the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any interest period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such interest period; or

(ii)             the Administrative Agent is advised by the Required Lenders that prior to the commencement of any interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such interest period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such interest period;

then the Administrative Agent or such Lenders (or Lender) shall promptly notify the Borrower (and the Administrative Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) the Administrative Agent and/or such Lenders (or Lender) shall be under no obligation to make any Term Benchmark Loans, (ii) on the last day of the then-current calendar month (if such circumstances are continuing as of such date), each Term Benchmark Loan shall, unless then paid in full, automatically convert to a Base Rate Loan and (iii) when such circumstances are no longer continuing the Administrative Agent or the affected Lender (or Lenders) as applicable, shall promptly notify the Borrower (and the Administrative Agent, if applicable) thereof and on the last day of the then-current calendar month, any Loan that was converted to a Base Rate Loan pursuant to clause (ii) above shall, unless then paid in full, automatically convert to a Term Benchmark Loan.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.02), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or related concept) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or related concept) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of Term Benchmark Loans to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.02, any Term Benchmark Loan shall on the last day of the interest period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day.

3.03         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)             subject any Lender to any Taxes (other than (A) Indemnified Taxes covered in Section 3.01, (B) taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or on its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, Letters of Credit issued by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section 3.03, in reasonable detail sufficient to allow the Borrower to verify such calculation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.03 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04         [Reserved].

3.05         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 11.13.

3.06         Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date or for the Administrative Agent to arrange for any Letters of Credit on the Closing Date is subject to the prior or substantially concurrent satisfaction or waiver pursuant to Section 11.01 of the following conditions:

(a)           The Administrative Agent’s receipt of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)              executed counterparts of this Agreement by each of the parties hereto;

(ii)             a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)            UCC financing statements in form satisfactory to the Administrative Agent for filing under the Uniform Commercial Code of all jurisdictions in which any Loan Party is organized,

(iv)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)             good standing or active status certificates, as applicable, of each Loan Party in its jurisdiction of organization and, to the extent reasonably requested by the Administrative Agent, bring-down good standing or active status certificates, as applicable;

(vi)            [reserved];

(vii)           a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(viii)          [reserved];

(ix)            [reserved];

(x)             any releases, terminations and such other documents as Administrative Agent may reasonably request to evidence and effectuate the termination of the Prepetition ABL Credit Facility and all commitments thereunder, the repayment in full of all Indebtedness and other amounts owing thereunder, and the cash collateralization of the Existing Letters of Credit, and the termination and release by the Prepetition ABL Agent, except as otherwise provided in the Interim Financing Order, of any interest in and to any assets and properties of each Borrower and Guarantor securing the Prepetition ABL Credit Facility, except as otherwise provided in the Interim Financing Order, duly authorized, executed (to the extent applicable) and delivered by it or each of them; and

(xi)            copies of documentation for the DIP Term Facility, which documentation shall include the DIP Term Loan Agreement and all exhibits and schedules thereto and the DIP Term Facility shall have become effective substantially concurrently with this Agreement on the Closing Date.

(b)            The Administrative Agent shall have received a Borrowing Base Calculation (either by Approved Electronic Communications or in writing) prepared as of a date not earlier than November 23, 2024.

(c)            [Reserved].

(d)            The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e)           [Reserved].

(f)            Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that Administrative Agent has a valid perfected first priority security interest in all of the ABL Priority DIP Collateral (having the priority set forth in the Interim Financing Order.

(g)           The Borrower and each Guarantor shall be a debtor and a debtor-in-possession. All of the “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) of the type referred to in clause (a) (other than the Final Financing Order) and (b) of the definition of “Approved Bankruptcy Court Order” shall be in form and substance satisfactory to the Administrative Agent and the Lenders in their reasonable discretion, and all other “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Chapter 11 Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(h)           The Cash Management Order shall have been entered by the Bankruptcy Court, which Cash Management Order shall be in full force and effect and shall not have been (x) stayed, vacated or reversed, or (y) amended or modified except as otherwise agreed to in writing by Administrative Agent in its reasonable discretion.

(i)            Not later than three (3) Business Days following the commencement of the Chapter 11 Cases (or such later date as the Administrative Agent may agree), an interim order approving the Loan Documents in form and substance satisfactory to each of the Lenders in its reasonable discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Interim Financing Order”) shall have been entered by the Bankruptcy Court, which Interim Financing Order shall, among other things, (i) have been entered on such prior notice to such parties as may be satisfactory to the Lenders in their reasonable discretion, (ii) authorize the extensions of credit in respect of the DIP Facilities, each in the amounts and on the terms set forth herein, (iii) grant the DIP Superpriority Claims status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrower of the fees provided for herein and under the Fee Letter, (v) approve the repayment in full of the Prepetition ABL Credit Agreement from the proceeds of the DIP Facilities and, upon the indefeasible repayment of the Prepetition ABL Debt, the release of all Liens securing the Prepetition ABL Debt and (vi) not have been (A) stayed, vacated or reversed, or (B) amended or modified except as otherwise agreed to in writing by the Required Lenders in their reasonable discretion. The Administrative Agent shall have received a signed copy of the Interim Financing Order.

(j)            No trustee or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or elected, or the Borrower or any Guarantor shall have applied for, consented to, or acquiesced in, any such appointment, with respect to the Borrower and the Guarantors, any of their Chapter 11 Debtor subsidiaries or their respective properties.

(k)           There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower and the Guarantors) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases, the events and circumstances leading thereto, and the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that would reasonably be expected to have a Material Adverse Effect;

(l)            An Acceptable Plan of Reorganization shall have been filed in the Chapter 11 Cases with the Bankruptcy Court.

(m)          [Reserved].

(n)           [Reserved].

(o)           Excess Availability. After giving effect to the Credit Extensions to be made on the Closing Date, and the consummation of all transactions contemplated hereby to occur on the Closing Date (including, for the avoidance of doubt, the borrowing of DIP Term Loans on the Closing Date), both (i) Excess Availability shall be no less than $20,000,000 and (ii) the sum of Excess Availability and the Loan Parties’ cash on hand (including, without limitation, all cash on deposit in the DIP Proceeds Account (as defined in the Interim Financing Order), the Carve Out Reserve Account and the operating accounts of the Loan Parties, but excluding any Letter of Credit Cash Collateral (as defined in the Interim Financing Order)) shall be no less than $45,000,000.

Without limiting the generality of the provisions of Section 9.07, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (including on the Closing Date) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the date of such Credit Extension or on such earlier date, as the case may be.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           Solely with respect to the making of Loans or issuance of Letters of Credit occurring on or after the date that is 45 days after the entry of the Interim Financing Order (or such later date as the Administrative Agent may approve in writing in its reasonable discretion, a final order approving the Loan Documents in form and substance satisfactory to Required Lenders in their reasonable discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Final Financing Order”) (it being understood and agreed that an order entered by the Bankruptcy Court substantially in the form of the Interim Financing Order, with only such modifications as are required to reflect the interim relief being approved on a final basis and otherwise satisfactory in form and substance to the Required Lenders in their reasonable discretion shall, if entered by the Bankruptcy Court, be deemed acceptable to the Administrative Agent), (i) shall have been entered by the Bankruptcy Court and shall be in full force and effect and (ii) shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified in a manner adverse to the Administrative Agent or Lenders, except as otherwise agreed to in writing by the Required Lenders in their reasonable discretion.

(e)           The Interim Financing Order or, after entry thereof, the Final Financing Order, shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as permitted by the Loan Documents, modified or amended in any manner in a manner adverse to the Administrative Agent or Lenders.

(f)            The Cash Management Order shall be in full force and effect and shall not have been vacated, reversed or stayed in any respect or, except as permitted by the Loan Documents, modified or amended in any manner.

(g)           The making of such Loan or the issuance of such Letter of Credit shall not result in the principal amount of the Committed Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to the Borrower exceeding the amount authorized by the Interim Financing Order or the Final Financing Order, as applicable.

(h)           The Transaction Support Agreement shall be in full force and effect, and (i) no breach, default or event of default shall have occurred or be continuing thereunder (after giving effect to all relevant grace and/or cure periods) except to the extent waived or cured in accordance with the terms thereof and (ii) the Transaction Support Agreement shall not have been amended, restated, supplemented or otherwise modified in a manner adverse to the Credit Parties, unless the Administrative Agent has previously consented to any such amendment, restatement, supplement or other modification.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(b), and solely with respect to a Credit Extension on the Closing Date, Section 4.02(a)have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing or of active status under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the Financing Orders and any restrictions arising on account of such Loan Party’s status as a “debtor” under the Bankruptcy Code, has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or proposed to be conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or of active status under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization and its Federal employer identification number.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) subject to the entry of the Financing Orders, conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation or Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of the Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) subject to the entry of the Financing Orders, violate any applicable Law, except in the case of clause (b) or (c), to the extent that such conflict, breach, contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents. Subject to the entry of the Financing Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the Term Loan Documents, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties pursuant to the Collateral Documents, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04         Binding Effect. This Agreement and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Upon entry by the Bankruptcy Court of the Financing Orders, this Agreement and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)           [Reserved].

(b)           Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           The Consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01, when taken as a whole, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Borrower’s and its Subsidiaries future financial condition and performance (it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material).

5.06         Litigation. Except for the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened (in writing) at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) would reasonably be expected to have a Material Adverse Effect.

5.07         [Reserved].

5.08         Ownership of Property; Liens; Investments.

(a)           Subject to the entry of the Financing Orders, each Loan Party and each of the Restricted Subsidiaries has good record, marketable and insurable title in fee simple to all owned Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of the Restricted Subsidiaries has good record and marketable title to, or valid leasehold interests in, all personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Subject to the entry of the Financing Orders, the properties and assets of each Loan Party and each of the Restricted Subsidiaries are subject to no Liens, other than (i) with respect to Mortgaged Property, Permitted Encumbrances and (ii) with respect to all other properties and assets, Permitted Liens.

(c)           Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of all Real Estate owned by each Loan Party and each of the Restricted Subsidiaries showing the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

(d)           (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all Leases under which any Loan Party is the lessee as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.

(ii)             Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of Real Estate under which any Loan Party is the lessor as of the Closing Date showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

(e)            Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09         Environmental Matters.

(a)           Neither any Loan Party nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii)) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) none of the properties to which any Loan Party or any Restricted Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (iii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased, or operated by any Loan Party or any Restricted Subsidiary or, to the knowledge of the Loan Parties, on any property formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary; (iv) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Restricted Subsidiary; and (v) Hazardous Materials have not been Released, discharged, or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned, leased, or operated by any Loan Party or any Restricted Subsidiary.

(c)            (i)  Neither any Loan Party nor any Restricted Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect; and (ii) all Hazardous Materials generated, used, treated, handled, stored, or transported by, or on behalf of, any Loan Party or any Restricted Subsidiary have been disposed of in a manner which would not reasonably expected to result in a Material Adverse Effect.

5.10         Insurance. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11         Taxes. The Loan Parties and their Restricted Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable and have satisfied all of their Tax withholding obligations, except (a) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation and (b) any Tax return, report or Taxes, the failure to file or to pay, as the case may be, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Party or any Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has made adequate provisions in accordance with GAAP for all Taxes not yet due and payable.

5.12         ERISA Compliance.

(a)           Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms and the applicable provisions of ERISA and the Code, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification, and (iii) Holdings, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)           There are no pending or, to the knowledge of the Loan Parties, threatened claims (other than claims for benefits in the normal course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) or violation of the fiduciary responsibility rules by Holdings or the Borrower with respect to any Plan that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability as of the most recent valuation date for such Pension Plan; (iii) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of Holdings, the Borrower or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of Holdings, the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)           Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) none of Holdings, the Borrower or any Restricted Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended Fiscal Year of Holdings, the Borrower or any Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction's financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan (and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued).

5.13         Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13. As of the Closing Date no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14         Margin Regulations; Investment Company Act.

(a)           None of the proceeds of the Loans shall be used in any manner that would result in a violation of Regulations T, U or X of the FRB.

(b)           None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.

(a)            No written report, financial statement, certificate or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to (i) projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) such information shall not include information of a general economic or general industry nature.

(b)           As of the Closing Date, to the best knowledge of the Borrower, the information included in the most recent Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.16         Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc. Each Loan Party and each of its Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property that are reasonably necessary for the operation of their respective businesses, except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and Schedule 5.17 (as supplemented by any writing delivered pursuant to Section 6.02(g))) sets forth a complete and accurate list of all such Intellectual Property owned by each Loan Party and each of its Restricted Subsidiaries which are registered with the United States Patent and Trademark Office and United States Copyright Office. To the knowledge of the Borrower, no slogan or other advertising or other material or patent, trademark or copyright now employed by any Loan Party or any of its Restricted Subsidiaries infringes upon any Intellectual Property right held by any other Person, except to the extent that any such infringement could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         [Reserved].

5.19         Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of the Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20         Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and Holdings, (a) the hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable Federal, state, local or foreign Law dealing with such matters, (b) no Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law and (c) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition except those that could not reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party except those that could not reasonably be expected to have a Material Adverse Effect.

5.21         Collateral Documents. Subject to the entry of the Financing Orders, the provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Credit Parties a legal, valid and enforceable fully-perfected First Priority Lien or Second Priority Lien, as applicable (subject to Permitted Liens), on all right, title and interest of the respective Loan Parties in the Collateral described therein.

5.22         USA PATRIOT Act. To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.23         Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the ABL DIP Facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, or transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

5.24         Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.25         Plan Assets. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement), the Borrower shall, and shall (except in the cases of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01         Financial Statements and Other Information. Deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent:

(a)           as soon as available, but in any event within 105 days after the end of each Fiscal Year of Holdings, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, shareholders’ equity (if available) and cash flows for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b)           as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (commencing with the Fiscal Quarter ending December 28, 2024) a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and to the figures as set forth in the projections delivered pursuant to Section 6.01(d)), all in reasonable detail, certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, including, but not limited to, purchase accounting adjustments, and the absence of footnotes;

(c)           as soon as available, but in any event within 40 days after the end of each of the Fiscal Months of each Fiscal Year of Holdings (commencing with the Fiscal Month ending in February 2025) (and except with respect to (i) the last Fiscal Month of each Fiscal Quarter of Holdings, with respect to which the applicable period for delivery shall be 50 days rather than 40 days, and (ii) the last Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 105 days rather than 40 days, and (iii) the first Fiscal Month of each Fiscal Year of Holdings, with respect to which the applicable period for delivery shall be 70 days rather than 40 days), a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Month, and the related Consolidated statements of income or operations and cash flows for such Fiscal Month and for the portion of Holdings’ Fiscal Year then ended, setting forth in each case in comparative form for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and to the figures as set forth in the projections delivered pursuant to Section 6.01(d), all in reasonable detail and duly certified by a Responsible Officer on behalf of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity, and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end and quarterly adjustments and the absence of footnotes;

(d)           as soon as available, but in any event no later than 60 days after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ending March 29, 2025), an annual budget of Holdings and its Subsidiaries on a Consolidated basis for the immediately following Fiscal Year, prepared by management of the Loan Parties for its internal use consistent with the annual budget and related financial statements delivered by the Borrower under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent; and

(e)           simultaneously with the delivery of each set of financial statements referred to in (i) Section 6.01(a), Section 6.01(b) and Section 6.01(c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries and variable interest entities (if any) from such financial statements and (ii) Section 6.01(a) and Section 6.01(b) above, a management narrative report providing reasonable detail on the financial results of Holdings for the period covered by such financial statements compared to the corresponding prior year period and the key factors (as determined in good faith by the Borrower) causing such changes.

6.02         Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(a) or Section 6.01(b), and (ii) notice of any change in the location of any office in which a Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility);

(b)           concurrently with the delivery of the financial statements referred to in Section 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, as of the most recent Fiscal Quarter end for which financial statements are available or were required to be delivered under Section 6.01(c).

(c)           the Borrowing Base Calculation information and items described on Schedule 6.02(c) hereto by the respective dates set forth therein. All information provided by the Borrower to the Administrative Agent in each Borrowing Base Calculation (i) shall be certified (through ABLSoft) to be true and correct in all respects and based on information contained in the Borrower’s financial records, (ii)  shall be in accordance with the representations, warranties, agreements and covenants for such information in this Agreement as to the determination of the Borrowing Base and (iii) may be utilized for the determination and calculation of the Borrowing Base;

(d)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           not later than seven (7) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Term Loan Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case, could have a Material Adverse Effect;

(f)            promptly after any Loan Party has knowledge thereof, written notice of (i) any action or proceeding relating to any Environmental Law pending or threatened against any Loan Party or any of its Subsidiaries, (ii) any noncompliance with any Environmental Law by any Loan Party or any of its Subsidiaries, (iii) the existence of any Environmental Liability, or (iv) the existence of any Release of Hazardous Materials at any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, which action, proceeding, non-compliance, Environmental Liability or Release could (x) reasonably be expected to have a Material Adverse Effect, or (y) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(g)           as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Borrower, to the extent that it would reflect information not previously delivered to the Administrative Agent, (i) a report supplementing Schedules 5.08(c), 5.08(d) and 5.08(d)(ii), including an identification of all owned real property disposed of by any Loan Party or any Subsidiary thereof and all leased real property disposed of by any Loan Party or any Domestic Subsidiary during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) a report supplementing Schedules 5.08(e), 5.13 and 5.17 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Administrative Agent;

(h)           at least five (5) Business Days prior written notice (or such shorter period as to which the Administrative Agent in its sole discretion agrees) of any change in: (i) any Loan Party’s name (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iii) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization;

(i)             promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(j)             upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event;

(k)            promptly, all such financial and other information as the Administrative Agent shall reasonably request relating to (i) the Collateral, (ii) the assets and business and operations of the Borrowers, Guarantors and their respective Subsidiaries, (iii) the Chapter 11 Cases and (iv) the compliance with any Term Loan Document;

(l)            (i) as soon as practicable (and, in any event, at least two (2) Business Days to the extent practicable or such shorter period as agreed by the Administrative Agent in its sole discretion) in advance of filing with the Bankruptcy Court) or to the U.S. Trustee, as the case may be, the Borrower and the Guarantors shall deliver to the Administrative Agent the proposed Final Financing Order and all other proposed orders and pleadings related to any of the DIP Facilities, any other financing or any use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Chapter 11 Cases (or the professionals to any such committee) or the U.S. Trustee, as the case may be, the Borrower and the Guarantors shall deliver to the Administrative Agent all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower and the Guarantors or other Indebtedness of the Borrower and the Guarantors or, to the extent not required to be delivered pursuant to subclause (i) above, any request for relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure that may be filed with the Bankruptcy Court or delivered to any official committee appointed in any of the Chapter 11 Cases (or the professional to any such committee); and

(m)          promptly (and no later than one (1) Business Day) following delivery to the DIP Term Loan Agent or the lenders under the DIP Term Loan Agreement, copies of any material report or other information required to be delivered thereto pursuant to the terms of the DIP Term Loan Agreement to the extent such report or information is not otherwise required to be delivered to the Agents or Lenders hereunder.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by Approved Electronic Communications and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii)) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent, and (B) the Borrower shall notify the Administrative Agent (by Approved Electronic Communications) of the posting of any such documents and provide such documents to the Administrative Agent by Approved Electronic Communications. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that at any time that the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03            Notices. Promptly, after knowledge thereof by a Responsible Officer, notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(d)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(e)            of (i) any casualty or other insured damage to any portion of the Collateral or (ii) the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral under power of eminent domain or (iii) any condemnation or similar proceeding or if any portion of the Collateral is damaged or destroyed; provided, however, that with respect to each of clauses (i), (ii) and (iii), the amount of Collateral affected thereby shall have an aggregate fair market value in excess of (A) $15.0 million, in the case of Term Priority Collateral or (B) $10.0 million, in the case of ABL Priority DIP Collateral;

(f)            of any change in Holdings’ or the Borrower’s chief executive officer or chief financial officer;

(g)           any termination, withdrawal or resignation of Holdings’ or the Borrower’s Registered Public Accounting Firm; and

(h)           any change in the information provided in the Beneficial Ownership Certification most recently delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to Section 6.03(a) shall be made by Approved Electronic Communications accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04            Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Taxes upon it or its properties or assets in all respects, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Restricted Subsidiary and such contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation; except for Taxes that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (except as set forth in clause (a) above).

6.05            Preservation of Existence, Etc (a) Subject to necessary Bankruptcy Court approval, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except for (i) transactions permitted by Section 7.04 or 7.05 and (ii) with respect to the maintenance of good standing status of any Loan Party, it will not be a breach of clause (a) of this Section 6.05 unless the failure to maintain good standing of such Loan Party could reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties. Except pursuant to any necessary Bankruptcy Court approval (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty or condemnation excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07            Maintenance of Insurance.

(a)            Maintain with financially sound and reputable insurance companies not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage (i) of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or (ii) substantially similar to insurance maintained by the Borrower and its Restricted Subsidiaries on the Closing Date, in each case, subject to such changes as the Borrower may reasonably deem appropriate in its business judgment with respect to deductibles, self-insured amounts, coverage exclusions and maximum covered losses (provided that none of such policies shall include a co-insurance clause).

(b)           [Reserved].

(c)            Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (ii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies with respect to Holdings and the Domestic Subsidiaries shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (A) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, and (B) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification adverse to the Lenders, or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(d)            In the event that any part of the Collateral (other than, as long as the DIP Term Facility or the Prepetition Term Facility is outstanding, Term Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are greater than $10.0 million in any Fiscal Year such proceeds, in their entirety, shall be delivered to the Administrative Agent and the Administrative Agent shall promptly apply such proceeds to reduce the Borrower’s outstanding Credit Extensions in accordance with Sections 2.05(e) or 8.03, as applicable. In the event any part of the Collateral (other than, as long as the DIP Term Facility or the Prepetition Term Facility is outstanding, Term Priority Collateral) is damaged by fire or other casualty and the insurance proceeds for such damage are less than $10.0 million in any Fiscal Year, such proceeds, in their entirety, shall be delivered to the Borrower.

(e)            None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08            Compliance with Laws. Subject to the Financing Orders, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP under U.S. law, with respect to Holdings and its Domestic Subsidiaries, and under applicable foreign law, with respect to Foreign Subsidiaries (provided that nothing in this Section 6.09 shall affect the obligation of Holdings to provide financial statements in accordance with GAAP under Section 6.01), consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and their Restricted Subsidiaries, as the case may be.

6.10            Inspection Rights.

(a)            Permit representatives and independent contractors of the Administrative Agent (accompanied by any Lender (with the consent of the Borrower (not to be unreasonably withheld)) to visit and inspect any of its properties, to examine its corporate, financial, insurance, and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent may make only one such visit in any Fiscal Year at the Borrower’s expense, provided further that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the extent practicable.

(b)            Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, collateral field examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may undertake up to two (2) inventory appraisals and two (2) collateral field examinations each eighteen (18) month period, at the Loan Parties’ expense; provided that, as long as no Enhanced Collateral Trigger Event exists, the Administrative Agent may conduct no more than one collateral field examination and one inventory appraisal in any twelve month period at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals and collateral field examinations to be undertaken (y) as it in its discretion deems necessary or appropriate, at its own expense, or (z) if required by applicable Law or if a Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11            Use of Proceeds. Subject to the Financing Orders, use the proceeds of the Credit Extensions to (i) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, (ii) to refinance in full, on the Closing Date, the Prepetition ABL Credit Facility (and to cash collateralize the Existing Letters of Credit), and (iii) to pay fees, costs and expenses incurred in connection with the Transactions and other administration costs incurred in connection with the Chapter 11 Cases. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12            [Reserved].

6.13            [Reserved].

6.14            Physical Inventories. Cause at least one (1) physical perpetual “cycle count” at each of the Borrower’s locations to be undertaken in each eighteen (18) month period conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding perpetual cycle count or as otherwise may be reasonably acceptable to the Collateral Agent. The Borrower shall provide the Collateral Agent information regarding the results of such cycle counts in form and detail consistent with past practices under the Existing Credit Agreement or as otherwise reasonably acceptable to the Administrative Agent.

6.15            Further Assurances. (a) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) subject to the terms of the Financing Orders, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgements, and take all such further actions that may be required under any applicable Law and which the Administrative Agent reasonably requests to ensure the creation, perfection and priority of the Liens created or intended to be created under the Financing Orders.

6.16            Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held, at the request of the Administrative Agent or Required Lenders, by teleconference or at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

6.17            [Reserved].

6.18            Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Borrower may not be designated as an Unrestricted Subsidiary, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Documents, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Unrestricted Subsidiary shall own any Equity Interests in any Restricted Subsidiary (vi) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, the Borrower or any Restricted Subsidiary, (vii) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with the Borrower and its Restricted Subsidiaries that would not be permitted by Section 7.08, and (viii) none of Holdings or any of its Restricted Subsidiaries shall have any obligation to subscribe for additional Equity Interests of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings and its Restricted Subsidiaries therein at the date of designation in an amount equal to the net book value of Holdings’ or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. The Borrower shall cause each of the Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy customary corporate and other formalities.

6.19            [Reserved].

6.20            Certain Other Bankruptcy Matters.

(a)            The Borrower, the Guarantors and their Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Financing Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all material respects with the terms of all entered orders of the type listed in clause (b) of the definition of “Approved Bankruptcy Court Order”, and the terms of such orders must comply with, and be modified only in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Chapter 11 Debtors’ “first day” and “second day” relief obtained in the Chapter 11 Cases, as such orders, if entered by the Bankruptcy Court, must comply with, and only be modified from time to time in accordance with, clause (c) of the definition of “Approved Bankruptcy Court Order”.

(b)            The Borrower and the Guarantors shall provide at least five (5) Business Days’ (or such shorter notice acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent and its advisors prior to any rejection of the Borrower’s or any Guarantor’s or any other Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be rejected, if such rejection adversely affects in any material respect the ABL Priority DIP Collateral, any Liens thereon or any DIP Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of ABL Priority DIP Collateral or the priority of any such Liens or DIP Superpriority Claims) if the Administrative Agent informs the Borrower and the Guarantors in writing within three (3) Business Days of receipt of the notice from the Borrower and Guarantors referenced above that it objects to such rejection.

Article VII
NEGATIVE COVENANTS1

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) or any Letter of Credit shall remain outstanding, the Borrower shall not (and with respect to Section 7.13 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

7.01            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, other than the following Liens (Liens described below are herein referred to as “Permitted Liens”):

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed in any material manner, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct and contingent obligors with respect thereto are not changed (other than to decrease the number of obligors), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)            Liens for taxes not yet due or which are the subject of a Permitted Protest;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are the subject of a Permitted Protest;

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

[1]	The negative covenants will be substantially conformed to the DIP Term Loan Agreement, once that agreement is finalized.

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(i)            Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien and the Indebtedness secured thereby are incurred contemporaneously with or within two hundred seventy (270) days after the acquisition of such property;

(j)            Liens on the Collateral securing the Prepetition Term Debt and the DIP Term Loan Obligations having the priority set forth in the Financing Orders;

(k)            landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due for a period of 60 days or more or that are the subject of a Permitted Protest;

(l)            possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(m)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, ordinary course Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(n)           Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;

(o)            Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) that are the subject of a Permitted Protest;

(p)           Liens on specific existing assets and proceeds thereof (other than assets of the type included in the Borrowing Base, except to the extent that the Administrative Agent is reasonably satisfied that such Lien does not interfere with Collateral Agent’s Lien on such assets and Collateral Agent's ability to realize on such Lien on such assets and the proceeds thereof) of a Person acquired following the Closing Date in existence on the date such Person became a Restricted Subsidiary; provided that such Liens were not created in anticipation of the transaction pursuant to which such Person became a Restricted Subsidiary;

(q)           licenses of Intellectual Property permitted under Section 7.05(g) hereof;

(r)            Liens on the assets of Foreign Subsidiaries securing Indebtedness or other obligations of Foreign Subsidiaries permitted by Section 7.02;

(s)            other Liens securing Indebtedness or other obligations of the Borrower and the Subsidiary Guarantors outstanding in an aggregate principal amount not to exceed $[•]; provided that no such Lien shall extend to or cover any Collateral;

(t)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) in any case materially detract from the value of the property subject thereto or (ii) interfere in any material respect with the business of the Borrower and its Subsidiaries or (iii) secure any Indebtedness;

(u)            Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)           ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(w)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

7.02            Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become liable with respect to any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(a)            obligations (contingent or otherwise) of the Borrower or any of the Restricted Subsidiaries existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or otherwise to mitigate risks associated with its assets or liabilities or business operations, and (ii) such Swap Contract does not contain any provision exonerating the counterparty to such Swap Contract from its obligation to make payments on outstanding transactions to the Borrower or the Restricted Subsidiaries (notwithstanding that the Borrower or a Restricted Subsidiary is the defaulting party);

(b)           (i) Indebtedness of a Restricted Subsidiary of the Borrower owed to the Borrower or to another Restricted Subsidiary of the Borrower and (ii) Indebtedness of the Borrower owed to any Restricted Subsidiaries of the Borrower, in each case, which Indebtedness shall (A) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (B) be on terms (including subordination terms, if owed by a Loan Party) acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03;

(c)            Indebtedness under the Loan Documents;

(d)            Indebtedness of the Loan Parties under the DIP Term Facility and the Prepetition Term Facility.

(e)            Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(f)            Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary Guarantor;

(g)            Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and Permitted Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50.0 million;

(h)            Permitted Holdco Debt;

(i)             Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower) and Permitted Refinancing Indebtedness in respect thereof;

(j)             [reserved];

(k)            Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $[•] at any time outstanding;

(l)             Indebtedness of Foreign Subsidiaries under the Swedish Credit Facility in an aggregate amount not to exceed the U.S. dollar equivalent (as reasonably determined by the Administrative Agent) of $[•] outstanding at any time; and

(m)           other Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $[•] outstanding at any time.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.03            Investments. Make or hold any Investments, except:

(a)            Investments held by the Borrower and the Restricted Subsidiaries in the form of Cash Equivalents;

(b)            Investments consisting of loans and advances to officers, directors and employees of Holdings and its Restricted Subsidiaries to finance the purchase of capital stock of Holdings and for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed $2.5 million at any time outstanding;

(c)

(i)             Investments outstanding on the Closing Date by Borrower and its Restricted Subsidiaries in their respective Subsidiaries;

(ii)            additional Investments by Borrower and its Restricted Subsidiaries in Restricted Subsidiaries that are Loan Parties at the time of the making of such Investment;

(iii)           additional Investments by Subsidiaries of the Borrower that are not Loan Parties (including Foreign Subsidiaries) in other Restricted Subsidiaries that are not Loan Parties (including Foreign Subsidiaries); and

(iv)           [reserved];

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)            Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof and set forth on Schedule 5.08(e) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing that does not increase the amount thereof;

(g)           Investments in Swap Contracts permitted under Section 7.02(a);

(h)           [reserved];

(i)            Investments resulting from the issuance of Indebtedness of Holdings to the Borrower or any of the Restricted Subsidiaries in an amount not to exceed the amount necessary to permit Holdings to pay (i) so long as no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, reasonable and customary corporate and out-of-pocket operating expenses actually payable to persons that are not Affiliates relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar Taxes and fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings or its direct or indirect parent of Holdings as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Restricted Subsidiaries are members, up to an amount not to exceed the amount of any such income Taxes that the Borrower and its Restricted Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Restricted Subsidiaries); provided that in determining the hypothetical income Tax liability of the Borrower and/or its Restricted Subsidiaries on a separate company (or a stand-alone Tax group) basis for the purpose of clause (iii), any interest expense on any Indebtedness incurred by Holdings shall be treated as the interest expense of the Borrower; provided further that any payments by Borrower or any of its Restricted Subsidiaries attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that cash payments were made for such purpose by such Unrestricted Subsidiary to the Borrower or to any of its Restricted Subsidiaries and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(j)            promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(k)           any Investments made with the proceeds received by or contributed to the Borrower from the substantially concurrent issuance of new Equity Interests (other than Disqualified Equity Interests) issued by Holdings and not used for any other purpose permitted under this Agreement;

(l)            without duplication of any other Investments permitted hereunder, other Investments by the Borrower or any of the Restricted Subsidiaries not exceeding (x) $[•] in any Fiscal Year (with the unused portion of such scheduled amount available for use in any succeeding Fiscal Year), net of any cash return to the Borrower and its Restricted Subsidiaries of principal or capital of any such Investment or (y) $[•] in the aggregate (net of any cash return of principal or capital of any Investment, purchase or acquisition made pursuant to this Section 7.03(l) or Section 7.03(h)(ii) or Section 7.03(c)(iv) to the Borrower or a Subsidiary Guarantor that is not applied pursuant to the parenthetical phrase in Section 7.03(c)(iv)(y) or 7.03(h)(ii));

(m)          [reserved];

(n)           Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(o)           Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04

(p)           after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Sections 7.02(h) or (l)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(q)           Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

7.04            Fundamental Changes. (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)             any Restricted Subsidiary of the Borrower may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Loan Party is merging with another Restricted Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(ii)            any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(iii)           any Subsidiary that is not a Loan Party (i) may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (A) another Subsidiary that is not a Loan Party or (B) to a Loan Party (other than Holdings), or (ii) may be dissolved, with its assets (if any) being transferred in accordance with clause (i) hereof;

(iv)           in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Restricted Subsidiary of the Borrower, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person and (iii) in the case of any merger involving the Borrower, the Borrower is the surviving Person;

(v)            any Disposition permitted by Section 7.05 may be structured as a sale of all or substantially all of the Equity Interests of a Subsidiary,

(vi)            any Subsidiary which has no assets to distribute to its equity holders may be dissolved or liquidated; and

(vii)            any Foreign Subsidiary that is not a Material Subsidiary may be dissolved or liquidated, including through an insolvency, bankruptcy or equivalent proceeding.

(b)            Consummate a Division as the Dividing Person, without the prior written consent of the Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 6.12 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

7.05            Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, or property (including Intellectual Property) that is no longer used or useful in the business of the Borrower and its Restricted Subsidiaries whether now owned or hereafter acquired, in each case, in the ordinary course of business (it being understood that this clause (a) does not include the liquidation of any Store or the inventory and other assets located therein);

(b)            Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)            Dispositions of equipment or Real Estate to the extent that such property is exchanged for credit against all or a portion of the purchase price of similar replacement property and, if such property is Collateral, then such replacement property is made subject to Liens and security interests in favor of the Collateral Agent for the benefit of the Credit Parties;

(d)            Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor or an Investment permitted under Section 7.03;

(e)            Dispositions permitted by Sections 7.04(a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(vi) and (a)(vii);

(f)            bulk sales or other dispositions of the Inventory of the Borrower or a Restricted Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closures and related Inventory dispositions shall not exceed (i) in any Fiscal Year, ten percent (10%) of the number of the Borrower’s and its Restricted Subsidiaries’ Stores as of the beginning of such Fiscal Year (net of new Store openings in such Fiscal Year) and (ii) in the aggregate from and after the Closing Date, twenty-five percent (25%) of the number of the Borrower’s and its Restricted Subsidiaries’ Stores in existence as of the Closing Date (net of new Store openings), provided, that all sales of Inventory in connection with Store closings in excess of ten (10) Store closings in any three month period, shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent; provided, further that all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required hereunder;

(g)           grants of licenses of Intellectual Property in the ordinary course of business, which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h)            Dispositions by the Borrower and the Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any Fiscal Year of the Borrower shall not exceed $[•]; provided that an additional aggregate book value of not more than $[•] per year of property held by Foreign Subsidiaries may be Disposed of in reliance on this clause (h) and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Restricted Subsidiary in cash (with an assumption of Indebtedness (other than Subordinated Indebtedness) of the Borrower or such Restricted Subsidiary by a purchaser in connection with the applicable Disposition shall be deemed to be cash for the purposes of this clause (iii));

(i)             licenses for the conduct of licensed departments (other than to an Affiliate of any Loan Party) within any Store in the ordinary course of business; and

(j)             any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

provided, however, that any Disposition pursuant to clauses (a) though (d), and clauses (f) and (h) shall be for fair market value.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Disposition consisting of Material Intellectual Property may be made from (x) any Loan Party to any Subsidiary that is not a Guarantor or (y) from any Restricted Subsidiary that is not a Guarantor to any Unrestricted Subsidiary.

7.06            Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)            each Restricted Subsidiary of the Borrower may make Restricted Payments to any other Loan Party (other than Holdings) and any other Person that owns a direct Equity Interest (other than Disqualified Equity Interests) in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made;

(b)            the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the common or preferred stock or other common or preferred Equity Interests of such Person (other than Disqualified Equity Interests); provided that such Equity Interests shall be pledged to the Collateral Agent to the extent required by Section 6.12 hereof;

(c)            the Borrower may declare and pay cash dividends to Holdings in an amount not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses relating to maintaining its ownership interest in the Borrower (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise Taxes and similar fees required to maintain its corporate existence, (iii) any income Taxes imposed on Holdings or its direct or indirect parent of Holdings as the common parent of a consolidated, combined or similar Tax group of which the Borrower and/or its Restricted Subsidiaries are members, up to an amount not to exceed the amount of any such income Taxes that the Borrower and its Restricted Subsidiaries would have been required to pay on a separate company (or a stand-alone Tax group) basis (reduced by any income Taxes paid directly by the Borrower or its Restricted Subsidiaries); provided that in determining the hypothetical income Tax liability of the Borrower and/or its Restricted Subsidiaries on a separate company (or a stand-alone Tax group) basis for the purpose of clause (iii), any interest expense on any Indebtedness incurred by Holdings shall be treated as the interest expense of the Borrower and any dividends by Borrower attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that cash payments were made for such purpose by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries and (iv) all costs or fees incurred in compliance with or in anticipation of compliance with Securities Laws and state securities Laws;

(d)            the Borrower may (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to) repurchase, redeem or otherwise acquire or retire shares of its capital stock held by officers, directors or employees of Holdings or any Restricted Subsidiary(or their estates or trusts) following the death, disability or termination of employment of any such Person and, so long as no Default shall have occurred and be continuing (or would result therefrom), the Borrower may pay dividends to Holdings to permit such repurchase, redemption, retirement or acquisition; provided that the aggregate amount of payments to Holdings by the Borrower under this clause (d) will not exceed $5.0 million in any Fiscal Year of the Borrower (with any unused portion of such scheduled amount available for use in any succeeding Fiscal Year);

(e)            [reserved];

(f)            Investments permitted by Section 7.03;

(g)            repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(h)            the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings) the proceeds of which shall be used to make payments permitted under Sections 7.08(d), (e) and (h) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(i)             [reserved];

(j)             the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of clause (i) of this Section 7.06 and (ii) no Event of Default occurred and was continuing; and

(k)            [reserved];

provided, for purposes of calculating the amount available to make Restricted Payments, any dividend or distribution paid in reliance on clause (j) shall be deemed to be a Restricted Payment on the date of declaration and not on the date of payment.

7.07            Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

7.08            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties (or any Unrestricted Subsidiary, whether or not an Affiliate of any Loan Party), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a)            transactions among (i) the Loan Parties, (ii) any Restricted Subsidiaries of Holdings that are not Loan Parties or (iii) the Loan Parties, on the one hand, and any Restricted Subsidiary that is not a Loan Party, on the other hand, that are at least as favorable to the Loan Parties as could be obtained in an arm’s-length transaction from an unaffiliated party;

(b)            (i) any Indebtedness permitted by Section 7.02(b); (ii) any Investments permitted by Section 7.03 (other than Investments in any Equity Investor or a portfolio company owned or controlled by an Equity Investor (other than any Loan Party)); and (iii) any Restricted Payment permitted by Section 7.06;

(c)            [reserved];

(d)           employment, consulting (exclusive of the Management Agreement) and severance agreements;

(e)            loans and advances permitted by Section 7.03(b);

(f)            payment of directors’ fees, expenses and indemnities;

(g)           incurrence of Subordinated Indebtedness by the Loan Parties to the Equity Investors otherwise permitted hereunder or the issuance of Equity Interests by Holdings to the Equity Investors, provided that no such Equity Interests may constitute Disqualified Equity Interests;

(h)           transactions with joint ventures permitted hereunder for the purchase or sale of goods and services entered into in the ordinary course of business on terms no less favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction;

(i)             customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of Holdings in good faith;

(j)             transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view;

(k)            investments by the Sponsor or the Equity Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(l)             Restricted Payments permitted by Section 7.06.

7.09            Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary of Borrower to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 and any modification, replacement, renewal, reinvestment or extension of any of the foregoing or (B) at the time any Person becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Borrower, (ii) of any Restricted Subsidiary of Borrower to Guarantee the Indebtedness of the Borrower, (iii) of any Restricted Subsidiary of Borrower to make or repay loans to a Loan Party or (iv) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing restrictions shall not be violated by reason of (i) applicable Laws, (ii) this Agreement and the other Loan Documents, (iii) (A) the Term Loan Documents so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are not materially more restrictive than those contained in the Term Loan Documents (as in effect on the Closing Date), (B) the Swedish Credit Facility, or (C) documents governing Permitted Holdco Debt so long as the restrictions of the kind referred to in the previous sentence contained therein, taken as a whole, are no more restrictive than those contained herein, (iv) customary non-assignment provisions of any contract, lease or license of the Borrower or any Restricted Subsidiary of the Borrower, (v) customary restrictions on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition, (vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) documents that represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.02 to the extent such restriction applies only to such Restricted Subsidiary, (viii) documents that comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.02 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments or grant any Liens required hereunder or (vii) any restrictions under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses provided that the terms and conditions are no less favorable taken as a whole to the Restricted Subsidiary.

7.10            Amendments of Material Indebtedness. Amend, modify or waive any of the Loan Party’s rights under any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case, to the extent that such amendment, modification or waiver would reasonably be likely to have a Material Adverse Effect.

7.11            Accounting Changes. Make any change in their Fiscal Year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.12            Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except to the extent permitted by an Acceptable Bankruptcy Court Order.

7.13            Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence (including any public company activities), (c) participating in Tax, accounting and other administrative activities as the parent of the Consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents, the ABL Loan Documents, the DIP Term Loan Documents, the Financing Orders and agreements governing other Indebtedness of the Borrower and its Subsidiaries not otherwise prohibited hereunder and agreements governing Permitted Holdco Debt, in each case, to which it is a party and the performance of its obligations thereunder, (e) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (f) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (g) providing indemnification to officers and directors, (h) activities incidental to the businesses or activities described in clauses (a) through (g) of this Section and (i) any other activities required under Approved Bankruptcy Court Orders.

7.14            [Reserved].

7.15            Minimum Availability. The Borrower shall not permit Excess Availability at any time to be less than 10.0% of the Borrowing Base.

7.16            Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Borrower or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 7.02, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and the related sale were permitted under Section 7.05(h).

7.17            Additional Bankruptcy Matters.

(a)            Assert or prosecute any claim or cause of action against any of the Credit Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders.

(b)            Subject to the terms of the Financing Orders, as applicable, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred).

(c)            Except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Administrative Agent or (iii) as provided pursuant to any Approved Bankruptcy Court Order, make any payment or distribution on account of any Prepetition Debt or any other Indebtedness arising prior to the Petition Date.

(d)           Use Cash Collateral (as defined in the Financing Orders) of any Lender or Agent under Section 363 of the Bankruptcy Code other than as expressly provided for in the any Approved Bankruptcy Court Order as may be otherwise expressly permitted pursuant to the Loan Documents.

(e)            Obtain post-petition loans or other financial accommodations pursuant to Section 364(c) or 364(d) of the Bankruptcy Code, other than as expressly provided for in the Interim Financing Order or as may be otherwise expressly permitted pursuant to the Loan Documents;

(f)            Challenge the application of any payments authorized by the Interim Financing Order to the Administrative Agent or Lenders.

(g)           Propose, support or have a plan of reorganization or liquidation (other than an Acceptable Plan of Reorganization) that does not provide for the payment in full in cash (or exchange into loans under the Exit ABL Facility) in full satisfaction of all Obligations on the effective date of such plan in accordance with the terms and conditions set forth in the Loan Documents.

(h)           Challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of Administrative Agent's post-petition liens and claims.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or deposit any funds as cash collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants with no Cure Period. Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of 6.02(c), 6.03(a), 6.05(a) (solely as it relates to the Borrower), 6.07, 6.11, or Article VII; or

(c)            Specific Covenants with Five-Day Cure Period. Any Loan Party or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement applicable to it contained in any of Section 6.01, 6.02 (other than clause (c)), 6.03 (other than clause (a)), 6.05(a) (solely as it relates to any Loan Party or Restricted Subsidiary other than the Borrower), 6.05 (other than clause (a)), or 6.15, and such failure continues for five Business Days; or

(d)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following receipt of notice from the Administrative Agent or the Required Lenders; or

(e)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Calculation) shall be incorrect or misleading in any material respect when made or deemed made; or

(f)            Cross-Default.  So long as the enforcement of remedies is not subject to the automatic stay as a result of the Chapter 11 Cases (including for the avoidance of doubt, any Prepetition Term Loan Obligations), (i) any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment beyond the applicable grace period if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than $20.0 million; or

(g)           [Reserved].

(h)           [Reserved].

(i)             Judgments. So long as the enforcement of remedies is not subject to the automatic stay as a result of the Chapter 11 Cases, there is entered against any Loan Party or any Material Subsidiary and remains unpaid one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $20.0 million (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)             ERISA. An ERISA Event occurs or any substantially similar event occurs with respect to a Foreign Plan (that would have been an ERISA Event had the Foreign Plan been subject to ERISA and that gives rise to liability under analogous foreign law) which, together with all other ERISA Events (or such substantially similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect against Holdings, the Borrower or any Material Subsidiary; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations), or purports to revoke, terminate or rescind any provision of any Loan Document; or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or

(l)            [Reserved]; or

(m)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article IV, Section 6.12, or Section 6.13 shall for any reason (other than pursuant to the terms thereof) cease (or shall be asserted by any Loan Party or, in the reasonable discretion of the Administrative Agent, any other Person not) to create a valid and perfected First Priority Lien or Second Priority Lien, as applicable (subject to Liens permitted by Section 7.01 and the Financing Orders), on the Collateral purported to be covered thereby, either with an aggregate fair market value for such Collateral of (A) $10.0 million or more, in the case of Term Priority Collateral, or (B) $5.0 million or more, in the case of ABL Priority DIP Collateral, for any reason other than the failure of Collateral Agent to maintain control over any Collateral in its possession.

(n)           Bankruptcy Matters.

(i)             The entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the Borrower or any Guarantor files a motion or other pleading seeking entry of such an order or supports or fails to promptly oppose such dismissal or conversion; or

(ii)            a trustee, responsible officer or an examiner having expanded powers under Bankruptcy Code section 1104 (other than (x) a fee examiner or (y) for purposes of an investigation pursuant to Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed or elected in the Chapter 11 Cases, any Loan Party applies for, consents to, supports, acquiesces in or fails to promptly oppose, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their reasonable discretion; or

(iii)            the entry of an order (1) staying, reversing or vacating the Interim Financing Order or the Final Financing Order (as applicable) or (2) modifying or amending the Interim Financing Order (after the initial entry thereof) or Final Financing Order, as applicable, in a manner adverse in any respect to the Credit Parties, other than in the case of clause (2) in form and substance satisfactory to the Required Lenders in their reasonable discretion, or any Loan Party files an application, motion or other pleading seeking entry of such an order or supports or fails to promptly oppose entry of such an order, in each case without the prior written consent of the Administrative Agent in its reasonable discretion; or

(iv)           the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by any of the Loan Parties and the Chapter 11 Debtors have not obtained use of cash collateral (consensually or non-consensually);

(v)            the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Loan Parties with a value in excess of $1,000,000 in the aggregate;

(vi)           subject to the terms of the financing orders, the entry of a final non-appealable order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions by the Loan Parties that challenges the rights and remedies of any of the Agents or the Lenders under the ABL DIP Facility in any of the Chapter 11 Cases or inconsistent with the Loan Documents;

(vii)          without the prior written consent of the Administrative Agent, any Loan Party shall file a motion seeking or take any action supporting a motion seeking, or the Bankruptcy Court shall enter an order in any of the Chapter 11 Cases authorizing (x) financing under Section 364 of the Bankruptcy Code (other than the DIP Facilities) or (y) the sale of all or substantially all of the Loan Parties’ assets (unless such order contemplates payment in full in cash of the Obligations), except, for the avoidance of doubt, the DIP Term Facility; or

(viii)         the filing or support of any pleading by any Loan Party (or any direct or indirect parent thereof) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above, unless such filing or any pleading is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(o)           the making of any material payments in respect of prepetition obligations other than (i) to the extent permitted by an Approved Bankruptcy Court Order (and not otherwise prohibited by this Agreement or any other Approved Bankruptcy Court Order then in effect), or (ii) as otherwise agreed to in writing by the Administrative Agent;

(p)            the entry of the Final Financing Order shall not have occurred within 45 days after the Petition Date;

(q)            an order of the Bankruptcy Court granting, other than in respect of the DIP Facilities (subject, in the case of the DIP Term Facility, to the priority set forth in the Financing Orders) and the Carve Out or as otherwise permitted under the applicable Loan Documents, any claim entitled to superpriority administrative expense claim status in the Chapter 11 Cases pari passu with or senior to the claims of the Agents and the Lenders under the ABL DIP Facility, or the filing by any Loan Party of a motion or application seeking entry of such an order;

(r)            other than with respect to the Carve Out, the Permitted Prior Liens, the Other Prior Perfected Liens and the liens provided for in the DIP Facilities (subject, in the case of the DIP Term Facility, to the priority set forth in the Financing Orders), the Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any claim on Collateral which is pari passu with or senior to any liens under the Prepetition Facilities, the adequate protection liens and adequate protection obligations granted under the Financing Orders in contravention of the lien priorities specified in Section 5.1;

(s)            noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Financing Order or, after entry thereof, the Final Financing Order in any material respect;

(t)            the Loan Parties or any of their Subsidiaries (or any direct or indirect parent of any Loan Party) or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any Agent or any of the Lenders regarding the ABL DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders; or

(u)           (i) a plan of reorganization shall be confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan of Reorganization, any order which approves a 363 sale, or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (x) does not provide for termination of the unused commitments under the ABL DIP Facility and payment in full in cash of the Loan Parties’ obligations under the ABL DIP Facility, (y) does not provide for release provisions relating to the Agents and the Lenders that are satisfactory to the Agents and the Required Lenders in their reasonable discretion and (z) is not otherwise reasonably satisfactory to the Required Lenders in their reasonable discretion, or (ii) any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to promptly contest in good faith the filing or confirmation of such a plan or the entry of such an order.

8.02            Remedies upon Event of Default. Subject to the terms of the Financing Orders, if any Event of Default occurs and is continuing, the Administrative Agent may (and at the request of, or with the consent of, the Required Lenders, shall) take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)            whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and

(d)            require that the Loan Parties provide Letter of Credit Cash Collateralization in accordance with Section 2.03(n);

provided, however, in the case of the enforcement of rights against the Collateral pursuant to clauses (b) through (d) above, (i) the Administrative Agent, acting at the request of the Required Lenders, shall provide counsel to the Loan Parties, counsel to the Official Committee (if any), and the Office of the United States Trustee with five (5) Business Days’ prior written notice consistent with the Financing Orders (such period, the “Remedies Notice Period”), and (ii) during the Remedies Notice Period, the applicable Agent shall refrain from exercising its rights and remedies and the Loan Parties and/or any Official Committee shall be permitted to request an emergency hearing before the Bankruptcy Court (which request must be made prior to the conclusion of the Remedies Notice Period and shall seek consideration of such request on an expedited basis); provided, further, that during the Remedies Notice Period, the Loan Parties shall be permitted to use cash collateral as provided in the Financing Orders;

provided, further that, other than in connection with the Chapter 11 Cases, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03            Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreement and the Financing Orders, any amounts received on account of the Obligations shall be applied (by the Administrative Agent as hereby instructed so to apply) in the following order:

First, to payment in full of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment in full of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them in their capacities as such;

Third, to payment in full to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fourth, to payment in full of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Disbursements and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them in their capacities as such;

Fifth, to payment in full to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment in full of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Disbursements, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth held by them in their capacities as such;

Seventh, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize in full that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, [reserved];

Ninth, to payment in full of all other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the applicable Loan Parties or as otherwise required by Law.

Subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not a an “eligible contract participant” under the Commodity Exchange Act and the regulations promulgated thereunder shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall, to the extent permitted by law, make such adjustments as it determines are appropriate to distributions pursuant to clause Ninth above from amounts received from “eligible contract participants” under the Commodity Exchange Act and the regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Ninth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Ninth above).

Article IX
ADMINISTRATIVE AGENT

9.01            Appointment and Authority.

(a)            Each of the Lenders and each L/C Issuer hereby irrevocably appoints Eclipse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)            The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender), Swing Line Lender (if applicable) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agents, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c)            Each of the Lenders, for itself and on behalf of any of its Affiliates, and each L/C Issuer hereby irrevocably appoints Eclipse, in its capacity as Administrative Agent and Collateral Agent and to take such actions on its behalf and to exercise such powers as are delegated to Eclipse, in its capacity as Administrative Agent and Collateral Agent, by the terms hereof and as set forth in the Financing Orders, together with such actions and powers as are reasonably incidental thereto.

9.02            Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.

The Agents shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of their own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04            Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuers, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

9.05            Delegation of Duties. The Agents may perform in any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent.

9.06            Resignation of Agents. The Agents may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower, including the effective date of such resignation which may be not less than 30 days from the date of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agents give notice of their resignation, then the retiring Agents may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above; provided that if the Agents shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agents shall be discharged from their duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent and Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

9.07            Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents and the Arranger shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents and the Arranger.

9.08            No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Arranger listed on the cover page hereof shall (i) have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or any L/C Issuer hereunder or (ii) any fiduciary relationship with the Lenders, the Borrower or any other Person pursuant to the Loan Documents.

9.09            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.07, and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10            Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Agents, at their option and in their discretion,

(a)            to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has then been asserted) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)            to release any Guarantor from its obligations hereunder if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c)            to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Agents at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate their interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11            Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

9.12            Reports and Financial Statements. By signing this Agreement, each Lender:

(a)            [reserved];

(b)            is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Calculations, financial statements required to be delivered by the Borrower hereunder and all collateral field examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”), and the Administrative Agent further agrees to deliver other information delivered pursuant to Section 6.02 upon the reasonable request of such Lender;

(c)            expressly agrees and acknowledges that the Agents (i) make no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(d)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)            agrees to keep all Reports confidential in accordance with the provisions of Section 11.07, or use any Report in any other manner; and

(f)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13            Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14            Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15            Withholding Tax. To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.16            Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.17            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.18            Erroneous Payments.

(a)            Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 9.18(a) shall be conclusive, absent manifest error.

(b)            Each Lender and L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is comprised of funds of a Loan Party. Notwithstanding anything to the contrary herein or in any other Loan Document, the provisions of this Section 9.18 relating to Payments (including the preceding two paragraphs and this paragraph) shall not constitute, create or otherwise alter the Obligations on the part of the Loan Parties under the Loan Documents or otherwise.

(d)            Each party’s obligations under this Section 9.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.19            Intercreditor Agreement. The parties hereto acknowledge and agree that: (a) in accordance with the Interim Financing Order and any other order of the Bankruptcy Court, the each Agent shall be subject to the terms of the Intercreditor Agreement as if each Agent was a party thereto as an “ABL Agent” (as defined in the Intercreditor Agreement) and (b) each Agent, acting in the capacity as an ABL Agent, is authorized to perform and take or refrain from taking any actions, and providing any consents or directions, in connection with the Intercreditor Agreement.

Article X
CONTINUING GUARANTY

10.01            Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Credit Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Each Qualified ECP Guarantor (including the Borrower) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of each such Loan Party’s obligations (a) in respect of Swap Contracts to which it is a party and (b) under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.01, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Guaranty in accordance with Section 10.06 hereof. Each Qualified ECP Guarantor intends that this Section 10.01 constitute, and this Section 10.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.02            Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03            Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.04            Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05            Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06            Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are paid in full in cash (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement) and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07            Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to any Guarantor as subrogee of the Credit Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations (other than any indemnity obligations for unasserted claims that by its terms survives the termination of this Agreement). If the Credit Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08            Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Credit Parties.

10.09            Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as such Guarantor requires, and that none of the Credit Parties has any duty, and such Guarantor is not relying on the Credit Parties at any time to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).

Article XI
MISCELLANEOUS

11.01            Amendments, Etc. Subject to Section 3.02, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that the waiver of any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date fixed by this Agreement or any other Loan Document for (i) any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written consent of each Lender entitled to such payment (it being understood that the waiver of or amendment to the terms of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Disbursements, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided further, however, changes to interest rates arising from changes to the definition of Borrowing Base shall be governed by clause (i) below;

(d)            change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)            change any provision of this Section 11.01 or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (other than any Defaulting Lender);

(f)            except as expressly permitted hereunder, release, or limit the liability of, any Loan Party without the written consent of each Lender (other than any Defaulting Lender);

(g)            except for releases of Collateral in accordance with the provisions of Section 9.10 hereof (in which case, such release may be made by the Administrative Agent acting alone), release all or substantially all of the Collateral from the Liens of the Collateral Documents in any transaction or series of related transactions, without the written consent of each Lender (other than any Defaulting Lender);

(h)            increase the Aggregate Commitments without the written consent of each Lender (other than any Defaulting Lender);

(i)            change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lender;

(j)            modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for a Permitted Overadvance without the written consent of the Supermajority Lenders;

(k)            except as provided in Section 9.10(c), subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender (other than any Defaulting Lender);

(l)            modify this Section 11.01 or Section 8.03 without the written consent of each Lender (other than any Defaulting Lender);

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; and (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or Supermajority Lenders and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 11.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

11.02            Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrower, any Loan Party, the Administrative Agent, the Collateral Agent, the L/C Issuers or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)            Electronic Communications. The Administrative Agent and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein. The Administrative Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLSoft. All uses of ABLSoft and other Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system) and any related contractual obligations executed by the Administrative Agent and Loan Parties in connection with the use of such system. Each of the Loan Parties, the Lenders and the Administrative Agent hereby acknowledges and agrees that the use of ABLSoft and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the Administrative Agent and each of its Affiliates to transmit Approved Electronic Communications. ABLSoft and all Approved Electronic Communications shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLSoft or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates or related persons in connection with ABLSoft or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower and each other Loan Party executing this Agreement agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLSoft, any Approved Electronic Communication or otherwise required for ABLSoft or any Approved Electronic Communication. Prior to the Closing Date, the Borrower shall deliver to the Administrative Agent a complete and executed client user form regarding the Borrower’s use of ABLSoft. No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which the Administrative Agent and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party's or beneficiary's right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings or any of its Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower, any other Loan Party, and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notice of Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuers, the Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03            No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Loan Parties shall pay all Credit Party Expenses within ten (10) Business Days after receipt of an invoice therefor.

(b)            Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Arranger, the joint bookrunning managers, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented in reasonable detail fees, charges and disbursements of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction material to the interests of the Lenders, in each case, selected by the Administrative Agent and solely in the case of an actual conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant jurisdiction material to the interest of the Lenders to each group of affected Indemnitees taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the preparation, execution, delivery or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or any amendment or waiver with respect hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials, at, under, on or from any property or facility currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from the presence, Release or threat of Release of Hazardous Materials or violations of Environmental Laws first occurring or first existing after completion of the foreclosure upon the Collateral, granting of a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral, unless such presence, release or violation is actually caused by any Loan Party or any Subsidiary thereof. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Swing Line Lender, the L/C Issuers or any Related Party of any of the foregoing, each Lender (other than the Swing Line Lender in its capacity as such) severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender, the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Swing Line Lender or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of an invoice or demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation of the Agents, the Swing Line Lender and the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05            Payments Set Aside. To the extent that any payment by or on behalf of any of the Loan Parties is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million (and in integral multiples of $1.0 million in excess thereof) and after giving effect thereto, the assigning Lender shall hold a Commitment of at least $1.0 million, unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that (A) this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans and (B) this clause (ii) shall not limit the right of a Lender to assign all or any portion of its Commitment;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding).

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 3.01(g), Section 3.01(h) or Section 3.01(i);

(v)            No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans (and whether such Loan is a Committed Loan or a Swing Line Loan, as applicable) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, including, for avoidance of doubt, any indemnification obligation with respect to the participated interest, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.03 (provided such Participant agrees to be subject to the limitations and requirements therein as though it were a Lender (it being understood that the documentation required under Section 3.01(g), Section 3.01(h) and Section 3.01(i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that such entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant, or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)            Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Eclipse (together with its affiliates) assigns all of its Commitment and Loans pursuant to subsection (b) above, Eclipse may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Eclipse as L/C Issuer or Swing Line Lender, as the case may be. If Eclipse resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03). If Eclipse resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Eclipse to effectively assume the obligations of Eclipse with respect to such Letters of Credit.

11.07            Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any funding or financing source of any Lender, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, operations, assets and related matters, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (A) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08            Right of Setoff. Subject to the Financing Orders and the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Credit Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Credit Party and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party or their respective Affiliates may have. Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10            Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent, any Lender, any L/C Issuer and any Related Party of any of the foregoing Persons for any losses, claims, damages, liabilities and related expenses arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages, liabilities and related expenses arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.11            Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation (other than any indemnity obligation for unasserted claims that by its terms survives the termination of this Agreement) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13            Replacement of Lenders. (a) If any Lender requests compensation under Section 3.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (b) if any Lender is a Defaulting Lender, or (c) if in connection with a proposed amendment, modification, waiver, or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, REGARDLESS OF LAWS THAT MIGHT OTHERWSIE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b)            SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, SOLELY TO THE EXTENT THAT THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, JURISDICTION OVER ANY MATTER, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT OR SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (b) each of the Borrower and Holdings and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) the Borrower and Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (d) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (e) neither the Administrative Agent nor the Arranger or any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (f) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger or the Lenders have any obligation to disclose any of such interests to the Borrower, Holdings and their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17            USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.18            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.19            Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20            Intercreditor Agreement; Financing Orders. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or the other Loan Documents and the exercise of any right or remedy by the Collateral Agent hereunder or under the other Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. To the extent that any specific provision of this Agreement or any of the other Loan Documents is inconsistent with any of the Financing Orders, the terms of the Financing Orders shall govern and control.

11.21            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

THE CONTAINER STORE, INC.

By:
Name:
Title:

HOLDINGS:

THE CONTAINER STORE GROUP, INC.

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

TCS GIFT CARD SERVICES, LLC

By:
Name:
Title:

C STUDIO MANUFACTURING INC.

By:
Name:
Title:

C STUDIO MANUFACTURING LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

ECLIPSE BUSINESS CAPITAL LLC

By:
Name:
Title:

LENDER:

ECLIPSE BUSINESS CAPITAL SPV, LLC

By:
Name:
Title:

Schedule 2.01

Commitments

Lender	Commitment	Applicable Percentage
Eclipse Business Capital SPV, LLC	$140,000,000	100%
TOTAL:	$140,000,000	100%

Schedule 6.02(c)

The Borrower shall provide the Administrative Agent with the information set forth below at the following times (all in a format provided by, or acceptable to, the Administrative Agent):

Monthly (no later than 25 days after the end of each month); provided, that during an Enhanced Collateral Trigger Event, such items shall be delivered weekly (no later than the 3rd Business Day of each week), or more frequently if the Administrative Agent requests

(To be delivered electronically utilizing the Borrowing Base portal in ABLSoft )

(a)        A summary and a detailed aging, by total, of the Borrower’s Accounts, together with an Account roll-forward and Cash Reconciliation Form with supporting details supplied from sales journals, collection journals, credit registers and any other records, with respect to the Borrower’s Accounts and Credit Card Receivables, along with a Client/Customer Master List.

(b)        A summary aging, by vendor, of each Loan Party's accounts payable (identifying therein any held and/or outstanding checks).

(c)        A detailed calculation of the Credit Card Receivables of the Borrower that are not eligible for the Borrowing Base.

(d)        Notice of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrower’s Accounts.

(e)        An Inventory Detail report with respect to the Borrower’s Inventory, including a listing by category and location of Inventory, with backup acceptable to the Administrative Agent.

(f)        A detailed calculation of Inventory of the Borrower that is not eligible for the Borrowing Base.

Monthly (no later than 25 days after the end of each month) (To be delivered electronically utilizing the Borrowing Base portal in ABLSoft)

(g)        A summary and a detailed aging, by total, of the Borrower’s Accounts and Credit Card Receivables, together with reconciliation to the weekly Borrowing Base submitted closest to such date and support documentation for any reconciling items noted.

(h)        A summary aging, by vendor, of each Loan Party's accounts payable and a listing by vendor, of any held and/or outstanding checks.

(i)        A monthly Account roll-forward with respect to Borrower’s Accounts and Credit Card Receivables tied to the beginning and ending Account and Credit Card Receivables balances of the Borrower’s month-end accounts receivable aging.

(j)        A reconciliation of Accounts summary aging and trade accounts payable summary aging to each of (i) the Borrower’s general ledger, and (ii) their monthly financial statements including any book reserves related to each category (using the Month End Reconciliation Form).

(k)        A reconciliation of the Inventory perpetual report with respect to the Borrower’s Inventory to each of (i) the Borrower’s general ledger, (ii) their monthly financial statements including any book reserves related thereto and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form).

(l)        A reconciliation of the loan statement provided to the Borrower by the Administrative Agent for such month to each of (i) the Borrower’s general ledger, (ii) their monthly financial statements and (iii) the Borrowing Base submitted closest to such date, together with support documentation for any reconciling items noted (using the Month End Reconciliation Form).

(m)        A Borrowing Base Calculation.

Bi-Annually (in January and in July of each calendar year, starting July, 2025)	(n) A detailed list of each Loan Party's vendors, with address and contact information.

Schedule 11.02

Administrative Agent & Collateral Agent’s Notice Address:

ECLIPSE BUSINESS CAPITAL LLC,
as Administrative Agent
333 W Wacker Suite 950
Chicago, IL 60606
Attention: Jim Gurgone
Email: jgurgone@eclipsebuscap.com

with a copy to (which shall not constitute notice):

RIEMER & BRAUNSTEIN, LLP
100 Cambridge Street, 22nd Floor
Boston, MA 02114
Attention: Donald Rothman
Email: drothman@riemerlaw.com

Administrative Agent’s Account:

Wells Fargo Bank, National Association and its affiliates
Account Name: Eclipse Business Capital SPV, LLC
Account # 4943951905
ABA Routing # 121000248
Reference: Container Store

Loan Parties’ Notice Address:

The Container Store, Inc.

500 Freeport Parkway

Coppell, TX 75019

Attention: Legal – Tasha Grinnell, Treasury – Maria Thereza Neisler

Email: legalreview@containerstore.com and credit@containerstore.com with a copy (which shall not constitute notice) to:

LATHAM & WATKINS LLP

355 S Grand Ave

Los Angeles, CA 90071

Attention: Elizabeth Oh; Benjamin Gelfand

Email: elizabeth.oh@lw.com; benjamin.gelfand@lw.com

EXHIBIT B

Exit Facility Term Sheet

(see attached)

10

Proposed Exit Revolving Facility Terms

Overview of Facility & Pricing
Borrower:	The Container Store, Inc., a Texas corporation (“Borrower” or the “Company”).

Guarantees:	EBC will receive the corporate guarantee of The Container Store Group, Inc., a Delaware corporation (“Holdings”) and all domestic subsidiaries of the Company (such entities, the “Guarantors” and together with the Borrower, the “Loan Parties”). For the avoidance of doubt, no foreign subsidiaries of the Company shall be guarantors, and such subsidiaries may continue to maintain their own working capital facilities.

Lenders:	Eclipse Business Capital LLC. and its affiliates (“EBC”).

Agent:	EBC

Purpose:

EBC is providing the Company with a senior secured debtor-in-possession revolving credit facility (the “DIP Revolving Facility”), to support Holdings’ restructuring under the Plan of Reorganization (as defined in the Commitment Letter to which this term sheet is attached), the terms of which are outlined in the Transaction Support Agreement (as defined in the Commitment Letter to which this term sheet is attached) (the “TSA” and the transactions contemplated therein, the “Transactions”) in one or more cases (the “Chapter 11 Cases”) to be commenced in the U.S. Bankruptcy Court, Southern District of Texas (the “Bankruptcy Court”).

This senior secured exit revolving credit facility (the “Exit Revolving Facility”) will be utilized to (a) refinance or replace the DIP Revolving Facility (as defined in the Commitment Letter to which this term sheet is attached) upon the Loan Parties’ emergence from the Chapter 11 Cases pursuant to the terms of the Plan of Reorganization, (b) pay fees and expenses related to this transaction and the Chapter 11 Cases, (c) satisfy ongoing capital expenditures, and (d) provide for the ongoing working capital needs of the Company and its subsidiaries post-emergence.

Revolving Credit Facility:

An Exit Revolving Facility of up to one hundred forty million dollars ($140,000,000), based on advance rates of up to:

(i)      Eighty-five percent (85%) against eligible trade accounts receivable (assuming dilution under five percent {5%} of sales), plus

(ii)     One Hundred percent (100%) against eligible credit card account receivables, plus

(iii)    One Hundred percent (100%) against the appraised Net Orderly Liquidation Value of all eligible inventory, subject to an inventory sublimit to be determined, less

(iv)    reserves.

1

The Exit Revolving Facility will include a letter of credit (“LOC”) sub-limit of not more than fifteen million dollars ($15,000,000), with any such LOCs to be arranged by EBC with an institution determined by EBC, in its reasonable discretion, and otherwise subject to the terms and provisions of the Exit Credit Agreement (defined below).

Eligibility criteria of accounts receivable and inventory shall be determined as provided in the credit agreement memorializing the DIP Revolving Facility (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), or, if not provided for in the DIP Credit Agreement, such other customary eligibility criteria as are reasonably acceptable to the Borrower and EBC.

Term:	Closing under the Exit Revolving Facility shall take place upon the occurrence of the “effective date” under the Plan of Reorganization; all obligations under the Exit Revolving Facility shall mature three (3) years from the Exit Closing Date (as defined below) and shall be fully due and payable at such time (or, with respect to the LOCs, cash collateralized, backstopped or otherwise addressed in a manner reasonably acceptable to EBC and the issuing bank).

Interest Rates:

Loans under the Exit Revolving Facility would be made available at Term SOFR, plus four and one-quarter percent (4.25%), payable monthly.

“Term SOFR” means the rate per annum equal to Term SOFR; provided that if Term SOFR as so determined shall ever be less than 2.00%, then Term SOFR shall be 2.00%.

“Term SOFR” means the forward-looking term rate based on SOFR, for a tenor of one month, published by the Term SOFR Administrator two business days prior to any day of determination.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR).

All interest rates are on a per annum basis, payable monthly. To the extent cash dominion is in effect and funds are being swept to EBC, Borrower will receive credit for lockbox or controlled account collections two (2) business day after EBC's receipt of good funds. Notwithstanding the foregoing, for availability purposes, collections will be deemed available to Borrower on the same date that they are received by EBC. Interest will be calculated based on a year of 360 days for the actual number of days elapsed.

2

Default Rates:	Default interest at 2.00% above the rate otherwise applicable.

Closing Fee:	A closing fee (“Closing Fee”) of one-quarter of one percent (0.25%) of the commitment amount, which shall be payable at the initial funding of the Exit Revolving Facility and treated as creating original issue discount on the loans for US federal income tax purposes consistent with Treasury Reg. section 1.1273-2(g)(2).

Unused Line Fee:	An unused line fee (“Unused Line Fee”) one-half of one percent (0.50%) of the average unused portion of the maximum commitment amount. The Unused Line Fee shall be payable monthly in arrears, commencing on the first business day of the first month beginning after the Exit Closing Date, the first business day of each month during the term of the Exit Revolving Facility thereafter, and the Maturity Date.

Other Fees:	A collateral monitoring fee (“Collateral Monitoring Fee”) equal to ten thousand dollars ($10,000) for each month, or part thereof, commencing on the first business day of the first month beginning after the Exit Closing Date and the first business day of each month during the term of the Exit Revolving Facility thereafter.

Prepayment Fee:

To the extent commitments under the Exit Revolving Facility are terminated by the Company, in addition to repaying the outstanding loans, accrued interest and other amounts due thereunder, the Company shall also pay a prepayment fee of:

•  3% of the aggregate amount of terminated commitments under the Exit Revolving Facility through Year 1.

•  2% of the aggregate amount of terminated commitments under the Exit Revolving Facility through Year 2.

•  1% of the aggregate amount of terminated commitments under the Exit Revolving Facility through Year 3.

Field Examination Expenses:	During the term of the Exit Revolving Facility, Borrower will be charged for field examination person days at the then existing market-rate as determined by EBC, plus all out-of-pocket expenses.
Security
Security; Collateral:	The Exit Revolving Facility shall be secured by liens and security interests on all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Loan Parties, wherever located, which shall be (a) a first priority lien on all such property defined as “ABL Priority Collateral” in the intercreditor agreement to be entered into between EBC and the agent under the exit term loan facility (to be mutually agreed upon, the “ICA”), (b) a second priority lien on all such property defined as “Term Priority Collateral” in the ICA, and (c) subject to certain other standard permitted liens reasonably acceptable to EBC.

3

Lockbox & Blocked Accounts:

All of Loan Parties’ bank accounts will be subject to springing account control agreements satisfactory to EBC, subject to customary exceptions.

If either (a) excess availability is less than 15.0% of availability (and before giving effect to any borrowings) or (b) an event of default shall exist (each of the foregoing clause (a) or (b), a “Cash Dominion Spring”), collections shall, at the option of EBC, be swept to an account designated by EBC on a daily basis; during all other times, collections shall be automatically swept to the Loan Parties’ operating accounts.

For the avoidance of doubt, the Cash Dominion Spring would be the lesser of (a) 15% of availability and (b) 15% of the facility size.

Documentation
Credit Agreement:	The Exit Revolving Facility shall be governed by a credit agreement customary for secured exit financing revolving credit facilities and having such terms, conditions, representations and warranties, affirmative and negative covenants, events of default, secured creditor remedies, assignment and participation provisions, and other terms as EBC and their counsel may, in their reasonable discretion, require or deem necessary, in accordance with the Documentation Principles (the “Exit Credit Agreement”).

Other Documents:	The Exit Revolving Facility documentation will also include guarantees, pledge and security agreements, intellectual property security agreements, promissory notes, instruments, certificates, subordination/intercreditor agreements, third-party collateral location waivers, satisfactory legal opinions of Borrower's independent counsel and such other documentation as EBC and their counsel may, in their reasonable discretion, require or deem necessary (together with the Exit Credit Agreement, collectively, the “Exit Loan Documents”), in each case negotiated in accordance with the Documentation Principles.

Documentation Principles:	The representations and warranties, affirmative and negative covenants, events of default and certain other terms and provisions to be mutually agreed in the Exit Loan Documents shall be generally consistent with the representations and warranties, affirmative and negative covenants, events of default and other agreed provisions as set forth in the DIP Credit Agreement, with changes and modifications to reflect the terms of the Commitment Letter and such other modifications reasonably acceptable to EBC and Borrower, including in respect of (a) modifications to reflect the fact that the DIP Credit Agreement is a debtor-in-possession financing and the Exit Revolving Facility is being provided in respect of an exit financing from the Chapter 11 Cases, (b) to reflect the capital structure of the Loan Parties and the other terms of the restructuring as set forth in the TSA and (c) other customary loan document provisions for financings of this type, in each case to the extent not provided herein to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Exit Loan Documents as promptly as reasonably practicable (this paragraph being referred to herein, collectively, as the “Documentation Principles”).

4

Financial Covenants:	The Exit Revolving Facility will have a minimum availability covenant of at least either (i) 10% of the gross availability, or (ii) $13.0 million (at the Borrower’s option determined prior to the closing of the Exit Revolving Facility).

Other Covenants:

The Exit Credit Agreement will contain covenants limiting or prohibiting Borrower’s ability to take certain actions, including, but not limited to: (i) merge with or acquire other entities; (ii) incur additional indebtedness for borrowed money over some agreed upon amount; (iii) grant liens on its assets subject to certain standard permitted liens; (iv) dispose of collateral outside the ordinary course of business; (v) make loans to or investments in other entities; (vi) allow insurance coverage acceptable to EBC to lapse and (vii) make any cash dividends, stock dividends or stock redemptions. Notwithstanding the foregoing, such covenants (x) shall not restrict the incurrence of any exit financing secured by the Term Priority Collateral (as contemplated by the TSA) and (y) shall be subject to customary exceptions and carveouts to be agreed.

The Exit Loan Agreement shall have a change of control covenant to be agreed upon.

Certain Reporting:

The Exit Loan Agreement will provide for certain collateral and financial reporting from Borrower, including, but not limited to: (i) monthly roll-forward reporting on inventory and accounts receivable (if excess availability is less than 17.5% of gross availability Borrower will roll forward weekly); (ii) monthly financial statements; (iii) monthly reconciliation reports as to Borrowing Base collateral matters; (iv) annual projections and (v) annual certified financial statements prepared by an accountant acceptable to EBC within ninety (90) days of each year end.

Additionally, EBC will require periodic inventory appraisals and collateral field examinations.

Conditions Precedent:

Consummation of the Exit Credit Facility transactions contemplated by this term sheet, the Commitment Letter and the initial funding under the Exit Credit Agreement shall be subject to the satisfaction or waiver of the following conditions (the date of such satisfaction or waiver and initial funding, the “Exit Closing Date”):

(i)        since the date of the TSA, other than as a result of events resulting from or contributing to the Chapter 11 Cases or such other matters disclosed in writing to EBC prior to the Exit Closing Date, there shall have been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect (as defined in the DIP Credit Agreement);

(ii)       certification that all representations and warranties are true and correct in all material respects as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

5

(iii)      the repayment in full of all obligations under the DIP Credit Agreement in accordance with the terms thereof; it being agreed that the repayment in full of the obligations under the DIP Credit Agreement shall occur substantially contemporaneously with the closing of the Exit Revolving Facility, and the proceeds of the Exit Revolving Facility may be utilized to satisfy this condition;

(iv)      the exit term loan facility of the Borrower shall have been consummated, and funded or deemed funded substantially concurrently with the initial loans under the Exit Revolving Facility on the Exit Closing Date, on terms and conditions, and pursuant to documentation, consistent with the TSA and otherwise reasonably satisfactory to EBC;

(v)       reasonably satisfactory review of the Loan Parties’ insurance (with certain customary endorsements to be delivered post-closing);

(vi)      reasonably satisfactory review of the corporate structure, and related corporate charter documents, of the Loan Parties after giving effect to the exit of the Chapter 11 Cases as provided in the Plan of Reorganization and TSA;

(vii)     payment of any reasonable and documented out-of-pocket costs and expenses relating to the Exit Revolving Facility requiring payment by EBC shall have been fully reimbursed by the Borrower (which reimbursement can be made out of the initial funding) to the extent invoiced in reasonable detail at least three (3) business days prior to the Exit Closing Date;

(viii)   delivery of a borrowing base certificate prepared as of a date reasonably acceptable to the Agent, and excess availability under the Exit Revolving Facility, after giving effect to the transactions to occur on the Exit Closing Date, shall be greater than an amount to be mutually agreed;

(ix)      execution and delivery of Exit Loan Agreement and an intercreditor agreement substantially consistent with the Existing Intercreditor Agreement (as such term is defined in the TSA);

(x)       EBC shall have received customary security documents, subject to the Documentation Principles; provided, that certain third party agreements and foreign-law documents may be delivered on a post-closing basis subject to mutually agreed deadlines;

(xi)      EBC shall have received evidence that, on or before the Exit Closing Date, all liens, security interests and other encumbrances granted in respect of the Loan Parties (other than with respect to the exit term loan and other permitted liens to be agreed in the Exit Loan Documents) have been terminated and discharged or will be terminated and discharged upon receipt of the repayment in full of the related indebtedness, as the case may be;

(xii)     Holdings and its subsidiaries shall be solvent after giving effect to the Transactions, the initial funding under the Exit Credit Facility, and the funding under the exit term loan facility, which solvency shall be evidenced by a solvency certificate in form and substance reasonably acceptable to EBC;

6

(xiii)    the Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to Agent, confirming the Plan of Reorganization (the “Confirmation Order”), and the Confirmation Order shall not have been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay, it being understood and agreed that (a) the Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules, and (ii) the Confirmation Order must be in full force and effect;

(xiv)    the Plan of Reorganization shall have been substantially consummated substantially concurrently with the occurrence of the Exit Closing Date.

(xv)     the Borrower shall have provided no less than five (5) business days prior to the Exit Closing Date the documentation and other information to EBC that are reasonably requested by EBC no later than ten (10) business days prior to the Exit Closing Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act.

The Exit Credit Agreement shall also provide conditions precedent for funding of loans and issuance of LOCs after the Exit Closing Date, which shall include: (i) compliance with borrowing base reporting requirements, (ii) certification that all representations and warranties are true and correct in all material respects as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iii) absence of a default or event of default; and (iv) absence of any material adverse effect.

Syndication:	EBC intends to hold this entire Exit Revolving Facility for its own accounts. No syndication is required.

7

EXHIBIT C

Form of Joinder

(Consenting Stakeholder)

The undersigned (the “Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of December 21, 2024 (the “Agreement”)1 by and among The Container Store Group, Inc. (“TCS”), the other Company Parties, the Consenting Stakeholders, and agrees to be bound by the terms and conditions of the Agreement as a Consenting Term Lender and/or a Consenting Stockholder Party, as applicable, and shall be deemed a “Consenting Stakeholder” and a “Party” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of this Joinder and any further date specified in the Agreement.

The Joinder Party further agrees and elects to participate in the DIP Term Loan Facility and fund its pro rata share of the DIP Term Loans in an amount allocated below subject to the terms and conditions of the Agreement, the DIP Term Loan Facility Term Sheet, and the DIP Facility Documents.

With respect to any Consenting Stockholder Party, the execution of this Joinder Agreement hereby constitutes such Joinder Party’s agreement with its treatment under the Plan and shall not file an objection to the Plan or support, directly or indirectly, any holder of Existing Equity Interests who objects to the Plan.

This Joinder shall be governed by the governing law set forth in the Agreement.

Date Executed:

[JOINDER PARTY]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
ABL Claims
Term Loan Claims
Interests

DIP Term Loan Facility Pro Rata Allocation:
DIP Term Loans

[1]	Capitalized terms not used but not otherwise defined in this Joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D

Form of Transfer Agreement

(Consenting Stakeholder)

The undersigned (the “Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of December 21, 2024 (the “Agreement”),1 by and among The Container Store Group, Inc. (“TCS”), the other Company Parties, and the Consenting Stakeholders, including the transferor (each such transferor, a “Transferor”) to the Transferee of any Company Claims/Interests (the “Transfer”), and agrees to be bound by the terms and conditions of the Agreement to the extent the Transferor was bound, and shall be deemed a “Consenting Stakeholder” and a “Party” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer.

The Transferee further agrees and elects to participate in the DIP Term Loan Facility and fund its pro rata share of the DIP Term Loans in an amount allocated below subject to the terms and conditions of the Agreement, the DIP Term Loan Facility Term Sheet, and the DIP Facility Documents.

This Transfer Agreement shall be governed by the governing law set forth in the Agreement.

Date Executed:

[TRANSFEREE]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
ABL Claims
Term Loan Claims
Interests

DIP Term Loan Facility Pro Rata Allocation:
DIP Term Loans

[1]	Capitalized terms not used but not otherwise defined in this Joinder shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT E

Joint Prepackaged Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: THE CONTAINER STORE GROUP, INC., et al., Debtors.[1]	x : : : : : : : x	Chapter 11 Case No. 24-_______ (____) (Joint Administration Requested)

PREPACKAGED JOINT PLAN OF REORGANIZATION

OF THE CONTAINER STORE GROUP, INC. AND ITS DEBTOR

AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

This Chapter 11 Plan is being solicited for acceptance or rejection in accordance with section 1125 of the Bankruptcy Code and within the meaning of section 1126 of the Bankruptcy Code. This Chapter 11 Plan SHALL be submitted to the Bankruptcy Court for approval following solicitation and the Debtors filing for chapter 11 bankruptcy. NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT; (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

[1]	The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: The Container Store Group, Inc. (5401); The Container Store, Inc. (6981); C Studio Manufacturing Inc. (4763); C Studio Manufacturing LLC (5770); and TCS Gift Card Services, LLC (7975). The Debtors’ mailing address is 500 Freeport Parkway, Coppell, Texas 75019.

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)

Ashley L. Harper (Texas Bar No. 24065272)

Philip M. Guffy (Texas Bar No. 24113705)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email:        taddavidson@HuntonAK.com

 ashleyharper@HuntonAK.com

 pguffy@HuntonAK.com

LATHAM & WATKINS LLP

George A. Davis (NY Bar No. 2401214)

Hugh Murtagh (NY Bar No. 3161759)

Tianjiao (TJ) Li (NY Bar No. 5689567)

Jonathan J. Weichselbaum (NY Bar No. 5676143)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email:        george.davis@lw.com

 hugh.murtagh@lw.com

 tj.li@lw.com

 jon.weichselbaum@lw.com

Ted A. Dillman (CA Bar No. 258499)

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Telephone: (213) 485-1234

Email: ted.dillman@lw.com

Dated: December 21, 2024 Houston, Texas	Proposed Counsel for the Debtors and Debtors in Possession

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS AND RULES OF INTERPRETATION		1

A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Consent Rights	20
D.	Appendices and Plan Supplement	20
E.	Deemed Acts	20

Article II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS, OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES		20

A.	Administrative Claims	21
B.	DIP Claims	22
C.	Priority Tax Claims	23
D.	Other Priority Claims	23
E.	United States Trustee Statutory Fees	23
F.	Restructuring Fees and Expenses	23
G.	Post-Effective Date Fees and Expenses	24

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24

A.	Classification of Claims	24
B.	Treatment of Claims and Interests	25
C.	Acceptance or Rejection of this Plan	28
D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
E.	Subordinated Claims	29
F.	Special Provision Governing Unimpaired Claims	29
G.	Vacant and Abstaining Classes	29
H.	Controversy Concerning Impairment	30
I.	Intercompany Interests and Intercompany Claims	30
J.	Disputed Claims Process	30

Article IV. MEANS FOR IMPLEMENTATION OF THIS PLAN		31

A.	General Settlement of Claims and Interests	31
B.	Restructuring Transactions	31
C.	Corporate Existence	32
D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	32
E.	Cancellation of Existing Agreements and Existing Equity Interests.	33
F.	Sources for Plan Distributions and Transfers of Funds Among Debtors	34
G.	Exit Facilities and Exit Facilities Documents	35
H.	Issuance of New Equity Interests and Deregistration	36
I.	Exemption from Registration Requirements	36
J.	New Organizational Documents	37
K.	Release of Liens and Claims	38
L.	Exemption from Certain Taxes and Fees	38
M.	Directors and Officers of the Reorganized Debtors	39
N.	Preservation of Causes of Action	39
O.	Corporate Action	40
P.	Prepetition Intercreditor Agreement	41
Q.	Effectuating Documents; Further Transactions	41
R.	Authority of the Debtors	41
S.	No Substantive Consolidation	41
T.	Continuing Effectiveness of Final Orders	41
U.	Modifications to Executory Contracts and Unexpired Leases	41

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		42

A.	Assumption of Executory Contracts and Unexpired Leases	42
B.	Payments on Assumed Executory Contracts and Unexpired Leases	43
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	43
D.	Contracts and Leases Entered into After the Petition Date	44
E.	Reservation of Rights	44
F.	Directors and Officers Insurance Policies	44
G.	Other Insurance Contracts	45
H.	Indemnification Provisions and Reimbursement Obligations	45
I.	Employee Compensation and Benefits	45

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		46

A.	Timing and Calculation of Amounts to Be Distributed	46
B.	Special Rules for Distributions to Holders of Disputed Claims	46
C.	Rights and Powers of Distribution Agent	47
D.	Delivery of Distributions	47
E.	Compliance with Tax Requirements; Allocations	48
F.	Applicability of Insurance Contracts	49
G.	Allocation of Distributions Between Principal and Interest	50
H.	No Postpetition Interest on Claims	50
I.	Means of Cash Payment	50
J.	Setoffs and Recoupment	50
K.	Claims Paid or Payable by Third Parties	50

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		51

A.	No Filings of Proofs of Claim	51
B.	Allowance and Disallowance of Claims	52
C.	Claims Administration Responsibilities	52
D.	Adjustment to Claims or Interests without Objection	53
E.	Distributions After Allowance	53

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		53

A.	Conditions Precedent to the Effective Date	53
B.	Waiver of Conditions	56
C.	Effect of Non-Occurrence of Conditions to the Effective Date	56
D.	Substantial Consummation	56

Article IX. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS		56

A.	Discharge of Claims and Termination of Interests	56
B.	Releases by the Debtors	57
C.	Releases by Holders of Claims and Interests	58
D.	Exculpation	59
E.	Permanent Injunction	60
F.	SEC Reservation of Rights	61

Article X. RETENTION OF JURISDICTION		61

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		64

A.	Modification of Plan	64
B.	Effect of Confirmation on Modifications	64
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	64

Article XII. MISCELLANEOUS PROVISIONS		64

A.	Immediate Binding Effect	64
B.	Additional Documents	65
C.	Payment of United States Trustee Statutory Fees	65
D.	Reservation of Rights	65
E.	Successors and Assigns	65
F.	No Successor Liability	65
G.	Service of Documents	66
H.	Term of Injunctions or Stays	67
I.	Entire Agreement	67
J.	Governing Law	67
K.	Exhibits	67
L.	Nonseverability of Plan Provisions upon Confirmation	68
M.	Closing of Chapter 11 Cases	68
N.	Conflicts	68
O.	No Strict Construction	68
P.	Section 1125(e) Good Faith Compliance	69
Q.	2002 Notice Parties	69

PREPACKAGED JOINT PLAN OF REORGANIZATION OF THE CONTAINER STORE GROUP, INC. AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The Container Store Group, Inc. and each of the other debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in this Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests therein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of this Plan. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in the Transaction Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Article I.
DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.            “Ad Hoc Group” means that certain ad hoc group of Holders of Prepetition Term Loan Claims advised by the Ad Hoc Group Advisors, as may be reconstituted from time to time.

2.            “Ad Hoc Group Advisors” means Paul Hastings LLP, AlixPartners, LLP, Greenhill & Co., LLC., and such other professional advisors as are retained by the Ad Hoc Group with the consent of the Debtors (not to be unreasonably withheld).

3.            “Administrative Claim” means a Claim for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims, to the extent Allowed by the Bankruptcy Court; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) Cure Costs; and (e) Restructuring Fees and Expenses, in accordance with the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable; provided, that the foregoing clauses (a) through (e) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code. For the purposes of treatment and distributions under the Plan, if the Transaction Support Agreement remains effective, the DIP Claims shall be subject to Article II(B).

4.            “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

5.            “Agents” means, collectively, the Prepetition Agents, the DIP Agents, and the Exit Facility Agents, in each case including any successors thereto.

6.            “Allowed” means with respect to any Claim or Interest (or any portion thereof): (a) any Claim or Interest as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law or such other applicable period of limitation fixed by the Bankruptcy Court; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date, including, for the avoidance of doubt, the DIP/Cash Collateral Orders; or (c) any Claim or Interest expressly deemed Allowed by this Plan. Notwithstanding the foregoing: (x) any Claim or Interest that is expressly disallowed pursuant to this Plan shall not be Allowed unless otherwise ordered by the Bankruptcy Court; (y) unless otherwise specified in this Plan, the Allowed amount of Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable; and (z) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

7.            “Assumed Employee Agreements” means all existing employment agreements between the Debtors and employees of the Debtors as of the Petition Date.

8.            “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action was commenced prior to the Effective Date.

9.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

10.            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases.

11.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or any proceedings therein, and the general, local, and chambers rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

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12.            “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

13.            “Cash” means the legal tender of the United States of America or the equivalent thereof.

14.            “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

15.            “Causes of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute demand, right, Lien, indemnity, contribution, interest, guaranty, suit, obligation, liability, lost, debt, fee or expense, damage, judgment, account, defense, offset, power, privilege, proceeding, franchise, remedy, and license of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, as applicable, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction or similar law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-U.S. law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any Avoidance Actions relating to or arising from any state or foreign law pertaining to any Avoidance Action, including preferential transfer, actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) the right to object to or otherwise contest Claims or Interests; and (g) any “lender liability” or equitable subordination Claims or defenses.

16.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

17.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

18.            “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

19.            “Class” means a category of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

20.            “Combined Hearing” means the hearing conducted by the Bankruptcy Court to consider the final approval of the Disclosure Statement and final Confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

21.            “Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent with the terms and conditions of the Transaction Support Agreement and otherwise in form and substance acceptable to the Debtors and the Required Consenting Term Lenders.

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22.            “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

23.            “Confirmation” means the entry of the Combined Order or any Final Order Confirming the Plan entered by the Bankruptcy Court on the docket of the Chapter 11 Cases.

24.            “Confirmation Date” means the date on which Confirmation occurs.

25.            “Consenting Stakeholders” means, collectively, the Consenting Stockholders and Consenting Term Lenders.

26.            “Consenting Stockholders” means Holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold, Existing Equity Interests that have executed and delivered counterpart signature pages to the Transaction Support Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Debtors and the Ad Hoc Group Advisors.

27.            “Consenting Term Lenders” means Holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to or managers of funds, accounts and/or subaccounts that beneficially hold, or trustees of trusts that beneficially hold, outstanding Prepetition Term Loan Claims that have executed and delivered counterpart signature pages to the Transaction Support Agreement, or signature pages to a Joinder or Transfer Agreement (as applicable), to counsel to the Debtors and the Ad Hoc Group Advisors.

28.            “Cure Cost” means any and all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

29.            “D&O Insurance Policies” means, collectively, all insurance policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Insurance Policies), or similarly defined triggering acts, in their capacity as such.

30.            “DIP ABL Credit Facility Documents” means the DIP/Cash Collateral Orders, the DIP & Exit ABL Commitment Letter, and the DIP ABL Credit Agreement, together with all other related documents, instruments, and agreements in respect of the DIP Term Loan Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

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31.            “DIP Budget” means the budget for use of the DIP Term Loans, as approved by the Required DIP Term Lenders.

32.            “Debtor Release” means the releases set forth in Article IX.B.

33.            “Debtors” has the meaning set forth in the preamble to this Plan.

34.            “Definitive Documents” means all of the definitive documents necessary to implement the Restructuring Transactions set forth in Section 3.01 of the Transaction Support Agreement, and, in each case, any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, and instruments (as applicable), including, but not limited to: (a) this Plan and all documentation necessary to consummate this Plan, including the Plan Supplement, the Disclosure Statement, the Solicitation Procedures Motion, the Solicitation Procedures Order, the Solicitation Materials, and the Combined Order (including any exhibits or supplements filed with respect to each of the foregoing); (b) the DIP Facilities Documents (including the DIP/Cash Collateral Motion and the DIP/Cash Collateral Orders); (c) the Exit Facilities Documents; (d) the New Organizational Documents; (e) the Restructuring Transaction Steps Memorandum; and (f) all other customary documents delivered in connection with transactions of this type (including any and all material documents, Bankruptcy Court or other judicial or regulatory orders, amendments, supplements, pleadings (including the First Day Pleadings and all orders sought pursuant thereto), motions, filings, exhibits, schedules, appendices, or modifications to any of the foregoing and any related notes, certificates, agreements, and instruments (as applicable) necessary to implement the Restructuring Transactions), which in each case shall be subject to the consent rights set forth in Section 3.02 of the Transaction Support Agreement.

35.            “DIP & Exit ABL Commitment Letter” means the debtor-in-possession revolving credit facility and exit revolving credit facility commitment letter attached as Exhibit 5 to the Transaction Term Sheet (including all annexes, exhibits, schedules and other attachments thereto).

36.            “DIP ABL Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Revolving Credit Agreement in respect of the DIP ABL Credit Facility, substantially in the form attached to the DIP & Exit ABL Commitment Letter, as amended, restated, amended and restated, modified or supplemented for time to time in accordance with the terms thereof.

37.            “DIP ABL Credit Facility” means the debtor-in-possession revolving credit facility provided by the DIP ABL Lenders.

38.            “DIP ABL Lender” means Eclipse Business Capital LLC.

39.            “DIP ABL Loan Agent” means Eclipse Business Capital LLC as the administrative agent and collateral agent under the DIP ABL Credit Agreement.

40.            “DIP ABL Loan Agent Advisors” means Riemer & Braunstein LLP and Frost Brown Todd LLP and such other professional advisors as are retained by the DIP ABL Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

41.            “DIP ABL Loan Claims” means any Claim on account of loans and any other obligations arising under or pursuant to the DIP ABL Credit Agreement.

42.            “DIP Agents” means, the DIP ABL Loan Agent and the DIP Term Loan Agent, collectively.

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43.            “DIP Backstop Allocation Schedule” means the backstop allocation schedule in respect of the DIP Term Loan Facility attached as Exhibit 1 to the Transaction Term Sheet.

44.            “DIP Backstop Parties” means certain Consenting Term Lenders set forth on the DIP Backstop Allocation Schedule that have agreed to backstop and fund the full amount of the DIP Term Loan Facility.

45.            “DIP Claims” means (i) DIP ABL Loan Claims and (ii) DIP Term Loan Claims.

46.            “DIP Commitment Premium” means the Pro Rata Share of a commitment premium that each DIP Term Lender receives in exchange for the DIP Term Lenders’ commitments to fund the New Money DIP Term Loans, which shall equal two percent (2%) of New Money DIP Term Loans paid in kind in the form of New Money DIP Term Loans; provided, that any interest on additional DIP Term Loans payable as part of the DIP Commitment Premium shall be payable in kind. The DIP Commitment Premium shall be earned upon the entry of the Interim DIP/Cash Collateral Order, and thereafter constitute DIP Term Loan Claims.

47.            “DIP Credit Agreements” means (i) the DIP ABL Credit Agreement and (ii) the DIP Term Loan Credit Agreement.

48.            “DIP Equity Premium” means the pro rata share, based on such Holder’s ratable share of the First-Out DIP Term Loans (as defined in the DIP/Cash Collateral Orders), of an equity premium that each DIP Term Lender receives in exchange for the DIP Term Lenders’ agreement to fund the DIP Term Loan Facility and convert the full amounts of DIP Term Loans (including accrued and unpaid interest) outstanding as of the Effective Date into Exit Term Loans, which shall equal sixty four percent (64%) of the New Equity Interests, subject to dilution by the Management Incentive Plan. The DIP Equity Premium shall be earned on the entry of the Final DIP/Cash Collateral Order and payable on the Effective Date and conversion of such DIP Term Loans to Exit Term Loans.

49.            “DIP Facilities” means (i) the DIP Term Loan Facility and (ii) the DIP ABL Credit Facility.

50.            “DIP Facilities Documents” means the DIP Term Loan Facility Documents and the DIP ABL Credit Facility Documents, including the Fronting Letter, DIP/Cash Collateral Motions, the DIP/Cash Collateral Orders, DIP Budget and the DIP Credit Agreements, together with all other related documents, instruments, and agreements delivered or entered into in respect of the DIP Facilities, including, without limitation, any payoff letter in respect of the Prepetition ABL Facility, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

51.            “DIP Intercreditor Agreement” has the meaning assigned in the DIP/Cash Collateral Orders.

52.            “DIP Put Option Premium” means the Pro Rata Share of a backstop premium that each of the DIP Backstop Parties is entitled to receive in exchange for its agreement to backstop the New Money DIP Term Loans, which shall equal five percent (5%) of the New Money DIP Term Loans paid in kind in the form of New Money DIP Term Loans. The DIP Put Option Premium shall be earned on the date of execution of the Transaction Support Agreement, but subject to the entry of the Interim DIP/Cash Collateral Order, and thereafter constitute DIP Term Loan Claims.

53.            “DIP Roll-Up Term Loan Claim” means any Claim arising under or related to the DIP Roll-Up Term Loans.

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54.            “DIP Roll-Up Term Loans” means the refinanced, on a dollar-for-dollar basis, Prepetition Term Loans in an original aggregate principal amount of $75 million under the DIP Credit Agreement.

55.            “DIP Term Lenders” means the lenders holding the DIP Term Loans.

56.            “DIP Term Loan Agent” means either Acquiom Agency Services LLC as co-administrative agent or Seaport Loan Products LLC, as co-administrative agent and Acquiom Agency Services LLC as collateral agent under the DIP Term Loan Credit Agreement, and any successors, assignees, or delegees thereof.

57.            “DIP Term Loan Agent Advisors” means Paul Hastings LLP and such other professional advisors as are retained by the DIP Term Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

58.            “DIP Term Loan Claim” means any and all Claims on account of, arising from, arising under, or related to the DIP Term Loan Facility, the DIP Term Loan Credit Agreement, or the DIP/Cash Collateral Orders, including Claims for the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Term Loans, and all fees (including the DIP Put Option Premium and the DIP Commitment Premium) and other expenses related thereto and arising and payable under the DIP Term Loan Facility, including the DIP Roll-Up Term Loan Claims and the New Money DIP Term Loan Claims.

59.            “DIP Term Loan Credit Agreement” means that certain Senior Secured Super-Priority Priming Term Loan Debtor-in-Possession Credit Agreement in respect of the DIP Term Loan Facility, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

60.            “DIP Term Loan Facility” means the senior secured debtor-in-possession credit facility provided by the DIP Term Lenders under the DIP Term Loan Credit Agreement.

61.            “DIP Term Loan Facility Documents” means the DIP/Cash Collateral Orders, the DIP Term Loan Credit Agreement, and DIP Intercreditor Agreement together with all other related documents, instruments, and agreements in respect of the DIP Term Loan Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

62.            “DIP Term Loans” means the New Money DIP Term Loans and the DIP Roll-Up Term Loans.

63.            “DIP/Cash Collateral Motion” means the motion(s) seeking approval of the Debtors’ use of Cash Collateral and requesting approval to obtain the DIP Facilities on terms substantially the same as those set forth in the Transaction Support Agreement (including the term sheets attached thereto) and the DIP Facilities Documents.

64.            “DIP/Cash Collateral Orders” means, together, the Interim DIP/Cash Collateral Order and Final DIP/Cash Collateral Order.

65.            “Disclosure Statement” means the disclosure statement for this Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time in a manner acceptable to the Debtors and Required Consenting Term Lenders, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

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66.            “Disputed” means, with respect to any Claim or Interest, except as otherwise provided herein, a Claim or Interest that is not yet Allowed, but has not yet been disallowed pursuant to this Plan, the Bankruptcy Code, or a Final Order by the Bankruptcy Court or other court of competent jurisdiction.

67.            “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

68.            “Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date agreed to by the Debtors and the Required DIP Term Lenders, subject to Article VIII.

69.            “DTC” means the Depository Trust Company or any successor thereto.

70.            “Effective Date” means the date on which all conditions specified in Article VIII.A have been (a) satisfied or (b) waived pursuant to Article VIII.B. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter with the consent of the Debtors and the Required Consenting Term Lenders.

71.            “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

72.            “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

73.            “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended, or any regulations promulgated thereunder.

74.            “Exculpated Party” means, each in its capacity as such, (a) each Debtor, and (b) solely to the extent they are Estate fiduciaries, each of the Debtors’ Related Parties.

75.            “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

76.            “Existing Equity Interest” means any issued, unissued, authorized, or outstanding shares or common stock, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that existed immediately before the Effective Date. For the avoidance of doubt, Existing Equity Interests include any equity interests issued to Parent’s current or former employees and non-employee directors, various forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, cash awards, and other stock-based awards, in each case, whether vested or unvested.

77.            “Exit ABL Agent” means Eclipse Business Capital LLC, in its capacity as the agent under the senior secured asset-based revolving credit facility under the Exit ABL Credit Agreement.

78.            “Exit ABL Credit Agreement” means the credit agreement between Reorganized Parent or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit ABL Loans.

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79.            “Exit ABL Loans” means loans under the senior secured asset based revolving credit facility under the Exit ABL Credit Agreement.

80.            “Exit Facilities” means the facilities under which the Exit ABL Loans and Exit Term Loans shall be issued.

81.            “Exit Facilities Documents” means the DIP & Exit ABL Commitment Letter, Exit Term Loan Documents, and Exit Intercreditor Agreement, together with all other related documents, instruments, and agreements in respect of the Exit Facilities, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

82.            “Exit Facility Agent Advisors” means Paul Hastings LLP and such other professional advisors as are retained by the Exit Facility Agents with the consent of the Debtors or Reorganized Debtors (not to be unreasonably withheld).

83.            “Exit Facility Agents” means the Exit ABL Agent and the Exit Term Loan Agent.

84.            “Exit Intercreditor Agreement” means the intercreditor agreement(s) to be effective as of the Effective Date relating to the Exit Facilities, which may be the Prepetition Intercreditor Agreement or be substantially similar to the Prepetition Intercreditor Agreement.

85.            “Exit Term Lenders” means the lenders holding the Exit Term Loans.

86.            “Exit Term Loan Agent” means Acquiom Agency Services LLC, in its capacity as administrative agent and collateral agent under the Exit Term Loan Credit Agreement and any replacement or successor agent thereto.

87.            “Exit Term Loan Credit Agreement” means the credit agreement between Reorganized Parent or its subsidiaries or Affiliates, as applicable, and the lenders party thereto to effectuate the issuance of the Exit Term Loans.

88.            “Exit Term Loan Documents” means the Exit Term Loan Credit Agreement and together with all other related documents, instruments, and agreements in respect of the Exit Term Loans, in each case, as amended, restated, modified, or supplemented from time to time.

89.            “Exit Term Loans” means First-Out Exit Term Loans and Second-Out Exit Term Loans.

90.            “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

91.            “Final DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

92.            “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

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93.            “First Day Pleadings” means any petition, motion, application, or proposed order filed at the commencement of the Chapter 11 Cases that the Debtors determine are necessary or desirable to file with the Bankruptcy Court.

94.            “First-Out Exit Term Loans” means term loans under the Exit Term Loan Credit Agreement comprising converted New Money DIP Term Loans (inclusive of DIP Term Loans paid as part of the DIP Put Option Premium and the DIP Commitment Premium).

95.            “Fronting Letter” means the fronting letter with the fronting bank regarding the seasoning or syndication process.

96.            “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Fees and Expenses (in accordance with the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable), a DIP Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

97.            “General Unsecured Claim” means any Unsecured Claim including (a) Claims arising from the rejection of Unexpired Leases or Executory Contracts (if any) and (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith.

98.            “Governance Term Sheet” means the term sheet setting forth the preliminary material terms in respect of the corporate governance of Reorganized Parent to be included in the Plan Supplement, including all exhibits and schedules thereto, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Transaction Support Agreement.

99.            “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

100.          “Holder” means an Entity holding a Claim or Interest, as applicable.

101.          “Impaired” means, with respect to any Claim or Interest, a Claim or Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

102.          “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, and other professionals of the Debtors, and each of the foregoing solely in their capacity as such.

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103.          “Insurance Contracts” means (a) any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior Affiliates, subsidiaries, or parents or otherwise, or to any of their predecessors, successors, or assigns; (b) any and all agreements, documents, surety bonds, or other instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Insurance Policies, and any and all Workers’ Compensation Contracts; and (c) any and all collateral documents and security agreements securing the Debtor’s obligations under the insurance policies, including, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior Affiliates, subsidiaries, and parents or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.

104.          “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third-party administrator) and any respective predecessors and/or Affiliates thereof.

105.          “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

106.          “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

107.          “Interests” means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests in any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests in any Debtor or its Affiliates and subsidiaries (in each case whether or not arising under or in connection with any employment agreement).

108.          “Interim DIP/Cash Collateral Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis: (a) approving the DIP Facilities, the DIP Facilities Documents, and the DIP/Cash Collateral Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

109.          “Joinder” means a joinder to the Transaction Support Agreement, substantially in the form attached as Exhibits C or D thereto, providing, among other things, that such Person signatory thereto is bound by the terms of the Transaction Support Agreement to the extent provided therein.

110.          “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

111.          “Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

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112.          “Management Incentive Plan” means, the management incentive plan to be adopted by the Reorganized Board on or around the Effective Date, which shall provide for the issuance of up to 10% of the New Equity Interests to management, key employees, and/or directors of the Reorganized Debtors of the fully diluted New Equity Interests.

113.          “New Equity Interests” means the outstanding equity interests in Reorganized Parent to be authorized, issued, or reserved on the Effective Date, which interests may be membership interests of a limited liability company or common equity interests of a corporation.

114.          “New Money DIP Term Loan Claim” means any Claim arising under or related to the New Money DIP Term Loans.

115.          “New Money DIP Term Loans” means new money loans in an original aggregate principal amount of $40 million (plus all fees payable in kind) provided by the DIP Term Lenders under the DIP Term Loan Credit Agreement.

116.          “New Organizational Documents” means the new Organizational Documents of Reorganized Parent and its direct or indirect subsidiaries, after giving effect to the Restructuring Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document.

117.          “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

118.          “Notice and Claims Agent” means Kurtzman Carson Consultants, LLC dba Verita Global, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

119.          “Organizational Documents” means, with respect to any Person other than a natural person, the organizational and governance documents for each such Person, including, without limitation, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, operating agreements, limited liability company agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

120.          “Other Priority Claim” means any Allowed Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

121.          “Other Secured Claim” means any Allowed Secured Claim other than the DIP ABL Loan Claims, DIP Term Loan Claims, Prepetition ABL Claims and Prepetition Term Loan Claims.

122.          “Parent” means The Container Store Group, Inc., a Delaware corporation with a mailing address of 500 Freeport Parkway, Coppell, TX 75019.

123.          “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

124.          “Petition Date” means the date on which the Debtors file their voluntary chapter 11 petitions, which is expected to occur on or about December 22, 2024.

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125.          “Plan” means this prepackaged joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Transaction Support Agreement, the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

126.          “Plan Supplement” means one or more supplemental appendices to this Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to this Plan, in each case subject to the provisions of the Transaction Support Agreement, the Transaction Term Sheet, or the DIP & Exit ABL Commitment Letter, as applicable, and as may be amended, modified, or supplemented from time to time on or before the Effective Date, including the following documents: (a) the New Organizational Documents, (b) the Exit Facilities Documents, (c) to the extent known and determined, a document disclosing the identity of the members of the Reorganized Board, (d) the Rejected Executory Contract/Unexpired Lease List, (e) a schedule of retained Causes of Action, (f) the Governance Term Sheet; (g) the Restructuring Transaction Steps Memorandum; and (h) such other documents as may be specified in this Plan.

127.          “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least five (5) Business Days before the deadline to File objections to Confirmation.

128.          “Prepetition ABL Claims” means any and all Claims arising under, derived from, or based upon the Prepetition ABL Facility including, without limitation, all Obligations (as defined in the Prepetition ABL Credit Agreement).

129.          “Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1, dated as of April 8, 2013, that certain Amendment No. 2, dated as of October 8, 2015, that certain Amendment No. 3, dated as of May 20, 2016, that certain Amendment No. 4, dated as of August 18, 2017, that certain Amendment No. 5, dated as of November 25, 2020, and that certain Amendment No. 6, dated as of May 22, 2023 (as may be further amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof).

130.          “Prepetition ABL Facility” means the senior secured asset based revolving credit facility under the Prepetition ABL Credit Agreement.

131.          “Prepetition ABL Facility Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Prepetition ABL Facility, and any replacement or successor agent thereto.

132.          “Prepetition ABL Facility Agent Advisors” means Simpson Thacher & Bartlett LLP, as legal counsel, Berkeley Research Group, LLC, as financial advisor, and such other professional advisors as are retained by the Prepetition ABL Facility Agent or the Exit ABL Agent with the consent of the Debtors (not to be unreasonably withheld).

133.          “Prepetition ABL Facility Documents” means the Prepetition ABL Credit Agreement together with all other related documents, instruments, and agreements in respect of the Prepetition ABL Facility, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

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134.          “Prepetition ABL Lenders” means Holders of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, the outstanding Prepetition ABL Claims.

135.          “Prepetition ABL Loans” means the loans under the Prepetition ABL Facility, consisting of all Claims and obligations arising under or related to the $100 million Prepetition ABL Facility, including (i) an aggregate principal amount of approximately $80 million of borrowings outstanding thereunder and (ii) approximately $20 million of undrawn revolving commitments (including $7.533 million in issued and outstanding letters of credit) plus, in each case, any accrued but unpaid fees and interest in respect thereof.

136.          “Prepetition Agents” means the Prepetition ABL Facility Agent and the Prepetition Term Loan Agent.

137.          “Prepetition Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1, dated as of April 8, 2013, relating to the Prepetition Term Loans, the Prepetition ABL Facility, as amended, restated, modified, or supplemented from time to time.

138.          “Prepetition Term Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Prepetition Term Loan Credit Agreement and any replacement or successor agent thereto.

139.          “Prepetition Term Loan Agent Advisors” means Simpson Thacher & Bartlett LLP and such other professional advisors as are retained by the Prepetition Term Loan Agent with the consent of the Debtors (not to be unreasonably withheld).

140.          “Prepetition Term Loan Claims” means Claims arising under or related to the Prepetition Term Loan Credit Agreement.

141.          “Prepetition Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 6, 2012, as amended by that certain Amendment No. 1 dated as of April 8, 2013, that certain Amendment No. 2 dated as of November 27, 2013, that certain Amendment No. 3 dated as of May 20, 2016, that certain Amendment No. 4 dated as of August 18, 2017, that certain Amendment No. 5 dated as of September 14, 2018, that certain Amendment No. 6 dated as of October 8, 2018, that certain Amendment No. 7 dated as of November 25, 2020, that certain Amendment No. 8 dated as of June 14, 2023, and that certain Amendment No. 9 dated as of October 8, 2024, as may be amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

142.          “Prepetition Term Loan Documents” means the Prepetition Term Loan Credit Agreement together with all other related documents, instruments, and agreements in respect of the Prepetition Term Loans, in each case, as amended, restated, amended and restated, modified, or supplemented from time to time in accordance with the terms thereof.

143.          “Prepetition Term Loans” means the senior secured first-lien term loans issued pursuant to the Prepetition Term Loan Credit Agreement.

144.          “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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145.          “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

146.          “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (subject to any applicable agreements by such Retained Professional with respect thereto).

147.          “Professional Fee Escrow Account” means a segregated interest-bearing account funded by the Debtors with Cash no later than two (2) Business Days before the anticipated Effective Date in an amount equal to the Professional Fee Escrow Amount.

148.          “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or shall incur in rendering services in connection with the Chapter 11 Cases before and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2.

149.          “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

150.          “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

151.          “Rejected Executory Contract/Unexpired Lease List” means the list of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that shall be rejected pursuant to this Plan, which shall be filed with the Plan Supplement.

152.          “Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease for which the Holder is required to file a Proof of Claim pursuant to Article V of this Plan.

153.          “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, Representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

154.          “Release Opt-Out Form” means the form to be provided to certain Holders of Claims through which such Holders may elect to affirmatively opt out of the Third-Party Release.

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155.          “Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers, and proxyholders; (e) each Consenting Stakeholder; (f) each Prepetition Agent; (g) each DIP Agent; (h) each DIP Term Lender; (i) the DIP ABL Lender; (j) each Exit Facility Agent; (k) each lender under the Exit Facilities; (l) each Releasing Party; and (m) each Related Party of each Entity in clauses (a) through (l); provided, that, in each case, an Entity shall not be a Released Party if it (a) elects to opt out of the Third-Party Release as provided on its respective Release Opt-Out Form, (b) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release that is not withdrawn or resolved before Confirmation or (c) provides to the Debtors by electronic mail an informal objection and such objection is not withdrawn or resolved before Confirmation; provided, further, that, for the avoidance of doubt, any opt-out election made by a Consenting Stakeholder shall be void ab initio.

156.          “Releases” means, collectively, the Debtor Release and the Third-Party Release as set forth in Article IX.

157.          “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Non-Debtor Affiliate; (b) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers, and proxyholders; (c) each Consenting Stakeholder; (d) each Prepetition Agents; (e) each DIP Agent; (f) each DIP Term Lender; (g) the DIP ABL Lender; (h) each Exit Facility Agent; (i) each lender under the Exit Facilities; (j) each Holder of a Claim or Interest in a Class (other than Holders of Rejection Damages Claims) that does not affirmatively elect to opt out of the Releases contained in this Plan or that does not (i) timely file with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release that is not withdrawn or resolved before Confirmation or (ii) provide to the Debtors by electronic mail an informal objection and such objection is not withdrawn or resolved before Confirmation; and (k) each Related Party of each Entity in clauses (a) through (j); provided, that, for the avoidance of doubt, any opt-out election made by a Consenting Stakeholder shall be void ab initio.

158.          “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent appointed in accordance with the terms of the New Organizational Documents.

159.          “Reorganized Debtors” means, on or after the Effective Date, the Debtors, as reorganized pursuant to and under this Plan, or any successor thereto, after giving effect to the transactions implementing this Plan.

160.          “Reorganized Parent” means, on or after the Effective Date, The Container Store Group, Inc. or any other Entity designated as such that will, directly or indirectly, own 100% of the New Equity Interests in, or substantially all of the assets of, The Container Store Group, Inc. upon consummation of the Restructuring Transactions, as mutually agreed by the Debtors and the Required Consenting Lenders.

161.          “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals, and other representatives, in each case, solely in their capacities as such.

162.          “Required Consenting Lenders” means the Required Consenting Term Lenders and the Required DIP Term Lenders.

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163.          “Required Consenting Term Lenders” means, as of any time, Consenting Term Lenders that are members of the Ad Hoc Group holding at least 66 2/3% of the Prepetition Term Loan Claims that are held by Consenting Term Lenders that are members of the Ad Hoc Group at such time.

164.          “Required DIP Term Lenders” means, as of any time, DIP Term Lenders holding at least fifty and one hundredth percent (50.01%) of the aggregate outstanding principal amount and commitments of the DIP Term Loan Facility at such time.

165.          “Restructuring Fees and Expenses” means all reasonable and documented fees and expenses of the (a) Agents; (b) Prepetition Term Loan Agent Advisors; (c) DIP Term Loan Agent Advisors; (d) Exit Facility Agent Advisors; and (e) Ad Hoc Group Advisors in each case, payable in accordance with the terms hereof, the applicable engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, the Prepetition Term Loan Documents, the DIP & Exit ABL Commitment Letter, and the Interim DIP/Cash Collateral Order, as applicable, and subject to any order of the Bankruptcy Court and any other applicable agreements by such party with respect thereto.

166.          “Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions.

167.          “Restructuring Transactions” means the transactions described in Article IV.B.

168.          “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered before the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

169.          “SEC” means the United States Securities and Exchange Commission.

170.          “Second-Out Exit Term Loans” means term loans under the Exit Term Loan Credit Agreement comprising converted DIP Roll-Up Term Loans.

171.          “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to this Plan or order of the Bankruptcy Court as a Secured Claim.

172.          “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

173.          “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

174.          “Solicitation Materials” means any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on this Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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175.          “Solicitation Procedures Motion” means the Emergency Motion of Debtors for Entry of Order (I) Scheduling Combined Hearing to Consider (A) Final Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Form of Ballot, and (C) Confirmation of Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (V) Conditionally Waiving Requirement of Filing Schedules of Assets and Liabilities, Statements of Financial Affairs, and 2015.3 Reports; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; (VII) Conditionally Approving the Disclosure Statement and (VIII) Granting Related Relief to be filed on the Petition Date.

176.          “Solicitation Procedures Order” means an order of the Bankruptcy Court granting the relief requested in the Solicitation Procedures Motion.

177.          “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution (except indemnification or reimbursement Claims assumed hereunder). For the avoidance of doubt, Subordinated Claim includes any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of its Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of its Affiliates.

178.          “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C.

179.          “Transaction Support Agreement” means that certain Transaction Support Agreement entered into on December 21, 2024, among the Debtors, Consenting Stockholders and the Consenting Term Lenders and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified, or supplemented in accordance with its terms).

180.          “Transaction Term Sheet” means the term sheet attached as Exhibit B to the Transaction Support Agreement, together with the exhibits and appendices annexed thereto.

181.          “Transfer Agreement” means the transfer agreement, substantially in the form attached as Exhibit D to the Transaction Support Agreement, providing, among other things, that a transferee is bound by the terms of the Transaction Support Agreement.

182.          “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

183.          “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

184.          “United States” means the United States of America, its agencies, departments, or agents.

185.          “United States Trustee” means the Office of the United States Trustee for the Southern District of Texas.

186.          “United States Trustee Statutory Fees” means all fees due under 28 U.S.C § 1930(a)(6).

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187.          “Unsecured Claim” means a Claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

188.          “Voting Class” means Class 3 (Prepetition Term Loan Claims).

189.          “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1.            For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) any reference to directors or board of directors includes managers, managing members or any similar governing body, as the context requires, and references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; (k) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (l) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (m) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (n) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (o) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (p) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (q) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (r) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

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2.            Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise specified herein, any references to the “Effective Date” shall mean the Effective Date or as soon as reasonably practicable thereafter.

3.            All references in this Plan to monetary figures refer to currency of the United States, unless otherwise expressly provided.

4.            Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the “Debtors” or to the “Reorganized Debtors” mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Consent Rights

Notwithstanding anything to the contrary in this Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Transaction Support Agreement and the DIP & Exit ABL Commitment Letter, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In case of a conflict with respect to consent, consultation, or approval rights between the Transaction Support Agreement or a Plan Document, on the one hand, and the Plan, on the other hand, the former shall control and govern.

D.	Appendices and Plan Supplement

The Plan Supplement and appendices to this Plan are incorporated into this Plan by reference and are a part of this Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Combined Order.

E.	Deemed Acts

Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Combined Order without any further act by any party.

Article II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY TAX CLAIMS,
OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. To the extent applicable, a Claim or Interest is placed in a particular Class for all purposes, including voting, Confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions (if any) under this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

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A.	Administrative Claims

1.	General Administrative Claims

Subject to the terms of the Transaction Support Agreement, the Combined Order, and the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim shall receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or before the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ businesses during the Chapter 11 Cases shall be paid by such applicable Debtor or Reorganized Debtor in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice without further notice to or order of the Bankruptcy Court. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

2.	Professional Fee Claims

a.	Professional Fee Applications

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred before the Effective Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. Subject to any applicable agreements by the Retained Professionals with respect to Professional Fee Claims, the Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided, that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

b.	Professional Fee Escrow Account

No later than the anticipated Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

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c.	Professional Fee Escrow Amount

No later than five (5) days before the anticipated Effective Date, each Retained Professional shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, the terms of this Article II.A.2.c shall not apply to the parties entitled to receive the Restructuring Fees and Expenses, which are authorized to be paid in accordance with the Combined Order, this Plan, engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, and the DIP & Exit ABL Commitment Letter (as applicable).

B.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Term Loan Claim and the Debtors have agreed in writing to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each DIP Term Loan Claim, each Holder of a DIP Term Loan Claim shall receive, on the Effective Date and on account of such DIP Term Loan Claim, its: (a) pro rata share, based on such Holder’s ratable share of the First-Out DIP Term Loans (as defined in the DIP/Cash Collateral Orders), of 64% of the New Equity Interests on account of the DIP Equity Premium (subject to dilution on account of the MIP), and (b) Pro Rata Share of the Exit Term Loans. All Holders of DIP Term Loan Claims have consented to their treatment under this Plan pursuant to the terms of the Transaction Support Agreement and the applicable DIP Facilities Documents.

Except to the extent that a Holder of an Allowed DIP ABL Loan Claim and the Debtors have agreed in writing to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each DIP ABL Loan Claim, each Holder of a DIP ABL Loan Claim (a) shall receive on the Effective Date and on account of such DIP ABL Loan Claim, its Pro Rata Share of the Exit ABL Loans or (b) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for such DIP ABL Loan Claims, payment in full in Cash as part of a refinancing in full on terms acceptable to the Company Parties and the Required Consenting Term Lenders. All Holders of DIP ABL Loan Claims have consented to their treatment under this Plan pursuant to the terms of the Transaction Support Agreement and the applicable DIP Facilities Documents.

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C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted (i) agree to a less favorable treatment, or (ii) has already been paid during the Chapter 11 Cases on account of such Priority Tax Claim, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

D.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim; (2) Reinstatement or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (3) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.

E.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all United States Trustee Statutory Fees, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

F.	Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Transaction Support Agreement or the DIP/Cash Collateral Orders, as applicable (unless otherwise provided in any other order of the Bankruptcy Court), without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court or United States Trustee review or approval (unless otherwise provided in any other order of the Bankruptcy Court), or without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated before and as of the Effective Date and such estimates shall be delivered to the Debtors at least three (3) days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred before and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors, as applicable, shall continue to pay, when due and payable in the ordinary course, pre-Effective Date Restructuring Fees and Expenses related to this Plan and the implementation, consummation, and defense of this Plan and the Restructuring Transactions, incurred before the Effective Date, in accordance with any engagement and/or fee letters with the Debtors, the Transaction Support Agreement, the DIP Facilities Documents, and the DIP & Exit ABL Commitment Letter (as applicable).

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G.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors may, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtors following the Effective Date that are agreed to be paid by the Reorganized Debtors. Without in any way limiting the foregoing, the Reorganized Debtors will pay in Cash all reasonable and documented fees and expenses of the Ad Hoc Group Advisors in accordance with the terms of the Transaction Support Agreement. Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

This Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class shall exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor shall be treated in accordance with Article III.G. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, DIP Claims, Priority Tax Claims, and Other Priority Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled before the Effective Date.

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Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	Prepetition ABL Claims	Unimpaired	Presumed to Accept
3	Prepetition Term Loan Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.            Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor (with the consent of the Required Consenting Term Lenders), shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan. Holders of Other Secured Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

2.            Class 2 — Prepetition ABL Claims

a.	Classification: Class 2 consists of all Prepetition ABL Claims.

b.	Allowance: any “Obligations” (as defined in the Prepetition ABL Credit Agreement) outstanding as of the Effective Date shall be Allowed pursuant to the terms of the Prepetition ABL Credit Agreement.

c.	Treatment: Upon the ABL Refinancing (as defined in the Interim DIP/Cash Collateral Order), each Holder of an Allowed Prepetition ABL Claim shall have received, in full and final satisfaction, settlement, release and discharge of, and in exchange for such Allowed Prepetition ABL Claim, payment in full in Cash (including the replacement or Cash collateralization of all issued and undrawn letters of credit in accordance with and in the amounts specified under the Prepetition ABL Credit Agreement). To the extent any “Obligations” (as defined in the Prepetition ABL Credit Agreement) are outstanding on the Effective Date, the Claims on account of such “Obligations” shall receive treatment as necessary to render such Claims Unimpaired, including repayment in Cash of any such Claims required to be satisfied in Cash pursuant to the terms of the Prepetition ABL Credit Agreement.

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d.	Voting: Class 2 is Unimpaired, and Holders of Prepetition ABL Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Prepetition ABL Claims are not entitled to vote to accept or reject this Plan. Holders of Prepetition ABL Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

3.            Class 3 — Prepetition Term Loan Claims

a.	Classification: Class 3 consists of all Prepetition Term Loan Claims.

b.	Allowance: Prepetition Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $163,125,321.74 plus any accrued and unpaid interest as of the Petition Date, less the amount of Prepetition Term Loan Claims converted into DIP Roll-Up Term Loan Claims.

c.	Treatment: Except to the extent that a Holder of a Prepetition Term Loan Claim agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Prepetition Term Loan Claim, its Pro Rata Share of 100% of the New Equity Interests, subject to dilution by the Management Incentive Plan and the DIP Equity Premium.

d.	Voting: Class 3 is Impaired, and Holders of Prepetition Term Loan Claims are entitled to vote to accept or reject this Plan.

4.            Class 4 — General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: Subject to Article V.C and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

c.	Voting: Class 4 is Unimpaired, and Holders of General Unsecured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan. Holders of General Unsecured Claims shall be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

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5.            Class 5 — Subordinated Claims

a.	Classification: Class 5 consists of all Subordinated Claims.

b.	Treatment: On the Effective Date, each Subordinated Claim shall be cancelled, released and extinguished, and each Holder of a Subordinated Claim shall not receive or retain any distribution, property, or other value on account of its Subordinated Claim.

c.	Voting: Class 5 is Impaired and not receiving any distribution under this Plan, and Holders of Subordinated Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject this Plan.

6.            Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: No property shall be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under this Plan, on the Effective Date, at the option of the applicable Debtor with the consent of the Required Consenting Lenders, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released. For the avoidance of doubt, all Intercompany Claims between Debtors and Non-Debtor Affiliates shall ride through and continue in full force and effect unless otherwise agreed by the applicable Debtor and Non-Debtor Affiliate.

c.	Voting: Class 6 is either (i) Unimpaired, in which case Holders of Allowed Intercompany Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under this Plan, in which case Holders of Allowed Intercompany Claims are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject this Plan.

7.            Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: No property shall be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under this Plan, on the Effective Date, at the option of the applicable Debtor with the consent of the Required Consenting Lenders, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 7 is either (i) Unimpaired, in which case Holders of Allowed Intercompany Interests are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under this Plan, in which case Holders of Allowed Intercompany Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan.

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8.            Class 8 — Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.	Treatment: Holders of Existing Equity Interests are not entitled to receive a recovery or distribution on account of such Existing Equity Interests. On the Effective Date, Existing Equity Interests shall be canceled, released, discharged, and extinguished, and shall be of no further force or effect.

c.	Voting: Class 8 is Impaired and not receiving any distribution under this Plan, and Holders of Existing Equity Interests are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject this Plan.

C.	Acceptance or Rejection of this Plan

1.            Presumed Acceptance of this Plan

Claims in Classes 1, 2 and 4 are Unimpaired under this Plan and their Holders are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1, 2 and 4 are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims shall receive a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

2.            Voting Classes

Claims in Class 3 are Impaired under this Plan and the Holders of Allowed Claims in such Class are entitled to vote to accept or reject this Plan, including by acting through a voting Representative. For purposes of determining acceptance and rejection of this Plan, votes shall be tabulated on a Debtor-by-Debtor basis.

Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Class 3 (or, if applicable, the voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, each Claim in any Class entitled to vote to accept or reject this Plan that is not Allowed pursuant to this Plan, and in each case, is wholly contingent, unliquidated, or Disputed, in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of allowance or distribution.

3.            Deemed Rejection of this Plan

Claims and Interests in Class 5 and 8 are Impaired and will receive no distribution under this Plan and are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on this Plan and the votes of such Holders shall not be solicited. Notwithstanding their non-voting status, Holders of such Claims and Interests shall receive a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

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4.            Presumed Acceptance of this Plan or Deemed Rejection of this Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under this Plan and, therefore, deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on this Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class of Claims entitled to vote (i.e., Class 3). The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify this Plan in accordance with Article XI to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under this Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 509 or 510 of the Bankruptcy Code, or otherwise; provided, that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto. The Debtors or Reorganized Debtors, as applicable, reserve the right to seek a ruling from the Bankruptcy Court determining whether any Claim should be subordinated pursuant to section 510(b) of the Bankruptcy Code and treated under the Plan as a Class 5 Subordinated Claim.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

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H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date, absent consensual resolution of such controversy consistent with the Transaction Support Agreement among the Debtors and the complaining Entity or Entities.

I.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under this Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliates’) corporate structure, for the ultimate benefit of the Holders of New Equity Interests, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims.

J.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan, Holders of Claims (other than Holders of Rejection Damages Claims) need not File Proofs of Claim. The Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases (other than Rejection Damages Claims) shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors (other than Rejection Damages Claims), regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan in the Bankruptcy Court. Any disputes regarding the Allowance of a Rejection Damages Claim shall be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for Allowance) to be an Allowed Claim under this Plan. Notwithstanding the foregoing, Entities must File Cure Cost objections as set forth in this Plan to the extent such Entity disputes the amount of the Cure Cost proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty, and Entities that are counterparties to a rejected Executory Contract or Unexpired Lease must file a Rejection Damages Claim as set forth in the Plan.

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Article IV.
MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under this Plan, on the Effective Date, the provisions of this Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies resolved pursuant to this Plan and this Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests, and are fair, equitable, and reasonable. Subject to Article VI, distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person. Notwithstanding the foregoing or similar provisions of this Plan with respect to settlements, such settlements are approved as among the parties to such settlement or similar agreements thereto, and the treatment of all Claims and Interests is approved pursuant to Confirmation by satisfying the requirement of section 1129 of the Bankruptcy Code.

B.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Transaction Support Agreement, the Transaction Term Sheet, and Definitive Documents and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan before, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses and to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and having such other terms to which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of the New Organizational Documents and the Exit Facilities Documents; (4) the filing of appropriate certificates or articles of conversion, formation, incorporation, merger, consolidation, or dissolution with the appropriate governmental authorities pursuant to applicable state law; and (5) all other actions that the Debtors, the Reorganized Debtors and/or the applicable Entities reasonably determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan, the Transaction Support Agreement, the Transaction Term Sheet, and the other Definitive Documents and any consents or approvals required thereunder.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions (including any other transaction described in, approved by, contemplated by, or necessary to effectuate this Plan).

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C.	Corporate Existence

Except as otherwise provided in this Plan, or as otherwise may be agreed between the Debtors and the Required Consenting Lenders, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by this Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law), without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.

On or after the Effective Date, without prejudice to the rights of any party to a contract or other agreement with any Reorganized Debtor, each Reorganized Debtor may, without the need for approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, take such action as permitted by applicable law, and such Reorganized Debtor’s Organizational Documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (a) a Reorganized Debtor to be merged into another Reorganized Debtor or an Affiliate of a Reorganized Debtor; (b) a Reorganized Debtor to be dissolved; (c) the conversion of a Reorganized Debtor from one entity type to another entity type; (d) the legal name of a Reorganized Debtor to be changed; (e) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter; or (f) the reincorporation of a Reorganized Debtor under the law of jurisdictions other than the law under which the applicable Debtor currently is incorporated.

D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan or any agreement, instrument, or other document incorporated herein pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, other encumbrances or interests, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Facility Documents. On and after the Effective Date, the Reorganized Debtors may (1) operate their respective businesses, (2) use, acquire, and dispose of their respective property, and (3) prosecute, compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code. Anything in this Plan to the contrary notwithstanding, the Unimpaired Claims against a Debtor shall remain the obligations solely of such Debtor or such Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise.

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E.	Cancellation of Existing Agreements and Existing Equity Interests.

On the Effective Date, except with respect to the Exit Facilities Documents, or to the extent otherwise provided in this Plan, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, calls, puts, awards, commitments, registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights, investor rights, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of or ownership interest in the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged and the obligations of the Debtors pursuant, relating, or pertaining to any agreements, notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, calls, puts, awards, commitments, registration rights, preemptive rights, rights of first refusal, rights of first offer, co-sale rights, investor rights, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of or ownership interest in the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to this Plan, if any) shall be released and discharged; provided, that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in this Plan or the Combined Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (1) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under this Plan as provided herein; (2) allowing and preserving the rights of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to make distributions as specified under this Plan on account of Allowed Claims, as applicable, including allowing the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to submit invoices for any amount and enforce any obligation owed to them under this Plan to the extent authorized or allowed by the applicable documents; (3) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of applicable Claims and Interests, as applicable; (4) preserving the Prepetition Agents’, DIP Agents’, and Exit Facility Agents’, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims, as applicable, including permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to maintain, enforce, and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreement, as applicable, as in effect on or immediately before the Effective Date, (5) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, Reorganized Debtors, and Non-Debtor Affiliates), and any exculpations of the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable; provided, that the Prepetition Agents, DIP Agents, and Exit Facility Agents, shall remain entitled to indemnification or contribution from the Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims, each pursuant and subject to the terms of the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreement, as applicable, as in effect on the Effective Date, (6) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, as applicable, to enforce any obligation (if any) owed to them under this Plan, (7) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (8) permitting the Prepetition Agents, DIP Agents, and Exit Facility Agents, to perform any functions that are necessary to effectuate the foregoing; provided, however, that nothing in this Article IV shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or this Plan, or (except as set forth in (5) above) the releases of the Released Parties pursuant to Article IX, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in this Plan. For the avoidance of doubt, nothing in this Article IV shall cause the Reorganized Debtors’ obligations under the Exit Facilities Documents to be deemed satisfied in full, released, or discharged; provided, that notwithstanding this sentence, the Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, Holders of Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims shall be deemed to have released any such Claims against the Reorganized Debtors under the Prepetition ABL Facility Documents, Prepetition Term Loan Documents, and DIP Facilities Documents and are enjoined from pursuing any such claims against any of the Reorganized Debtors in respect of such Prepetition ABL Claims, Prepetition Term Loan Claims, and DIP Claims.

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On the Effective Date, the Prepetition Agents, the DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be automatically and fully released and discharged from any further responsibility under the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreement, as applicable. The Prepetition Agents, DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in this Plan and the Combined Order, and after the performance by the Prepetition Agents, DIP Agents, and their Representatives and professionals of any obligations and duties required under or related to this Plan or the Combined Order, the Prepetition Agents, DIP Agents, and each of their respective directors, officers, employees, agents, Affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Prepetition Agents and the DIP Agents, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, or DIP Credit Agreement, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to this Plan, including the fees and expenses of counsel, if any, shall be paid in accordance with the terms of this Plan and the applicable Definitive Documents.

F.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund Cash distributions under this Plan with Cash on hand, including Cash from operations, and the proceeds of the DIP Facilities and Exit Facilities. The Debtors shall make non-Cash distributions as required under the Plan in the form of Exit Term Loans, Exit ABL Loans and New Equity Interests. Cash payments to be made pursuant to this Plan shall be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Organizational Documents), the Reorganized Debtors shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under this Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers shall be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and shall not violate the terms of this Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Organizational Documents and the Exit Facilities Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

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G.	Exit Facilities and Exit Facilities Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of this Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Facilities Documents (including all transactions contemplated thereby, such as any supplementation or syndication of the Exit Term Loans, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Exit Facilities and the payment of all fees, payments, indemnities, and expenses associated therewith) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Exit Facilities Documents and such other documents as may be reasonably required or appropriate, subject to any consent or approval rights under the Definitive Documents. On or around the Effective Date, the Reorganized Debtors shall execute and deliver the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, the Exit Intercreditor Agreement, and any other Exit Facilities Document, and shall execute, deliver, file, record, and issue any other related notes, guarantees, security documents, instruments, or agreements in connection therewith, in each case, without (a) further notice to the Bankruptcy Court, or (b) further act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. On the Effective Date, the Exit Facilities shall be governed by the Exit Intercreditor Agreement.

On the Effective Date, the Exit Facilities Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, for reasonably equivalent value, as an inducement to the applicable lenders to extend credit under the applicable Exit Facilities, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted, carried forward, continued, amended, extended, and/or reaffirmed (including in connection with any Prepetition ABL Claims that are refinanced by the Exit ABL Credit Agreement) under the Exit Facilities Documents shall: (1) be continuing, legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the applicable Exit Facilities Documents; (2) be granted, carried forward, continued, amended, extended, reaffirmed, and deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted thereunder; and (3) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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H.	Issuance of New Equity Interests and Deregistration

On the Effective Date, Reorganized Parent shall issue or reserve for issuance and deliver all of the New Equity Interests in accordance with the terms of this Plan and the New Organizational Documents. The issuance and delivery of the New Equity Interests is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Equity Interests may be listed on or immediately following the Effective Date. All of the New Equity Interests issuable under this Plan and the Combined Order shall, when so issued be duly authorized, validly issued, fully paid, and non-assessable. The issuance and delivery of the New Equity Interests in accordance with this Plan are authorized without the need for any further limited liability company or corporate action and without any further action by any Holder of a Claim or Interest.

Any Holder of an Allowed Prepetition Term Loan Claim or any DIP Term Lender entitled to the DIP Equity Premium may designate that all or a portion of such Holder’s share of the New Equity Interests to be distributed as part of the treatment of such Allowed Prepetition Term Loan Claim or on account of the DIP Equity Premium, be registered in the name of, and delivered to, its designee by delivering notice thereof to counsel to the Debtors and to the Notice and Claims Agent at least five (5) Business Days prior to the Effective Date. Any such designee must be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Reorganized Parent intends to exist and operate as a private company after the Effective Date. As promptly as reasonably practicable following the Effective Date, Reorganized Parent expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.

1.            Absence of Listing / Transfer of New Equity Interests

On the Effective Date, the Reorganized Parent shall issue the New Equity Interests pursuant to this Plan and the New Organizational Documents. Reorganized Parent shall not be obligated to effect or maintain any listing of the New Equity Interests for trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of maintaining or obtaining such listing. Distributions of the New Equity Interests are expected to be delivered via book-entry transfer by the Distribution Agent in accordance with this Plan and the New Organizational Documents, rather than through the facilities of DTC; however, in the event the New Equity Interests are DTC eligible on the Effective Date, distributions shall be made via DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Equity Interests shall be that number of shares or membership interests as may be designated in the New Organizational Documents.

On and after the Effective Date, transfers of New Equity Interests shall be made in accordance with applicable United States law, United States securities laws (as applicable), and the New Organizational Documents.

I.	Exemption from Registration Requirements

No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance and distribution of the New Equity Interests under this Plan.  The offering, sale, issuance, and distribution of the New Equity Interests in exchange for Claims pursuant to Article II and Article III and pursuant to the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Equity Interests may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code, which limits resale by Persons who are “underwriters” as that term is defined in such section; (2) restrictions under the Securities Act applicable to recipients who are an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (3) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (4) the restrictions, if any, on the transferability of such Securities in the Organizational Documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (5) any other applicable regulatory approval.

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The Reorganized Debtors need not provide any further evidence other than this Plan and the Combined Order with respect to the treatment of the New Equity Interests under applicable securities laws.

Notwithstanding anything to the contrary in this Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the New Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  All such Persons and Entities including DTC shall be required to accept and conclusively rely upon this Plan or the Combined Order in lieu of a legal opinion regarding whether the New Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of this Plan or other contemplated thereby, including without limitation any and all distributions pursuant to this Plan.

J.	New Organizational Documents

Subject to Article IV.E, the Reorganized Debtors and Reorganized Parent shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of this Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Organizational Documents applicable to it. From and after the Effective Date, the Organizational Documents of each of the Reorganized Debtors will be deemed to be modified to prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. On or immediately before the Effective Date, each Reorganized Debtor and Reorganized Parent shall file its New Organizational Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Organizational Documents to become effective. The New Organizational Documents for the Reorganized Debtors and Reorganized Parent shall be in form and substance (including customary minority protections) acceptable to the Required Consenting Lenders.

As a condition to receiving the New Equity Interests, Holders of Allowed Prepetition Term Loan Claim or Holders entitled to receive New Equity Interests on account of the DIP Equity Premium and/or any of their respective designees for receipt of New Equity Interests will be required to execute and deliver the New Organizational Documents for Reorganized Parent. For the avoidance of doubt, any Entity’s or Person’s receipt of New Equity Interests under, or as contemplated by, the Plan (including on account of the DIP Equity Premium) shall be deemed to be its agreement to the terms of the New Organizational Documents for Reorganized Parent, and such Entities and Persons shall be deemed signatories to the New Organizational Documents for Reorganized Parent without further action required on their part. The New Organizational Documents for Reorganized Parent will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Equity Interests will be bound thereby in all respects even if such Holder has not actually executed and delivered a counterpart thereof.

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K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided in the Exit ABL Credit Agreement (including with respect to the Prepetition ABL Facility and the Prepetition ABL Loans), this Plan, the Combined Order, or in any contract, instrument, release, or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished, and discharged, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity; provided, that (1) the Liens granted to the Prepetition Agents and the DIP Agents pursuant to the Prepetition ABL Credit Agreement, Prepetition Term Loan Credit Agreement, and DIP Credit Agreement and (2) any and all Liens or security securing the Debtor’s obligations under the Insurance Contracts, which, for avoidance of doubt, includes grants of security interests in, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit issued for the benefit of Insurers, shall remain in full force and effect solely to the extent provided for in this Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims, and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims, or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under, pursuant to, in contemplation of, or in connection with this Plan (including the Restructuring Transactions) pursuant to (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (2) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (3) the making, assignment, or recording of any lease or sublease, (4) the grant of collateral security for any or all of the Exit Facilities or other indebtedness, or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. federal, state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, and shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, fee or governmental assessment.

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M.	Directors and Officers of the Reorganized Debtors

1.            Reorganized Board

The members of the Reorganized Board shall consist of a number of members determined by the Required Consenting Lenders in their sole discretion, which shall consist of members appointed in a manner determined by the Required Consenting Lenders in their sole discretion and set forth in the New Organizational Documents for Reorganized Parent. Except to the extent that a member of the board of directors or board of managers, or the sole manager, as applicable, of a Debtor is designated in the Plan Supplement to serve as a director, manager, or sole manager of such Reorganized Debtor on the Effective Date, the members of the board of directors or board of managers, or the sole manager, as applicable, of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such director, manager, or sole manager shall be deemed to have resigned or shall otherwise cease to be a director, manager, or sole manager of the applicable Debtor on the Effective Date. Each of the directors, managers, sole managers and officers of each of the Reorganized Debtors and Reorganized Parent shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor or Reorganized Parent, as applicable, and may be designated, replaced, or removed in accordance with such New Organizational Documents.

2.            Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Organizational Documents and any applicable employment agreements that are assumed pursuant to this Plan.

3.            Management Incentive Plan

After the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan in accordance with the Transaction Term Sheet. The form of the awards (i.e., options, restricted stock or units, appreciation rights, etc.), the participants in the Management Incentive Plan, the allocations of the awards to such participants (including the amount of allocations and the timing of the grant of the awards), and the terms and conditions of the awards (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the Reorganized Board in its sole discretion.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX below, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date, including each Cause of Action set forth in the schedule of retained Causes of Action included in the Plan Supplement. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors shall not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant, or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance shall any Cause of Action preserved pursuant to this Article IV.N include any Claim or Cause of Action released or exculpated under this Plan (including, without limitation, by the Debtors).

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O.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers, or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Definitive Documents).

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized, approved, and, to the extent taken before the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for each of the Reorganized Debtors and Reorganized Parent; (3) the execution of the New Organizational Documents and the Exit Facilities Documents; (4) the issuance and delivery of the New Equity Interests and incurrence of the Exit Facilities; (5) implementation of the Restructuring Transactions; and (6) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by this Plan (whether to occur before, on, or after the Effective Date). All matters provided for in this Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors, the Reorganized Debtors, or Reorganized Parent or otherwise.

Before, on, and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Organizational Documents, (2) Exit Facilities Documents, and (3) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Before or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form before the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

The authorizations, approvals and directives contemplated by this Article IV.O shall be effective notwithstanding any requirements under non-bankruptcy Law.

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P.	Prepetition Intercreditor Agreement

Notwithstanding anything to the contrary in this Plan, the treatment of, and distributions (including rights to adequate protection and participation in the DIP Term Loan Facility) made to Holders of Prepetition Term Loan Claims shall not be subject to the Prepetition Intercreditor Agreement or the terms thereof (including any turnover and disgorgement provisions), and the Prepetition Intercreditor Agreement shall be deemed so amended to the extent necessary to effectuate same.

Q.	Effectuating Documents; Further Transactions

Before, on, and after the Effective Date, the Debtors and the Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors or managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of this Plan, the New Organizational Documents, the Exit Facilities Documents, and any Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to this Plan or the Transaction Support Agreement.

R.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, before the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of this Plan, the Combined Order, the Definitive Documents, and the Restructuring Transactions.

S.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

T.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

U.	Modifications to Executory Contracts and Unexpired Leases

The Debtors, with the consent of the Required Consenting Term Lenders, are authorized to enter into, and perform under, amendments or modifications of any Executory Contracts or Unexpired Leases with the counterparty to such Executory Contract or Unexpired Lease and pay any amounts due as a result of such amendment or modification.

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Article V.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in this Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court shall be deemed assumed and amended (as necessary to implement the terms of the Restructuring Transactions), as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected (if any), (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Transaction Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Transaction Support Agreement shall be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Transaction Support Agreement shall not otherwise modify, alter, amend, or supersede any of the terms or conditions thereof including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code, effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order, and not assigned to a third party on or before the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

To the maximum extent permitted by law, unless otherwise provided herein, the transactions contemplated by this Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under any Executory Contract or Unexpired Lease assumed pursuant to this Plan, or any other transaction, event, or matter that would (1) result in a violation, breach, or default under such Executory Contract or Unexpired Lease, (2) increase, accelerate, or otherwise alter any obligations, rights, or liabilities of the Debtors or the Reorganized Debtors under such Executory Contract or Unexpired Lease, or (3) result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to the applicable Executory Contract or Unexpired Lease. Any consent or advance notice required under such Executory Contract or Unexpired Lease in connection with assumption thereof (pursuant to the other provisions of this Article V.A) shall be deemed satisfied by Confirmation.

Notwithstanding anything to the contrary in this Plan, but subject to the Consent Rights in Article I.C, the Debtors reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion before the Effective Date and, after the Effective Date, the Reorganized Debtors, shall have the right to amend Rejected Executory Contract/Unexpired Lease List; provided, that such right to amend shall not apply to any Unexpired Lease for nonresidential property; provided, further that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

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The Rejected Executory Contract/Unexpired Lease List shall be filed with the Plan Supplement, provided that the Debtors may amend such list (including by adding or removing contracts and leases therefrom) at any time prior to the Effective Date. Notwithstanding anything herein to the contrary, with respect to any Unexpired Lease of nonresidential real property that is listed on the Rejected Executory Contract/Unexpired Lease List, the effective date of the rejection of any such Unexpired Lease shall be the later of (1) the Effective Date and (2) the date upon which the Debtors notify the landlord in writing (email being sufficient) that they have surrendered the premises to the landlord and returned the keys, key codes, or security codes, as applicable. Any property remaining on the premises subject to a rejected Unexpired Lease shall be deemed abandoned by the Debtors or the Reorganized Debtors, as applicable, as of the effective date of rejection, and the counterparty to such Unexpired Lease shall be authorized to use or dispose of any property left on the premises in its sole and absolute discretion without notice or liability to the Debtors or the Reorganized Debtors, as applicable, or any third party.

B.	Payments on Assumed Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.

Parties to Executory Contracts and Unexpired Leases assumed by the Debtors pursuant to the Plan shall not be required to File a Proof of Claim or objection to assert or preserve any Cure Cost. Notwithstanding anything to the contrary in the Plan, all Cure Cost shall be Unimpaired by the Plan and all Cure Cost outstanding as of the Effective Date shall remain continuing obligations of the Reorganized Debtors following the Effective Date subject to all parties’ rights and defenses with respect thereto.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

In the event of a dispute regarding (1) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (2) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute before the assumption becoming effective; provided, that the Debtors, with the consent of the Required Consenting Lenders may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Rejection Damages Claims pursuant to this Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the later of (1) the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Confirmation Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease); (2) the Confirmation Date; or (3) the date of the order authorizing the rejection of the applicable Executory Contract or Unexpired Lease. Any Rejection Damages Claims that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Rejection Damages Claims shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B.

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Any Rejection Damages Claims for Executory Contracts or Unexpired Leases that the Debtors, with the consent of the Required Consenting Term Lenders, elect to reject shall be paid in full on the Effective Date, subject to the applicable provisions of the Bankruptcy Code, including sections 502(b)(6) and 510(b); provided, that such Claim is not a Subordinated Claim, in which case such Claim shall be treated as a Subordinated Claim pursuant to the terms of this Plan.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, shall be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) that have not been rejected as of the Confirmation Date shall survive and remain unaffected by entry of the Combined Order.

E.	Reservation of Rights

Nothing contained in this Plan shall constitute an admission by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.

F.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Insurance Policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) in effect before the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under this Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or before the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Insurance Policies, which shall not be altered.

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G.	Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V. Nothing in this Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed before the Effective Date.

H.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions shall be assumed and irrevocable and shall survive the effectiveness of this Plan, and the New Organizational Documents shall provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’, and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. Notwithstanding anything in this Plan to the contrary, none of the Reorganized Debtors shall amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

I.	Employee Compensation and Benefits

1.            Compensation and Benefits Programs

Subject to the provisions of this Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under this Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in this Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, shall be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration, or similar provisions therein; provided, that the Assumed Employee Agreements shall be assumed and governed by the terms thereof. Subject to the preceding sentence, no counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to this Plan other than those applicable immediately before such assumption.

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2.            Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided, that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors before the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (2) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

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C.	Rights and Powers of Distribution Agent

1.            Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred on or After the Effective Date and Indemnification

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes in connection with this Plan, but excluding any income, franchise, or similar taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions

1.            Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

2.            Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date; (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other Representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims shall be made to the DIP Agents or the Exit Term Loan Agent, as applicable, and the DIP Agents or the Exit Term Loan Agent shall be, and shall act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

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All distributions to Holders of Prepetition Term Loan Claims shall be made to the Prepetition Term Loan Agent, and the Prepetition Term Loan Agent shall be, and shall act as, the Distribution Agent with respect to the Prepetition Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

3.            Minimum Distributions

Notwithstanding any provision in this Plan to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $100 (whether in Cash or otherwise) with respect to Impaired Claims. No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests to be distributed under this Plan shall be adjusted as necessary to account for the foregoing rounding. For distribution purposes (including rounding), DTC shall be treated as a single Holder.

4.            Undeliverable Distributions

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.	Compliance with Tax Requirements; Allocations

In connection with this Plan and all distributions hereunder, the Reorganized Debtors and any other applicable Distribution Agent (including for purposes of this Article VI, the Debtors) shall comply with all applicable withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and any other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (a) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (b) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VI shall be treated as if distributed to the Holder of the Allowed Claim.

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Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request of the Reorganized Debtors or any other applicable Distribution Agent, deliver to the applicable Reorganized Debtor or any other applicable Distribution Agent, or such other Person designated by the Reorganized Debtors or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W-8 (together with all attachments), or any other forms or documents reasonably requested by a Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any Governmental Unit.

The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts

Notwithstanding anything to the contrary in this Plan, the Plan Supplement, the Disclosure Statement, or the Combined Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

1.            on and after the Effective Date, all Insurance Contracts (a) are found to be and shall be treated as, Executory Contracts under this Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (b) shall vest in the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions, and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts and as to which no Proof of Claim, Administrative Claim, or Cure Cost claim need be filed; and

2.            solely with respect to Insurance Contracts, which, for avoidance of doubt, includes any and all collateral or security securing the Debtor’s obligations under the insurance policies, including, without limitation, escrow accounts, deposit accounts, Cash Collateral, and letters of credit, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in this Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (a) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (i) workers’ compensation claims, (ii) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in this Plan to proceed with its claim, and (iii) all costs in relation to each of the foregoing; and (c) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts and/or applicable non-bankruptcy law.

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G.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated for United States federal (and applicable state and local) income tax purposes first to the principal portion of such Allowed Claim and, thereafter, to the remaining portion of such Allowed Claim, if any.

H.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, any other Definitive Document, the Combined Order, the DIP/Cash Collateral Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

I.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or before the Effective Date (whether pursuant to this Plan, a Final Order or otherwise); provided, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to this Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

Notwithstanding anything to the contrary herein, nothing in this Plan or the Combined Order shall modify the rights, if any, of any counterparty to a rejected Executory Contract or Unexpired Lease to assert any right of setoff or recoupment that such party may have under applicable bankruptcy law or non-bankruptcy law, including, but not limited to, the (1) ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their rejected Unexpired Lease(s) with the Debtors, or any successors to the Debtors, under this Plan, (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation, or (3) assertion of setoff or recoupment as a defense, if any, to any Claim or action by the Debtors, the Reorganized Debtors, or any successors of the Debtors.

K.	Claims Paid or Payable by Third Parties

1.            Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

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2.            Claims Payable by Insurers

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.            Insurance Contracts

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract. Notwithstanding anything to the contrary herein, nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including Insurers, under any Insurance Contracts or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims shall not be required to File a Proof of Claim, and except as provided in this Plan, no parties should File a Proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claim shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

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All Proofs of Claim, other than Rejection Damages Claims, Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim, other than Rejection Damages Claims, Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim, other than Rejection Damages Claims, Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim, other than Rejection Damages Claims, Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance and Disallowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in this Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately before the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to this Plan.

Any objections to Claims and Interests other than General Unsecured Claims must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

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Any objections to Rejection Damages Claims must be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Rejection Damages Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced; provided, that any disputes regarding the Allowance of a Rejection Damages Claim shall be determined by the Bankruptcy Court. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

Article VIII.
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived pursuant to the provisions of Article VIII.B:

1.            The Transaction Support Agreement shall be in full force and effect, no termination event or event that would give rise to a termination event under the Transaction Support Agreement upon the expiration of any applicable grace period shall have occurred and remain occurring, and the Transaction Support Agreement shall not have been validly terminated before the Effective Date.

2.            The DIP Facilities and all DIP Facilities Documents shall be in full force and effect, no event of default or event that would give rise to an event of default under the DIP Facilities Documents upon the expiration of the applicable grace period shall have occurred and remain occurring, and the DIP Term Loan Facility shall not have been validly terminated before the Effective Date.

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3.            Any non-technical and/or immaterial amendments, modifications or supplements to this Plan have been consented to by the Debtors and the Required Consenting Term Lenders.

4.            All of the actions set forth in the Restructuring Transaction Steps Memorandum that are contemplated therein to be completed and implemented on or prior to the Effective Date, as applicable, shall have been completed and implemented in accordance with the terms thereof.

5.            The Bankruptcy Court shall have entered the Final DIP/Cash Collateral Order, and such order shall be in a Final Order and shall remain in full force and effect.

6.            The final version of the Plan Supplement shall have been filed and all of the schedules, documents, and exhibits contained therein shall be consistent in all material respects with the Transaction Support Agreement, the Transaction Term Sheet, the DIP & Exit ABL Commitment Letter, and this Plan.

7.            The Bankruptcy Court shall have entered the Combined Order, which shall be in form and substance acceptable to the Required Consenting Term Lenders and Debtors and consistent in all material respects with the Transaction Term Sheet and the Transaction Support Agreement and shall not be subject to a stay, and the Plan shall not have been amended, altered, or modified from this Plan as confirmed by the Combined Order in any material respect, unless such material amendment, alteration, or modification has been made in accordance with this Plan and shall:

a.	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with this Plan;

b.	be in form and substance acceptable to the Required DIP Term Lenders;

c.	authorize the assumption, assumption and assignment, and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

d.	decree that the provisions in the Combined Order and this Plan are nonseverable and mutually dependent;

e.	authorize the Debtors to: (i) implement the Restructuring Transactions; (ii) distribute the New Equity Interests pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under this Plan consistent with the Transaction Term Sheet, including the New Equity Interests; and (iv) enter into any agreements, transactions, and sales of property as contemplated by this Plan and the Plan Supplement, including the Management Incentive Plan;

f.	authorize the implementation of this Plan in accordance with its terms; and

g.	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under this Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

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8.            Each document or agreement necessary to effectuate the Plan, including all Definitive Documents, shall have been executed and/or effectuated, shall be in form and substance acceptable to the Required Consenting Term Lenders and Company Parties, and shall be consistent with the Transaction Support Agreement or the DIP & Exit ABL Commitment Letter, as applicable, including the consent rights provided therein, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived in accordance with the terms of the applicable Definitive Documents.

9.            The Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, and all applicable regulatory or government imposed waiting periods shall have expired or been terminated.

10.            All governmental and third-party approvals and consents that may be necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring Transactions.

11.            No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions.

12.            The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

13.            The Restructuring Fees and Expenses shall have been paid in full in Cash (subject to any order of the Bankruptcy Court).

14.            The restructuring to be implemented on the Effective Date shall be consistent with this Plan, the Transaction Support Agreement, and the DIP & Exit ABL Commitment Letter.

15.            There shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim, or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim, or proceeding currently instituted, threatened, or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Consenting Term Lenders would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

Following the satisfaction or waiver of the foregoing, concurrently with or immediately following effectiveness of this Plan on the Effective Date:

1.            The Existing Equity Interests shall have been canceled and the New Equity Interests shall have been issued by Reorganized Parent and distributed in accordance with the terms of this Plan.

2.            The New Equity Interests to be issued and/or delivered on the Effective Date (as set forth in this Plan) shall have been validly issued by Reorganized Parent, shall be fully paid and non-assessable, and shall be free and clear of all taxes, Liens and other encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable securities Laws and (ii) the New Organizational Documents of Reorganized Parent.

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3.            All conditions precedent to the effectiveness of the Exit Facilities and all other financing agreements and arrangements contemplated hereunder, as applicable, shall be or have been, as applicable, funded and closed and be in full force and effect.

4.            The Releases set forth in this Plan shall be in full force and effect.

5.            The Debtors shall have paid in full to the relevant Persons all payments and fees provided for in the Transaction Support Agreement, the Transaction Term Sheet, and applicable Definitive Documents that are payable on, before, or in connection with the occurrence of the Effective Date.

Immediately following effectiveness of the Plan, the Reorganized Debtors shall complete the termination of registration of all Securities under sections 13 and 15(d) of the Exchange Act such that the Reorganized Debtors shall be a private company as soon as reasonably practicable after the Effective Date.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of this Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Consenting Lenders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Confirmation of this Plan or the Effective Date does not occur with respect to one or more of the Debtors on or before the termination of the Transaction Support Agreement, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Person or Entity; (3) constitute an allowance of any Claim or Interest; or (4) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Person or Entity in any respect.

D.	Substantial Consummation

“Substantial consummation” of this Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.
DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Combined Order, the Definitive Documents, or in any contract, instrument, or other agreement or document created or entered into, the distributions, rights, and treatment that are provided in this Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, rights against, and Interests in, the Debtors, the Reorganized Debtors, the Estates, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted this Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

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Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of this Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and the Estates and Causes of Action against other Entities.

B.	Releases by the Debtors

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Combined Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, is and is deemed to be, forever and unconditionally released, and absolved by each Debtor, Reorganized Debtor, and the Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, (1) the management, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (2) the purchase, sale, or rescission of any security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity, (5) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (6) intercompany transactions, (7) the formulation, preparation, dissemination, negotiation, filing, or consummation of this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, or any Restructuring Transaction, (8) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, the pursuit of Confirmation of this Plan, the administration and implementation of the Plan, or the Restructuring Transactions, including the issuance or distribution of Securities pursuant to this Plan, (9) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan or any other related agreement, or (10) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (1) that are of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed or (2) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct). Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Combined Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan, or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

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Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good-faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Releases by Holders of Claims and Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Combined Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released, and absolved each Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, based on or relating to, or in any manner arising from, in whole or in part, (1) the management, ownership, or operation of the Debtors or the Non-Debtor Affiliates, (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity, (5) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (6) intercompany transactions, (7) the formulation, preparation, dissemination, negotiation, filing, or consummation of this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, or any Restructuring Transaction, (8) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Disclosure Statement, the Transaction Support Agreement, the Definitive Documents, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), the Chapter 11 Cases, the pursuit of Confirmation of this Plan, the administration and implementation of the Plan, or the Restructuring Transactions, including the issuance or distribution of Securities pursuant to this Plan, (9) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan or any other related agreement, or (10) any other act, or omission, transaction, agreement, event, or other occurrence relating to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action (1) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud, gross negligence, or willful misconduct) or (2) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Combined Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan, or any agreement, claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

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Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) given and made after due notice and opportunity for hearing; and (3) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

D.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or consummation (as applicable) of this Plan, the Transaction Support Agreement, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Plan Supplement, the Prepetition ABL Facility Documents, the Prepetition Term Loan Documents, the DIP Facilities Documents, the Exit Facilities Documents (and any financing permitted thereunder), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (1) any Claims or Causes of Action arising from willful misconduct, actual fraud (but not, for the avoidance of doubt, fraudulent transfers), or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (2) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

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The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

E.	Permanent Injunction

Except as otherwise expressly provided in the Transaction Support Agreement, this Plan or the Combined Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (1) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (2) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (3) creating, perfecting, or enforcing any Lien or encumbrance; (4) asserting a right of setoff or subrogation of any kind; or (5) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Combined Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article IX hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

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F.	SEC Reservation of Rights

Notwithstanding any language to the contrary in the Disclosure Statement, Plan and/or Combined Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers or (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, Causes of Action, proceedings or investigations against any non-Debtor Person or non-Debtor Entity in any forum.

Article X.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain on and after the Effective Date jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or this Plan;

C.            resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (3) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, any Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (4) any dispute regarding whether a contract or lease is or was executory or expired;

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D.            ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and the Combined Order;

E.            adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.            adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.            resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I.            enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Combined Order, or the Disclosure Statement, including the Transaction Support Agreement;

J.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of this Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to this Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with this Plan or the Combined Order;

L.            issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of this Plan or the Combined Order;

M.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in this Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.            enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.            determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan, the Combined Order, or the Disclosure Statement;

Q.            enter an order or final decree concluding or closing the Chapter 11 Cases;

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R.            adjudicate any and all disputes arising from or relating to distributions to Holders of Claims and Interests under this Plan;

S.            consider any modification of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

T.            determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

V.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W.            hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

X.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX;

Y.            resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.            enforce all orders previously entered by the Bankruptcy Court; and

AA.        hear any other matter not inconsistent with the Bankruptcy Code, this Plan, or the Combined Order.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in this Plan: (1) the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose before the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive; (2) any dispute arising under or in connection with the Exit Facility Documents, and New Organizational Documents, and shall be dealt with in accordance with the provisions of the applicable document; and (3) as of the Effective Date, the Exit Term Loan Credit Agreement shall be governed by the jurisdictional provisions therein.

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Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Transaction Support Agreement and the limitations contained in this Plan, the Debtors or Reorganized Debtors reserve the right to, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Transaction Support Agreement: (1) amend or modify this Plan before the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify this Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Transaction Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan upon order of the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not adversely affect the treatment of Holders of Allowed Claims pursuant to this Plan, the Debtors may, with the consent of the Required Consenting Term Lenders, make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Supplement and/or the Combined Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the occurrence of the Effective Date, the Debtors reserve the right, subject to the terms of the Transaction Support Agreement, to revoke or withdraw this Plan before the entry of the Combined Order and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Transaction Support Agreement terminates in accordance with its terms before the Effective Date, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity; provided, that any Restructuring Fees and Expenses that have been paid as of the date of revocation or withdrawal of this Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (1) shall receive or retain any property, or interest in property, under this Plan, (2) has filed a Proof of Claim in the Chapter 11 Cases (if applicable) or (3) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Combined Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

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B.	Additional Documents

Subject to the terms of the Transaction Support Agreement, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Combined Order.

C.	Payment of United States Trustee Statutory Fees

All United States Trustee Statutory Fees due and payable to the United States Trustee before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, any and all United States Trustee Statutory Fees shall be paid to the United States Trustee when due and payable. The Debtors shall file all monthly operating reports due before the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors shall each file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due, until the earliest of the Debtors’ or Reorganized Debtors’ case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The United States Trustee shall not be required to File a request for an Administrative Claim for United States Trustee Statutory Fees, and shall not be treated as providing any release under this Plan.

D.	Reservation of Rights

This Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order. None of the filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtor with respect to this Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, Representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Combined Order, each of the Reorganized Debtors (1) is not, and shall not be deemed to assume, agree to perform, pay, or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or before the Effective Date, (2) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor before the Effective Date, and (3) shall not have any successor or transferee liability of any kind or character.

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G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by this Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

Debtors	Counsel to the Debtors
The Container Store Group, Inc. 500 Freeport Parkway, Coppell, TX 75019 Attn: Tasha Grinnell

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200

Houston, TX 77002
Attn: Timothy A. (“Tad”) Davidson II, Ashley L. Harper, Philip M. Guffy

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: George A. Davis, Hugh Murtagh

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attn: Ted A. Dillman

United States Trustee	Counsel to the Ad Hoc Group
Office of the United States Trustee for the Southern District of Texas Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002 Attn: Ha Nguyen, Vianey Garza

Paul Hastings LLP
200 Park Avenue

New York, NY 10166
Attn: Jayme Goldstein, Isaac Sasson, William Reily, Leonie Koch

and

Paul Hastings LLP
600 Travis Street, Floor 58
Houston, TX, 77002

Attn: Schlea Thomas

and

Paul Hastings LLP

2001 Ross Avenue, Suite 2700

Dallas, TX 75201

Attn: Charles Persons

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Counsel to the DIP Term Loan Agents	Counsel to DIP ABL Loan Agent
Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attn: Alex Cota, Liz Loonam

Riemer & Braunstein LLP,

Times Square Tower, Seven Times Square, Suite 2506

New York, NY 10036

Attn: Donald E. Rothman

and

Frost Brown Todd LLP

2101 Cedar Springs Road, Suite 900

Dallas, TX 75201

Attn: Rebecca L. Matthews

H.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

On the Effective Date, this Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. Except as otherwise provided in this Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://www.veritaglobal.net/thecontainerstore or the Bankruptcy Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of this Plan shall control.

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L.	Nonseverability of Plan Provisions upon Confirmation

If, before Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Term Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

To the extent that any provision of the Transaction Support Agreement, the Disclosure Statement, or any order entered before Confirmation (for avoidance of doubt, not including the Combined Order) referenced in this Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of this Plan, this Plan shall govern and control; provided, however, that the parties to the Transaction Support Agreement shall use commercially reasonable efforts to eliminate any such inconsistency by agreement prior to the provisions of this section becoming applicable and enforceable; provided, further, that the foregoing shall not abrogate any party’s consent rights. To the extent that any provision of this Plan conflicts with or is in any way inconsistent with any provision of the Combined Order, the Combined Order shall govern and control.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Stakeholders, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan and the Disclosure Statement, the exhibits and schedules thereto, and the other agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan and the Disclosure Statement, the exhibits and schedules thereto, and the other agreements and documents ancillary or related thereto.

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P.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Consenting Term Lenders, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other Representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such) have, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Classes in compliance with the applicable provisions of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation, and acted in “good faith” under section 1125(e) of the Bankruptcy Code; and therefore, no such parties, individuals, or the Debtors or the Reorganized Debtors shall have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

Q.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

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Respectfully submitted, as of the date first set forth above,

The Container Store Group, Inc. (on behalf of itself and all other Debtors)

By:	/s/ Chad E. Coben
Name:	Chad E. Coben
Title:	Chief Restructuring Officer

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